UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Amendment No. 3
Proxy Statement Pursuant To Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed By a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only

☑	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
LEAR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the Appropriate Box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share (the “Common Stock”), of Lear Corporation

2)	Aggregate number of securities to which transaction applies:

76,685,623 shares of Common Stock; 720,575 options to purchase Common Stock; restricted stock units with respect to 1,856,831 shares of Common Stock; stock appreciation rights with respect to 2,209,952 shares of Common Stock; deferred unit accounts with respect to 104,896 shares of Common Stock; and performance shares with respect to 100,103 shares of Common Stock.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 76,685,623 shares of Common Stock multiplied by $36.00 per share; (B) options to purchase 720,575 shares of Common Stock with exercise prices less than $36.00 multiplied by $3.94 (which is the difference between $36.00 and the weighted average exercise price of $32.06 per share); (C) restricted stock units with respect to 1,856,831 shares of Common Stock multiplied by $36.00 per share; (D) stock appreciation rights with respect to 2,209,952 shares of Common Stock multiplied by $9.16 (which is the difference between $36.00 and the weighted average exercise price of $26.84 per share); (E) deferred unit accounts with respect to 104,896 shares of Common Stock multiplied by $36.00 per share; and (F) performance shares with respect to 100,103 shares of Common Stock multiplied by $36.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum calculated in the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$2,857,990,534

5)	Total fee paid:

$87,770
☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

21557 Telegraph Road
Southfield, Michigan 48033
May 23, 2007
Dear Fellow Stockholder:
      On behalf of the Board of Directors, you are cordially invited to attend the 2007 Annual Meeting of Stockholders to be held on June 27, 2007, at 10:00 a.m. (Eastern Time) at Hotel Du Pont, located at 11th and Market Streets, Wilmington, Delaware 19801.
      At the annual meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 9, 2007, by and among Lear Corporation, AREP Car Holdings Corp. and AREP Car Acquisition Corp., pursuant to which AREP Car Acquisition Corp. will merge with and into Lear. AREP Car Holdings Corp. and AREP Car Acquisition Corp. are affiliates of American Real Estate Partners, L.P. and Mr. Carl C. Icahn. If the merger agreement is adopted and the merger is completed, you will be entitled to receive $36.00 in cash, without interest and less any applicable withholding tax, for each share of Lear common stock owned by you (unless you have exercised your appraisal rights with respect to the merger), as more fully described in the enclosed proxy statement.
      Lear’s board of directors, after careful consideration of a variety of factors including the unanimous recommendation of a special committee of disinterested and independent directors, has determined that the merger agreement and the transactions contemplated thereby are advisable, substantively and procedurally fair to, and in the best interests of, Lear and its unaffiliated stockholders, and approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement.
      The attached proxy statement provides you with detailed information about the annual meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Appendix A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about Lear from documents we have filed with the Securities and Exchange Commission.
      In addition, you are being asked at the annual meeting to elect directors, approve amendments to our Amended and Restated Certificate of Incorporation, ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, consider two stockholder proposals (if presented at the meeting) and transact any other business properly brought before the meeting.
      Whether or not you plan to attend the annual meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope.
      Thank you in advance for your cooperation and continued support.

Sincerely,

Robert E. Rossiter
Chairman and Chief Executive Officer
      Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
      This proxy statement is dated May 23, 2007, and is first being mailed to stockholders on or about May 23, 2007.

LEAR CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 27, 2007
10:00 a.m., Eastern Time

       To the Stockholders of Lear Corporation:
      The 2007 Annual Meeting of Stockholders will be held on June 27, 2007, at 10:00 a.m. (Eastern Time) at Hotel Du Pont, located at 11th and Market Streets, Wilmington, Delaware 19801. The purpose of the meeting is to:

1.	vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 9, 2007, by and among Lear Corporation, AREP Car Holdings Corp. and AREP Car Acquisition Corp., and the merger contemplated thereby;

2.	vote upon a proposal to adjourn or postpone the annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to adopt the merger agreement;

3.	elect three directors;

4.	approve amendments to our Amended and Restated Certificate of Incorporation to provide for the annual election of directors;

5.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007;

6.	consider two stockholder proposals, if presented at the meeting; and

7.	conduct any other business properly before the meeting or any adjournments or postponements thereof.
      Voting is limited to stockholders of record at the close of business on May 14, 2007. A list of stockholders entitled to vote at the meeting, and any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our headquarters at 21557 Telegraph Road, Southfield, Michigan 48033 during the ten days prior to the meeting and also at the meeting.
      After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, substantively and procedurally fair to, and in the best interests of, Lear and Lear’s unaffiliated stockholders. Our board of directors has approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger.
      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.
      Your vote is important. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement. Whether or not you plan to attend the annual meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your failure to vote in person at the annual meeting or to submit a properly executed proxy card will effectively have the same effect as a vote “AGAINST” the adoption of the merger agreement. Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

Wendy L. Foss
Vice President, Finance & Administration and Corporate Secretary
     May 23, 2007

ii

iii

SUMMARY TERM SHEET
      The following summary highlights selected information in this proxy statement with respect to the merger agreement and the merger and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its appendices and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 175. References to “Lear,” “the Company,” “we,” “our” or “us” in this proxy statement refer to Lear Corporation and its subsidiaries unless otherwise indicated or the context otherwise requires.
The Parties to the Merger (Page 76)

Lear Corporation
      Lear Corporation was incorporated in Delaware in 1987 and is one of the world’s largest automotive interior systems suppliers based on net sales. Our net sales have grown from $14.4 billion for the year ended December 31, 2002, to $17.8 billion for the year ended December 31, 2006. We supply every major automotive manufacturer in the world, including General Motors, Ford, DaimlerChrysler, BMW, Fiat, PSA, Volkswagen, Hyundai, Renault-Nissan, Mazda, Toyota, Porsche and Honda. We supply automotive manufacturers with complete automotive seat and electrical distribution systems and select electronic products.
      Historically, we have also supplied automotive interior components and systems, including instrument panels and cockpit systems, headliners and overhead systems, door panels and flooring and acoustic systems. In October 2006, we completed the contribution of substantially all of our European interior business to International Automotive Components Group, LLC, (“IAC Europe”), a joint venture with WL Ross & Co. LLC (“WL Ross”) and Franklin Mutual Advisers, LLC (“Franklin”), in exchange for a one-third equity interest in IAC Europe. In addition, on March 31, 2007, we completed the transfer of substantially all of the assets of our North American interior business (as well as our interests in two China joint ventures) and approximately $27 million of cash to International Automotive Components Group North America, Inc. (“IAC North America”), another joint venture with WL Ross and Franklin, in exchange for a 25% equity interest in the IAC North America joint venture and warrants to purchase an additional 7% equity interest.

Parent
      AREP Car Holdings Corp., a Delaware corporation (“Parent”), is an indirect subsidiary of American Real Estate Partners, L.P. (“AREP”), an affiliate of Mr. Carl C. Icahn. Parent was formed exclusively for the purpose of effecting the merger. AREP is a master limited partnership, formed in Delaware in 1987, and a diversified holding company owning subsidiaries engaged in three primary business segments: Gaming, Real Estate and Home Fashion. Icahn Partners LP, Icahn Partners Master Fund LP, Koala Holding Limited Partnership and High River Limited Partnership, which are also affiliates of Mr. Carl C. Icahn, beneficially own in the aggregate approximately 16% of our outstanding common stock.

Merger Sub
      AREP Car Acquisition Corp., a Delaware corporation (“Merger Sub”), is a direct wholly-owned subsidiary of Parent. Merger Sub was formed exclusively for the purpose of effecting the merger.
The Merger (Page 78)
      The Agreement and Plan of Merger, dated as of February 9, 2007 (the “merger agreement”), provides that Merger Sub will merge with and into Lear (the “merger”). Lear will be the surviving corporation (the “Surviving Corporation”), in the merger and will continue to do business as “Lear Corporation” following the merger. In the merger, each outstanding share of Lear common stock will be converted into the right to receive $36.00 in cash, without interest and less any applicable withholding tax. We refer to this amount in this proxy statement as the merger consideration. However, shares held in treasury, owned by Parent or Merger

Sub or held by stockholders who have properly demanded statutory appraisal rights, if any, will not be converted.
Effects of the Merger (Page 55)
      If the merger is completed, you will be entitled to receive $36.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock owned by you, unless you have exercised your statutory appraisal rights with respect to the merger. As a result of the merger, Lear will cease to be an independent, publicly-traded company. You will not own any shares of the Surviving Corporation.
Treatment of Options and Other Awards (Page 79)
      At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding restricted stock units under our equity incentive plans (whether vested or unvested) will be cancelled and converted into the right to receive a cash payment equal to the number of restricted stock units multiplied by $36.00. All outstanding stock appreciation rights and options to acquire our common stock (whether vested or unvested) will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding shares of our common stock underlying the stock appreciation rights or options multiplied by the amount (if any) by which $36.00 exceeds the applicable exercise price. All deferred amounts held in unit accounts denominated in shares of our common stock under our Outside Directors Compensation Plan will be converted into the right to receive a cash payment of $36.00 multiplied by the number of shares deemed held in such deferred unit account, payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such deferred unit account. All outstanding performance shares (whether vested or unvested) will be cancelled and converted into the right to receive a cash payment equal to the target number of units or shares of common stock previously subject to performance shares multiplied by $36.00, with respect to that percentage of such performance shares that vest upon a change in control as provided in our Long-Term Stock Incentive Plan. All payments of the merger consideration will be without interest and less any applicable withholding taxes.
Recommendation of the Special Committee and Our Board of Directors (Page 26)
      Special Committee. The special committee is a committee of three independent and disinterested members of our board of directors that was formed for the purpose of evaluating any proposal that may be made relating to the acquisition of Lear. The special committee unanimously determined that the merger is advisable, substantively and procedurally fair to, and in the best interests of, Lear and its unaffiliated stockholders (by which we mean, for purposes of this proxy statement, stockholders of Lear other than the directors and executive officers of Lear and Mr. Icahn and his affiliates) and unanimously recommended that the board of directors (i) approve the merger agreement and the transactions contemplated thereby, including the merger, and (ii) recommend that the stockholders of Lear vote in favor of adoption of the merger agreement. For a discussion of the factors considered by the special committee in reaching its conclusions, see “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors” beginning on page 26.
      Board of Directors. The board of directors (other than Vincent Intrieri, who did not participate in board deliberations concerning the merger), acting upon the unanimous recommendation of the special committee, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, substantively and procedurally fair to, and in the best interests of, Lear and its unaffiliated stockholders, (ii) approved the merger agreement and the transactions contemplated thereby and (iii) resolved to recommend that the stockholders adopt the merger agreement and the transactions contemplated thereby and directed that such matter be submitted for consideration of our stockholders at the annual meeting. The board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

Interests of Lear’s Directors and Executive Officers in the Merger (Page 59)
      In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest. Such interests include (i) the accelerated vesting of certain equity awards and the accelerated vesting and payment of certain deferred compensation and non-qualified retirement arrangements for certain directors and officers, (ii) certain enhanced constructive termination rights for executives with employment agreements following a change in control and (iii) rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger. In addition, at Parent’s request in connection with the merger agreement, we entered into employment agreement amendments with each of Douglas G. DelGrosso, Robert E. Rossiter and James H. Vandenberghe. The effectiveness of each amendment is conditioned upon the consummation of the merger with Parent and Merger Sub. Pursuant to the amendments, following the closing of the merger, Mr. DelGrosso would serve as Chief Executive Officer of Lear, Mr. Rossiter would serve initially as Executive Chairman of the Board of Directors and Mr. Vandenberghe would serve as Vice Chairman and Chief Financial Officer of Lear. In addition, one of our directors, Mr. Intrieri, is a director of American Property Investors, Inc. (“API”), the general partner of AREP.
Opinion of J.P. Morgan Securities Inc. (Page 30)
      J.P. Morgan Securities Inc. (“JPMorgan”) delivered its opinion to our special committee, with a copy to the board of directors, that, as of February 8, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration of $36.00 per share in cash to be received by the holders of shares of our common stock (other than affiliates of specified entities controlled by Mr. Icahn) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of our common stock.
      The full text of the JPMorgan opinion, dated February 8, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by JPMorgan in rendering its opinion is attached as Appendix B to this document and is incorporated into this document by reference. In connection with the rendering of JPMorgan’s opinion to the special committee, JPMorgan provided its opinion for the information and assistance of the special committee (and, at the instruction of the special committee, to Lear’s board of directors) in connection with and for the purposes of their evaluation of the merger. The JPMorgan opinion is not a recommendation to any stockholder of Lear as to how that stockholder should vote with respect to the merger or any other matter and should not be relied upon by any stockholder as such.
The Position of the AREP Group as to the Fairness of the Merger (Page 41)
      Mr. Icahn, Mr. Intrieri, API, American Real Estate Holdings Limited Partnership (“AREH”), AREP, Icahn Partners LP, Icahn Partners Master Fund LP, Koala Holding Limited Partnership, High River Limited Partnership, Icahn Onshore LP, Icahn Offshore LP, Hopper Investments LLC, CCI Onshore Corp., CCI Offshore Corp., Barberry Corp., Parent and Merger Sub (which we refer to in this proxy statement as the “AREP Group”) did not participate in the deliberations of Lear’s board of directors or the special committee regarding, or receive advice from Lear’s or the special committee’s legal or financial advisors as to, the substantive and procedural fairness of the proposed merger. The AREP Group did not undertake any independent evaluation of the fairness of the proposed merger to the unaffiliated stockholders of Lear or engage a financial advisor for such purposes. The AREP Group believes, however, that the proposed merger is substantively and procedurally fair to Lear’s unaffiliated stockholders.
Financing (Page 57)
      Parent and Merger Sub estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $4.1 billion, of which $2.6 billion will be funded by a new senior secured credit facility and $155.0 million will be funded with cash on hand at Lear. The remaining $1.3 billion will come from cash on hand at AREP. On February 8, 2007, Parent entered into a commitment letter with Bank of America, N.A. (“Bank of America”) and Banc of America Securities LLC (“BAS”), pursuant to which such parties committed to provide to Parent the debt financing necessary to complete the transactions contemplated by the merger agreement. As described in the commitment letter, Bank of America will act as the sole and exclusive administrative agent and BAS will act as sole lead arranger and sole bookrunner for credit facilities in an aggregate amount of $3.6 billion, consisting of a $1.0 billion senior secured revolving credit facility and a $2.6 billion senior secured term loan B facility. The credit facilities, along with an equity investment by AREP, are intended to refinance and replace Lear’s existing credit facilities and to fund the transactions contemplated by the merger agreement. Funding of the debt financing is subject to the satisfaction of the conditions set forth in the commitment letters. See “Special Factors — Financing of the Merger” beginning on page 57.
      Parent is not obligated to complete the merger until the expiration of a 15-business day “Marketing Period” that it may use to complete its financing for the merger, which period begins upon satisfaction of other conditions to the merger. Under the merger agreement, we have agreed to provide Parent our reasonable cooperation in connection with arranging the debt financing, including participating in meetings, assisting with the preparation of offering materials, furnishing financial information, facilitating the pledge of collateral and obtaining third party consents and approvals.
      There is no financing condition to the obligation of Parent and Merger Sub to consummate the merger. If the debt financing is not obtained and all of the conditions to Parent’s obligation to complete the merger have been satisfied, Parent and Merger Sub will be required to provide the amounts necessary to close the merger. The failure to do so would be a breach of Parent’s and Merger Sub’s obligations under the merger agreement. If Parent and Merger Sub have failed to obtain the debt financing necessary to consummate the merger as a result of a breach or default by the commitment parties under the debt financing commitments, then, in any claim we make for actual damages, Parent, Merger Sub, AREP and their affiliates, individually or collectively, will not be liable to us or our affiliates in an amount more than $25 million in excess of the amount actually received by Parent, Merger Sub, AREP or their affiliates from the commitment parties under the debt financing commitments with respect to claims for the commitment parties’ breach of their debt financing commitments.
Regulatory Approvals (Page 69)
      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired or been terminated. Lear and Mr. Icahn filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ, and the waiting period expired on March 19, 2007. The merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.
Material U.S. Federal Income Tax Consequences (Page 68)
      The exchange of shares of our common stock for cash pursuant to the merger agreement generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who exchange their shares of our common stock in the merger will generally recognize a gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of our common stock. You should consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Conditions to the Merger (Page 86)
      Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	there is no order, injunction or decree preventing the consummation of the merger; and

•	any applicable waiting period (and any extension thereof) under the HSR Act will have expired or been terminated and, subject to materiality thresholds, approvals and authorizations from other applicable antitrust authorities will have been granted.
      Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	our representations and warranties must be true and correct, subject to certain materiality thresholds;

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date;

•	we must deliver to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations;

•	since the date of the merger agreement, there must not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the merger agreement) or any specified force majeure event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	we must perform certain obligations and satisfy certain requirements with respect to Parent’s debt financing arrangements; and

•	we must provide to Parent a certification that our shares of common stock are not United States real property interests.
      Conditions to Lear’s Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties made by Parent and Merger Sub must be true and correct, subject to certain materiality thresholds;

•	Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date;

•	Parent must deliver to us at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations; and

•	Parent must deliver to us at closing a solvency opinion.
Solicitation of Other Offers (Page 87)
      Until 11:59 p.m., Eastern Standard Time, on March 26, 2007 (which we sometimes refer to as the end of the “go shop” period), we were permitted to initiate, solicit and encourage acquisition proposals (including by way of providing access to non-public information pursuant to one or more acceptable confidentiality agreements), and participate in discussions or negotiations with respect to acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.

      After 11:59 p.m., Eastern Standard Time, on March 26, 2007, we have agreed not to:

•	initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any acquisition proposals or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;

•	enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an acquisition proposal;

•	enter into any agreement requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement; or

•	resolve, propose or agree to do any of the foregoing.
      Notwithstanding these restrictions:

•	we are permitted to continue discussions and provide non-public information to any party with whom we were having ongoing discussions or negotiations as of March 26, 2007 regarding a possible acquisition proposal (we were otherwise required to immediately cease or cause to be terminated discussions except as permitted below and cause any confidential information provided or made available to be returned or destroyed); and

•	at any time after the date of the merger agreement and prior to the approval of the merger agreement by our stockholders, we are permitted to furnish information with respect to Lear and our subsidiaries to any person making an acquisition proposal and participate in discussions or negotiations with the person making the acquisition proposal, subject to certain limitations.
      In addition, we may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal under certain circumstances. See “The Merger Agreement — Recommendation Withdrawal/ Termination in Connection with a Superior Proposal.”
Termination of the Merger Agreement (Page 91)
      The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Lear and Parent;

•	by either Lear or Parent if:

•	there is any final and non-appealable action that restrains, enjoins or otherwise prohibits any of the transactions contemplated by the merger agreement or a governmental entity declines to grant an approval necessary to satisfy the conditions to closing;

•	the merger is not completed on or before the Outside Date (as defined under “The Merger Agreement — Termination of the Merger Agreement”), as may be extended by Parent in certain circumstances; or

•	our stockholders do not adopt the merger agreement at the annual meeting or any adjournment or postponement thereof.

•	by Lear, if:

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner that would result in the failure of certain conditions to closing to be satisfied, and where that breach is not cured or is incapable of being cured within the Outside Date and 30 days following written notice to the party committing such breach;

•	the termination is effected prior to receipt of the requisite stockholder approval in order to enter into an agreement with respect to a superior proposal; or

•	if all of the conditions to each party’s obligation to effect the merger have been satisfied, and Parent has failed to consummate the merger no later than ten calendar days after the last day of the Marketing Period.

•	by Parent, if:

•	we have breached any of our representations, warranties, covenants or agreements under the merger agreement in a manner that, either individually or in the aggregate, would result in the failure of certain conditions to closing to be satisfied, and where that breach is not cured or is incapable of being cured within the Outside Date and 30 days following written notice to us;

•	a change of the recommendation of our board of directors has occurred;

•	we or our board of directors (or any committee thereof) approves, adopts or recommends any acquisition proposal or approves or recommends, or enters into or allows us or any of our subsidiaries to enter into, a letter of intent or agreement for an acquisition proposal;

•	we fail under certain circumstances to issue a press release reaffirming the recommendation of our board of directors that our stockholders adopt the merger agreement;

•	we have intentionally or materially breached any of our obligations under the solicitation provision or the stockholder approval provisions of the merger agreement; we have failed to include in this proxy statement our board recommendation; or we or our board of directors (or any committee thereof) authorizes or publicly proposes any of the foregoing actions of this and the preceding three bullet points;

•	there has been a Material Adverse Effect that cannot be cured by the Outside Date; or

•	any specified force majeure event has occurred, subject to materiality thresholds.
Termination Fees (Page 93)
      If we terminate the merger agreement or the merger agreement is terminated by Parent or Merger Sub under certain circumstances, we must pay a termination fee to Parent. In connection with such termination, we are required to pay a fee of $85.2 million to Parent plus up to $15 million of Parent’s out-of-pocket expenses (including fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants) relating to the merger agreement. If such termination had been to accept a superior proposal during the “go shop” period, we would have been required to pay a fee of $73.5 million to Parent plus up to $6 million of Parent’s out-of-pocket expenses. Under certain circumstances, Parent must pay us a termination fee of $250 million.
Voting Agreement (Page 70)
      In connection with the execution of the merger agreement, we entered into a voting agreement with Icahn Partners LP, Icahn Partners Master Fund LP, Koala Holding Limited Partnership and High River Limited Partnership, which are affiliates of AREP and Mr. Icahn. In the aggregate, such holders beneficially own approximately 16% of our outstanding common stock. Pursuant to the voting agreement, such holders agreed to vote in favor of the adoption of the merger agreement and, subject to certain exceptions, not to dispose of any shares of our common stock prior to consummation of the merger. Such holders have also agreed to vote in favor of a superior proposal under certain circumstances.
Limited Guaranty (Page 59)
      In connection with the merger agreement, AREP provided to us a limited guaranty under which AREP has guaranteed the performance by Parent and Merger Sub of their payment of the termination fee under the merger agreement. The limited guaranty is our sole recourse against the guarantor.

Appraisal Rights (Page 104)
      Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), the text of which can be found in Appendix F of this proxy statement, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of our common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement, must not vote or otherwise submit a proxy in favor of adoption of the merger agreement and must continuously hold its stock from the date of the written demand through the effective time of the merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.
Market Price of Common Stock (Page 135)
      The closing sale price of our common stock on the NYSE on February 2, 2007, the last trading day prior to our announcement that AREP made an offer to acquire all our issued and outstanding shares of common stock for $36.00 per share in cash, was $34.67. The $36.00 per share to be paid for each share of our common stock in the merger represents a premium of approximately 3.8% to the closing price on February 2, 2007. The $36.00 per share merger consideration represents a premium of 55.1% based on the 52-week volume weighted average price of our common stock as of February 2, 2007, and a premium of 46.4% based on the closing price of our common stock on October 16, 2006, the date on which Lear announced the private placement of $200 million of our common stock to affiliates of Mr. Icahn at a price of $23.00 per share.

ANSWERS TO QUESTIONS YOU MAY HAVE
      The following questions and answers are intended to address briefly some commonly asked questions regarding the annual meeting, the merger and the merger agreement, and the other proposals on which you are being asked to vote. These questions and answers may not address all questions that may be important to you as a Lear stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 175.
Questions and Answers About the Annual Meeting

Q	When and where is the annual meeting?

A.	The annual meeting of stockholders of Lear will be held on June 27, 2007, at 10:00 a.m. (Eastern Time) at Hotel Du Pont, located at 11th and Market Streets, Wilmington, Delaware 19801.

Q.	What do I need to do now?

A.	Even if you plan to attend the annual meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please complete, sign, date and return the enclosed proxy card in order to have your shares voted at the annual meeting. You can also attend the annual meeting and vote. If you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

Q.	How do I vote?

A:	You may vote by:

• signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

• using the telephone number printed on your proxy card; or

• if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment proposal, “FOR” the election of the director nominees named in this proxy statement, “FOR” the proposal to amend our Amended and Restated Certificate of Incorporation, “FOR” the ratification of the appointment of Ernst & Young LLP as our public accounting firm for 2007 and “AGAINST” each of the two stockholder proposals.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the annual meeting by:

• delivering to Wendy L. Foss, our Vice President, Finance & Administration and Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

• submitting a proxy to Lear with a later date; or

• attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person a the meeting to revoke your proxy).

Q.	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A.	If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters (such as Proposal Nos. 3 and 5) but may not be permitted to exercise voting discretion with respect to non-routine matters (such as Proposal Nos. 1, 2, 4, 6 and 7). Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 3 (election of directors) and Proposal No. 5 (ratification of auditors), your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to the remaining proposals to be presented at the meeting, your shares will not be voted on such matters. These shares are called “broker non-votes.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Broker non-votes are not considered votes for or against any particular proposal and therefore will have no direct impact on any proposal. However, with respect to Proposal No. 1 (the proposal to adopt the merger agreement) and Proposal No. 4 (the proposal to amend our Amended and Restated Certificate of Incorporation), because such matters require the affirmative vote of holders of a majority of outstanding common stock, broker non-votes will have the same effect as votes against these proposals. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares directly as a record holder in “street name,” or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the annual meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the annual meeting?

A.	If you transfer your shares of common stock after the record date but before the annual meeting, you will retain your right to vote at the annual meeting. However, you will have transferred the right to receive $36.00 per share in cash to be received by our stockholders in the merger, as described under “— Questions and Answers About the Merger and the Merger Agreement.” In order to receive the $36.00 per share, you must hold your shares through completion of the merger.

Q.	Will a proxy solicitor be used?

A.	Yes. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the annual meeting for a fee of approximately $25,000, a nominal fee per stockholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses.

Questions and Answers About the Merger and the Merger Agreement

Q	What is the proposed merger transaction?

A.	The proposed merger transaction is the acquisition of Lear by AREP Car Holdings Corp. (“Parent”), an affiliate of American Real Estate Partners, L.P. (“AREP”). Once the merger agreement has been adopted by the stockholders and other closing conditions under the merger agreement have been satisfied or waived, AREP Car Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Parent, will merge with and into Lear. Lear will be the Surviving Corporation and become a wholly-owned subsidiary of Parent after the merger.

Q.	What will I receive in the merger?

A.	Upon completion of the merger, you will be entitled to receive $36.00 in cash, without interest and less any applicable withholding tax, for each share of our common stock that you own, unless you have exercised your appraisal rights with respect to the merger. For example, if you own 100 shares of our common stock, you will receive $3,600.00 in cash in exchange for your shares of our common stock, less any applicable withholding tax. You will not own any shares in the Surviving Corporation.

Q.	What vote is required for Lear’s stockholders to adopt the merger agreement?

A.	An affirmative vote of a majority of the outstanding shares of our common stock is required to adopt the merger agreement. The adoption of the merger agreement does not require the affirmative vote of a majority of unaffiliated stockholders.

Q.	What vote of our stockholders is required to approve the proposal to adjourn or postpone the annual meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement?

A.	The proposal to adjourn or postpone the annual meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.

Q.	How does Lear’s board of directors recommend that I vote on the proposals relating to the merger agreement?

A.	The board of directors, after careful consideration of a variety of factors including the unanimous recommendation of the special committee, recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement. You should read “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and our Board of Directors” for a discussion of the factors that the special committee and the board of directors considered in deciding to recommend the adoption of the merger agreement.

Q.	What effects will the proposed merger have on Lear?

A.	As a result of the proposed merger, Lear will cease to be a publicly-traded company and will be wholly-owned by Parent. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including the New York Stock Exchange (“NYSE”).

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you comply with all the requirements of Delaware law. See “Appraisal Rights” beginning on page 104.

Q.	When is the merger expected to be completed?

A.	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed at the end of the second quarter of 2007. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived. In addition, Parent is not obligated to complete the merger until the expiration of a 15-business day “Marketing Period” that it may use to complete its financing for the merger. See “The Merger Agreement — Effective Time” and “The Merger Agreement — Conditions to the Merger” beginning on pages 78 and 86, respectively.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not adopted by stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Lear will remain an independent public company and our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, Lear may be required to pay Parent a termination fee and reimburse Parent for its out-of-pocket expenses as described under the caption “The Merger Agreement — Termination Fees and Expenses.”

Questions and Answers About the Other Proposals

Q	What are the proposals at the annual meeting in addition to the adoption of the merger agreement?

A.	In addition to the proposal to adopt the merger agreement and the merger, you are being asked to vote on the election of three directors, the adoption of amendments to our Amended and Restated Certificate of Incorporation to provide for the annual election of each director on our board, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007 and, if presented at the meeting, the two stockholder proposals described in this proxy statement.

Q.	What effect will the adoption of the merger agreement have on the other proposals?

A.	If the merger agreement and the merger are adopted by the affirmative vote of a majority of the outstanding shares of our common stock, then you will still have the right to vote on the other proposals at the annual meeting. If the merger is consummated, however, Lear will cease to be a publicly-traded company and you will no longer be a stockholder of Lear.

Q.	What will happen to the other proposals if the merger agreement is not adopted by stockholders?

A.	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, Lear will remain an independent public company and you may be affected by the adoption, or failure to adopt, the other proposals described above if you remain a stockholder of Lear.

Q.	What vote is required for Lear’s stockholders to adopt the other proposals?

A.	Our directors are elected by a plurality of the votes cast by the holders of our common stock. “Plurality” means that the three individuals who receive the highest number of the votes will be elected as directors. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a higher number of votes. Approval of the amendments to our Amended and Restated Certificate of Incorporation will require the affirmative vote of holders of a majority of the outstanding shares of our common stock. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.

Q.	How does Lear’s board of directors recommend that I vote on the other proposals?

A.	The board of directors recommends that you vote “FOR” the election of the director nominees named in this proxy statement, “FOR” the proposal to amend our Amended and Restated Certificate of Incorporation, “FOR” the ratification of the appointment of Ernst & Young LLP as our public accounting firm for 2007 and “AGAINST” each of the two stockholder proposals.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, you may direct such question or request to Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008, Attention: Investor Relations, or through Lear’s website at www.lear.com. You may also contact MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885.

SPECIAL FACTORS
Background of the Merger
      Since early 2005, the automotive industry environment, particularly in North America, has been severely challenged. Higher energy prices, shifts in consumer purchasing patterns away from sport utility vehicles and light trucks, increased competition and other effects of globalization, increases in the prices of key commodities and raw materials and the distressed financial condition of a large number of automobile manufacturers and suppliers have been some of the principal factors contributing to this challenging environment. As a result of these factors, automotive production in North America has declined significantly and General Motors, Ford and DaimlerChrysler, the Company’s largest customers, have incurred substantial operating losses and undertaken major restructuring actions. Lear’s operating and financial performance has also been materially adversely affected by these industry conditions.
      In 2005, our board of directors initiated a strategic planning process focused on exploring ways to enhance shareholder value. The process involved three primary elements: (1) the development of a detailed strategic plan designed to restore the Company to historical levels of financial performance; (2) a review of the Company’s long-term capital structure to ensure stability and sufficient liquidity and capital resources to implement the strategic plan; and (3) the formulation and execution of a strategy to address the Company’s deteriorating interior systems division. In addressing these elements, the board asked management to review initiatives to improve the Company’s product portfolio, customer diversification and cost structure, as well as to explore non-traditional growth and business combination opportunities.
      Given the extremely dynamic and uncertain industry environment, the board also established strategic planning as a permanent part of its regular meeting agenda. At board meetings in November 2005 and February and May 2006, management presented its internal corporate strategy and the board invited industry experts to make presentations on the state of the automotive industry and implications to the Company. In the Fall of 2005, the board engaged Citigroup Global Markets Inc. and UBS Securities LLC to advise the Company on the divestiture of our interiors systems division. In April 2006, the board engaged JPMorgan to provide advisory services in connection with the strategic planning process.
      During this time period, management also undertook the creation of a long-term financial plan that involved senior management establishing strategic priorities, setting overall objectives for the Company’s operations and then having each of the Company’s business units establish operating plans to achieve these objectives. The process was an extension of the Company’s annual budgeting and planning process and occurred over several months through the first half of 2006. It was highly iterative and designed to reconcile the objectives established by the board and senior management with the realities of a challenging and evolving industry environment. In July 2006, management presented its long-range financial plan to the board, referred to herein as the “July ’06 Long-Range Plan.” The July ’06 Long-Range Plan, and the strategic plan on which it was based, relied extensively on aggressively restructuring the Company’s operations to ensure cost competitiveness, including migrating production to lower-cost locations and better aligning the Company’s capacity with the industry environment. The plan also included a refined product-line strategy that contemplated increased vertical integration. Finally, the plan provided for more aggressive investment in emerging markets, particularly in Asia, and further customer and revenue diversification.
      Our board of directors and management also undertook several actions to preemptively address the refinancing of the Company’s near and longer-term debt maturities. In April 2006, we entered into a $2.7 billion amended and restated credit agreement, which provided a revolving credit facility of $1.7 billion and a term loan facility of $1.0 billion. We used a portion of the proceeds of the new credit facility to refinance upcoming debt maturities. Thereafter, management began evaluating alternatives to refinance approximately $900 million of debt maturing in 2008 and 2009, which refinancing was ultimately completed in November 2006 through an offering of senior notes. This offering extended those debt maturities through 2016.
      In October 2006, after considering various alternatives, our board of directors also approved the sale, in a private placement, of approximately 8.7 million shares of our common stock to affiliates of and funds managed by Mr. Icahn for $23.00 per share. This equity investment provided the Company with additional financing and operating flexibility and ultimately facilitated the refinancing of 2008 and 2009 debt maturities and the divestiture of the Company’s North American interiors business. Affiliates of Mr. Icahn have been stockholders of Lear since March 2006. The shares of common stock issued to the Icahn affiliates yielded gross proceeds to the Company of $200 million and represented approximately 10.6% of our outstanding common stock at the time of issuance. In connection with the offering, Lear agreed to a limited waiver of Section 203 of the DGCL with respect to the Icahn affiliates for so long as their interest in our stock did not exceed 24% of our outstanding common stock. This 24% limitation was based on the Icahn affiliates’ approximate 16% beneficial interest in our common stock, together with their interest in financial instruments that provided economic exposure to an additional 8% of our common stock, immediately following the sale. Our board of directors conditioned the limited waiver on the Icahn affiliates complying with this limitation so that Lear would retain the benefits of Section 203 of the DGCL regarding board and stockholder approval of certain business combinations in the event the Icahn affiliates were to increase their combined beneficial interest in and economic exposure to the Company above 24%. In connection with the offering, neither the Company’s board of directors or management nor the Icahn affiliates reviewed or analyzed a potential going private transaction involving the Company. The terms of the purchase agreement entered into between Lear and the Icahn affiliates in connection with the stock sale also permitted the Icahn affiliates to designate one person to serve on our board of directors. On November 9, 2006, our board of directors elected Vincent J. Intrieri, the designee of the Icahn affiliates, to our board of directors.
      During the course of 2006, management and our board of directors remained keenly focused on the divestiture of the Company’s interiors systems division. This business, which represented approximately $3.1 billion in net sales in 2005, had been suffering significant operating losses, particularly in North America. These losses were primarily the result of higher raw material prices and unfavorable industry conditions. As a result of a shift in customer sourcing strategies away from total interior awards to individual component and system sourcing, this business was also no longer of significant strategic value to the Company. In addition, challenges in the interiors segment resulted in a major diversion of Company resources and were damaging to our customer relationships. In July 2006, we entered into an agreement to contribute substantially all of our European interiors business to International Automotive Components Group, LLC (“IAC Europe”), a joint venture with WL Ross & Co. LLC (“WL Ross”) and Franklin Mutual Advisers, LLC (“Franklin”). We subsequently completed the contribution of our European interiors business to IAC Europe in October 2006. For nearly a year, we were seeking a similar joint venture for our North American interiors business. However, our substantial losses in North America made a transaction in this region much more difficult than in Europe. The equity investment in the Company by affiliates of and funds managed by Mr. Icahn, which provided the funds required to execute an alternative strategy for our North American interiors business, if necessary, was of significant value in completing our negotiations with WL Ross and Franklin. In November 2006, we reached a definitive agreement to transfer substantially all of our North American interiors business to International Automotive Components Group North America, Inc. (“IAC North America”), a joint venture with WL Ross and Franklin. We subsequently completed the contribution of our North American interiors business to IAC North America in March 2007.
      The refinement of our strategic business plan, the development and implementation of a long-term capital structure strategy and the execution of our interiors strategy were all actions overseen by our board of directors, with the advice of outside advisors, and undertaken by the Company in furtherance of our strategic planning process. Following these initiatives, our board and management continued to focus on additional strategic actions that could further enhance shareholder value.
      Between the date of Mr. Icahn’s initial investment in Lear and January 2007, we had discussions periodically with Messrs. Intrieri and Icahn on Lear’s strategy and additional ways in which Lear could increase shareholder value. As part of these ongoing discussions, Messrs. Icahn and Rossiter, our Chairman and Chief Executive Officer, jointly agreed to meet in New York in January 2007. On January 16, 2007, Mr. Rossiter and Daniel A. Ninivaggi, our Executive Vice President and General Counsel, met in New York with Messrs. Icahn and Intrieri. Mr. Rossiter described the current automotive industry environment, including production levels, the impact of oil prices on demand for certain of the Company’s key platforms and the uncertainty over Lear’s North American customers’ upcoming labor negotiations. Mr. Rossiter also described the Company’s investment plans in Asia and other growth markets and the importance of Lear’s restructuring initiatives, particularly in North America and Western Europe. Mr. Rossiter indicated that management remained confident in Lear’s business plan but the industry environment, particularly in North America, remained very challenging. Each of the topics raised by Mr. Rossiter were discussed further during this meeting. Mr. Icahn then expressed support for management’s business strategy but indicated that in a very challenging industry environment, management should be even more aggressive in restructuring the Company’s core business, lowering its cost structure and investing in growth areas.
      During the meeting, Mr. Rossiter also remarked about volatile industry and market conditions and their negative effect on the Company’s business, including how short-term stock price fluctuations affect perceptions about the Company’s long-term prospects. Mr. Icahn suggested that the Company might be able to take a longer-term focus, more aggressively pursue restructuring initiatives and be better positioned to withstand volatile industry conditions as a private company with a strong financial sponsor. The parties discussed the benefits that a strong financial sponsor would provide to Lear’s business. Mr. Rossiter agreed that such a transaction might be beneficial to Lear, provided that a transaction could be structured to maximize shareholder value. Mr. Icahn further stated that he would be interested in obtaining access to confidential information to consider the feasibility of his pursuing an acquisition of the Company. Mr. Icahn also stated that the strength and liquidity of the capital markets offered a particularly attractive opportunity for Lear to explore such a transaction.
      Mr. Rossiter indicated that Lear’s management and board had been engaged in a long-range strategic planning process for several months and, if Mr. Icahn requested, he would convey to the board Mr. Icahn’s interest in exploring an acquisition of the Company. Mr. Icahn requested that Mr. Rossiter do so but emphasized that he was not making a proposal regarding a transaction, and would need further due diligence information regarding Lear’s business and prospects in order to determine whether a transaction was feasible. Mr. Icahn also expressed his confidence in Lear’s management team and the Company’s business strategy and indicated he would only proceed in exploring a transaction on a negotiated basis and if our board of directors were to support his interest in doing so. The parties then discussed, in general terms, a proposed due diligence and transaction process and agreed to reconvene in the next few days for a more detailed discussion. Mr. Icahn did not condition his interest in exploring a potential transaction on the Company following any particular process.
      On January 17, 18 and 19, 2007, Messrs. Rossiter, Ninivaggi, Icahn and Intrieri had several telephone calls to discuss the parties’ expectations regarding due diligence and a transaction process if Mr. Icahn were to decide to further explore a potential transaction. During these calls, Mr. Ninivaggi indicated that the decision to engage in any due diligence process or more specific discussions regarding a transaction would be subject to the prior approval of our board of directors.
      On January 22, 2007, Messrs. Ninivaggi, Icahn and Intrieri, among others, participated in a conference call to further discuss the proposed due diligence process and timetable. Mr. Icahn noted that if he were to decide to pursue a transaction, he would likely do so through an affiliated entity, American Real Estate Partners, L.P. (“AREP”), or a subsidiary thereof. AREP, a Delaware master limited partnership, is a diversified holding company engaged in a variety of businesses, including gaming, real estate and home fashion. AREP’s general partner is American Property Investors, Inc., which is wholly-owned, through an intermediate subsidiary, by Mr. Icahn. Mr. Icahn also noted that AREP would likely engage advisors to assist in a financial and business due diligence review of Lear. On January 23, 2007, A.T. Kearney, Inc. was engaged to conduct a business diligence review of Lear. Mr. Ninivaggi informed Mr. Icahn that he would discuss with our board of directors Mr. Icahn’s request for confidential information and potential interest in a transaction.
      On January 23, 2007, representatives of our management team and Winston & Strawn LLP (“Winston & Strawn”), our outside legal counsel, participated in a conference call with representatives of Mr. Icahn and AREP (the “Icahn Group”) during which they further discussed the general scope and timing of the proposed due diligence. Later that day, Mr. Rossiter called independent directors Larry W. McCurdy and James A. Stern to inform them of the discussions to date.

      On January 24, 2007, Mr. Ninivaggi spoke with Messrs. Rossiter, McCurdy and Stern regarding the ongoing discussions with the Icahn Group. Mr. Ninivaggi also contacted directors David P. Spalding, Henry D.G. Wallace and Richard F. Wallman, and informed them of the discussions to date. That same day, Mr. Rossiter spoke with Mr. McCurdy about potential next steps. Messrs. Rossiter and McCurdy determined that given the discussions over the past few days of a more specific proposed due diligence and transaction process, it was appropriate to convene a special meeting of our board of directors to discuss the recent events and solicit direction from the board as to how the process, if any, for exploring a potential transaction should proceed.
      On January 25, 2007, our board of directors convened a special meeting. Mr. Ninivaggi and a representative of Winston & Strawn also participated in this meeting. Due to his affiliation with the Icahn Group, Mr. Intrieri excused himself from the meeting prior to any discussions regarding the potential transaction occurring. Mr. Rossiter was unable to attend the meeting because of an overseas business trip. At the meeting, Mr. McCurdy, our lead independent director, requested that Mr. Ninivaggi provide the directors with an update on the discussions that had taken place between management and the Icahn Group. Mr. Ninivaggi provided such an update and described to the board of directors the proposed process for exploring a potential transaction. The initial stage would consist of the sharing of certain non-public information with the Icahn Group and due diligence meetings between management and representatives of the Icahn Group to discuss Lear’s business strategy and financial prospects. Following this initial due diligence period, the Icahn Group would indicate whether it believed a transaction was feasible and whether it wanted to further explore a potential transaction. If so, the Icahn Group would thereafter conclude its evaluation, finalize its financing commitments and deliver a definitive proposal regarding a transaction.
      Our board of directors then discussed at length whether to provide the Icahn Group with access to the non-public information it had requested. The board discussed the Icahn Group’s potential motivations, risks and potential harm to the Company of diverting management’s resources from operating the Company’s business.
      After further discussion, Mr. McCurdy recommended, and our board of directors approved, the formation of a special committee comprised of independent directors McCurdy, Stern and Wallace, with Mr. McCurdy serving as chairman. The board delegated to the special committee the authority to review, evaluate and negotiate any proposal that the Icahn Group may make with respect to a potential transaction, and also to consider any alternatives thereto. The board retained the final authority to make any decision to approve or enter into any transaction. The board also authorized the special committee to retain financial and legal advisors. Over the course of the next two weeks, the special committee met six times, and our board of directors met five times.
      Our board of directors concluded its deliberations by authorizing management to proceed with the initial phase of due diligence the Icahn Group had requested, subject to negotiation of an acceptable confidentiality agreement. Our board advised James H. Vandenberghe, our Vice Chairman and Chief Financial Officer, and Mr. Ninivaggi that management was to limit any discussion with the Icahn Group at this time to the requested due diligence information and transaction process. Our board further directed management to advise senior representatives of JPMorgan of the discussions with the Icahn Group and to be prepared to advise the special committee (and, at the instruction of the special committee, to inform the board of that advice) should the Icahn Group proceed with a transaction proposal. Our board had originally engaged JPMorgan in April 2006 to, among other things, advise the board in connection with the board’s review of strategic alternatives and to prepare a financial analysis of Lear based on the July ’06 Long-Range Plan. The special committee retained the authority to engage JPMorgan or any other financial advisor to assist the committee.
      On January 26, 2007, we entered into a confidentiality agreement with AREP. The confidentiality agreement obligated AREP and its advisors to maintain the confidentiality of the information to be provided to them by us and the parties’ discussions of a potential transaction. On January 26, 2007, we began to provide due diligence materials to AREP, its counsel and A.T. Kearney. We provided most of the business and financial due diligence material over the next couple of days, and the legal and other due diligence materials during the following week. We also made the business and financial due diligence available to JPMorgan.

      On January 28 and 29, 2007, representatives of Lear and AREP, along with their respective legal advisors, met in New York for due diligence meetings. The parties discussed in detail the July ’06 Long-Range Plan, which management had updated over the past few days at the direction of the board to reflect the current industry outlook, referred to herein as the “Long-Range Plan with Current Industry Outlook.” The parties also discussed the status of strategic initiatives the Company was pursuing, including the previously announced divestiture of Lear’s North American interiors business segment.
      On January 29, 2007, Mr. Ninivaggi provided Messrs. McCurdy and Stern with an update on the due diligence meetings with the Icahn Group. Mr. McCurdy decided that the special committee should hold an initial meeting the following day to discuss the recent events and formally engage legal and financial advisors to the special committee. He also asked that Mr. Ninivaggi direct JPMorgan to update its financial analysis of the Company based on the current industry outlook, noting that there had been significant changes in industry conditions since the development of the July ’06 Long-Range Plan.
      Later that day, Messrs. Ninivaggi, Icahn and Intrieri met in New York to discuss the due diligence process and Mr. Icahn’s proposed next steps. Based on AREP’s initial due diligence review, Mr. Icahn confirmed his desire to proceed in evaluating the feasibility of a transaction. Mr. Icahn indicated that AREP would require several additional days to conclude its business and legal due diligence, following which AREP would be in a position to determine whether a transaction was feasible and, if so, make a proposal. That evening, Douglas G. DelGrosso, our President and Chief Operating Officer, and Messrs. Icahn and Intrieri had a dinner meeting in New York at which they discussed, in general terms, the state of the automotive industry and the prospects for Lear’s business. At the meeting, Mr. Icahn expressed his interest in retaining Lear’s senior management team, including Mr. DelGrosso, should a transaction occur. The parties did not discuss, or make any proposals regarding, the terms of any employment relationship or a proposed transaction.
      On January 30, 2007, the special committee held a meeting to discuss the ongoing due diligence process and the discussions with the Icahn Group. At the request of the special committee, Mr. Ninivaggi and representatives of Winston & Strawn participated in the meeting. Mr. Ninivaggi informed the special committee that the Icahn Group had not made any proposal regarding a transaction with Lear but that Mr. Icahn had stated that, based on the due diligence conducted to date, the Icahn Group wished to proceed further with due diligence for purposes of evaluating a potential transaction. Mr. Ninivaggi also noted that Mr. Icahn had expressed an interest in retaining senior management following a potential transaction, but that no specific discussions had taken place regarding the terms of employment or management’s participation in a transaction.
      At the January 30th meeting, the special committee also decided to formally engage a financial advisor and legal counsel. Based on JPMorgan’s previous engagement by our board of directors and familiarity with the Company, the special committee resolved to engage JPMorgan as its financial advisor in connection with the evaluation of any potential offer for Lear from the Icahn Group or any other person. The special committee noted that JPMorgan was uniquely positioned to advise the Company and evaluate the Company’s long-range forecast, given JPMorgan’s extensive industry experience, familiarity with the July ’06 Long-Range Plan and knowledge of the factors and analysis that influenced the Company’s development of that plan. The special committee also resolved to engage Winston & Strawn and Richards, Layton & Finger, P.A. (“Richards Layton”) as its legal advisors. In making its determination as to the qualifications and independence of the financial and legal advisors, the special committee considered the familiarity of JPMorgan and Winston & Strawn with the Company and that the advisors had not separately represented any members of management with respect to the potential acquisition or any other matters which the special committee believed would compromise the advisors’ independence. The special committee also noted that the board of directors (and not management) had originally engaged JPMorgan in 2006 to advise the board in connection with the board’s review of Lear’s strategic alternatives. The special committee also considered that neither JPMorgan nor Winston & Strawn had represented AREP and that neither JPMorgan nor Winston & Strawn had any significant relationships with Mr. Icahn or his affiliates that would compromise the independence of such advisors. In making its determination as to the independence of Richards Layton, the special committee applied a similar analysis. The same individuals at Winston & Strawn advised both the special committee and the board of directors with respect to the proposed transaction with AREP. JPMorgan and Richards Layton were engaged to advise the special committee with respect to the proposed transaction with AREP. The same individuals at JPMorgan and Richards Layton had previously advised the board on other matters. At the meeting, the special committee also authorized Mr. McCurdy to contact David P. Spalding, chairman of the Compensation Committee of our board of directors, to have the Compensation Committee review the implications of a potential change in control transaction involving the Company on employee compensation and benefits matters.
      On January 31, 2007, additional business and financial due diligence continued, including a visit to Lear’s headquarters facility by a representative of the Icahn Group. On that same day, Lear began to provide business and financial due diligence materials to Bank of America, N.A., which AREP identified as the debt financing source for a possible transaction with Lear.
      On February 1, 2007, the special committee met to review management’s financial projections. Also present at the meeting were Messrs. DelGrosso, Vandenberghe, Ninivaggi and Matthew J. Simoncini, our Senior Vice President, Finance and Chief Accounting Officer, as well as representatives of JPMorgan, Winston & Strawn and Richards Layton. At the meeting, Messrs. Vandenberghe and DelGrosso made a presentation regarding Lear’s recent operating results, existing financial condition, and strategic plans, goals and prospects, including the financial forecasts prepared by management. In this regard, Mr. Vandenberghe discussed updated third-party production forecasts, which showed a decline in the long-term North American production outlook, particularly among the U.S. domestic automakers. The members of the special committee discussed the presentation and inquired of management regarding the preparation of the Company’s long-range forecast and the most significant risks and opportunities to Lear’s long-term prospects. JPMorgan also presented to the special committee a preliminary financial analysis of Lear based on both the Long-Range Plan with Current Industry Outlook and the July ’06 Long-Range Plan. The preliminary financial analysis presented by JPMorgan was similar in nature to the analysis in JPMorgan’s final presentation to the special committee on February 7, 2007 described under the heading “Opinion of Financial Advisor to the Special Committee.”
      On February 2, 2007, Messrs. Rossiter, Ninivaggi, Icahn and Intrieri participated in several conference calls to discuss the status of AREP’s evaluation process. During one such call, Mr. Icahn expressed an oral indication of interest in AREP acquiring Lear at a price of $35.00 per share of common stock. Mr. Icahn indicated that AREP had substantially completed its due diligence and that it was prepared to move quickly to negotiate and sign a definitive merger agreement over the next few days. Mr. Icahn also noted that AREP was prepared to enter into a merger agreement with a “go shop” provision that would permit Lear to solicit alternative proposals for a period of 45 days after signing a merger agreement, subject to a break-up fee associated with accepting an alternative proposal equal to 3% of the equity value of the transaction, plus reimbursement of up to $20 million of expenses. In addition, Mr. Icahn indicated that AREP was prepared to deliver a debt financing commitment letter from Bank of America, N.A. at the time of signing a merger agreement. Mr. Rossiter responded that he could not support a transaction on these terms but that he would advise the special committee of the offer.
      Later in the evening, the special committee held a telephonic meeting to consider the proposal from AREP. Messrs. Rossiter, Vandenberghe, DelGrosso and Ninivaggi and representatives of JPMorgan, Winston & Strawn and Richards Layton also participated in the meeting. Representatives of Winston & Strawn and Richards Layton discussed the fiduciary duties of the directors in connection with their evaluation of the proposal from AREP and any other alternatives available to Lear. The special committee discussed the proposed terms of the AREP offer and Lear’s long-range plan. Representatives of JPMorgan discussed with the special committee JPMorgan’s preliminary financial analysis of the AREP proposal. The special committee concluded that it was not willing to recommend a transaction on the proposed terms, including most significantly, the combination of the price and the proposed break-up fee.
      Following the meeting of the special committee, Messrs. Rossiter, Vandenberghe and DelGrosso and a representative of Winston & Strawn called Messrs. Icahn and Intrieri and informed them of the decision of the special committee. On this call, Mr. Icahn indicated that AREP was willing to increase its offer to $35.25 per share. Mr. Rossiter responded that, based on the special committee’s position expressed earlier that evening, he did not believe the special committee would look favorably on an offer of $35.25 per share. Later in the call, Mr. Icahn indicated that AREP’s final and highest offer for Lear was $36.00 per share. Mr. Icahn stated that AREP was not willing to consider a price higher than $36.00 per share, given its perception of industry risk and the uncertainty surrounding Lear’s long-range business plan. More specifically, Mr. Icahn indicated that he was concerned with Lear’s ability to achieve its long-range business plan given the uncertain industry environment, including potential further deterioration in the North American automotive industry (particularly for the U.S. domestic automakers), volatility in raw material prices and risks surrounding upcoming labor negotiations involving the U.S. domestic automakers. Mr. Icahn also expressed concern regarding Lear’s ability to realize and retain the cost savings associated with planned restructuring initiatives, which were critical to the achievement of Lear’s long-range business plan. Mr. Rossiter indicated that he would convey Mr. Icahn’s latest offer to the board of directors and suggested that he and Mr. Icahn continue discussions the next morning.
      On the morning of February 3, 2007, Mr. Rossiter contacted Mr. Icahn to seek further improvement in the terms of the AREP proposal, including the price and the break-up fee. Mr. Rossiter indicated that in his opinion further improvement would be required before the special committee would recommend to the board that it accept the AREP proposal. Mr. Icahn responded that $36.00 per share was his best and final offer on the price but that he might consider some adjustment to the break-up fee. Mr. Rossiter indicated that he would discuss AREP’s position with the board of directors at a meeting scheduled for later in the afternoon and that following that meeting, if appropriate, Mr. Ninivaggi and a representative of Winston & Strawn should speak with representatives of AREP regarding the break-up fee and other substantive and procedural aspects of the “go shop” process, including AREP’s ability to match competing offers and the length of the “go shop” period.
      On February 3, 2007, our board of directors (excluding Mr. Intrieri) held a telephonic meeting to discuss the proposal from AREP. Representatives of JPMorgan, Winston & Strawn and Richards Layton also participated in the meeting. Mr. Rossiter informed the board of the increase in AREP’s proposed purchase price. Mr. Rossiter stated that Mr. Icahn had characterized the offer as final and that he would be unwilling to consider a higher price.
      Messrs. Rossiter, Vandenberghe and DelGrosso then reviewed with the board and answered questions regarding Lear’s long-range business plan and prospects. In this regard, the members of management discussed in detail the risks and opportunities relevant to the execution of the Company’s long-range plan, including the sensitivity of the plan to industry production levels, commodity prices, the success of the Company’s restructuring initiatives and other factors. Mr. Vandenberghe noted that since the formulation of the July ’06 Long-Range Plan, the industry production outlook, particularly for the U.S. domestic automakers, had worsened. He further indicated that while management believed the long-term prospects of the Company were favorable, the adverse industry environment and external event risk, including risks associated with the upcoming labor negotiations involving the Company’s major North American customers, made the AREP proposal worthy of serious consideration. JPMorgan also presented to the special committee a preliminary financial analysis of Lear relative to the AREP offer. The preliminary financial analysis presented by JPMorgan was similar in nature to the analysis in JPMorgan’s final presentation to the special committee on February 7, 2007 described under the heading “Opinion of Financial Advisor to the Special Committee.” The directors and other participants in the meeting thereafter engaged in extensive discussion of the Company’s long-range plan, including key assumptions and risks, as well as JPMorgan’s financial analysis of AREP’s offer.
      Management and representatives of JPMorgan then exited the meeting. The board of directors, with representatives of Winston & Strawn and Richards Layton present, discussed the AREP proposal at length, focusing on the price, the “go shop” process and the terms of the break-up fee. The board discussed the various options available to it, including proceeding on the terms outlined in AREP’s proposal, terminating discussions with AREP or continuing to negotiate with AREP. The board also considered the possibility of soliciting other potential buyers through a formal sale process in which the Company’s financial advisor would solicit potential strategic and financial buyers of the Company in an auction process prior to the Company entering into a definitive merger agreement with any party. The board noted the potential disruption to Lear’s business and customer relationships, the risks and consequences of an unsuccessful sale process and the prospect that AREP might withdraw its proposal if Lear were to commence a formal sale process. The board discussed the potential harm to the Company’s business in initiating a formal sale process without a committed buyer in hand, particularly given the uncertain outlook for the automotive industry. The board was also mindful of the lengthy sale process involving the Company’s interiors business and the deterioration in that business’ performance during the process. The board noted that the “go shop” process proposed by AREP would enable the board to conduct an auction in which the Company could solicit potential buyers of the Company, while also providing the board assurance that there was a committed buyer in place. In addition, the board considered the likelihood of management successfully executing the long-range plan, including the risks and uncertainty associated with achieving that plan. Other potential transaction structures the board discussed included a potential sale of specific business units and a leveraged recapitalization of the Company accompanied by a dividend to stockholders.
      The board determined that given the potential harm and disruption to Lear’s business, it was not in the best interests of Lear to engage in an extensive and uncertain sale process of the Company. Rather, the board determined that if it were to recommend a sale of the Company, a negotiated deal with a potential purchaser that provided for a formal process in which Lear would have an opportunity to solicit other potential purchasers in a post-signing “go shop” period was the most likely transaction structure for maximizing shareholder value.
      The board also concluded that it was not willing to agree to the current terms of the AREP proposal, but that it was willing to authorize management to engage in further discussion with AREP regarding a transaction. The board authorized Mr. Ninivaggi and Winston & Strawn to have further discussions with AREP and its counsel to seek to improve certain contractual terms of a transaction. In particular, the board requested management to seek a longer “go shop” period and a lower break-up fee, particularly if an alternative proposal were accepted during the “go shop” period. Due to the significant ownership interest in the Company of the Icahn affiliates and the board’s concern that such interest could deter a potential purchaser from submitting a competing proposal or impede the ability of a competing proposal, should one emerge, to be approved by the Company’s stockholders, the board also requested that the Company’s representatives insist that the Icahn affiliates would be required to enter into a voting agreement pursuant to which they would agree to vote in favor of a superior proposal.
      Following the meeting, Mr. Ninivaggi had several telephone calls with Messrs. Icahn and Intrieri to discuss the proposed terms of a transaction. Mr. Ninivaggi advised Messrs. Icahn and Intrieri that the board of directors was willing to continue to explore a potential transaction, but that the board would require further improvement in the terms of the break-up fee and other contractual terms. During these calls, Mr. Icahn reaffirmed that AREP was not willing to further increase the proposed offer price but would consider a somewhat lower break-up fee during the “go shop” period. Mr. Icahn had also previously indicated to Mr. Ninivaggi that the completion of the divestiture of Lear’s North American interiors business would be a condition to the closing of the proposed AREP transaction. Mr. Ninivaggi advised Messrs. Icahn and Intrieri that he believed such a condition would be unacceptable to the special committee. Mr. Icahn also indicated that AREP was requesting that Messrs. Rossiter, DelGrosso, Vandenberghe and Ninivaggi remain with the Company following the transaction and execute new employment agreements as a condition to closing.
      Also on February 3, 2007, the Compensation Committee of the board held a telephonic meeting, with representatives of Winston & Strawn, Richards Layton and Towers Perrins, the Compensation Committee’s independent consulting firm, participating. The Compensation Committee reviewed with its advisors the potential implications of a change in control transaction involving Lear and whether any modifications to the change in control provisions of existing employee benefit plans or arrangements were appropriate. The Compensation Committee, with no advisors present, had a subsequent telephonic meeting on February 4, 2007 to further discuss this matter. At the February 4, 2007 meeting, the Compensation Committee concluded to recommend that no modifications be made.
      During the evening of February 3, 2007, AREP delivered to Lear an initial draft of a proposed merger agreement. The draft merger agreement reflected the proposed transaction terms as expressed by Mr. Icahn.

The draft merger agreement also provided that Lear would be required to pay a somewhat reduced break-up fee if an alternative proposal were accepted during the “go shop” period, AREP would be required to pay a reverse break-up fee to Lear equal to 3% of the equity value of the transaction as Lear’s sole recourse against AREP for its breach of the merger agreement, and AREP would have the ability to match competing bids. In addition, the merger agreement included as a condition to closing that certain executive officers of Lear enter into amendments of their existing employment agreements. The merger agreement did not include as a condition to closing the completion of the divestiture of Lear’s North American interiors business.
      On February 4, 2007, Lear delivered to AREP its comments to the draft merger agreement. Also on February 4, 2007, our board of directors (excluding Mr. Intrieri), with representatives of Winston & Strawn and Richards Layton participating, held a telephonic meeting. Mr. Ninivaggi advised the board that there had been some limited progress on the proposed terms. In particular, Mr. Ninivaggi noted that AREP had agreed to reduce the break-up fee during the “go shop” period to 2.8% of the equity value of the transaction (inclusive of expenses) from the initially proposed 3% plus up to $20 million of expenses. Mr. Ninivaggi also noted that the Icahn affiliates had agreed to enter into a voting agreement pursuant to which they would agree to vote all of our common stock that they beneficially own in favor of a superior proposal that results in consideration of not less than $36.00 per share in cash net to the Company’s stockholders. The proposed price of $36.00 per share and the “go shop” time period of 45 days, however, remained unchanged. Other material provisions Mr. Ninivaggi noted included the reverse break-up fee, the terms of the proposed guarantee being delivered by AREP, procedures for the “go shop” period and certain closing conditions. Representatives of Winston & Strawn and Richards Layton then discussed the fiduciary duties of the directors in connection with their evaluation of the proposal from AREP and any other alternatives available to Lear.
      At the meeting, Mr. Ninivaggi also informed the board of AREP’s request that Lear amend the employment agreements between Lear and Messrs. Rossiter, Vandenberghe, DelGrosso and Ninivaggi and that these amendments were important elements of the proposed transaction for AREP. Mr. Ninivaggi stated that he informed Mr. Icahn that he would not discuss at this time, or at any time prior to the closing of a transaction, his personal employment status with Lear given his role as counsel to Lear. Mr. Ninivaggi noted that, based on a previous discussion with Mr. Spalding, management would retain separate legal counsel to negotiate their amended employment agreements.
      The special committee convened a telephonic meeting shortly after the meeting of our board of directors, with representatives of JPMorgan and Winston & Strawn participating. A representative of Winston & Strawn participated in the meeting and reviewed in detail the proposed terms of the merger agreement delivered by AREP. The special committee discussed concerns regarding the proposed terms of the merger agreement and determined that, at that time, it was not willing to recommend the transaction to the board of directors on the proposed terms. The special committee requested that management and the special committee’s advisors continue to negotiate improved transaction terms. The special committee also concluded that while management could discuss with AREP the proposed terms of amended employment agreements, such amendments could not be a condition to closing, a representative of Winston & Strawn should participate in the discussions and the board of directors would need to approve any proposed amendments.
      Also on February 4, 2007, Mr. Ninivaggi, at the direction of the special committee, directed JPMorgan to solicit expressions of interest from third parties that were most likely to be interested in a potential transaction. Based on its industry experience, regulatory considerations and the financial distress experienced by a large number of industry participants, JPMorgan expressed its belief that financial sponsors would be far more likely to have an interest in the Company than other parties. Over the next four days, JPMorgan approached eight different parties about a potential transaction, all of whom were financial buyers that had a history of investment in the automotive industry. Although five of the parties contacted expressed some interest in exploring a possible transaction were the Company to be sold, none of the parties presented a preliminary or definitive proposal with respect to a transaction or suggested it would have a serious interest in pursuing a transaction. JPMorgan reported the results of its inquiries at subsequent meetings of the board and the special committee on February 7 and 8, 2006.

      During the evening of February 4, 2007, Mr. Rossiter in a telephone call with Mr. Icahn requested that AREP increase its proposed $36.00 per share offer and reduce the amount of the break-up fee during the “go shop” period. Mr. Icahn responded that AREP was not willing to further negotiate these transaction terms.
      Early in the morning on February 5, 2007, our board of directors (excluding Mr. Intrieri) held a telephonic meeting. Mr. Ninivaggi and a representative of Winston & Strawn participated in the meeting and provided the board with an update on the negotiations with AREP. Mr. Ninivaggi informed the board that Mr. Rossiter had continued to push for an increase in the offer price and a further reduction in the break-up fee during the “go shop” period, but that AREP had refused to change its position on these issues. In addition, AREP had continued to object to the special committee’s request for additional remedies (beyond a reverse break-up fee) in the event of a breach of the merger agreement by AREP. Aside from these issues, Mr. Ninivaggi indicated that the parties were making progress on the other terms of the proposed merger agreement. Mr. McCurdy then informed the board that the special committee had not yet reached a decision regarding its recommendation and would continue its deliberations. Mr. Vandenberghe reviewed with the board a draft of a press release Lear intended to issue that morning and an amended Schedule 13D certain affiliates of Mr. Icahn intended to file with the SEC that morning regarding the AREP proposal. The board authorized Winston & Strawn, JPMorgan and management to continue negotiations with AREP and to seek further improvements in the terms and conditions of the proposed merger agreement.
      On the morning of February 5, 2007, certain affiliates of Mr. Icahn filed an amended Schedule 13D with the SEC in which they disclosed that AREP had made a proposal to acquire Lear for $36.00 per share and that the parties were still negotiating the terms of a possible transaction. That morning, Lear also issued a press release in which it announced the receipt of an offer from AREP and that negotiations were continuing.
      On February 5 and 6, 2007, representatives of AREP, DLA Piper US LLP (“DLA Piper”), AREP’s outside legal counsel, Lear and Winston & Strawn met in New York at the offices of Winston & Strawn to negotiate the terms of the merger agreement, the voting agreement and related transaction documents. During this time, Messrs. Stern, McCurdy and Ninivaggi also discussed the advisability of the special committee retaining Evercore Group L.L.C. (“Evercore”) as an additional financial advisor to assist the special committee in the evaluation of AREP’s proposal. Lear had previously retained Evercore and its principal involved in the engagement to assist Lear in evaluating strategic alternatives. On February 7, 2007, the special committee formally retained Evercore to advise the special committee, specifically on the current automotive industry environment and its implications to Lear. The special committee believed that it would be helpful to have an additional perspective on the risks and uncertainties relevant to Lear’s ability to achieve its long-range plan, as continuing to execute the Company’s long-range plan could be the most viable and likely alternative to a sale of the Company to AREP.
      On February 7, 2007, the special committee held a meeting in Birmingham, Michigan. Members of our senior management and representatives of JPMorgan, Evercore and Winston & Strawn participated in person and a representative of Richards Layton participated by teleconference. Mr. Ninivaggi and a representative of Winston & Strawn reviewed the key terms and conditions of the proposed merger agreement, including certain open issues. Mr. Ninivaggi noted that AREP had agreed to significantly increase the amount of the reverse break-up fee payable by AREP to Lear and improvements in certain procedural aspects of the “go shop” process.
      The members of senior management then excused themselves from the meeting, after which a representative of Evercore made an oral presentation to the special committee on the automotive industry environment. Evercore did not furnish members of the special committee with any written materials. In its presentation, Evercore addressed the principal risks inherent in Lear achieving its long-range forecast from an industry perspective. Evercore noted that the automotive industry was undergoing fundamental structural changes, particularly with respect to the U.S. domestic automakers, that would continue to cause significant stress on the businesses of suppliers to such automakers. Evercore also noted the potential risks to the Company achieving its long-range forecast, including potential shifts in consumer purchasing patterns away from sport utility vehicles and light trucks and the outcome of upcoming labor negotiations involving the U.S. domestic automakers. Evercore indicated to the special committee that the automotive production levels reflected in the Company’s long-range forecast were a reasonable estimate of the expected production levels in the industry based on a comparison with published industry research. Evercore then answered questions from the special committee regarding the current state of the automotive industry and expected industry trends and their implications to Lear’s ability to achieve its long-range plan.
      The special committee then reviewed again with JPMorgan the financial analysis of AREP’s offer prepared by JPMorgan. The special committee also discussed, and sought JPMorgan’s views regarding, whether alternative buyers for Lear were likely to emerge if the Company undertook a formal sale process. The special committee and JPMorgan discussed that significant strategic buyer interest was unlikely. The parties also discussed that there were only a limited number of credible financial buyers that had demonstrated any recent interest in the automotive supply sector. Given that these financial buyers had not expressed an interest in pursuing a transaction with Lear in the past, and several had been contacted by JPMorgan earlier in the week and had not demonstrated any serious interest to JPMorgan in pursuing a transaction, the special committee determined that it was highly uncertain whether a formal sale process would result in a more favorable proposal than the AREP offer. The special committee also noted that Lear’s stock price had been trading well below the proposed $36.00 per share offer price for many months and that during this period, little if any interest for a transaction involving Lear had been expressed.
      Following the foregoing discussion, JPMorgan delivered an oral opinion (subsequently confirmed in writing) to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration of $36.00 per share to be received by Lear’s stockholders (other than affiliates of specified entities controlled by Mr. Icahn) was fair, from a financial point of view, to such stockholders.
      The representatives from JPMorgan and Evercore were then excused from the meeting, after which the special committee engaged in extensive discussions regarding the AREP proposal and alternatives thereto. In particular, the special committee focused in detail on the Company’s long-range plan and the risks and opportunities relevant to the execution of such plan. Specifically, the special committee focused on the major restructuring actions being undertaken by the U.S. domestic automakers in North America and the longer-term implications these actions would have on North American vehicle production by these customers, which were reflected in declining production forecasts by independent forecasting services. The special committee also discussed Lear’s exposure to other external risks, including continued volatility in raw material prices, the outcome of upcoming labor negotiations involving the U.S. domestic automakers and the trend in consumer purchasing patterns away from the Company’s higher-value vehicle platforms, sport utility vehicles and light trucks. In addition, the special committee discussed the risks to Lear’s ability to realize the cost savings associated with planned restructuring actions, which were critical to the achievement of Lear’s long-range business plan.
      In addition, the special committee considered that management supported the AREP proposal as the strategic alternative most likely to maximize shareholder value. The special committee noted that members of management may have had interests in the transaction that were different from or in addition to their interests as stockholders of Lear due to, among other things, the proposed retention of certain members of senior management by AREP and the effect of the proposed merger on existing employee benefit arrangements. Given management’s potential conflicting interests, and considering its mandate from our board of directors, the special committee took great care in evaluating the terms of the AREP offer, as well as strategic alternatives (including continued execution of the Company’s internal strategic plan and the key assumptions, risks and opportunities relevant to that plan). In this regard, the special committee consulted extensively throughout the evaluation process with its outside advisors, in many cases without management present.
      The special committee also considered the current and historical market prices of Lear’s common stock, including the market price of Lear’s common stock relative to those of other industry participants and general market indices, the high volatility of Lear’s common stock price and the fact that the merger consideration per share represented a premium of 3.8% based on the closing price of Lear’s common stock of $34.67 per share on February 2, 2007 (the trading day prior to the announcement of AREP’s offer to purchase Lear), a premium of 55.1% based on the 52-week volume weighted average price of Lear’s common stock as of

February 2, 2007, and a premium of 46.4% based on the closing price of Lear’s common stock on October 16, 2006 (the date on which Lear announced the private placement of $200 million of common stock to affiliates of Mr. Icahn). The announcement of Lear’s private placement of common stock to affiliates of Mr. Icahn on October 16, 2006 caused a sudden increase in the market price of Lear’s common stock that was unrelated to any development in Lear’s operations, financial condition or business prospects. As a result, the special committee believed that this price increase was a relevant factor, in addition to the risks and uncertainties described above, in assessing whether the then-current market price of Lear’s common stock was at a sustainable level with or without the investment in Lear by Mr. Icahn and his affiliates. The special committee also considered the 52-week volume weighted average market price of Lear’s common stock to be a relevant metric as it reflected a recent and objective measure of the Company’s value but was less affected by the impact of short-term stock price volatility.
      Following further discussion among the committee members, the special committee concluded that it required further time to deliberate and reflect on the information presented and discussed at the meeting prior to making a recommendation with respect to the proposed transaction. Immediately following the meeting of the special committee, our board of directors (excluding Mr. Intrieri) held a meeting in Birmingham, Michigan. Mr. Ninivaggi and a representative of Winston & Strawn reviewed the key terms and conditions of the proposed merger agreement. Mr. McCurdy then informed the board that the special committee had not yet reached a decision regarding the AREP proposal. The board considered the proposed terms of the merger agreement and its alternative courses of action to entering into an agreement with AREP. As instructed by the special committee, representatives of JPMorgan reviewed with the full board JPMorgan’s financial analysis presented to the special committee, and representatives of Evercore made a presentation on the near and longer-term automotive industry environment and possible implications for suppliers to the automotive manufacturers.
      Messrs. Rossiter, Vandenberghe and DelGrosso then reviewed again with the board Lear’s current long-range plan, after which management and the board engaged in extensive discussion of the plan. Also at this meeting, Mr. Spalding, as chairman of the Compensation Committee of the board, reported to the board that the Compensation Committee had reviewed the potential implications of a change in control transaction involving Lear and whether any modifications to the change in control provisions of the Company’s existing employee benefit plans or arrangements were appropriate. Mr. Spalding informed the board that the Compensation Committee had concluded not to recommend any changes. Following its deliberations, the board concluded that it would not take any action with respect to the AREP offer until it had received a recommendation from the special committee.
      Later that evening, Mr. Ninivaggi spoke with Mr. Icahn to discuss the remaining open issues on the merger agreement, including the circumstances under which a break-up fee would be payable. The parties did not reach agreement on the open issues. Although the special committee had not yet determined that it was willing to support a transaction at a price of $36.00 per share, the parties did not further discuss the proposed offer price as Mr. Icahn had continued to insist since discussions on February 2, 2007 that AREP was not willing to consider a higher price.
      On the morning of February 8, 2007, the special committee held a meeting at Lear’s corporate headquarters in Southfield, Michigan with no advisors or members of management present. At this time, the special committee reviewed in detail and further discussed the matters that were presented and reviewed at the meeting the prior evening, including whether the proposed AREP transaction was the strategic alternative most likely to maximize value for shareholders. The special committee focused extensively on the relative value of the $36.00 per share offer price to the price per share implied by a valuation of Lear based on the Long-Range Plan with Current Industry Outlook. The special committee noted that the financial analysis of Lear’s Long-Range Plan with Current Industry Outlook suggested that the $36.00 per share offer price was at or near full value under the valuation methodologies utilized by JPMorgan. Furthermore, given the significant risks and uncertainties associated with Lear achieving the value implied by the Long-Range Plan with Current Industry Outlook, the special committee concluded that agreeing to the proposed transaction with AREP at a price of $36.00 per share would maximize value for the Company’s shareholders compared to the continued execution of the Company’s business plan or any other strategic alternatives available to the Company. The special committee also noted that under the AREP proposal, Lear would have the ability to actively solicit potential buyers during the “go shop” period, which would provide a meaningful opportunity for any superior competing proposals to emerge following execution of the merger agreement, and could respond to unsolicited bids after the “go shop” period under specified circumstances.
      After considering, among other things, the factors described below under “Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors,” the financial analyses and fairness opinion of JPMorgan and the presentation provided by and discussion with Evercore representatives, the special committee unanimously determined that the merger agreement and merger were advisable, substantively and procedurally fair to, and in the best interests of, Lear and its unaffiliated stockholders and unanimously recommended that our board of directors approve the merger agreement and recommend its adoption to Lear’s stockholders, subject to the satisfactory resolution of certain open contractual issues.
      Following the special committee meeting, our board of directors (excluding Mr. Intrieri) held a meeting in Southfield, Michigan. At the meeting, representatives of Winston & Strawn and Richards Layton reviewed the fiduciary duties of the directors in considering whether to approve the transaction with AREP. Mr. Ninivaggi and representatives of Winston & Strawn then reviewed the terms of the proposed merger agreement and related documents, including employment agreement amendments, with the directors. The special committee then reported to the full board of directors its recommendation in favor of the transaction and the reasons for its recommendation. As instructed by the special committee, representatives of JPMorgan then conveyed to the board the oral opinion previously delivered to the special committee. Messrs. Rossiter and Vandenberghe, being the management members of the board, then excused themselves from the meeting. The remaining directors discussed in detail the AREP proposal and possible alternatives, focusing extensively on the matters cited by the special committee in support of its recommendation in favor of the AREP proposal. Following these discussions, the board (excluding Messrs. Intrieri, Rossiter and Vandenberghe) unanimously approved the merger agreement and the merger, subject to the satisfactory resolution of certain open contractual issues. Messrs. Rossiter and Vandenberghe returned to the meeting and a vote of all of the directors present at the meeting occurred. After considering, among other things, the factors described below under “Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors,” the financial analyses and fairness opinion of JPMorgan, the presentation of Evercore and the recommendation of the special committee, all of our directors (excluding Mr. Intrieri) unanimously determined that the merger agreement and merger were advisable, substantively and procedurally fair to, and in the best interests of, Lear and its unaffiliated stockholders and unanimously resolved to adopt resolutions approving the merger agreement and the transactions contemplated thereby and recommend that our stockholders adopt the merger agreement. The board also directed the special committee to solicit alternative proposals during the “go shop” period provided for under the merger agreement.
      Following an adjournment of the board meeting, Messrs. McCurdy and Ninivaggi along with a representative of Winston & Strawn contacted Messrs. Icahn and Intrieri to negotiate the remaining open contractual issues, including the circumstances under which the break-up fee would be payable. Following these negotiations, Mr. McCurdy reported to the board (excluding Mr. Intrieri) that the open issues were satisfactorily resolved with Messrs. Icahn and Intrieri on the terms previously approved by the board. Representatives of Lear, Winston & Strawn, AREP and DLA Piper then finalized the definitive documentation for the transaction during the remainder of the day. Late in the evening on February 8, 2007, AREP delivered to Lear the signed debt financing commitment letter from Bank of America, N.A. and Banc of America Securities LLC. The parties executed the merger agreement and related agreements on the morning of February 9, 2007, and the transaction was announced to the public in a press release later that day.
      Beginning on February 9, 2007, pursuant to the solicitation provisions set forth in the merger agreement, JPMorgan contacted parties that it had identified as being potentially interested in making a competing proposal to acquire the Company, including those parties that had previously expressed to JPMorgan a general interest in exploring such a transaction. On February 26, 2007, the special committee expanded the engagement of Evercore to include an active role in soliciting, receiving and evaluating competing proposals. JPMorgan and Evercore identified potential purchasers on the basis of their likelihood of interest in participating in a transaction with the Company and their ability to execute such a transaction. The special committee also requested that JPMorgan prepare a debt financing proposal that it would make available to parties interested in making a competing proposal.
      As part of the “go shop” process, the special committee established a protocol by which it retained active oversight of the solicitation process and the activities of the Company’s management and the special committee’s advisors in connection therewith. Contacts with potential purchasers were coordinated through the special committee’s advisors, with the assistance of management to the extent requested by the special committee and its advisors.
      During the “go shop” period, JPMorgan and Evercore contacted a total of 41 parties, consisting of 24 financial sponsors and 17 potential strategic buyers. No parties initiated contact with Evercore or JPMorgan. Ten of the parties contacted requested a draft confidentiality agreement for the purpose of receiving access to confidential due diligence materials, and of those, eight parties executed a confidentiality agreement with the Company. The other parties contacted by JPMorgan and Evercore declined to participate further in an evaluation of the Company. The Company promptly made available to any party who executed a confidentiality agreement access to an electronic due diligence data room, a written management presentation and an opportunity to meet with management and the special committee’s financial advisors. At the direction of the special committee, each party who executed a confidentiality agreement with the Company also received a letter from the special committee’s advisors outlining the proposed solicitation process.
      The “go shop” period under the merger agreement expired at 11:59 p.m. Eastern Time on March 26, 2007. At that time, the Company was engaged in ongoing discussions with three parties, who had formed a group for purposes of evaluating a competing proposal. Two members of the group subsequently withdrew their interest and terminated discussions with the Company. The remaining party thereafter indicated that due to resource constraints, it would require an equity partner or partners to pursue a competing proposal and requested that the Company enter into discussions and provide confidential information to two private equity firms that had indicated an interest in exploring a competing proposal, as a group, with the remaining party. Under the merger agreement, the Company was prohibited from doing so without AREP’s consent. On May 10, 2007, the Company formally requested AREP’s consent, which was granted on May 14, 2007.
      As of the date of this proxy statement, no party has submitted a competing proposal for the Company, although the Company is engaged in certain ongoing discussions. The Company expects these discussions to continue following the date of this proxy statement, although no assurances can be given that they will result in a competing proposal. The special committee has determined that proceeding with the AREP transaction while the Company is engaged in these discussions is substantively and procedurally fair to, and in the best interests of, Lear and its unaffiliated stockholders. The Company intends to disclose any material developments relating to these discussions in the manner required by applicable laws.
      During the “go shop” period, the special committee met six times to review the status of the solicitation process and related matters. Since the expiration of the “go shop” period, the special committee has met on a periodic basis. At each of these meetings, the special committee’s advisors and certain members of the Company’s management were present. In addition, the special committee’s advisors and members of the special committee had periodic discussions throughout the “go shop” period and thereafter regarding significant developments.
Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors
      The special committee, consisting solely of independent and disinterested directors, and acting with the advice and assistance of its independent financial and legal advisors, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement. The special committee unanimously determined that the merger agreement and the merger are advisable, substantively and procedurally fair to, and in the best interests of Lear and its unaffiliated stockholders and unanimously recommended that our board of directors adopt, authorize and declare advisable the merger agreement and recommend to Lear’s stockholders that they vote in favor of adoption of the merger agreement. Following the receipt of the recommendation of the special committee, the board of directors (excluding Mr. Intrieri) unanimously approved the merger agreement and the transactions contemplated thereby and recommend that our stockholders adopt the merger agreement.
      In the course of reaching their determination, the special committee and the board of directors considered the following factors and potential benefits of the merger, each of which they believed supported their decision and provided assurance of the substantive fairness of the merger to Lear’s unaffiliated stockholders:

•	their belief that the merger was more favorable to stockholders than the alternative of remaining a stand-alone independent company, because of the uncertain returns to stockholders if Lear remained independent (taking into account, in particular, management’s projections of the future financial performance of Lear, the risks involved in achieving projected financial results, the existing state of the automotive industry and the financial distress of several of our major customers and the industry supply base);

•	the fact that the automotive operations of Lear’s three largest customers, General Motors, Ford and DaimlerChrysler, which accounted for approximately 32%, 23% and 10%, respectively, of Lear’s net sales in 2006, have recently experienced significant operating losses, and these automakers are continuing to restructure their North American operations, which may have an adverse impact on our operating results and the price of our common stock;

•	their belief that the merger was more favorable to Lear’s stockholders than the potential value that might result from other alternatives available to us, including continuing to operate in the ordinary course of business and the alternatives of pursuing other strategic initiatives;

•	the results of Lear’s extensive strategic planning process, including an examination of the industry risks that may impact Lear’s ability to achieve its strategic plan, as well as the level of investment required by Lear to implement the plan;

•	their belief that the cash consideration of $36.00 per share was likely the most favorable financial terms that could be obtained from the Icahn Group, and that further negotiation could have caused the Icahn Group to abandon the transaction;

•	the fact that the terms of the merger agreement would provide Lear a 45-day post-signing “go shop period” during which we would have the right to solicit additional interest in a transaction involving Lear and, after such 45-day period, Lear would have the ability to continue discussions with persons who had made an acquisition proposal during the “go shop” period or with whom we were engaged in discussions concerning an acquisition proposal, and to respond to unsolicited proposals during the period prior to the stockholders’ vote, subject to certain conditions as more fully described below under “The Merger Agreement — Solicitation of Other Offers”;

•	their belief that the terms of the “go shop” process would facilitate an active solicitation of interest from third parties and that neither the Icahn affiliates’ ownership interest in the Company nor board position would be an impediment to obtaining a competing proposal, particularly given the terms of the voting agreement;

•	the fact that affiliates of Parent which beneficially owned approximately 16% of our outstanding common stock were willing to enter into a voting agreement in connection with the merger, pursuant to which such holders agreed to vote in favor of the adoption of the merger agreement and in favor of a superior proposal that results in consideration of no less than $36.00 per share in cash, net, to Lear’s stockholders;

•	their belief that while improvements in Lear’s operating performance could yield improved operating results, the achievement of such improvements is uncertain and subject to significant execution risk;

•	the current and historical market prices of our common stock, including the market price of our common stock relative to those of other industry participants and general market indices; the high volatility of our common stock, the fact that the merger consideration per share represented a premium of 3.8% based on the closing price of Lear’s common stock of $34.67 on February 2, 2007 (the trading day prior to the announcement of AREP’s offer to purchase Lear); a premium of 55.1% based on the 52-week volume weighted average price of our common stock as of February 2, 2007, and a premium of 46.4% based on the closing price of our common stock on October 16, 2006 (the date on which Lear announced the private placement of $200 million of our common stock to affiliates of Mr. Icahn), as more fully described under “Special Factors — Background of the Merger”;

•	the financial analyses presented by JPMorgan that are described in “— Opinion of Financial Advisor to the Special Committee” and the opinion of JPMorgan delivered on February 8, 2007, that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth in the opinion, the merger consideration of $36.00 per share to be received by the holders of our common stock (other than affiliates of specified entities controlled by Mr. Icahn) in the merger was fair, from a financial point of view, to such holders, as more fully described below under “— Opinion of Financial Advisor to the Special Committee”;

•	the current strength and liquidity of the private equity and debt financing markets and the risk that such conditions could be less favorable in the future;

•	their belief that, as a public company with substantial leverage, Lear’s ability to finance its restructuring and investment initiatives could be limited, particularly given the effect volatile industry conditions could have on the Company’s financial performance and access to capital markets and the availability of trade credit from an already distressed supplier base;

•	the financial and other terms and conditions of the merger agreement as reviewed by the special committee, including the fact that the merger would not be subject to a financing condition and the transaction did not have any significant antitrust risk;

•	the fact that the merger consideration is all cash, so that the transaction allows our stockholders to immediately realize at the closing a fair value in cash for their investment and provides such stockholders certainty of value for their shares;

•	the lack of other interested acquirers notwithstanding the fact that the market price of our common stock had traded substantially below the merger price for much of the 12-month period prior to the announcement of AREP’s proposal;

•	their concern over the potential impact on our business and stock price of an unsuccessful public auction of the Company and their belief that if Lear were to engage in some form of auction, it would be in the best interests of the stockholders to have a committed buyer in place prior to commencing such process;

•	the fact that AREP has provided a guarantee in Lear’s favor with respect to the performance by Parent and Merger Sub of certain of their payment obligations under the merger agreement;

•	the fact that our senior management team supported the merger and the merger agreement and the fact that members of our management have not committed to be exclusive to Parent and are therefore available to enter into discussions and arrangements with a subsequent bidder, if any, for Lear;

•	the availability of statutory appraisal rights to holders of our common stock who comply with the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and

•	the fact that we would not have to establish the existence and amount of our damages in the event of a failure of the merger to be consummated under certain circumstances in light of the $250 million reverse break-up fee payable by Parent if Parent were to breach its obligations under the merger agreement and fail to complete the merger.

      The special committee and the board of directors also considered a number of factors relating to the procedural safeguards involved in the negotiation of the merger, including those discussed below, each of which it believed supported its decision and provided assurance of the substantive and procedural fairness of the merger to Lear’s unaffiliated stockholders:

•	the fact that our board of directors established a special committee of independent directors, consisting solely of directors who are not officers, employees or controlling stockholders of Lear and who are not affiliated in any way with Parent or Merger Sub, to review, evaluate and negotiate proposals made by the Icahn Group with respect to a potential transaction and to consider any alternatives thereto;

•	the fact that the merger could not be completed unless it is approved by the holders of a majority of Lear’s outstanding shares of common stock, and that this decision will allow Lear’s unaffiliated stockholders to make their own informed judgment as to whether the proposed transaction is in their best interests;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, if a third party has proposed an alternative transaction that is a “superior proposal,” our board of directors is permitted, prior to the adoption of the merger agreement by our stockholders, to change its recommendation, approve or recommend the superior proposal or, upon the payment to Parent of a reasonable break-up fee, terminate the merger agreement in order to enter into a definitive agreement with respect to the “superior proposal” as more fully described below under “The Merger Agreement — Recommendation Withdrawal/ Termination in Connection with a Superior Proposal”;

•	the fact that the terms and conditions of the merger agreement resulted from extensive negotiations between the special committee and its advisors and AREP, Parent and Merger Sub and their respective advisors; and

•	the opinion of JPMorgan delivered on February 8, 2007, that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth in the opinion, the merger consideration of $36.00 per share to be received by the holders of our common stock (other than affiliates of specified entities controlled by Mr. Icahn) in the merger was fair, from a financial point of view, to such holders.
      The special committee and the board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the fact that the $36.00 price per share will represent the maximum price per share receivable by our stockholders unless the merger agreement is terminated in accordance with its terms, and that our stockholders will not participate in any future earnings or growth of Lear and therefore will not benefit from any appreciation in our value, including any appreciation in value that could be realized as a result of improvements to our operations;

•	the fact that certain of our directors and executive officers may ultimately have interests in the transaction that may be different from, or in addition to, their interests as stockholders of Lear, including the employment agreement amendments that Parent requested certain of our executive officers sign as part of the merger negotiations;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring Lear to conduct business only in the ordinary course, subject to specific limitations, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger and the length of time between signing and closing when these restrictions are in place;

•	the fact that if Parent were to breach its obligations under the merger agreement and fail to complete the merger, our remedy may be limited to $250 million, or less under certain circumstances;

•	the requirement that we pay a termination fee of up to $85.2 million and Parent’s and Merger Sub’s reasonable out-of-pocket expenses up to $15 million, if our board of directors terminates the merger agreement under certain circumstances; and

•	the fact that the receipt of the $36.00 per share cash consideration in the merger will generally be taxable to our stockholders.

      The special committee and the board of directors expressly adopted the analysis and the opinion of JPMorgan, among other factors considered, in reaching its determination as to the fairness to our unaffiliated stockholders of the transactions contemplated by the merger agreement. In reaching such determination, the special committee and the board of directors were able to rely on the opinion of JPMorgan that the merger consideration of $36.00 per share to be received by the holders of our common stock (other than affiliates of specified entities controlled by Mr. Icahn) in the merger was fair, from a financial point of view, to such holders, because: (i) the stockholders of Lear that are unaffiliated with Lear (assuming that officers and directors of Lear and entities controlled by Mr. Icahn are affiliates) constitute a subset of the larger group of stockholders of Lear that are not entities controlled by Mr. Icahn; (ii) the opinion of JPMorgan, to the effect that the merger consideration to be received by the holders of our common stock (other than affiliates of specified entities controlled by Mr. Icahn) in the merger was fair, from a financial point of view, to such holders, thus encompasses all of the stockholders of Lear that are unaffiliated with Lear; and (iii) the stockholders of Lear that are not entities controlled by Mr. Icahn but are affiliates of Lear are receiving the same merger consideration as the stockholders that are not affiliates. The special committee and the board of directors did not (i) retain an unaffiliated representative (other than the special committee) to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or (ii) structure the transaction to require approval of at least a majority of unaffiliated stockholders. Nevertheless, the special committee believed that taking into account the factors listed above, as well as the fact that the merger agreement resulted from extensive negotiations between the special committee and its advisors and AREP, Parent and Merger Sub and their advisors, the absence of these two safeguards did not diminish the fairness of the process undertaken by the special committee.
      In the course of reaching its decision to recommend that our board of directors adopt, authorize and declare advisable the merger agreement and recommend to Lear’s stockholders that they vote in favor of adoption of the merger agreement, the special committee did not consider the liquidation value of Lear because it considers Lear to be a viable going concern. The special committee therefore did not consider liquidation value to be a relevant valuation method. Further, the special committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of Lear as a going concern but rather is indicative of historical costs. Lear’s net book value per share as of December 31, 2006 was $7.88 per share, and the $36.00 per share cash merger consideration is approximately 78% above this amount.
      The foregoing summarizes the material factors considered by the special committee and the board of directors in their consideration of the merger. After considering these factors, the special committee and the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the special committee and the board of directors, and the complexity of these matters, the special committee and the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee and the board of directors may have assigned different weights to various factors. The special committee and the board of directors approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by them.
Opinion of Financial Advisor to the Special Committee
      At the meeting of the special committee of our board of directors held on February 7, 2007, JPMorgan rendered its oral opinion to the special committee that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the consideration of $36.00 per share in cash (the “Consideration”) to be paid to the holders of Lear’s common stock (other than affiliates of specified entities controlled by Mr. Icahn) in the merger is fair, from a financial point of view, to such holders. JPMorgan’s oral opinion was subsequently confirmed in writing and provided to the special committee and, at the instruction of the special committee, to Lear’s board of directors. JPMorgan has consented to the inclusion of its written opinion as Appendix B to this document.

      The full text of the written opinion of JPMorgan, dated February 8, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by JPMorgan in rendering its opinion is attached as Appendix B to this document and is incorporated into this document by reference. In connection with the rendering of JPMorgan’s opinion to the special committee, JPMorgan presented a related financial presentation to the special committee and, at the direction of the special committee, to Lear’s board of directors on February 7, 2007. Copies of JPMorgan’s February 7, 2007 presentation (dated February 6, 2007) are available for inspection and copying at Lear’s principal executive office during regular business hours by any Lear stockholder or its representative who has been so designated in writing, and will be provided to any Lear stockholder upon written request at the expense of the requesting party. The February 7, 2007 presentation is filed as an exhibit to the Schedule 13E-3 filed by Lear with the SEC, copies of which may be obtained from the SEC. For instructions on how to obtain materials from the SEC, see “Where You Can Find More Information” beginning on page 175. The summary of the JPMorgan opinion set forth in this document is qualified in its entirety by reference to the full text of the JPMorgan opinion. We urge you to read the JPMorgan opinion carefully and in its entirety. JPMorgan provided its opinion for the information and assistance of the special committee (and, at the instruction of the special committee, to Lear’s board of directors) in connection with and for the purposes of their evaluation of the merger. JPMorgan’s written opinion addresses only the fairness, from a financial point of view, as of the date of such opinion, of the Consideration to be paid to holders of Lear’s common stock (other than affiliates of specified entities controlled by Mr. Icahn) in the merger, and does not address any other aspect of the merger nor any other matter. The JPMorgan opinion is not a recommendation to any stockholder of Lear as to how that stockholder should vote with respect to the merger or any other matter and should not be relied upon by any stockholder as such.
      In connection with rendering its opinion, JPMorgan, among other things:

•	reviewed a draft dated February 7, 2007 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Lear and the industries in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of Lear with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Lear’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Lear relating to its business, for which you should see “Important Information Regarding Lear — Financial Forecast”; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.
      In addition, JPMorgan held discussions with certain members of the management, special committee and board of directors of Lear with respect to certain aspects of the merger, the past and current business operations of Lear, the financial condition and future prospects and operations of Lear, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.
      In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with it by Lear or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct nor was it provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of Lear or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. JPMorgan’s financial analyses, which formed the basis of JPMorgan’s opinion, were performed in reliance upon, among other things, the “Long-Range Plan with Current Industry Outlook” provided to JPMorgan by management of Lear at the direction of the special committee. See “Important Information Regarding Lear — Financial Forecast.” In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Lear to which such analyses or forecasts relate. JPMorgan did not express any view as to such analyses or forecasts or the assumptions on which they were based.
      The forecasts furnished to JPMorgan by Lear at the direction of the special committee were prepared by the management of Lear. Lear does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and those projections were not prepared with a view toward public disclosure. Those projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Lear’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in those projections. See “Important Information Regarding Lear — Financial Forecast.” Lear’s management reviewed and engaged in extensive discussions with, and answered questions from, the board of directors regarding the accuracy and completeness of the Long-Range Plan with Current Industry Outlook, including the key assumptions and risks, the sensitivity of the plan to industry production levels, commodity prices, the success of Lear’s restructuring initiatives and other matters. See “Special Factors — Background of the Merger.” With consideration for the inherent uncertainties in long-range financial projections, the special committee and the board of directors of Lear found JPMorgan’s reliance on the Long-Range Plan with Current Industry Outlook, along with other historical and industry statements and other historical financial and operating data, to be reasonable for purposes of JPMorgan rendering its fairness opinion.
      JPMorgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement will not differ in any material respects from the draft of the merger agreement furnished to JPMorgan. JPMorgan also assumed that the representations and warranties made by Lear and Parent in the merger agreement and the related agreements are and will be true and correct in all respects material to its analysis. JPMorgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Lear with respect to such issues. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Lear.
      The JPMorgan opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. It should be understood that subsequent developments may affect the JPMorgan opinion. JPMorgan does not have any obligation to update, revise, or reaffirm its opinion, and the special committee does not currently intend to request an updated opinion from JPMorgan. The JPMorgan opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of Lear’s common stock (other than affiliates of specified entities controlled by Mr. Icahn) in the proposed merger and JPMorgan expressed no opinion as to the fairness of the merger to, or any consideration received in connection with the merger by, the holders of any other class of securities, creditors or other constituencies of Lear or to the underlying decision by Lear to engage in the merger.
      Prior to the execution of the merger agreement, JPMorgan was not authorized to and did not solicit expressions of interest from other potential acquirors of Lear, except that during the four-day period between the public announcement by affiliates of Parent of its proposal to enter into the merger and the execution of the merger agreement, JPMorgan, at the direction of the special committee, approached a limited number of parties with respect to their potential interest in a transaction. JPMorgan assumed in its opinion that the terms of the merger are the most beneficial terms from Lear’s perspective that could under the circumstances be negotiated among the parties to such transaction, and JPMorgan expressed no opinion as to whether any alternative transaction might produce consideration for Lear’s stockholders in excess of that contemplated in the merger.

Summary of JPMorgan’s Analyses.
      In connection with its opinion, JPMorgan performed the following financial analysis:

•	comparable company trading multiples analysis,

•	precedent transaction multiples analysis, and

•	discounted cash flow analysis.
      The comparable companies and transactions were selected from JPMorgan’s proprietary databases of publicly traded automotive suppliers and transactions involving automotive suppliers.
      JPMorgan determined the implied value of Lear’s common stock based on the Long-Range Plan with Current Industry Outlook, which was provided to JPMorgan by Lear’s management at the direction of the special committee. In addition, Lear’s management provided JPMorgan with certain additional forecasts previously prepared by Lear’s management and referred to as the “July ’06 Long-Range Plan.” For comparative purposes only, JPMorgan also determined the implied value of Lear’s common stock based on the July ’06 Long-Range Plan. However, since JPMorgan was advised by the special committee that the July ’06 Long-Range Plan no longer reflected management’s or the special committee’s current estimate of the Company’s future financial performance, in rendering its opinion, JPMorgan relied on the Long-Range Plan with Current Industry Outlook and did not rely on the July ’06 Long-Range Plan.
      Lear management advised JPMorgan that it believed that the financial analyses and forecasts Lear prepared were reasonably prepared and reflected their best available judgments and estimates and JPMorgan assumed with the special committee’s consent that the financial analyses and forecasts prepared by Lear management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management.
      The following is a summary of the material financial analyses performed by JPMorgan in connection with rendering its opinion to the special committee (and, at the direction of the special committee, providing its opinion to Lear’s board of directors). Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. The presentation by JPMorgan to the special committee included the summary information described in the tables below, but did not include the specific data with respect to each of the comparable companies and comparable transactions underlying all calculations presented in the tables below.

      Comparison of trading multiples. Using public filings with the SEC and other publicly available information, selected published equity research estimates and Lear’s management forecasts, JPMorgan compared financial information, financial ratios and valuation multiples for Lear to corresponding measures for certain publicly traded companies selected by JPMorgan. Although none of the selected companies is directly comparable to Lear in all respects, JPMorgan selected the following companies based on JPMorgan’s view of the comparability of their operating and financial characteristics:

													Price Per		Price Per
	Firm		Firm		Firm		Firm		Firm		Firm		Share/2007		Share/2008
	Value/2007		Value/2008		Value/2007		Value/2008		Value/2007		Value/2008		Earnings		Earnings
	Sales		Sales		EBITDA		EBITDA		EBIT		EBIT		Per Share		Per Share

North American automotive suppliers:
American Axle & Manufacturing Holdings Inc.*	0.57	x	0.56	x	4.9	x	4.3	x	12.1	x	9.0	x	16.0	x	10.4x
ArvinMeritor, Inc.*	0.27		0.26		5.7		5.0		9.2		7.4		16.5		10.4
BorgWarner Inc.*	1.01		0.89		7.1		6.4		11.7		10.4		14.8		12.9
Commercial Vehicle Group, Inc.	0.78		0.61		7.9		5.1		10.1		6.0		15.0		8.1
Donaldson Company, Inc.	1.65		2.74		11.6		N/M		14.1		N/A		19.4		N/M
Eaton Corporation	1.06		1.02		8.1		7.4		10.9		9.8		12.7		11.3
Gentex Corporation	3.52		3.17		12.5		11.0		15.3		13.2		22.0		19.3
Johnson Controls Inc.*	0.67		0.62		9.0		8.1		12.9		11.4		15.1		13.2
Magna International Inc.*	0.32		0.29		4.3		3.8		7.5		6.2		11.5		9.6
Modine Manufacturing Company	0.58		0.54		6.9		6.4		13.0		11.4		15.8		14.9
Stoneridge, Inc.	0.62		0.55		6.3		5.7		11.2		9.7		25.7		15.9
Tenneco Inc.*	0.44		0.41		5.4		5.1		9.0		8.4		12.5		10.7
TRW Automotive Holdings Corp.*	0.42		0.41		4.7		4.6		8.3		8.0		12.3		10.8
Visteon Corporation*	0.23		0.22		4.2		5.9		14.5		N/M		N/M		N/M
Global automotive suppliers:
Autoliv, Inc.	0.94	x	0.89	x	6.6	x	5.9	x	10.8	x	9.6	x	14.9	x	13.1x
Brembo SpA	1.06		1.00		6.5		6.0		10.1		9.1		12.8		11.0
Continental AG	1.20		1.14		7.2		6.7		10.9		9.9		16.0		14.4
Denso Corporation	1.20		1.10		8.3		7.5		N/A		N/A		19.4		17.3
ElringKlinger AG	2.57		N/A		10.3		N/A		14.8		N/A		24.6		N/A
Faurecia SA	0.25		N/A		4.2		N/A		14.2		N/A		19.4		N/A
GKN PLC	0.68		N/A		6.0		N/A		9.4		N/A		12.3		N/A
Grammer AG	0.35		N/A		4.5		N/A		7.1		N/A		10.6		N/A
SOGEFI SpA	0.98		0.96		6.2		6.1		9.0		8.9		12.7		12.1
Tomkins plc	0.92		0.90		7.2		6.8		10.6		9.7		13.6		12.6
Trelleborg AB	0.84		0.82		7.6		7.2		11.2		10.3		11.9		10.6
Valeo SA	0.39		0.38		4.1		3.8		13.2		12.0		17.0		14.9
      JPMorgan calculated the firm values of the selected companies as multiples of estimated sales, EBITDA and EBIT for the 2007 and 2008 calendar years for the selected companies. JPMorgan calculated the firm value of each company by adding the market value of its common equity as of February 2, 2007 to the sum of its long-term and short-term debt and the book value of its preferred stock and minority interest, and subtracting cash and cash equivalents, of each company as of the most recent relevant filing date for each such company. Estimated sales, EBITDA and EBIT for each company were based on estimates published by Wall Street equity research firms. The following table presents the summary results of this analysis:

													Price Per		Price Per
	Firm		Firm		Firm		Firm		Firm		Firm		Share/2007		Share/2008
	Value/2007		Value/2008		Value/2007		Value/2008		Value/2007		Value/2008		Earnings		Earnings
	Sales		Sales		EBITDA		EBITDA		EBIT		EBIT		Per Share		Per Share

North American automotive suppliers:
Median	0.60	x	0.56	x	6.6	x	5.7	x	11.4	x	9.3	x	15.1	x	11.0x
Median of Select Peers(1)	0.43	x	0.41	x	5.2	x	5.0	x	10.5	x	8.4	x	14.8	x	10.7x
Global suppliers:
Median	0.93	x	0.93	x	6.5	x	6.4	x	10.8	x	9.7	x	14.2	x	12.9x

(1)	The companies considered in this computation are marked with an asterisk (*) in the list of “North American automotive suppliers” above. JPMorgan selected a group of peers from the list of comparable companies that were all North American Tier I automotive suppliers with similar product and customer base characteristics to Lear to provide a subset of the comparable companies that more closely resembled Lear with respect to such characteristics.
      Based on this analysis, various characteristics of the selected companies as compared with Lear, industry performance and general business, economic, market and financial conditions distinct to the geographic regions in which the selected companies operate, and JPMorgan’s experience and judgment (and not based solely on the results of mathematical analyses set forth in the table above), JPMorgan applied a range of multiples of Lear’s estimated 2007 EBITDA, as reflected in its Long-Range Plan with Current Industry Outlook, of 4.75x to 5.75x to determine an implied range of equity values per share of Lear. Based on the analysis, JPMorgan derived an implied per share range of equity values for Lear of between $23.60 and $34.14. In calculating the range of implied equity values, JPMorgan used the multiple of estimated 2007 EBITDA based on its belief that such multiple was customary for the calculation of implied equity value of a firm in the Company’s industry and did not utilize the multiples of Firm Value/Sales or Firm Value/ EBIT in the calculation of implied equity value. The ranges of the actual multiples of firm value to 2007 EBITDA for the North American automotive suppliers, the selected peer North American automotive suppliers and the global automotive suppliers were as follows:

Multiples of Firm
Value/2007
EBITDA

	High	Low

North American Automotive Suppliers	12.5x	4.2x
North American Select Peers	9.0x	4.2x
Global Suppliers	10.3x	4.1x

      Transaction comparables. Using publicly available information, JPMorgan examined the following selected automotive supplier transactions.

					Firm
			Firm Value/		Value/		Firm Value/
Date Announced	Acquirer	Target	Sales		EBIT		EBITDA

October 2006	Robert Bosch GmbH	Pacifica Group Ltd.	0.69	x	12.0	x	5.4	x
October 2006	Hitachi, Ltd.	Clarion Co., Ltd.	0.47		16.3		8.4
September 2006	Asahi Tec Corporation	Metaldyne Corporation	0.64		27.4		6
June 2006	Platinum Equity LLC	Textron Fastening Systems business of Textron Inc.	0.35		N/A		N/A
May 2006	Red Diamond Capital Partners, L.P.	Automotive division of Avon Rubber plc	0.38		4.2		4.2
April 2006	Continental AG	Automotive electronics business of Motorola, Inc.	0.63		N/A		8.9
January 2006	Bain Capital, LLC	Sensors and controls business of Texas Instruments Incorporated	2.62		11.4		10.1
December 2005	Cooper-Standard Automotive Inc.	Automotive brake and fuel tubing business of ITT Industries, Inc.	0.48		9.3		4.6
September 2005	The Carlyle Group	AxleTech Industries, Inc.	1.40		N/A		9.0
March 2005	Johnson Controls, Inc.	Battery business of Delphi Corporation	0.36		N/A		4.0
January 2005	Valeo SA	Engine electronics division of Johnson Controls, Inc.	0.94		12.7		9.5
November 2004	BorgWarner Germany GmbH	BERU AG	1.47		9.6		6.5
October 2004	Magna International	Tesma International Inc.	0.81		7.9		5.5
October 2004	Magna International	Decoma International Inc.	0.34		5.5		3.4
September 2004	The Cypress Group	Cooper-Standard Automotive Inc.	0.63		4.7		8.5
July 2004	The Cypress Group	Dana AG	0.47		8.1		6.1
July 2004	Thomas H Lee Partners	Progressive Moulded Products Ltd.	1.40		N/A		7.0

				Firm
			Firm Value/	Value/	Firm Value/
Date Announced	Acquirer	Target	Sales	EBIT	EBITDA

July 2004	Montagu Private Equity	Stabilus GmbH	1.10	N/A	6.4
June 2004	Kohlberg & Company LLC	Stanadyne Corporation	1.10	12.3	7.0
May 2004	GS Capital Partners	Autocam Corporation	1.21	N/A	7.0
March 2004	Continental AG	Phoenix AG	0.48	12.5	5.8
September 2003	Vestar Capital Partners	FL Selenia SpA	1.40	20.3	7.9
May 2003	Hg Capital	W.E.T. Automotive Systems AG	1.00	6.1	4.9
May 2003	Tomkins plc	Stackpole Limited	1.24	10.9	6.2
May 2003	The Carlyle Group	Automotive parts business of UIS, Inc.	0.89	N/A	6.1
May 2003	Rheinmetall AG	Kolbenschmidt Pierburg AG	0.36	8.5	3.1
March 2003	Castle Harlan, Inc.	Advanced Accessory Systems, LLC	0.79	N/A	5.6
November 2002	The Blackstone Group	Automotive business of TRW Inc.	0.46	10.6	4.9
November 2002	The Carlyle Group	Edscha AG	0.58	7.8	4.9
August 2002	CVC Capital	Kwik-Fit Holdings Limited	0.40	5.1	3.6
August 2002	Johnson Controls, Inc.	Automotive battery business of Varta AG	0.53	10.8	5.7
August 2002	Questor Management Co. LLC	Teksid Aluminum SpA	0.56	N/A	6.8
July 2002	Magna International Inc.	Donnelly Corporation	0.49	25.5	8.9
July 2002	Doughty Hanson & Co.	A.T.U. Group	1.11	13.9	10.5
May 2002	Hitachi, Ltd.	Unisia JECS Corporation	0.35	28.5	4.8
January 2002	CSFB	Oxford Automotive, Inc.	0.30	25.3	4.9
      Based on public filings with the SEC, other publicly available information and selected published equity research estimates, JPMorgan calculated the implied firm values of the target companies in the selected transactions as multiples of each target’s estimated trailing twelve-month sales, estimated trailing twelve-month EBIT, and estimated trailing twelve-month EBITDA. The following table summarizes the results of this analysis:

	Firm Value/		Firm Value/		Firm Value/
	Sales		EBIT		EBITDA

Median	0.63	x	10.8	x	6.1x
      Based on this analysis, various characteristics of the selected companies and the selected transactions, industry performance and general business, economic, market and financial conditions distinct to the geographic regions in which the companies involved in the selected transactions operate, and JPMorgan’s experience and judgment (and not based solely on the results of mathematical analyses set forth in the table above), JPMorgan selected a range of multiples of Lear’s estimated 2006 EBITDA of 5.5x to 6.5x for Lear, which implied a per share range of equity values for Lear of between $28.30 and $38.25. In calculating the range of implied equity values, JPMorgan used the multiple of 2006 EBITDA based on its belief that such multiple was customary for the calculation of implied equity value of a firm in the Company’s industry and did not utilize the multiples of Firm Value/Sales or Firm Value/ EBIT in the calculation of implied equity value.
      The range of actual multiples of firm value to 2006 EBITDA for the selected comparable transactions was 3.1x to 10.1x.
      Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis based on the Long-Range Plan with Current Industry Outlook for the purpose of determining a range of implied equity values per share for Lear’s common stock. JPMorgan calculated the unlevered free cash flows that Lear is expected to generate during fiscal years 2007 through 2016 using the actual financial results for fiscal year 2006 and the projections for fiscal years 2007 to 2010 in the Long-Range Plan with Current Industry Outlook, extrapolating for the years 2011 to 2016 based on assumptions provided by management. The calculations showed unlevered free cash for each year as follows:

	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016

Unlevered free cash flow	$243	$439	$468	$527	$425	$429	$434	$442	$446	$457
      In calculating Lear’s terminal value, JPMorgan applied a perpetual growth rate ranging from 0.5% to 1.5% of the unlevered free cash flow of Lear for periods subsequent to 2016, which were based on growth rates projected in the periods measured. Projected cash flows were then discounted to present value using discount rates ranging from 10.0% to 11.0%, that were estimated based on the range of JPMorgan’s calculation of Lear’s weighted average cost of capital.
      The foregoing discounted cash flow analysis indicated a range of equity values of between $25.30 and $34.45 per share of Lear’s common stock on a stand-alone basis.
      Other Information. JPMorgan also referenced a 52-week high and low range of Lear’s common stock and the high and low range of Wall Street research analysts’ price targets as of February 2, 2007. Specifically, the reference range for the 52-week high and low was $15.60 to $35.56 per share and the analyst target prices ranged from $16.00 to $37.00 per share. JPMorgan noted that historical stock trading and analyst price targets are not valuation methodologies but were presented merely for informational purposes.
      JPMorgan also reviewed the premium and discount of the Consideration to the historical prices of Lear’s common stock. JPMorgan’s analysis indicated that the Consideration represented:

•	a premium of 3.8% based on the closing price of Lear’s common stock of $34.67 on February 2, 2007 (the trading day prior to the announcement of an offer to purchase Lear by affiliates of Parent);

•	a discount of 10.2% based on the closing price of Lear’s common stock on February 8, 2007 (the trading day prior to announcement of the merger) of $40.07;

•	a premium of 7.0% based on the closing price of Lear’s common stock of $33.66 one week prior to February 2, 2007;

•	a premium of 21.9% based on the closing price of Lear’s common stock of $29.53 one month before February 2, 2007;

•	a premium of 46.4% based on the closing price of Lear’s common stock of $24.59 on October 16, 2006 (the date on which Lear announced the execution of an agreement relating to the private placement of $200 million of common stock to affiliates of Parent);

•	a premium of 1.2% based on the 52-week high of Lear’s common stock of $35.56 as of February 2, 2007;

•	a premium of 55.1% based on the 52-week volume weighted average price of Lear’s common stock of $23.21 as of February 2, 2007; and

•	a premium of 130.8% based on the 52-week low of Lear’s common stock of $15.60 as of February 2, 2007.
      In addition, JPMorgan conducted a discounted cash flow analysis using unlevered free cash flow projections based on the July ’06 Long-Range Plan and otherwise using the assumptions, range of growth rates and range of discount rates referred to above under the caption “Discounted Cash Flow Analysis.” Because JPMorgan was advised by the special committee that the July ’06 Long-Range Plan no longer reflected the current industry production outlook of independent industry analysts, this discounted cash flow analysis, which indicated a range of equity values of between $35.90 and $46.50 per share of Lear’s common stock on a stand-alone basis, was presented for informational purposes only and was not relied upon by JPMorgan in rendering its opinion.
      JPMorgan’s presentations on February 1, 2007 and February 3, 2007 also included an analysis of a hypothetical leveraged buyout of Lear by a financial buyer and the value that Lear’s stockholders could receive in such a transaction. In conducting its analysis, JPMorgan considered both the Long-Range Plan with Current Industry Outlook and the July ’06 Long-Range Plan. For purposes of this analysis, JPMorgan assumed the transaction would be completed on January 1, 2007 and that a subsequent sale of Lear would occur on December 31, 2011 at a price ranging from 5.0x to 6.0x Lear’s projected 2011 EBITDA. JPMorgan also assumed that a purchaser’s required rate of return would be 20% in a transaction of this type. Based on this analysis, in the February 3, 2007 presentation, JPMorgan calculated an implied per share range of values for Lear of $24.57 to $33.87 based on the Long-Range Plan with Current Industry Outlook (the same analysis in the February 1, 2007 presentation resulted in an implied per share range of values for Lear of $23.36 to $32.74 with the difference resulting largely from slightly different assumptions with respect to the amount of leverage in the calculations) and an implied per share range of values for Lear of $30.96 to $40.92 based on the July ’06 Long-Range Plan (the same analysis in the February 1, 2007 presentation resulted in an implied per share range of values for Lear of $29.75 and 39.70 with the difference resulting largely from slightly different assumptions with respect to the amount of leverage in the calculations). JPMorgan prepared these analyses for informational purposes only and did not include these analyses in the February 7, 2007 presentation or rely on them in rendering its opinion.
      Finally, JPMorgan also conducted an analysis on the same basis as described above under the caption “Transaction Comparables,” except that the firm value of Lear was increased for purposes of the analysis by $256 million of factored receivables outstanding as of December 31, 2006, based on information provided to JPMorgan by management of Lear. Because comparable information regarding factored receivables was not available for the companies reviewed other than Lear, the analysis, which indicated a range of equity values for Lear of between $24.95 and $34.90 per share, was provided for informational purposes only and was not relied upon by JPMorgan in rendering its opinion.
      The foregoing paragraphs summarize the material financial analyses performed by JPMorgan in connection with rendering its opinion, which was presented to the special committee by JPMorgan. The preparation of a fairness opinion is a complex process which involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, the opinion is not susceptible to partial analysis or a summary description. The foregoing summary and its analyses must be considered as a whole, and selecting portions of the forgoing summary and these analyses, without considering all of the analyses as a whole, could create an incomplete view of the process or assumptions underlying the analyses and JPMorgan’s opinion. In arriving at its opinion, JPMorgan considered all of the financial analyses it performed and did not attribute any particular weight to any individual analysis or factor it considered or reach any specific conclusion with respect to any such analysis. Rather, JPMorgan made its determination as to the fairness to the stockholders of Lear, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses summarized above. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors, including

JPMorgan. Accordingly, forecasts and analyses used by JPMorgan are not necessarily indicative of actual values or actual future results, which may be significantly higher or lower than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.
      The special committee selected JPMorgan to render its opinion because of its reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the proposed merger and because JPMorgan is familiar with Lear and its business.
      JPMorgan will receive a fee from Lear for its services as the financial advisor to the special committee in the proposed merger, $2.0 million of which was payable upon the announcement of any transaction, and the balance of which is payable upon the consummation of the merger or an alternate transaction, if any, involving Lear. The fee to which JPMorgan is entitled will be $12.0 million in the aggregate, in the event of a transaction between Lear and Mr. Icahn or any of his affiliates in which the consideration paid or payable to Lear’s stockholders is up to $36.00 per share; or $15.0 million in the case of any other transaction. Lear has also agreed to pay JPMorgan a fee in an amount equal to 20% of any payment received by Lear from another person following or in connection with the termination, abandonment or failure to occur of the merger.
      In addition, Lear has agreed to indemnify JPMorgan and its affiliates from and against certain liabilities arising from its engagement, including liabilities under securities laws. Lear has also agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel retained by JPMorgan.
      JPMorgan and its affiliates have performed in the past, and may continue to perform, certain financial advisory and financing services for Lear, all for customary compensation. Such past services have involved (i) acting as financial advisor in connection with a review of strategic alternatives pursuant to an engagement letter entered into in April 2006 (the fees for which are to be credited against the fees payable to JPMorgan as a result of this transaction or any alternative transaction involving Lear), (ii) acting as a co-lead arranger in connection with an amendment to Lear’s primary credit facility that included a new $1.0 billion term loan in April 2006, (iii) acting as an underwriter for $400 million of Lear’s senior secured 18-month term loan in July 2005, (iv) acting as joint lead arranger on Lear’s $1.7 billion revolving credit facility in March 2005, (v) acting as the issuing agent for letters of credit under Lear’s $1.7 billion revolving credit facility and (vi) providing certain cash management services in North America. In connection with the investment banking services set forth above, JPMorgan received fees of approximately $5.0 million and $13.1 million in 2005 and 2006, respectively. JPMorgan did not provide any material services for Parent, Merger Sub or its affiliates in 2005 or 2006.
      In addition, at the request of the special committee made to JPMorgan following the execution of the merger agreement, JPMorgan agreed to provide financing, for which it may receive additional fees, in connection with any “superior proposal” for Lear, which Lear may solicit in accordance with the terms of the merger agreement. Following JPMorgan’s agreement to provide financing in connection with any “superior proposal” for Lear, on February 27, 2007, the special committee expanded the scope of services to be provided by Evercore to include financial advisory services in connection with soliciting and evaluating alternative transaction proposals.
      In the ordinary course of JPMorgan’s business, JPMorgan and its affiliates may actively trade the debt and equity securities of Lear or AREP for its own account or for the accounts of its customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.
      Pursuant to the terms of the original engagement of Evercore by Lear on February 7, 2007, Evercore will receive a fee of $250,000 from Lear for its advisory services to the special committee. The fees payable to Evercore were increased as part of the expansion of Evercore’s duties by the special committee in connection with the “go shop” process. Evercore will receive an additional fee of $500,000 payable upon the consummation of the merger and an additional fee of $1.5 million if it delivers a fairness opinion to Lear in connection with the transaction. Also, if a merger or an alternative transaction involving Lear results in consideration in excess of $36.00 per share to Lear’s stockholders, Evercore will receive a success fee equal to

3% of the amount per share above $36.00 multiplied by the fully-diluted number of outstanding shares of Lear, which fee will be reduced by any other fees paid or payable by Lear to Evercore.
The AREP Group’s Purpose and Reasons for the Merger
      If the proposed merger is completed, Lear will become a subsidiary of Parent. For Parent and Merger Sub, the purpose of the transaction is to effectuate the transactions contemplated by the merger agreement. For the AREP Group, the purpose of the merger is to allow AREP to indirectly own Lear and to bear the rewards and risks of such ownership after Lear’s common stock ceases to be publicly traded. The transaction has been structured as a cash merger in order to provide Lear’s current stockholders (other than AREP, Parent, Merger Sub and their direct subsidiaries) with cash for their shares of Lear common stock and to provide a prompt and orderly transfer of ownership of Lear in a single step, without the necessity of financing separate purchases of Lear common stock in a tender offer or implementing a second-step merger to acquire any shares of common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.
      The AREP Group believes that it is best for Lear to operate as a privately held entity. As a privately held entity, Lear will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of Lear. In addition, the AREP Group believes that Lear’s future business prospects can be improved through AREP’s active participation in the strategic direction and operation of Lear. The AREP Group believes that there will be significant opportunities associated with AREP’s investment in Lear, but they also realize that there are substantial risks, including the risks and uncertainties related to Lear’s prospects, including the prospects described in management’s projections summarized under “Important Information Regarding Lear  — Financial Forecast” and the operational and other risks related to the incurrence by the Surviving Corporation of significant additional debt as described below under “— Financing of the Merger.”
      The AREP Group believes that structuring the transaction as a merger is preferable to other transaction structures because it will enable Parent to acquire all of the equity of Lear at one time and provides the opportunity for Lear’s stockholders to receive fair value for their shares.
The Position of the AREP Group as to the Fairness of the Merger
      The members of the AREP Group are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the AREP Group as to the fairness of the proposed merger should not be construed as a recommendation to any Lear stockholder as to how that stockholder should vote on the proposal to approve the merger agreement. The members of the AREP Group do not admit that they are “affiliates” of Lear for any purpose other than Rule 13e-3.
      The views of the AREP Group as to the fairness of the proposed merger should not be construed as a recommendation to any stockholder as to how such stockholder should vote on the proposal to approve and adopt the merger agreement.
      The AREP Group did not participate in the deliberations of Lear’s board of directors or the special committee regarding, or receive advice from Lear’s or the special committee’s legal or financial advisors as to, the substantive and procedural fairness of the proposed merger. The AREP Group did not undertake any independent evaluation of the fairness of the proposed merger to the unaffiliated stockholders of Lear or engage a financial advisor for such purposes.The AREP Group believes, however, that the proposed merger is substantively fair to Lear’s unaffiliated stockholders based on the following factors:

•	the current state of the automotive industry and the financial distress of Lear’s major customers and suppliers, including challenging conditions in North America and Europe, which Lear expects to continue in the foreseeable future and which could affect Lear’s ability to implement its restructuring and have an adverse impact on Lear’s operating results and the price of Lear’s common stock. Historically, the majority of Lear’s sales have been derived from the U.S.-based automotive manufac-

turers in North America and, to a lesser extent, automotive manufacturers in Western Europe. These customers have experienced declines in market share in their traditional markets. Lear’s ability to increase sales in the future will depend, in part, on its ability to increase its penetration of Asian automotive manufacturers worldwide and to leverage its existing North American and European customer base across all product lines;

•	the fact that the automotive operations of Lear’s three largest customers have recently experienced significant operating losses, and these automakers are continuing to restructure their North American operations, which may have an adverse impact on Lear’s operating results and the price of Lear’s common stock;

•	the current and historical market prices of Lear common stock, including the market price of Lear common stock relative to those of other industry participants and general market indices; the high volatility of Lear common stock, the fact that the merger consideration per share represented a premium of 3.8% based on the closing price of Lear’s common stock of $34.67 on February 2, 2007, the trading day prior to the announcement of the offer to purchase Lear by affiliates of Mr. Icahn, a premium of 55.1% based on the 52-week volume weighted average price of Lear common stock as of February 2, 2007, a premium of 46.4% based on the closing price of Lear common stock on October 16, 2006 (the date on which Lear announced the private placement of $200 million of Lear common stock to affiliates of Parent) and a premium of 56.5% to the price per share paid by certain affiliates of Mr. Icahn in the private placement;

•	the members of the AREP Group believe that the $36.00 per share merger consideration is fair in relation to Lear’s going concern value, which they estimated at lower than $36.00 based upon a number of factors. These included their review of the trading prices of Lear’s common stock during the year preceding the announcement of AREP’s proposal to acquire Lear, which ranged from $16.01 to $34.67. The members of the AREP Group also reviewed various Wall Street research analyst reports issued prior to the announcement of the transaction, the majority of which had “sell” or “neutral” ratings on Lear’s common stock. Finally, the members of the AREP Group reviewed earnings projections provided by Lear as appear elsewhere in this proxy statement, to which they applied standard market multiples for comparable companies similar to the multiples used by JPMorgan in its analyses;

•	the fact that the terms of the merger agreement would provide Lear a 45-day post-signing “go shop” period during which Lear would have the right to solicit additional interest in a transaction involving Lear and, after such 45-day period, permit Lear to respond to unsolicited proposals during the period prior to the stockholders’ vote, subject to certain conditions as more fully described below under “The Merger Agreement — Solicitation of Other Offers”;

•	the board of directors (without the participation of Mr. Intrieri) unanimously determined that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders of Lear and in the best interests of such stockholders;

•	the merger will provide consideration to the stockholders entirely in cash, which provides certainty of value;

•	the fact that appraisal rights under Delaware law are available to holders of shares of Lear’s common stock who dissent from the merger and comply with all of the required procedures under Delaware law, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement;

•	the fact that under the merger agreement Lear is only obligated to negotiate with Parent on one occasion if the initial superior proposal is $37 per share or greater to Lear’s stockholders; and

•	the fact that Lear would not have to establish the existence and amount of its damages in the event of a failure of the merger to be consummated under certain circumstances in light of the $250 million reverse break-up fee payable by Parent if Parent were to breach its obligations under the merger agreement and fail to complete the merger.

      The AREP Group also believes that a number of factors relating to the procedural safeguards involved in the negotiation of the merger, including those discussed below, provided assurance of the substantive and procedural fairness of the proposed merger to Lear’s unaffiliated stockholders:

•	the $36.00 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the special committee and its advisors and AREP, Parent and Merger Sub and their respective advisors;

•	the special committee consists solely of directors who are not officers or controlling stockholders of Lear, or affiliated with AREP or its affiliates;

•	the special committee unanimously determined that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders of Lear and in the best interests of such stockholders;

•	the special committee retained and received advice from JPMorgan, as financial advisor, as well as the fairness opinion referred to under “— Opinion of Financial Advisor,” and Winston & Strawn and Richards Layton, as legal advisors, each of which has extensive experience in transactions similar to the proposed merger; the fact that the AREP Group did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee; and

•	the fact that there is a provision in the merger agreement allowing the board of directors or the special committee to withdraw or change its recommendation of the merger agreement, and to terminate the merger agreement, in certain circumstances relating to the presence of a superior proposal, subject, in certain cases, to a payment by Lear to Parent of a termination fee.
      The AREP Group did not consider the liquidation value of Lear because they considered Lear to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Further, the AREP Group did not consider net book value of Lear, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of Lear as a going concern but rather is indicative of historical costs. Lear’s net book value per share as of December 31, 2006 was approximately $7.88, or approximately 78% lower than the $36.00 per share cash merger consideration.
      The foregoing discussion of the information and factors considered and given weight by the AREP Group in connection with the fairness of the merger is not intended to be exhaustive but includes the material factors considered by the AREP Group. The AREP Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusions as to the fairness of the proposed merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole.
Opinion and Report of Advisors to the AREP Group

Opinion of Morgan Joseph & Co. Inc.
      In connection with the review and analysis of the merger by the AREP Group, the audit committee and the special committee of the board of directors (the “API Committees”) of API engaged Morgan Joseph & Co. Inc. (“Morgan Joseph”) to advise the API Committees and to furnish a written opinion as to the fairness to AREP, from a financial point of view, of the consideration to be paid by AREP in the merger. Morgan Joseph was engaged to provide an opinion as to the fairness to AREP, from a financial point of view, of the consideration to be paid by AREP in the merger, solely to comply with provisions of indentures governing AREP indebtedness. Morgan Joseph did not consider or opine as to the value of the transaction or the fairness of the transaction to the unaffiliated stockholders of Lear. Approximately 90% of the outstanding depositary units of AREP (“MLP Units”) are owned by affiliates of Mr. Icahn, and, therefore, AREP is deemed to be an affiliate of Mr. Icahn. API is wholly owned by affiliates of Mr. Icahn.

      The API Committees selected Morgan Joseph as their financial advisor because Morgan Joseph has substantial experience in transactions similar to the merger. Morgan Joseph regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.
      At a meeting of the API Committees on February 9, 2007, Morgan Joseph furnished to the API Committees its opinion (the “Morgan Joseph Opinion”) that, as of such date, and based upon the assumptions made, matters considered and limitations of its review set forth therein, the consideration to be paid by AREP in the merger was fair, from a financial point of view, to AREP.
      The description of the Morgan Joseph Opinion set forth in this section is qualified in its entirety by reference to the full text of the Morgan Joseph Opinion. You are urged to read the Morgan Joseph Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the Morgan Joseph Opinion and the review and analyses undertaken by Morgan Joseph in furnishing to the API Committees the Morgan Joseph Opinion. The Morgan Joseph Opinion is filed as an exhibit to the Schedule 13E-3 filed by Lear with the SEC, copies of which may be obtained from the SEC. For instructions on how to obtain materials from the SEC, see “Where You Can Find More Information” beginning on page 175.
      The Morgan Joseph Opinion is addressed and was furnished solely to the API Committees and addresses only the fairness, from a financial point of view, of the consideration to be paid by AREP in the merger. It does not address the merits of the underlying business decision by AREP, the API Committees or any of AREP’s affiliates or constituents to propose, consider, approve, recommend, declare advisable or consummate the merger, and does not constitute a recommendation to AREP, the API Committees, AREP’s full board of directors, the holders of MLP units, or any other AREP constituent, person or entity as to any specific action that should be taken (or not be taken) in connection with the merger or as to any strategic or financial alternatives to the merger or as to the timing of any of the foregoing.
      In connection with furnishing the Morgan Joseph Opinion, Morgan Joseph reviewed and analyzed, among other things, the following:

•	the February 6, 2007 draft of the merger agreement (which at such date Morgan Joseph assumed was, with respect to all material terms and conditions thereof, substantially in the form of the definitive agreement executed and delivered by the parties thereto);

•	the Annual Report on Form 10-K filed by Lear with the SEC for its fiscal year ended December 31, 2005, the Quarterly Reports on Form 10-Q filed by Lear with the SEC for its fiscal quarters ended April 1, 2006, July 1, 2006, September 30, 2006, and certain other filings made by Lear with the SEC under the Exchange Act;

•	the Annual Report on Form 10-K filed by AREP with the SEC for its fiscal year ended December 31, 2005, the Quarterly Reports on Form 10-Q filed by AREP with the SEC for its fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and certain other Exchange Act filings made by AREP with the SEC;

•	certain other publicly available business and financial information concerning Lear and AREP, respectively, and the industries in which they operate, which Morgan Joseph believed to be relevant;

•	certain internal information and other data relating to Lear and AREP, respectively, and their respective business and prospects, including budgets, projections and certain presentations prepared by Lear and AREP, respectively, which were provided to Morgan Joseph by AREP’s senior management;

•	the reported sales prices and trading activity of Lear’s common stock;

•	certain publicly available information concerning certain other companies which Morgan Joseph believed to be relevant and the trading markets for certain of such other companies’ securities;

•	the financial terms of certain recent unrelated transactions which Morgan Joseph believed to be relevant; and

•	the resolutions of the board of directors of API, dated February 2, 2007, establishing and appointing the membership of the special committee of the board of directors of API and prescribing its authority and mandate with respect to the proposed merger, a complete and correct copy of which were provided to Morgan Joseph by AREP’s senior management.
      Morgan Joseph also participated in various conferences with certain officers, directors (including the members of the API Committees), employees and outside consultants of AREP and its affiliates concerning the business, operations, assets, financial condition and prospects of AREP and Lear, respectively, and undertook such other studies, analyses and investigations as Morgan Joseph deemed relevant to the Morgan Joseph Opinion.
      In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Morgan Joseph, Mr. Icahn, API, AREP, Parent, Merger Sub and Lear. Any estimates contained in the analyses performed by Morgan Joseph are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.
      In preparing the Morgan Joseph Opinion, Morgan Joseph assumed and relied upon the accuracy and completeness of all financial and other publicly available information and data used by it and did not attempt independently to verify such information, nor did Morgan Joseph assume any responsibility or liability to do so. Morgan Joseph also assumed and relied upon the assurances of senior management of AREP and its affiliates that no relevant information had been omitted or remained undisclosed to Morgan Joseph, and Morgan Joseph did not attempt independently to verify any such information, nor did Morgan Joseph assume any responsibility or liability to do so. Morgan Joseph assumed that the forecasts and projections of Lear, which were provided by AREP’s senior management and reviewed by Morgan Joseph, had been reasonably prepared based on the best current estimates, information and judgment of AREP’s and Lear’s senior management, respectively, as to the future financial condition, cash flows and results of operations of AREP and Lear and their consolidated subsidiaries, respectively. Morgan Joseph neither made an investigation of any such forecasts or projections or the assumptions on which they are based, nor did it assume any responsibility to do so. Morgan Joseph further assumed that the transfer of substantially all of the assets of Lear’s North American interior business segment to IAC North America will be completed and that the merger will be consummated in accordance with the terms and subject to the conditions contained in the merger agreement, without any economic or material further amendments thereto or modification thereof, and without any waiver by AREP or Lear of any of the conditions to their respective obligations thereunder.
      Morgan Joseph made no independent investigation of any legal, accounting or tax matters affecting Lear, AREP or any of their respective affiliates, or the merger, and Morgan Joseph assumed the accuracy and completeness of all legal, accounting and tax advice provided to AREP and the API Committees by AREP’s management and the API Committees’ independent professional advisors. Morgan Joseph did not conduct a physical inspection of any of the properties, assets or facilities of Lear or AREP, nor did it make or obtain any independent valuation or appraisal of such properties, assets or facilities. Morgan Joseph also took into account its assessment of general economic, market and financial conditions and its experience in transactions that, in whole or in part, it deemed to be relevant for purposes of its analyses, as well as its experience in securities valuation in general.
      The Morgan Joseph Opinion necessarily is based upon economic, market, financial and other conditions as they existed on February 9, 2007 and does not address the fairness of the consideration to be paid by AREP to holders of Lear’s common stock in the proposed merger on any other date. Morgan Joseph expressed no opinion as to the price at which the depositary units of AREP or any other securities will trade at any future time.
      In connection with furnishing to the API Committees the Morgan Joseph Opinion, Morgan Joseph performed a variety of financial analyses, which are summarized below. These analyses were presented to the

API Committees at a meeting held on February 9, 2007. The summary set forth below does not purport to be a complete description of the analyses performed by Morgan Joseph in this regard. The preparation of an opinion regarding financial fairness involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Morgan Joseph believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying the Morgan Joseph Opinion.
      The financial forecasts and forward-looking financial data of Lear and AREP, which were furnished to Morgan Joseph and used by it in some of its analyses, were prepared by the management of Lear and AREP, respectively. Morgan Joseph was advised by the API Committees that neither Lear nor AREP publicly discloses financial forecasts or forward-looking financial data of the type provided to Morgan Joseph in connection with its review of the proposed merger, and, as a result, these financial forecasts and forward-looking financial data were not prepared by Lear and AREP, respectively, with a view towards public disclosure or in accordance with any AICPA or other prescribed accounting guidelines or published best practices for public company financial forecasts or projections. Morgan Joseph was specifically informed by management of Lear and AREP, respectively, that these financial forecasts and forward-looking financial data were based on numerous variables and assumptions developed and applied in good faith by management of Lear and AREP, respectively. These variables and assumptions are inherently uncertain, including, without limitation, factors related to general market, industry, economic and competitive conditions. Accordingly, Morgan Joseph was informed that actual results could vary significantly from those set forth in such financial forecasts and forward-looking financial data.
      No company or transaction used in the analyses described below is identical to AREP, Lear or the proposed merger. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the proposed merger or the public trading or other values of AREP, Lear or companies to which they are being compared. Mathematical analysis (such as determining an average or median) is not in itself a meaningful method of using selected acquisition or company data. In addition, in performing such analyses, Morgan Joseph relied, without any independent verification, on projections prepared by research analysts at established securities firms, any of which may or may not prove to be accurate.
      The following is a summary of the material analyses performed by Morgan Joseph in connection with the Morgan Joseph Opinion.

Selected Comparable Transactions Analysis
      Using publicly available information, Morgan Joseph reviewed the purchase prices and multiples paid in the following selected merger and acquisition transactions which it deemed relevant in reviewing the financial terms of the proposed merger (the “Selected Transactions”), presented below in Acquiror/ Target format (with parenthetical reverse chronological date of announcement):

•	Robert Bosch/ Pacifica Group Ltd. (October 18, 2006);

•	Asahi Tec Corp./ Metaldyne Corp. (September 1, 2006);

•	EQT Partners/MTU Friedrichshafen GmbH (December 28, 2005);

•	BorgWarner Germany/ Beru AG (November 1, 2004);

•	Magna International, Inc./ Tesma International Inc. (October 25, 2004);

•	Cypress Group, Goldman Sachs/ Cooper-Standard Holdings Inc. (September 9, 2004);

•	Cypress Group/ Dana Corp. (automotive parts division) (July 9, 2004);

•	Cypress Group/ Affina Group Inc. (July 9, 2004);

•	Carlyle Group/ United Components Inc. (May 1, 2003);

•	Blackstone Group/ TRW Inc. (automotive parts division) (November 17, 2002);

•	Timkin Co./ The Torrington Company (October 16, 2002);

•	Collins & Aikman Corp./ Textron Automotive Trim (August 7, 2001); and

•	Heartland Industrial Partners/ Collins & Aikman Corp. (January 12, 2001).
      Morgan Joseph selected these transactions, among other reasons, because the targets involved in such transactions operate in the automotive interior systems supplier industries, the industries in which Lear operates, and have similar lines of business and product segments to Lear. No transaction deemed by Morgan Joseph to meet the selection criteria described in this paragraph was excluded from Morgan Joseph’s analysis. However, none of the target companies or selected transactions is identical or directly comparable to Lear or the proposed merger, respectively. Accordingly, Morgan Joseph’s analysis involved complex considerations and judgments concerning differences in Lear’s financial and operating characteristics relative to the targets in the selected transactions and other factors that would affect the acquisition values in the precedent transactions, such as the variability of earnings, product growth opportunities, the complementary aspects of an acquisition and conversely the diversification aspects, and the market conditions affecting opportunities within the automotive sector over time.
      Morgan Joseph applied a methodology similar to the one it used in its selected publicly traded companies analysis described below, but relied on multiples derived from merger and acquisition transactions involving target companies in industries similar, although not identical, based on their participation in one or more product segments in which Lear competes. These product segments include, but are not limited to, automotive interior seating, electrical distribution systems and select electronic and other products.
      Morgan Joseph considered all of the Selected Transactions (which ranged in transaction value from $4.725 billion to $452.8 million) as a group and did not view any single transaction to be more relevant than the others. The financial information reviewed by Morgan Joseph included the purchase prices and multiples paid by the acquiring company of the acquired company’s financial results over the twelve-month period preceding the acquisition (“LTM”). The table below summarizes the results of this analysis:

Multiples Observed from the Selected Transactions

	25th	50th	75th
	Percentile	Percentile	Percentile

Multiple of Transaction Value:
/LTM Sales	0.6x	0.7x	0.7x
/LTM EBITDA(1)	5.1x	6.0x	6.8x
/LTM EBIT(2)	8.3x	10.1x	10.6x

(1)	“EBITDA” means earnings before interest, taxes, depreciation and amortization.

(2)	“EBIT” means earnings before interest and taxes.
      Using the multiples calculated above and applying Morgan Joseph’s considerations and judgments discussed above, Morgan Joseph derived a valuation range of 5.1x to 6.8x Lear’s 2006 adjusted EBITDA of $856.0 million to arrive at an implied share price range for Lear of $28.71 to $47.80, yielding a median implied share price of $38.50. The merger consideration is within this range of implied share prices. The implied share price range set forth above assumed adjustments to EBITDA to eliminate the results of Lear’s North American interior business segment, which has since been divested, and to eliminate certain charges considered to be of a non-recurring nature including goodwill and fixed asset impairment and restructuring charges (the “EBITDA Adjustments”). The range of EBITDA multiples applied by Morgan Joseph reflect the 25th percentile, at the low end, and the 75th percentile, at the high end, of the range of the Selected Transactions.

Selected Publicly Traded Companies Analysis
      Using publicly available information, Morgan Joseph reviewed the stock prices (at February 2, 2007) and selected market trading multiples of the following companies (the “Selected Companies”):

•	American Axle & Manufacturing Holdings Inc.;

•	Dana Corp.;

•	Faurecia SA;

•	Johnson Controls Inc.;

•	Magna International, Inc.;

•	TRW Automotive Holdings Corp.;

•	Valeo SA; and

•	Visteon Corp.
      Although none of the Selected Companies is directly comparable to Lear in all respects, they were chosen because they are publicly traded companies with operations, lines of business, product segments and market size that for purposes of analysis may be considered similar to certain of Lear’s operations, lines of business, product segments and market size.
      The financial information reviewed by Morgan Joseph included market trading multiples exhibited by the Selected Companies with respect to their LTM, their 2006 estimated financial performance and their 2007 estimated financial performance. The table below provides a summary of these comparisons:

Multiples Observed from the Selected Companies

	25th	50th	75th
	Percentile	Percentile	Percentile

Multiple of Enterprise Value:
/LTM EBITDA	4.5x	4.9x	5.7x
/2006 Estimated EBITDA	4.7x	5.5x	6.2x
/2007 Estimated EBITDA	4.5x	4.7x	4.9x
      The multiples shown in the table above exclude Johnson Controls from the averages. Johnson Controls is a direct competitor of Lear in the automotive seating business. However, approximately 43% of Johnson Control’s revenues in fiscal 2006 and approximately 66% of operating income, excluding restructuring costs, were derived from businesses other than Johnson Control’s automotive interior systems and products. As a result, Morgan Joseph believed that Johnson Controls multiples were not indicative of comparable public companies in the automotive parts industry. Other than Johnson Controls, no company deemed by Morgan Joseph to meet the selection criteria described above was excluded from Morgan Joseph’s analysis.
      The financial information reviewed by Morgan Joseph also included market trading multiples exhibited by Lear with respect to its LTM, its 2006 estimated financial performance and its 2007 estimated financial performance, as set forth in the table below:

Multiples for Lear

Multiple of Enterprise Value:
/LTM EBITDA	6.8x
/2006 Estimated EBITDA	6.8x
/2007 Estimated EBITDA	5.4x
      Because of the inherent differences in the business operations, financial condition and prospects of Lear, and the business operations and financial condition of the Selected Companies, Morgan Joseph did not rely solely on the quantitative results of the selected publicly traded companies analysis. Morgan Joseph also made non-mathematical, qualitative and subjective judgments concerning differences between the characteristics of the comparable companies and Lear which, in its judgment, could affect the values of such companies. The non-mathematical qualitative and subjective judgments made by Morgan Joseph included an evaluation of the liquidity, stockholder base, trading volume, different stages of maturity and industry cycle of each Selected Company, as well as any recent extraordinary corporate transactions involving each Selected Company.
      Using the multiples calculated above and applying the qualitative and subjective judgments of Morgan Joseph described above, Morgan Joseph derived a valuation range of 4.5x to 6.2x Lear’s 2006 adjusted EBITDA of $856.0 million to arrive at an implied share price range for Lear of $22.16 to $40.79, yielding a median implied share price of $30.45. The merger consideration is within this range of implied share prices. The implied share price range set forth above took into account the EBITDA Adjustments. The range of EBITDA multiples applied by Morgan Joseph reflect the 25th percentile, at the low end, and the 75th percentile, at the high end, of the range of the Selected Companies.

Discounted Cash Flow Analysis
      Morgan Joseph selected the range of discount rates used for this analysis by calculating Lear’s implied weighted average cost of capital (“WACC”). Lear’s WACC was calculated by using various assumptions, including, but not limited to, an assumed cost of equity of 14.4% to 18.1%, an assumed pre-tax cost of debt of 8.5%, and an assumed marginal tax rate of 38%. These assumptions were based upon Morgan Joseph’s judgment relating to the debt to total capitalization ratios of companies within the automotive products sector which are comparable in size and/or performance to Lear, current effective tax rates, current debt market rates for debt issues relevant to Lear, current risk free rates of return, and measures of risk for Lear and its competitors, suppliers and customers within the automotive sector. The WACC calculation resulted in an approximate 11% discount rate for Lear which was used as a midpoint for the 10%-12% discount rate range.
      Morgan Joseph performed a discounted cash flow analysis to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that Lear was projected to generate over the calendar years 2006 through 2010, based on internal estimates provided by Lear’s and AREP’s managements. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for the funding of Lear’s ongoing business operations. These cash flows were discounted to a present value using discount rates ranging from 10.0% to 12.0%. To calculate the implied enterprise value range for Lear, the discounted cash flows were added to a range of estimated “terminal” (end date) values, which was calculated by using the EBITDA Exit Multiple Methodology.

      This method calculates the terminal value by applying multiples ranging from 4.5x to 5.5x, based on EBITDA multiples paid as per the comparable transactions analysis, to the projected 2010 EBITDA of Lear. The implied terminal values were then discounted to present value using 10.0% to 12.0% discount rates. The present values of the implied terminal values of Lear were then added to the present value of the after-tax free cash flows to arrive at a range of enterprise values. The table below provides a summary of the range of enterprise values.

	Enterprise Value

	Net Present
	Value of
	Free Cash
	Flow as of
	December 31,
	2006(1)	4.5x	5.0x	5.5x

WACC
10.0%	$1,958.5	$5,323.1	$5,697.0	$6,070.8
11.0%	$1,914.8	$5,159.7	$5,520.3	$5,880.8
12.0%	$1,872.6	$5,003.2	$5,351.0	$5,698.8

(1)	Represents the net present value of free cash flow as of December 31, 2006 for the years 2007 through 2010.
      This analysis indicated an implied equity value per share range for Lear. The table below provides a summary of the range of implied equity value per share range.

	Equity Value per Share(1)

	Net Debt
	and Minority
	Interest as of
	December 31,
	2006(2)	4.5x	5.0x	5.5x

WACC
10.0%	$2,061.0	$41.31	$46.04	$50.78
11.0%	$2,061.0	$39.24	$43.80	$48.37
12.0%	$2,061.0	$37.26	$41.66	$46.07

(1)	Based on 79.0 million fully diluted shares outstanding February 2, 2007.

(2)	Does not include amounts outstanding under asset backed securitizations and factoring facilities.
      Although the Discounted Cash Flow analysis produced values higher than the consideration to be paid by AREP in the merger, Morgan Joseph believes that the analyses described in the Morgan Joseph Opinion must be considered as a whole and not on an individual basis, and that to consider it otherwise than as an entirety could potentially present an inaccurate or misleading description of such analyses.

Premiums Paid Analysis
      Morgan Joseph reviewed the premiums paid for 317 selected publicly announced U.S. domestic transactions announced between February 2, 2006 and February 2, 2007 having transaction values of between $1.0 billion and $10.0 billion. Morgan Joseph then compared the average premiums of these transactions based on per share market prices of the target company at reference points of one day prior to transaction announcement, one week prior to transaction announcement and one month prior to transaction announcement, respectively, to the implied premium based on the merger consideration of $36.00 per share in cash to Lear’s stock price at the same reference points as well as to Lear’s average stock price over a one-month, three-month and twelve-month period. The following table shows the average premiums of the above mentioned transactions and the implied premium based on the merger consideration.

	Target Offer Premium to

	1 Day Prior	1 Week Prior	1 Month Prior

Average Offer Premium	52.3%	69.0%	24.9%
Lear Merger Offer Premium	3.8%	4.0%	29.2%
      AREP and Morgan Joseph entered into a letter agreement dated February 1, 2007 relating to the services to be provided by Morgan Joseph in connection with the proposed merger. Pursuant to the terms of such letter agreement, AREP paid $375,000 to Morgan Joseph upon execution of the engagement letter and $375,000 on February 9, 2007 upon the delivery of the Morgan Joseph Opinion to the API Committees. AREP also agreed to reimburse Morgan Joseph for its reasonable out-of-pocket expenses incurred in connection with its engagement, including certain fees and disbursements of its legal counsel. Such fees and reimbursements were not contingent upon consummation of the merger. Under a separate letter agreement, AREP agreed to indemnify Morgan Joseph against liabilities relating to or arising out of its engagement, including liabilities under the U.S. federal securities laws.
      In the ordinary course of business during the past two years, Morgan Joseph (i) was engaged by the API Committees to provide fairness opinions to the API Committees in January 2005 in connection with certain acquisition transactions similar in nature to the proposed merger involving the acquisition by AREP of certain companies in which affiliates of Mr. Icahn owned capital stock, for which Morgan Joseph received aggregate fees of $1,000,000, and (ii) has been engaged by the API Committees to provide fairness opinions to the API Committees in connection with (a) a potential transaction involving the acquisition by AREP of certain debt instruments and the assumption of certain rights and obligations under certain derivative securities of a certain publicly traded company held by affiliates of Mr. Icahn, for which Morgan Joseph would receive fees of $750,000 upon delivery of its opinion to the API Committees and (b) an additional potential transaction involving the acquisition by AREP of all of the capital stock owned by affiliates of Mr. Icahn of a certain closely held company, for which Morgan Joseph has received a fee of $375,000 upon execution of an engagement letter in connection therewith and would receive an additional fee of $375,000 upon delivery of its opinion to the API Committees.
      In accordance with the letter agreement, the Morgan Joseph Opinion is addressed solely to the API Committees, solely for their use in connection with their review and evaluation of the consideration proposed to be paid by AREP in the merger. Neither the Morgan Joseph Opinion nor its underlying financial analyses may be relied on by any person or entity other than the members of the API Committees, in their capacity as such, without the prior written consent of Morgan Joseph. In accordance with the letter agreement, no holders of MLP Units, or any other AREP constituent, person or entity can rely or assert reliance on the Morgan Joseph Opinion or underlying financial analyses in connection with any voting, credit extension, audit or other consideration or assessment of the relative merits, risks or financial reporting requirements of the merger, or otherwise. Morgan Joseph’s view is that its duties in connection with the Morgan Joseph Opinion extend solely to the API Committees and that it has no legal responsibilities in respect thereof to any other person or entity under the laws of the State of New York, the laws which govern the engagement letter agreement between AREP and Morgan Joseph. Morgan Joseph states in the letter agreement that it would likely assert the substance of this view and the disclaimer described above as a defense to claims and allegations, if any, that might hypothetically be brought or asserted against it by any persons or entities other than the API Committees with respect to the Morgan Joseph Opinion and its financial analyses thereunder. Morgan Joseph also states, however, that because no court has definitely ruled to date on the availability of this defense to a financial advisor who furnished to its client for its exclusive use a fairness opinion, this issue necessarily would have to be judicially resolved on the merits in a final and non-appealable judgment of a court of competent jurisdiction. The letter agreement provides that there can be no assurance that such a court would apply the laws of the state of New York to the analyses and ultimate resolution of this issue if it were to be properly briefed by the relevant litigants and presented to the court. The letter agreement also provides that, in all cases, the hypothetical assertion or availability of such a defense would have absolutely no effect on Morgan

Joseph’s rights and responsibilities under U.S. federal securities laws, or the rights and responsibilities of the API Committees under applicable state law or under U.S. federal securities laws.

A.T. Kearney Report
      In connection with its review and analysis of the proposed merger of Merger Sub with and into Lear, AREP engaged A.T. Kearney, Inc. to conduct a business diligence review of Lear and to provide a strategic assessment of Lear, its competitors and the automotive industry generally. A.T. Kearney’s review of Lear was limited to operational issues and did not address valuation or the fairness of the transaction to unaffiliated stockholders of Lear. This report is referred to as the A.T. Kearney Report. A.T. Kearney is an affiliate of an international management consulting firm with experience providing business strategy, operations and organization planning and consulting services. AREP instructed A.T. Kearney to conduct a strategic assessment of Lear, including an analysis of Lear’s revenue plan, restructuring plan, competitive position and prospects within the seating and electronic and electrical markets. A.T. Kearney did not review or analyze transactions comparable to the merger, provide advice or recommendations with respect to the consideration to be offered in connection with the merger or evaluate the fairness of the proposed merger to the stockholders of Lear.
      A.T. Kearney regularly engages in business diligence reviews and strategic assessments similar to that conducted for AREP. AREP selected A.T. Kearney to perform the business diligence review and strategic assessment based on A.T. Kearney’s knowledge, experience, and reputation in conducting such reviews and assessments, in general, and its understanding of the automotive parts industry in particular. A.T. Kearney has had no material relationship with AREP during the past two years and A.T. Kearney received customary fees in connection with the preparation and delivery of the A.T. Kearney Report.
      On February 2, 2007, A.T. Kearney presented the A.T. Kearney Report to AREP. The A.T. Kearney Report is filed as an exhibit to the Schedule 13E-3 filed by Lear with the SEC, copies of which may be obtained from the SEC. For instructions on how to obtain materials from the SEC, see “Where You Can Find More Information” beginning on page 175. The following is a summary of the material analyses and conclusions contained in the A.T. Kearney Report. Please refer to the full text of the A.T. Kearney Report for a further description of the assumptions made, matters considered and qualifications and limitations on the A.T. Kearney Report and the review and analyses undertaken by A.T. Kearney in furnishing to AREP the A.T. Kearney Report.
      The A.T. Kearney Report is addressed and was furnished to AREP. It does not address the merits of the underlying business decision by AREP or any of AREP’s affiliates or constituents to propose, consider, approve, recommend, declare advisable or consummate the merger, and does not constitute a recommendation to the stockholders of Lear, AREP, the holders of AREP’s depositary units, or any other AREP or Lear constituent, person or entity as to any specific action that should be taken (or not be taken) in connection with the merger or as to any strategic or financial alternatives to the merger or as to the timing of any of the foregoing.
      The A.T. Kearney Report was prepared and delivered not for purposes of assessing the fairness to AREP or Lear stockholders of the merger or the consideration to be paid in connection with the merger, but as part of a general business strategy consulting assignment intended to educate AREP with respect to the industry in which Lear operates and Lear’s competitive position within that industry. The A.T. Kearney Report was not intended as a valuation of the fair market price per share in connection with the merger and it does not address the merits or fairness of the merger or the merger consideration.

Project Methodology
      In connection with furnishing the A.T. Kearney Report, A.T. Kearney reviewed and analyzed, among other things, publicly available information and reports on the automotive industry and the automotive Tier I market generally and the seating and electrical and electronics markets specifically; information provided by members of Lear’s management team; onsite interviews of Lear executives; and publicly available information on Lear and Lear’s major customers and competitors.

      A.T. Kearney assumed and relied upon the accuracy and completeness of all publicly available information and data used by it and did not attempt to independently verify such information, nor did A.T. Kearney assume any responsibility or liability to do so. A.T. Kearney also assumed and relied upon the information and projections provided to it by AREP and Lear and that no relevant information had been omitted. A.T. Kearney did not attempt to independently verify any such information, nor did it assume any responsibility to do so.
      Throughout the course of its engagement, A.T. Kearney’s representatives were in contact with AREP in order to respond to specific instructions about the scope of its due diligence.

Summary of Findings
      A.T. Kearney identified the following as strengths with respect to Lear and its business:

•	The seating market shows growth potential because seats are increasing in content and are increasingly used for vehicle differentiation;

•	Lear operates in a seat market with consolidated competition and rational pricing;

•	Lear has strong people, operations and systems;

•	Lear is favorably viewed in the industry and is trusted by most auto makers to deliver major programs; and

•	Lear’s business has a strong balance of market presence in North America and Europe with a growing Asian presence.
      A.T. Kearney identified the following concerns with respect to Lear and its businesses:

•	Generic risks associated with the North American based automotive Tier I market, including declining sales from the traditional “Big 3” auto makers, cost pressures from auto makers and raw material pricing volatility;

•	Lear’s ability to quickly transition sales and associated cost structure from North America to Asia and Eastern Europe are impacted by a significant union presence in Lear operations in North America and declining North American revenue which will create excess capacity in that region; and

•	A softening of Lear’s revenue pipeline in 2008 and 2009 with limited commercial opportunities in that timeframe.
      A.T. Kearney concluded that Lear is a well-positioned major seat supplier with a much smaller, sub-scale electrical and electronics business and made the following conclusions with respect to Lear and its businesses:

•	In late 2006 and projected into 2007, Lear has improved operating income levels to 3.2% and has rebounded from a weak performance in 2005;

•	Lear is executing a restructuring program for a total restructuring savings of approximately $125.0 million annually with an investment of approximately $300.0 million over the 2005-2007 timeframe;

•	Lear enjoys a strong relationship with its major customers and has successfully executed new program launches;

•	A review of 10 of Lear’s major programs representing in excess of $4 billion in revenues indicated that all programs reviewed were positive contributors with manageable risks;

•	Lear’s program management system and culture provide strong financial control, assumption tracking and execution management;

•	Lear is implementing a metal strategy to increase vertical integration and expand the metal and mechanism content, which requires it to increase competency in this complex area;

•	There is softness in the North American revenue pipeline in 2008 and 2009 that can be offset by aggressive sales activity in the near-future and/or increased restructuring and cost savings efforts; and

•	The Electrical distribution business is 4th in the market place, while electronics is a sub-scale niche player:

•	While these businesses are stable performers, their smaller size and differing competencies may require strategies different from that for the seating business.
Plans for Lear After the Merger
      If the merger agreement is adopted by Lear stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Lear and Lear will be the Surviving Corporation. Following the merger, the equity of the Surviving Corporation will be wholly-owned by Parent and none of Lear’s current stockholders will have any equity interest in the Surviving Corporation. If the merger is completed, Parent will be the sole beneficiary of the Surviving Corporation’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Surviving Corporation following the merger. Similarly, Parent will also bear the risks of ongoing operations, including the risks of any decrease in the Surviving Corporation’s value after the merger and the operational and other risks related to the incurrence by the Surviving Corporation of significant additional debt as described below under “— Financing of the Merger.”
      Upon consummation of the merger, Lear’s common stock will cease to be publicly traded. Following the consummation of the merger, the registration of Lear’s common stock and Lear’s reporting obligation under the Exchange Act with respect to Lear’s common stock will be terminated upon application to the SEC. In addition, upon consummation of the merger, Lear’s common stock will no longer be listed on any exchange or quotation system, including the NYSE, and price quotations will no longer be available. Lear will not be subject to the obligations and constraints, and the related direct and indirect costs, associated with having publicly traded equity securities.
      Other than Mr. Intrieri and, as described below, Messrs. Rossiter and Vandenberghe, none of the current directors of Lear will remain directors of the Surviving Corporation. Parent’s current intention is for Lear’s current executive officers to continue as executive officers of the Surviving Corporation. At the request of Parent in connection with the merger agreement, Lear entered into amendments of the existing employment agreements of each of Messrs. DelGrosso, Rossiter and Vandenberghe. The effectiveness of each amendment is conditioned upon the consummation of the merger. Pursuant to these amendments, Mr. DelGrosso would serve as Chief Executive Officer of the Surviving Corporation. Mr. Rossiter initially would serve as Executive Chairman of the board of directors of the Surviving Corporation, and Mr. Vandenberghe would serve as Vice Chairman and Chief Financial Officer of the Surviving Corporation. With the exception of Mr. DelGrosso, the amendments provide these executive officers with annual compensation comparable to their existing employment agreements.
      Mr. DelGrosso would receive an increase in his base compensation from $925,000 to $1,150,000 in connection with his promotion to Chief Executive Officer. Mr. DelGrosso would also receive a bonus of at least 125% of base salary for the first year after the closing date of the merger. Mr. Rossiter’s annual base salary would be $1,150,000 (as compared to $1,100,000 under Mr. Rossiter’s current employment agreement) and he would receive a bonus of at least 150% of base salary for the first year of the term of the amended agreement. Mr. Vandenberghe’s annual base salary would be $925,000 (unchanged from Mr. Vandenberghe’s current employment agreement) and he would receive a bonus of at least 100% of base salary for the first year of the term of the amended agreement. The bonus percentages for each of Mr. Rossiter and Mr. Vandenberghe under the amendments are the same as their 2006 annual target opportunities under our Annual Incentive Compensation Plan. See “Compensation Discussion and Analysis” and “Executive Compensation — Summary Compensation Table.” The amendments also provide that the merger will not be treated as a change in control for purposes of the employment agreements and contemplate that each of Messrs. DelGrosso, Rossiter and Vandenberghe will participate in management equity plans following the merger. Under the equity plans, Messrs. DelGrosso, Rossiter and Vandenberghe would be granted options to purchase 0.6%, 0.6% and 0.4% of the outstanding common stock of the Surviving Corporation, respectively. These options would have a term of ten years and would vest equally on an annual basis at a rate of 25% per year over a period of four years. With respect to Mr. Vandenberghe, the options would accelerate and fully vest upon a change in control and with respect to Messrs. DelGrosso and Rossiter, the options would accelerate and fully vest upon (1) a change in control or (2) a termination of employment (A) by the company other than for cause or incapacity or by a notice of non-renewal (or due to death) or (B) by the executive for good reason. In addition, the amendments allow the executives to elect to have up to 70% of their accumulated benefit under a supplemental pension plan paid to them on January 15, 2008 and up to 30% of such accumulated benefit paid to them on January 15, 2009.
      It is expected that Lear’s operations will be conducted substantially as they currently are being conducted. AREP, Parent and Merger Sub have advised Lear that they do not have any current intentions, plans or proposals to cause Lear to engage in an extraordinary corporate transaction following consummation of the merger such as a merger, reorganization or liquidation or any other material changes in its business. Nevertheless, following consummation of the merger, the management and/or board of directors of the Surviving Corporation may initiate a review of the Surviving Corporation and its assets, corporate and capital structure, capitalizations, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the Surviving Corporation. As a result of this review, the Surviving Corporation may engage in the types of transactions set forth above if the management or board of directors of the Surviving Corporation decides that such transactions are in the best interest of the Surviving Corporation upon such review. The Surviving Corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluations and review or in light of future developments.
Certain Effects of the Merger
      If the merger agreement is approved by Lear’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Lear, the separate corporate existence of Merger Sub will cease and Lear will continue its corporate existence under Delaware law as the Surviving Corporation in the merger. Upon consummation of the merger, the certificate of incorporation and by-laws of the Surviving Corporation will be the certificate of incorporation and by-laws of Merger Sub, except that the name of the Surviving Corporation will be “Lear Corporation.” As a result of the proposed merger, Lear will cease to be a publicly-traded company and will be wholly-owned by Parent. Lear’s stockholders immediately prior to the closing of the merger will no longer have any interest in Lear’s future earnings or growth. Following consummation of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the proposed merger, shares of our common stock will no longer be listed on the NYSE or any other stock exchange or quotation system.
      Upon consummation of the merger, each outstanding share of Lear common stock will be converted into the right to receive $36.00 in cash, without interest and less any applicable withholding taxes. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding restricted stock units under our equity incentive plans (whether vested or unvested) will be cancelled and converted into the right to receive a cash payment equal to the number of restricted stock units multiplied by $36.00. All outstanding stock appreciation rights and options to acquire our common stock (whether vested or unvested) will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding shares of our common stock underlying the stock appreciation rights or options multiplied by the amount (if any) by which $36.00 exceeds the applicable exercise price. All deferred amounts held in unit accounts denominated in shares of our common stock under our Outside Directors Compensation Plan will be converted into the right to receive a cash payment of $36.00 multiplied by the number of shares deemed held in such deferred unit account, payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such deferred unit account. All outstanding performance shares (whether vested or unvested) will be cancelled and converted into the right to receive a cash payment equal to the target number of units or shares of common stock previously subject to performance shares multiplied by $36.00, with respect to that percentage of such performance shares that vest upon a change in control as provided in our Long-Term Stock Incentive Plan. All payments of the merger consideration will be without interest and less any applicable withholding taxes.
      Following the merger, the entire equity in Lear will be owned by Parent, and Parent will have the right to vote on corporate matters affecting Lear following the merger. If the merger is completed, the AREP unitholders will be the sole beneficiaries of our future earnings and growth. Similarly, the AREP unitholders will also bear the risks of ongoing operations including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by Lear of indebtedness as described below under “— Financing of the Merger.” If the merger is completed, the unaffiliated stockholders of Lear will have no interest in Lear’s net book value or any future net earnings.
      The table below sets forth the interests of the affiliates of Mr. Icahn in Lear’s net book value and net income (loss) prior to and immediately after the merger, based upon the net book value of Lear at December 31, 2006 and March 31, 2007, and the net income (loss) of Lear for the year ended December 31, 2006 and the three months ended March 31, 2007.

	Ownership Prior to
	Merger(1)(2)		Ownership After Merger(3)

	$ (in millions)	Percentage	$ (in millions)	Percentage

Net book value at December 31, 2006	$94.2	15.6%	$602.0	100.0%
Net income (loss) for the year ended December 31, 2006	$(110.7)	15.6%	$(707.5)	100.0%
Net book value at March 31, 2007	$108.3	15.6%	$692.5	100.0%
Net income (loss) for the three months ended March 31, 2007	$7.8	15.6%	$49.9	100.0%

(1)	Based upon 76,685,623 shares of common stock outstanding as of May 14, 2007.

(2)	Based upon beneficial ownership of affiliates of Mr. Icahn of 11,994,943 shares of common stock as of May 14, 2007. Please see footnote (1) of “Security Ownership of Certain Beneficial Owners and Management” for a description of the beneficial ownership of affiliates of Mr. Icahn.

(3)	Does not give effect to indebtedness to be incurred in connection with the merger.
      In connection with the merger, certain of Lear’s management will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of Lear’s stockholders generally, as described in more detail under “— Interests of Lear’s Directors and Executive Officers in the Merger.”
      The merger will trigger a change of control provision in Lear’s existing $1.0 billion senior secured 7 year term loan and $1.7 billion senior secured revolving credit facility. Pursuant to a commitment letter between AREP and Bank of America, these facilities would be refinanced with senior secured credit facilities in an aggregate amount of $3.6 billion, consisting of a $1.0 billion senior secured revolving credit facility and a $2.6 billion senior secured term loan B facility. The interest rates payable under the existing credit facilities and the refinancing facilities are substantially the same.
      The merger will be treated as an acquisition of the stock of Lear by Parent for United States federal income tax purposes. As a result, the tax basis in Lear’s assets and liabilities will remain the same as they were prior to the merger and all of its tax attributes at the date of the merger will continue to exist after the merger, subject to the limitations discussed below.
      Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), impose limitations on the ability of a corporation to use certain tax attributes, such as net operating loss and tax credit carryovers, following an ownership change. The annual limitation is dependent upon the value of the corporation, the long-term tax exempt rate and the availability of net unrealized built-in gains with respect to the assets of the corporation, in each case, at the time of the ownership change. Any annual limitation that is unused is carried forward and serves to increase the limitation in subsequent years. Since the merger will cause an ownership change, as defined in Code Section 382(g), Lear’s net operating loss and tax credit carryovers will be subject to an annual limitation. However, Lear does not expect these limitations to materially impact its ability to utilize its net operating loss and tax credit carryovers within their respective expiration periods as long as sufficient U.S. taxable income is generated subsequent to the merger.
      In connection with the merger, there may be certain material U.S. federal income tax consequences to Lear’s stockholders. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, as described in more detail under “— Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders.”

Directors and Management of the Surviving Corporation
      Upon consummation of the merger, the directors of Merger Sub and the officers of Lear immediately prior to the effective time of the merger will be the initial directors and officers of the Surviving Corporation, except as Merger Sub may otherwise determine.

Charter and By-laws
      Upon consummation of the merger, the charter and by-laws of the Surviving Corporation shall be the charter and by-laws of Merger Sub, except that the name of the Surviving Corporation shall be “Lear Corporation.”
Financing of the Merger
      Parent and Merger Sub estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $4.1 billion, of which $2.6 billion will be funded by a new senior secured credit facility and $155.0 million will be funded with cash on hand at Lear. The remaining $1.3 billion will come from cash on hand at AREP. On February 8, 2007, Parent entered into a commitment letter with Bank of America and BAS, pursuant to which such parties committed to provide to Parent the debt financing necessary to complete the transactions contemplated by the merger agreement. As described in the commitment letter, Bank of America will act as sole and exclusive administrative agent and BAS will act as sole lead arranger and sole bookrunner for the new credit facilities. The credit facilities, along with available cash of Lear, Parent and Merger Sub on the closing date, are intended to refinance and replace Lear’s existing credit facilities and to fund the transactions contemplated by the merger agreement. Funding of the debt financing is subject to the satisfaction of the conditions set forth in the commitment letter. Pursuant to the debt financing commitments, and subject to their terms and conditions, Bank of America committed to provide, in the aggregate:

•	a $2.6 billion seven-year senior secured term loan facility for the purpose of financing a portion of the merger, refinancing certain existing indebtedness of Lear and paying the transaction costs associated with the foregoing; and

•	a $1.0 billion five-year senior secured revolving credit facility, with sublimits and subfacilities consistent with Lear’s existing credit facility, for the purpose of financing the merger (including payment of fees and expenses), providing ongoing working capital and for other general corporate purposes of Lear and its subsidiaries. Up to $400 million of the revolving credit facility will be available for the issuance of letters of credit, and up to $300 million will be available for swingline loans.
      The following table sets forth a summary of the estimated sources and uses of funds for the financing of the merger and related transactions, as of the closing date (in millions):

Sources of Funds

Lear cash on hand	$155.2
Term loan facility	2,600.0
Revolving credit facility	—
AREP equity contribution	1,300.0

Total	$4,055.2

Uses of Funds

Purchase of common stock	2,856.7
Refinancing existing debt(a)	1,118.4
Estimated transaction costs	80.1
Existing revolving credit facility	—

Total	$4,055.2

(a)	Consists of $997.0 term loan and $121.4 of outstanding senior notes (including redemption payments).
      Parent has no current plans or arrangements to refinance or repay the senior secured credit facilities to be provided in connection with the merger. Parent currently contemplates servicing these loans with income from operations.

Conditions Precedent to the Debt Financing Commitments
      The availability of the debt financing described above is subject, among other things, to satisfaction of the following conditions:

•	consummation of the merger prior to or substantially simultaneously with the initial borrowing under the term loan and revolving facilities, in all material respects in accordance with the terms of the merger agreement,

•	negotiation, execution and delivery of definitive documentation for the debt financing;

•	AREH, through Parent, making an equity contribution of at least $1.3 billion prior to or substantially simultaneously with the initial borrowing under the term loan and revolving facilities;

•	repayment of all indebtedness under Lear’s existing credit facilities, release of all related liens and completion of a tender offer for outstanding securities under certain of Lear’s indentures or receipt by Bank of America of call notices sufficient to redeem all indebtedness under certain of Lear’s indentures;

•	the accuracy in all material respects of certain representations and warranties of Lear contained in the merger agreement and certain representations and warranties of Merger Sub and Lear contained in the definitive documentation for the debt facilities;

•	receipt by Bank of America of audited financial statements of Lear for the fiscal year ended December 31, 2006, unaudited financial statements for each subsequent fiscal quarter ended 45 days or more prior to the closing of the merger and pro forma unaudited financial statements for the fiscal year ended December 31, 2006 and for each subsequent fiscal quarter ended 45 days or more prior to the closing of the merger; and

•	other customary conditions for leveraged acquisition financings.
      As of the date of this proxy statement, Lear has delivered to Bank of America all required financial information described in the sixth bullet point above. There can be no assurance that the other conditions to the debt financing will be met.
      Parent is not obligated to complete the merger until the expiration of a 15-business day “Marketing Period” that it may use to complete its financing for the merger, which period begins upon satisfaction of other conditions to the merger. Under the merger agreement, we have agreed to provide Parent our reasonable cooperation in connection with arranging the debt financing, including participating in meetings, assisting with the preparation of offering materials, furnishing financial information, facilitating the pledge of collateral and obtaining third party consents and approvals.
      Parent has agreed with us that it will use its reasonable best efforts to obtain the debt financing contemplated by the debt financing commitments. The debt financing, however, is not a condition to the consummation of the merger. If the debt financing is not obtained and all of the conditions to Parent’s obligation to complete the merger have been satisfied, Parent and Merger Sub will be required to provide the amounts necessary to the merger. The failure to do so would be a breach of Parent’s and Merger Sub’s obligations under the merger agreement. If Parent and Merger Sub have failed to obtain the debt financing necessary to consummate the merger as a result of a breach or default by the commitment parties under the debt financing commitments, then, in any claim we make for actual damages, Parent, Merger Sub, AREP and their affiliates, individually or collectively, will not be liable to us or our affiliates in an amount more than $25 million in excess of the amount actually received by Parent, Merger Sub, AREP or their affiliates from the commitment parties under the debt financing commitments with respect to claims for the commitment parties’ breach of their debt financing commitments. See “The Merger Agreement — Financing.” The debt financing commitments expire on September 30, 2007.

      The borrower of the term loans and under the revolving credit facility will be Lear, as the Surviving Corporation, upon the consummation of the merger. BAS will arrange a syndicate of banks, financial institutions and other entities, including Bank of America, to act as lenders under the term loan and revolving credit facilities.
Limited Guaranty
      In connection with the merger agreement, AREP and Lear entered into a limited guaranty under which AREP has guaranteed the payment by Parent and Merger Sub of their obligations under section 7.4(f) of the merger agreement. Under section 7.4(f) of the merger agreement, if we terminate the merger agreement under certain circumstances, we will be entitled to receive (1) liquidated damages of $250 million if we have satisfied our conditions to the closing but Parent has failed to take all necessary steps to consummate the merger and there has not been a failure of Parent and Merger Sub to obtain the debt financing necessary to consummate the merger as a result of a breach or default by the commitment parties or (2) if there has been a failure of Parent and Merger Sub to obtain the debt financing necessary to consummate the merger as a result of a breach or default by the commitment parties, an amount equal to our actual damages but in no case greater than $25 million in excess of any amounts received by Parent, Merger Sub or their affiliates from the lenders under the debt financing commitments with respect to claims for breach of the debt financing commitments. AREP’s obligations under the limited guaranty will remain in full force and effect until the closing of the transactions contemplated by the merger agreement or the termination of the merger agreement (except that AREP’s obligation to guaranty payment shall survive such termination). The limited guaranty is our sole recourse against the guarantor.
      The summary of the material terms of the guaranty above and elsewhere in this proxy statement is qualified in its entirety by reference to the guaranty of payment, a copy of which is attached to this proxy statement as Appendix D and which we incorporate by reference into this document.
Interests of Lear’s Directors and Executive Officers in the Merger
      Certain members of our board of directors and executive officers may have interests in the merger that are different from, or are in addition to, the interests of our stockholders generally. The special committee and our board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement. The consummation of the merger will constitute a change of control for purposes of each of the plans and agreements described below.

Aggregate Merger Payments
      The following table shows the total amounts that would be payable to our directors and executive officers upon consummation of the merger, based on the merger consideration of $36.00 per share in cash, for (1) shares of Lear’s common stock that they hold directly and (2) the accelerated payment of all outstanding equity and other awards that they hold, in each case as of May 14, 2007. Values of outstanding awards that accrue interest or whose payout values increase pro rata over time were calculated assuming a closing date for the merger of June 29, 2007. Amounts under “Aggregate Payments on Outstanding Awards” in the table below represent the sum of all payments upon consummation of the merger on all outstanding awards held by directors and executive officers as of May 14, 2007. The treatment of each type of outstanding award is individually described and quantified in more detail in the subsequent tables beginning on page 63.

	Payments for Direct Stock Holdings			Aggregate
				Payments on
	Number of		Merger	Outstanding	Total Merger
	Shares(#)(1)		Consideration($)	Awards(5)(6)	Payments($)(6)

Executive Officers

Robert E. Rossiter	93,957	(2)	3,382,452	8,193,816	11,576,268
James H. Vandenberghe	63,003		2,268,108	4,776,402	7,044,510
Douglas G. DelGrosso	34,813	(3)	1,253,268	3,744,683	4,997,951
Daniel A. Ninivaggi	12,914		464,904	2,056,196	2,521,100
Raymond E. Scott	8,021		288,756	2,008,701	2,297,457
James M. Brackenbury	6,900		248,400	1,613,291	1,861,691
Shari L. Burgess	2,566		92,376	616,056	708,432
Roger A. Jackson	7,979		287,244	1,919,659	2,206,903
James L. Murawski	1,189		42,804	528,661	571,465
Matthew J. Simoncini	2,780		100,080	1,171,069	1,271,149

Directors

David E. Fry	1,103		39,708	351,760	391,468
Vincent J. Intrieri	0		0	121,608	121,608
Conrad L. Mallett	475		17,100	211,767	228,867
Larry W. McCurdy	2,000		72,000	919,817	991,817
Roy E. Parrott	3,230		116,280	223,293	339,573
David P. Spalding	6,000		216,000	811,989	1,027,989
James A. Stern	6,400	(4)	230,400	844,280	1,074,680
Henry D.G. Wallace	1,000		36,000	287,240	323,240
Richard F. Wallman	1,500		54,000	245,560	299,560

(1)	Amounts shown exclude indirect holdings in 401(k) plan stock accounts. Shares held in 401(k) accounts will be sold and the cash consideration will be reallocated in the remaining accounts under the 401(k) plan.

(2)	Includes 45,000 shares held in a grantor retained annuity trust for the benefit of Mr. Rossiter’s children.

(3)	Includes 19,713 shares held in trust by Mr. DelGrosso’s spouse.

(4)	Includes 2,400 shares held in trust for Mr. Stern’s children.

(5)	For executive officers, includes payments on outstanding stock options, stock appreciation rights, restricted stock units (and related dividend equivalent accounts), performance shares and cash-settled performance units. For directors, includes payments on outstanding stock options, deferred stock units and restricted units and payments of dividend and interest account balances. Specific amounts payable for each type of award are shown in more detail in the tables beginning on page 63.

(6)	Represents gross payments. Actual payments will be subject to applicable withholding taxes.

Employment Agreements
      We have existing employment agreements with fifteen of our officers. Under the employment agreements, Lear may generally reduce an executive’s base salary or bonus, defer payment of his compensation, or eliminate or modify his benefits, without giving rise to a claim of constructive termination, so long as such changes are made for all executive officers; however, any such actions by Lear within one year after a change in control would give the executive a basis for termination for good reason. Our executive officers receive certain benefits under their employment agreements upon an involuntary termination of employment by Lear without cause (or termination by the executive with good reason). These benefits are in the form of cash severance, pension vesting enhancement, continuation of medical/welfare benefits and an excise tax gross-up. Please see “Executive Compensation — Potential Payments Upon Termination or a Change of Control” for a

detailed description of the compensation payable to each of our five highest paid executive officers upon termination of employment following a change of control.
      At the request of Parent in connection with the merger agreement, we entered into amendments of the existing employment agreements of each of Messrs. DelGrosso, Rossiter and Vandenberghe. The effectiveness of each amendment is conditioned upon the consummation of the merger with Parent and Merger Sub. Pursuant to these amendments, Mr. DelGrosso would serve as Chief Executive Officer of Lear. Mr. Rossiter initially would serve as Executive Chairman of the board of directors of Lear, and Mr. Vandenberghe would serve as Vice Chairman and Chief Financial Officer of Lear. With the exception of Mr. DelGrosso, who would be promoted to Chief Executive Officer, the amendments provide these executive officers with annual compensation comparable to their existing employment agreements.
      Mr. DelGrosso would receive an increase in his base compensation from $925,000 to $1,150,000 in connection with his promotion to Chief Executive Officer. Mr. DelGrosso would also receive a bonus of at least 125% of base salary for the first year after the closing date of the merger. Mr. Rossiter would serve as Executive Chairman of the Board of Directors of Lear for the first two years after the closing date, with an annual base salary of $1,150,000 (as compared to $1,100,000 under Mr. Rossiter’s current employment agreement), and as the Non-Executive Chairman of the Board of Directors of Lear in the next year, with an annual base salary of $700,000. Mr. Rossiter would receive a bonus of at least 150% of base salary for the first year of the term of the amended agreement. Mr. Vandenberghe would serve as Chief Financial Officer of Lear for one year after the closing date, with an annual base salary of $925,000 (unchanged from Mr. Vandenberghe’s current employment agreement) and as a consultant to Lear thereafter, receiving a monthly fee of $41,666.66. Mr. Vandenberghe would receive a bonus of at least 100% of base salary for the first year of the term of the amended agreement. The bonus percentages for each of Mr. Rossiter and Mr. Vandenberghe under the amendments are the same as their 2006 annual target opportunities under our Annual Incentive Compensation Plan. See “Compensation Discussion and Analysis” and “Executive Compensation — Summary Compensation Table.” The amendments also provide that the merger will not be treated as a change in control for purposes of the employment agreements, as amended, and contemplate that each of Messrs. DelGrosso, Rossiter and Vandenberghe will participate in management equity plans following the merger. Under the equity plans, Messrs. DelGrosso, Rossiter and Vandenberghe would be granted options to purchase 0.6%, 0.6% and 0.4% of the common stock of the Surviving Corporation, respectively. These options would have a term of ten years and would vest equally on an annual basis at a rate of 25% per year over a period of four years. With respect to Mr. Vandenberghe, the options would accelerate and fully vest upon a change in control and with respect to Messrs. DelGrosso and Rossiter, the options would accelerate and fully vest upon (1) a change in control or (2) a termination of employment (A) by the company other than for cause or incapacity or by a notice of non-renewal (or due to death) or (B) by the executive for good reason. In addition, the amendments allow the executives to elect to have up to 70% of their accumulated benefit under the supplemental pension plans paid to them on January 15, 2008 and up to 30% of such accumulated benefit paid to them on January 15, 2009.
      The summary of the material terms of the employment agreement amendments above and elsewhere in this proxy statement is qualified in its entirety by reference to the employment agreement amendments, copies of which are attached to this proxy statement as Appendix E and which are incorporated by reference into this document.

Equity Awards
      Our Long-Term Stock Incentive Plan provides for accelerated vesting or payout of equity awards upon a change in control, even for an executive who does not terminate employment. These benefits, which apply to all employees and outside directors who hold equity awards, include the following:

•	stock options and stock appreciation rights become immediately exercisable and remain so throughout their entire term;

•	restrictions on restricted stock units lapse; and

•	a pro rata number of performance shares and performance units vest and pay out as of the date of the change in control. The amount is determined based on the length of time in the performance period that elapsed prior to the effective date of the change in control, assuming achievement of all relevant performance objectives at target levels.
      In connection with the merger agreement, we entered into amendments of the Long-Term Stock Incentive Plan award agreements of each of Messrs. Rossiter, DelGrosso, Vandenberghe, Ninivaggi, Brackenbury and Scott. Pursuant to these amendments, restrictions on restricted stock units will not lapse, and performance shares and performance units will not vest, in connection with the merger until two business days after the merger closes. The affected awards will become payable at that time.

Stock Options
      As of May 14, 2007, there were approximately 722,200 shares of our common stock issuable pursuant to stock options granted under our equity incentive plans to our current executive officers and directors. Under the terms of the equity plans and the merger agreement, except as otherwise agreed to by Parent and a holder of an option, each outstanding option held by an executive officer or director that is unexercised as of the effective time of the merger will become fully vested, cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the outstanding options multiplied by the amount (if any) by which $36.00 exceeds the option exercise price, without interest and less any applicable withholding taxes.
      The following table identifies, for each of our directors and executive officers, (1) the aggregate number of shares of our common stock subject to outstanding options with an exercise price below $36.00 as of May 14, 2007, all of which are fully vested, (2) the weighted average exercise price of these “in-the-money” options, (3) the aggregate value of these “in-the-money” options and (4) the number of shares of our common stock underlying “underwater” options as of May 14, 2007 to be cancelled upon the consummation of the merger. The information in the table assumes that all options remain outstanding on the closing date of the merger and that Parent and the holder have not otherwise agreed to separate treatment of these options.

	In-The-Money Options(1)			Underwater Options
				to be Cancelled in
	Number of	Weighted		Merger(2)
	Shares	Average
	Underlying	Exercise	Aggregate	Number of Shares
Name	Options	Price($)	Value($)	Underlying Options

Robert E. Rossiter(3)	81,250	35.93	5,688	170,000
James H. Vandenberghe(3)	—	—	—	165,000
Douglas G. DelGrosso	32,500	35.93	2,275	100,000
Daniel A. Ninivaggi	—	—	—	—
Raymond E. Scott	—	—	—	29,000
James M. Brackenbury	—	—	—	12,000
Shari L. Burgess	1,950	35.93	137	7,750
Roger A. Jackson	—	—	—	68,000
James L. Murawski	—	—	—	—
Matthew J. Simoncini	—	—	—	7,500
David E. Fry(3)	—	—	—	4,000
Vincent J. Intrieri(3)	—	—	—	—
Conrad L. Mallett(3)	—	—	—	4,000
Larry W. McCurdy(3)	2,500	29.03	17,425	7,750
Roy E. Parrott(3)	1,250	35.93	88	5,250
David P. Spalding(3)	2,500	29.03	17,425	7,750
James A. Stern(3)	2,500	29.03	17,425	7,750
Henry D.G. Wallace(3)	—	—	—	—
Richard F. Wallman(3)	—	—	—	2,000

(1)	Exercise price of options is below the $36.00 per share merger consideration.

(2)	Exercise price of options is above the $36.00 per share merger consideration.

(3)	The individual is a director.

Stock Appreciation Rights
      As of May 14, 2007, there were approximately 769,218 stock appreciation rights (SARs) granted under our equity incentive plans to our current executive officers. None of our non-employee directors have been granted stock appreciation rights. Under the terms of the incentive plans and the merger agreement, except as otherwise agreed to by Parent and a holder of a stock appreciation right, each outstanding stock appreciation right that is unexercised as of the effective time of the merger will become fully vested (if not already), cancelled and converted into the right to receive a cash payment equal to the number of outstanding shares of our common stock underlying the stock appreciation rights multiplied by the amount by which $36.00 exceeds the stock appreciation right exercise price, without interest and less any applicable withholding tax.
      The following table identifies, for each of our executive officers, the aggregate number of shares subject to stock appreciation rights (which are all “in the money”) as of May 14, 2007, the weighted-average exercise price of unvested stock appreciation rights, the value of the unvested stock appreciation rights, the weighted-average exercise price of the aggregate (vested and unvested) stock appreciation rights and the value of the aggregate stock appreciation rights. The information in the table assumes that all these stock appreciation rights remain outstanding as of the closing of the merger and that Parent and the holder have not otherwise agreed to separate treatment of these stock appreciation rights.

		Weighted		Weighted
		Average Exercise		Average Exercise	Aggregate
	Aggregate	Price of	Value of	Price of Vested	Value of Vested
	Number	Unvested	Unvested	and Unvested	and Unvested
Name	of SARs	SARs($)	SARs($)	SARs($)	SARs($)

Robert E. Rossiter	222,750	29.21	1,168,729	28.88	1,585,980
James H. Vandenberghe	123,750	29.21	649,294	28.88	881,100
Douglas G. DelGrosso	123,750	29.21	649,294	28.88	881,100
Daniel A. Ninivaggi	70,950	29.64	365,382	29.28	476,784
Raymond E. Scott	59,400	29.21	311,661	28.88	422,928
James M. Brackenbury	45,900	29.21	311,661	29.21	311,661
Shari L. Burgess	17,199	29.63	88,645	29.27	115,749
Roger A. Jackson	55,350	29.31	289,008	28.96	389,664
James L. Murawski	17,199	29.63	88,645	29.27	115,749
Matthew J. Simoncini	32,970	30.06	167,983	29.70	207,711

Restricted Stock Units
      As of May 14, 2007, there were approximately 512,877 restricted stock units outstanding under our equity incentive plans held by our current executive officers. Our non-employee directors do not hold any restricted stock units. Under the terms of the equity incentive plans, except as otherwise agreed to by Parent and a holder of a restricted stock unit, each outstanding restricted stock unit that is outstanding as of the consummation of the merger will become fully vested, cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted stock units multiplied by $36.00, without interest and less any applicable withholding tax.
      The following table identifies, for each of our executive officers, the aggregate number of shares of our common stock subject to outstanding units as of May 14, 2007 and the value of these units that will become fully vested in connection with the merger. The table also identifies the estimated aggregate value as of June 29, 2007 (assuming a closing of the merger on such date) of the dividend equivalent accounts associated with the restricted stock units for each executive officer. These dividend equivalent accounts are paid out upon vesting of the underlying restricted stock units. The information in the table assumes that all these units remain outstanding on the closing date of the merger and that Parent and the holder have not otherwise agreed to separate treatment of such restricted stock units.

			Aggregate Value
		Aggregate	of Dividend
Name	Number of Units	Value($)	Equivalents($)

Robert E. Rossiter	158,555	5,707,980	171,918
James H. Vandenberghe	96,597	3,477,492	100,452
Douglas G. DelGrosso	69,669	2,508,084	63,622
Daniel A. Ninivaggi	37,968	1,366,848	34,712
Raymond E. Scott	38,925	1,401,300	35,649
James M. Brackenbury	31,119	1,120,284	31,946
Shari L. Burgess	11,052	397,872	11,194
Roger A. Jackson	37,136	1,336,896	38,731
James L. Murawski	8,756	315,216	7,492
Matthew J. Simoncini	23,100	831,600	16,450

Performance Shares
      As of May 14, 2007, there were approximately 86,566 shares of our common stock subject to performance shares held by our current executive officers, which generally vest at the end of the respective three-year performance periods if performance goals are met. Our non-employee directors have not been granted performance shares. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding performance shares (whether vested or unvested) will be cancelled and converted pro-rata into the right to receive a cash payment equal to the target number of shares of common stock previously subject to performance shares multiplied by $36.00, without interest and less any applicable withholding taxes, based on the number of completed months that have elapsed within the applicable 36-month performance period as of the effective date.
      The following table identifies, for each of our executive officers, the aggregate number of shares of our common stock subject to performance shares as of May 14, 2007, the pro-rata number of the performance shares as of June 29, 2007 (assuming a closing of the merger on such date) and the value of those pro-rata performance shares that will become fully vested and payable in connection with the merger. The information in the table assumes that all performance shares remain outstanding on the closing date of the merger and that Parent and the holder have not otherwise agreed to separate treatment of such performance shares.

	Number of	Pro Rata
	Performance	Performance	Aggregate Pro Rata
Name	Shares	Shares @ 6/29/07	Value($)

Robert E. Rossiter	28,470	17,250	621,000
James H. Vandenberghe	11,971	7,253	261,108
Douglas G. DelGrosso	11,045	6,482	233,352
Daniel A. Ninivaggi	6,244	3,732	134,352
Raymond E. Scott	5,686	3,384	121,824
James M. Brackenbury	5,706	3,400	122,400
Shari L. Burgess	3,746	2,239	80,604
Roger A. Jackson	5,871	3,538	127,368
James L. Murawski	3,717	2,214	79,704
Matthew J. Simoncini	4,110	2,453	88,308

Cash-Settled Performance Units
      As of May 14, 2007, there were approximately 77,250 cash-settled performance units held by our current executive officers, all of which were unvested. Our non-employee directors have not been granted performance units. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding performance units will be cancelled and converted pro-rata into the right to receive a cash payment equal to the target number of units multiplied by the stated per-unit value of $30.00, without interest and less any applicable withholding taxes, based on the number of completed months that have elapsed within the 36-month performance period as of the effective date.

      The following table identifies, for each of our executive officers, the aggregate number of performance units as of May 14, 2007, the pro-rata portion of the performance units as of June 29, 2007 (assuming a closing of the merger on such date) and the value of those pro-rata performance units that will be paid to the executive officers in connection with the merger. The information in the table assumes that all performance units remain outstanding on the closing date of the merger and that Parent and the holder have not otherwise agreed to separate treatment of such performance units.

	Number of	Pro Rata
	Performance	Performance	Aggregate Pro Rata
Name	Units	Units @ 6/29/07	Value($)

Robert E. Rossiter	20,250	3,375	101,250
James H. Vandenberghe	11,250	1,875	56,250
Douglas G. DelGrosso	11,250	1,875	56,250
Daniel A. Ninivaggi	8,700	1,450	43,500
Raymond E. Scott	5,400	900	27,000
James M. Brackenbury	5,400	900	27,000
Shari L. Burgess	2,100	350	10,500
Roger A. Jackson	5,400	900	27,000
James L. Murawski	2,100	350	10,500
Matthew J. Simoncini	5,400	900	27,000
      For a more detailed description of the compensation payable through equity awards and otherwise to each of our five highest paid executive officers following a change of control, please see “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Director Compensation Plan
      Pursuant to the Lear Corporation Outside Directors Compensation Plan, each non-employee director receives annually on the last business day of each January, restricted units representing shares of Lear common stock having a value of $90,000 on the date of the grant. These restricted units vest in equal installments on each of the first three anniversaries of the grant date and the value of the vested units is payable in cash at such time. Directors may elect to defer receipt of these cash amounts into stock unit accounts and/or interest bearing accounts, which accrue interest at the prime rate. During the vesting period, non-employee directors receive credits in the interest account equal to amounts that would be paid as dividends on the shares represented by the restricted units. Non-employee directors may also elect to defer receipt of their quarterly cash retainer and meeting fees into the stock unit or interest accounts.
      Under the terms of the Outside Directors Compensation Plan, upon a change of control the unvested restricted units and the balance of the director’s deferred stock unit account will be converted into an obligation to pay cash in an amount equal to the number of restricted units and deferred stock units held in such account (collectively, “Units”) multiplied by $36.00. This obligation will be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such account. In addition, upon the completion of the merger, the value of all interest accounts held under the Outside Directors Compensation Plan will be paid to the respective directors.
      As of May 14, 2007, the aggregate value of Units held by current directors was approximately $3.8 million. The following table identifies, for each of our non-employee directors, the aggregate number of

Units held as of May 14, 2007, the value of such Units, and the estimated aggregate value of the directors’ dividend and interest accounts as of June 29, 2007 (assuming a closing of the merger on such date).

			Aggregate Value
			of Dividend and
			Interest
Name	Number of Units	Aggregate Value($)	Accounts($)

David E. Fry	9,660	347,760	4,000
Vincent J. Intrieri	3,378	121,608	—
Conrad L. Mallett	5,724	206,064	5,703
Larry W. McCurdy	24,448	880,128	22,264
Roy E. Parrott	6,128	220,608	2,597
David P. Spalding	18,551	667,836	126,728
James A. Stern	22,374	805,464	21,391
Henry D.G. Wallace	7,884	283,824	3,416
Richard F. Wallman	6,749	242,964	2,596

Indemnification and Insurance
      Parent and Merger Sub have agreed that all rights to indemnification existing in favor of the current or former directors, officers and employees of Lear or any of its Subsidiaries (the “Indemnified Persons”) as provided in our Amended and Restated Certificate of Incorporation or bylaws, or the articles of organization, bylaws or similar constituent documents of any of our subsidiaries as in effect as of the date of this Agreement with respect to matters occurring prior to the effective time of the merger will survive the merger and continue in full force and effect for a period of not less than six (6) years after the effective time of the merger unless otherwise required by law.
      In addition, the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Person against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (with the prior written consent of Parent) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before the effective time of the merger (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Lear), except for in any case, any claim, judgments, fines, penalties and amounts to be paid which relate to any act or omission which constitutes a material violation of law and except for other exceptions to indemnification that are required by law. In the event of any such Action, the Surviving Corporation will reasonably cooperate with the Indemnified Person in the defense of any such Action, and will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in the merger agreement.
      We are required to purchase on or prior to the effective time of the merger, and the Surviving Corporation is required to maintain with reputable and financially sound carriers, tail policies to the current directors’ and officers’ liability insurance and fiduciary liability insurance policies maintained by us and our subsidiaries on the date of the merger agreement. The tail policies and fiduciary liability policies must be effective for six years after the effective time of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger. The policies must also contain coverage that is at least as protective to the persons covered by the existing policies, and must in any event include non-management directors Side A (DIC) coverage. The Surviving Corporation must provide copies of the policies to the past, current and future directors and officers of Lear entitled to the benefit of such policies as reasonably requested. The Surviving Corporation is only required to provide as much coverage as can be obtained by paying aggregate premiums equal to 300% of the aggregate annual amount we currently pay for such coverage. AREP may substitute an alternative for the tail policies that affords, in the aggregate, no less favorable protection to such officers and directors, provided that any such alternative is approved by our board of directors prior to the effective time of the merger.

Special Committee Compensation
      The special committee consists of three disinterested and independent directors, Messrs. McCurdy, Stern and Wallace. Our board of directors authorized the compensation for the special committee members, in addition to the reimbursement of expenses and payment of all other fees as members of the board of directors. The board of directors determined that each member of the special committee will receive remuneration in the amount of $2,500 per meeting attended in consideration of his acting in such capacity. The approved compensation for the special committee members was not, and is not, contingent upon the consummation or approval of any transaction involving Lear.

Mr. Vincent Intrieri
      Our board of directors elected Vincent J. Intrieri to the board of directors in November 2006 pursuant to the terms of a stock purchase agreement entered into between Lear and affiliates of and funds managed by Mr. Icahn. The stock purchase agreement permitted these stockholders to designate one person to serve on our board of directors for so long as they retain a direct or indirect interest in at least 15% of our outstanding common stock. Mr. Intrieri’s initial term expires at our 2008 annual meeting of stockholders. Mr. Intrieri currently is a Senior Managing Director of Icahn Partners LP and Icahn Partners Master Fund LP, private investment funds controlled by Mr. Icahn, and a director of API, the general partner of AREP. As described in “Special Factors — Background of the Merger,” Mr. Intrieri participated in meetings relating to the merger and negotiation of the merger agreement on behalf of Parent and Merger Sub. Mr. Intrieri did not participate in any of the meetings of our board of directors at which the merger or merger agreement was discussed, or in any vote with respect thereto.
Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders
      The following discussion is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Lear common stock whose shares are converted into the right to receive cash in the merger. This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect.
      For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
      Holders of our common stock who are not U.S. holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.
      The following does not purport to consider all aspects of U.S. federal income taxation of the merger that might be relevant to U.S. holders in light of their particular circumstances, or those U.S. holders that may be subject to special rules (for example, dealers in securities or currencies, brokers, banks, financial institutions, insurance companies, mutual funds, tax-exempt organizations, stockholders subject to the alternative minimum tax, partnerships (or other flow-through entities and their partners or members), persons whose functional currency is not the U.S. dollar, stockholders who hold our stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, stockholders that acquired our common stock pursuant to the exercise of an employee stock option or otherwise as compensation, Lear executives acquiring shares in the Surviving Corporation in connection with the transactions contemplated by the merger agreement, or U.S. holders who exercise statutory appraisal rights), nor does it address the U.S. federal income tax consequences to U.S. holders that do not hold our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.
      The tax consequences to stockholders that hold our common stock through a partnership or other pass-through entity will depend on the status of the stockholder and the activities of the partnership. Partners in a partnership or other pass-through entity holding our common stock should consult their tax advisors.
      This summary of certain material U.S. federal income tax consequences is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
      Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss if such stock was a capital asset in the hands of the U.S. holder and will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains of individuals may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.
      Backup Withholding and Information Reporting. A stockholder may be subject to backup withholding at the applicable rate (currently 28 percent) on the cash payments to which such stockholder is entitled pursuant to the merger, unless the stockholder properly establishes an exemption or provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each stockholder should complete and sign the substitute Internal Revenue Service (“IRS”) Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Regulatory Approvals
      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by Federal Trade Commission (the “FTC”), the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”), and the applicable waiting period has expired or been terminated. Lear and Mr. Icahn filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ, and the waiting period expired on March 19, 2007. At any time before or after consummation of the merger, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Lear or Parent. At any time before or after the consummation of the merger, any state could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Lear or Parent. Private parties may also seek to take legal action under antitrust laws.
      In addition, the merger is subject to various foreign antitrust laws. To the extent required, the parties have made or expect to make merger filings in certain foreign jurisdictions, and to observe the applicable waiting periods prior to completing the merger. In Canada, the Competition Bureau issued an advance ruling certificate in connection with the transaction on March 30, 2007, meaning that the transaction has been cleared and no challenge to the proposed merger may be brought by the Commissioner of Competition.
      While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, Lear, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the merger can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
Voting Agreement
      In connection with the execution of the merger agreement, we entered into a voting agreement with Icahn Partners LP, Icahn Partners Master Fund LP, Koala Holding Limited Partnership and High River Limited Partnership, which are affiliates of AREP and Mr. Icahn. Pursuant to the voting agreement, such holders agreed, among other things, to vote all their shares of Lear common stock in favor of:

•	the adoption of the merger agreement and the approval of the merger; and

•	any definitive agreement with respect to a superior proposal (as defined under “The Merger Agreement — Solicitation of Other Offers”).
      The agreement to vote shares in favor of the merger agreement or another definitive agreement are subject to the merger consideration being no less than $36.00 per share in cash net to Lear’s stockholders.
      The voting agreement prohibits each of the parties described above from, at any time prior to the termination of the voting agreement, transferring, assigning or encumbering their shares of Lear common stock, except that each of those parties will be able to:

•	transfer or agree to transfer shares to any affiliate, provided that the transferee agrees in writing to be bound by the voting agreement; and

•	pledge shares pursuant to margin and/or other pledge arrangements, provided that the voting rights for any new margin or pledge arrangement are subject to restriction.
      Each of the parties described above has also waived, to the full extent of the law, and agreed not to assert any appraisal rights pursuant to Section 262 of the DGCL or otherwise in connection with the merger. Those parties also agreed not to deposit any of their shares into a voting trust, enter into a voting agreement or grant any proxy or power of attorney with respect to the shares.
      The voting agreement terminates upon the earlier of termination of the merger agreement and the effective time of the merger. If the merger agreement is terminated because of Lear entering into a definitive agreement with respect to a superior proposal, the voting agreement will survive until such definitive agreement terminates or the merger contemplated by the superior proposal becomes effective.
      The summary of the material terms of the voting agreement above and elsewhere in this proxy statement is qualified in its entirety by reference to the voting agreement, a copy of which is attached to this proxy statement as Appendix C and which we incorporate by reference into this document. In connection with the merger, Parent also entered into a voting agreement with Icahn Partners LP, Icahn Partners Master Fund LP,

Koala Holding Limited Partnership and High River Limited Partnership under the same terms as those described above.
Delisting and Deregistration of Common Stock
      If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.
Litigation Related to the Merger
      Between February 9, 2007 and February 21, 2007, certain stockholders filed six purported class action lawsuits against Lear, certain members of our board of directors and AREP and certain of its affiliates. Three of the lawsuits were filed in the Delaware Court of Chancery and have since been consolidated into a single action. Three of the lawsuits were filed in Michigan Circuit Court. The class action complaints, which are substantially similar, generally allege that the merger agreement unfairly limits the process of selling Lear and that certain members of our board of directors have breached their fiduciary duties in connection with the merger agreement and have acted with conflicts of interest in approving the merger agreement. The lawsuits seek to enjoin the merger, to invalidate the merger agreement and to enjoin the operation of certain provisions of the merger agreement, a declaration that certain members of our board of directors breached their fiduciary duties in approving the merger agreement and an award of unspecified damages or rescission in the event that the proposed merger with Merger Sub is completed. On February 23, 2007, the plaintiffs in the consolidated Delaware action filed a consolidated amended complaint, a motion for expedited proceedings and a motion to preliminarily enjoin the merger contemplated by the merger agreement. On March 27, 2007, the plaintiffs in the consolidated Delaware action filed a consolidated second amended complaint. On May 9, 2007, the judge overseeing the consolidated Michigan action ruled that the action should be dismissed without prejudice in favor of the consolidated Delaware action. A hearing on the plaintiffs’ motion for preliminary injunction in the consolidated Delaware action is scheduled for June 6, 2007, and a trial is scheduled for December 10, 2007.
      On March 1, 2007, a Lear employee filed on behalf of himself, various Lear employee benefit plans and participants in those plans a two-count putative class action lawsuit in the Eastern District of Michigan against Lear, certain employees, officers and/or members of Lear’s board of directors, Lear’s Employee Benefits Committee, AREP and Messrs. Intrieri and Icahn. The complaint alleges that the merger agreement, as it relates to the sale of Lear common stock held by the plans, is a prohibited transaction that violates ERISA and that various defendants breached their ERISA-imposed fiduciary duties by approving the merger agreement. Plaintiffs state that they are seeking to enjoin the plans’ sale of common stock and restoration of alleged losses to the plans. On March 22, 2007, the Lear defendents filed a motion to dismiss all counts of the complaint against the Lear defendents. The plaintiffs also filed a motion for preliminary injunction and expedited briefing schedule on April 10, 2007. The court has set a scheduling conference for May 24, 2007, at which it will likely set hearing dates for the pending motions.
      We believe that each of the lawsuits is without merit and intend to defend against them vigorously.
Provisions for Unaffiliated Stockholders
      No provision has been made (i) to grant Lear’s unaffiliated stockholders access to the corporate files of Lear, any other party to the proposed merger or any of their respective affiliates or (ii) to obtain counsel or appraisal services at the expense of Lear or any other such party or affiliate.

FORWARD-LOOKING STATEMENTS
      This proxy statement, and the documents which we incorporate by reference in this proxy statement, contain forward-looking statements made by us or on our behalf. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions identify these forward-looking statements. All statements contained or incorporated in this proxy statement which address operating performance, events or developments that we expect or anticipate may occur in the future, including statements related to business opportunities, awarded sales contracts, sales backlog and on-going commercial arrangements or statements expressing views about future operating results, are forward-looking statements. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to:

•	general economic conditions in the markets in which we operate, including changes in interest rates or currency exchange rates;

•	the financial condition of our customers or suppliers;

•	fluctuations in the production of vehicles for which we are a supplier;

•	disruptions in the relationships with our suppliers;

•	labor disputes involving us or our significant customers or suppliers or that otherwise affect us;

•	our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;

•	the outcome of customer productivity negotiations;

•	the impact and timing of program launch costs;

•	the costs and timing of facility closures, business realignment or similar actions;

•	increases in our warranty or product liability costs;

•	risks associated with conducting business in foreign countries;

•	competitive conditions impacting our key customers and suppliers;

•	raw material costs and availability;

•	our ability to mitigate the significant impact of increases in raw material, energy and commodity costs;

•	the outcome of legal or regulatory proceedings to which we are or may become a party;

•	unanticipated changes in cash flow, including our ability to align our vendor payment terms with those of our customers;

•	the finalization of our restructuring strategy; and

•	other risks described from time to time in our SEC filings.
      In addition, the closing of the merger described in this proxy statement is subject to various conditions, including the receipt of the affirmative vote of the holders of a majority of the outstanding shares of our common stock, antitrust approvals and other customary closing conditions. No assurances can be given that the proposed transaction will be consummated on the terms contemplated or at all.
      The forward-looking statements in this proxy statement are made as of the date hereof, and we do not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof except as required by law or the applicable regulations of the SEC.

LEAR CORPORATION
21557 Telegraph Road
Southfield, Michigan 48033

SUMMARY OF THE ANNUAL MEETING
Annual Meeting
      The 2007 Annual Meeting of Stockholders will be held at Hotel Du Pont, located at 11th and Market Streets, Wilmington, Delaware 19801, on June 27, 2007, at 10:00 a.m. (Eastern Time).
Record Date
      The date fixed to determine stockholders entitled to notice of and to vote at the meeting is the close of business on May 14, 2007.
Mailing Date
      We anticipate first mailing this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about May 23, 2007.
Agenda
      The agenda for the meeting is to:
      1. vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 9, 2007, by and among Lear Corporation, AREP Car Holdings Corp. and AREP Car Acquisition Corp., and the merger contemplated thereby;
      2. vote upon a proposal to adjourn or postpone the annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to adopt the merger agreement;
      3. elect three directors;
      4. approve amendments to our Amended and Restated Certificate of Incorporation to provide for the annual election of directors;
      5. ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007;
      6. consider two stockholder proposals, if presented at the meeting; and
      7. conduct any other business properly before the meeting or any adjournments or postponements thereof.
Proxy Solicitation
      We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the annual meeting for a fee of approximately $25,000, a nominal fee per stockholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses. We have requested that banks, brokers and other custodian nominees and fiduciaries supply, at our expense, proxy material to the beneficial owners of our common stock.
Voting of Proxies
      Your proxy will be voted in accordance with your instructions, provided that you date, execute and return a proxy card. If you execute and return your proxy card but provide no specific instructions in the proxy card, your shares will be voted FOR the adoption of the merger agreement, FOR the proposal to adjourn or postpone the annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to adopt the merger agreement, FOR our Board’s nominees named on the proxy card, FOR the approval of amendments to our Amended and Restated Certificate of Incorporation, FOR the ratification of the appointment of our independent registered public accounting firm, and AGAINST the approval of the stockholder proposals, if presented.
      We do not intend to bring any matters before the meeting except those indicated in the Notice of Annual Meeting and we do not know of any matter which anyone else intends to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.
Revoking Proxies
      You may revoke your proxy at any time before it is voted at the meeting by:

•	delivering to Wendy L. Foss, our Vice President, Finance & Administration and Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a proxy to Lear with a later date; or

•	attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy).
Outstanding Shares
      On the record date, there were approximately 76,685,623 shares of our common stock, par value $0.01 per share, outstanding. Our common stock is the only class of our voting securities outstanding.
Quorum
      A quorum is established when a majority of shares entitled to vote is present at the meeting, either in person or by proxy. Abstentions and broker non-votes (as described below under “— Required Vote”) are counted for purposes of determining whether a quorum is present.
Voting
      Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting.
Required Vote
      The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. Approval of the proposal to adjourn or postpone the annual meeting, if necessary for the purpose of soliciting additional proxies, requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Accordingly, with respect to the adoption of the merger agreement, your failure to affirmatively vote in favor of the adoption of the merger agreement will have the same effect as a vote against the adoption of the merger agreement.
      Our directors are elected by a plurality of the votes cast by the holders of our common stock. “Plurality” means that the three individuals who receive the highest number of the votes will be elected as directors. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a higher number of votes.

      Approval of the amendments to our Amended and Restated Certificate of Incorporation to provide for the annual election of directors will require the affirmative vote of holders of a majority of the outstanding shares of our common stock.
      For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.
      A properly executed proxy marked ABSTAIN with respect to any matter other than the election of directors will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote on such items.
Shares Held Through a Bank, Broker or Other Nominee
      If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters (such as Proposal Nos. 3 and 5) but may not be permitted to exercise voting discretion with respect to non-routine matters (such as Proposal Nos. 1, 2, 4, 6 and 7). Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 3 (election of directors) and Proposal No. 5 (ratification of auditors), your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to the remaining proposals to be presented at the meeting, your shares will not be voted on such matters. These shares are called “broker non-votes.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Broker non-votes are not considered votes for or against any particular proposal and therefore will have no direct impact on any proposal. However, with respect to Proposal No. 1 (the proposal to adopt the merger agreement) and Proposal No. 4 (the proposal to amend our Amended and Restated Certificate of Incorporation), because such matters require the affirmative vote of holders of a majority of outstanding common stock, broker non-votes will have the same effect as votes against these proposals. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.
Annual Report
      Lear Corporation’s 2006 Annual Report is being mailed to you with this proxy statement.

APPROVAL OF THE MERGER AGREEMENT AND THE MERGER
(PROPOSAL NO. 1)
THE PARTIES TO THE MERGER
Lear
Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
      Lear Corporation was incorporated in Delaware in 1987 and is one of the world’s largest automotive interior systems suppliers based on net sales. Our net sales have grown from $14.4 billion for the year ended December 31, 2002, to $17.8 billion for the year ended December 31, 2006. We supply every major automotive manufacturer in the world, including General Motors, Ford, DaimlerChrysler, BMW, Fiat, PSA, Volkswagen, Hyundai, Renault-Nissan, Mazda, Toyota, Porsche and Honda. We supply automotive manufacturers with complete automotive seat and electrical distribution systems and select electronic products.
      Historically, we have also supplied automotive interior components and systems, including instrument panels and cockpit systems, headliners and overhead systems, door panels and flooring and acoustic systems. In October 2006, we completed the contribution of substantially all of our European interior business to IAC Europe, a joint venture with WL Ross and Franklin, in exchange for a one-third equity interest in IAC Europe. In addition, on March 31, 2007, we completed the transfer of substantially all of the assets of our North American interior business (as well as our interests in two China joint ventures) and approximately $27 million of cash to IAC North America, another joint venture with WL Ross and Franklin, in exchange for a 25% equity interest in the IAC North America joint venture and warrants to purchase an additional 7% equity interest. The legal transfer of certain assets included in the transaction remains subject to the satisfaction of certain post-closing conditions.
      For more information about Lear, please visit our website at www.lear.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 175. Our common stock is publicly traded on the NYSE under the symbol “LEA”.
Parent
AREP Car Holdings Corp.
c/o American Real Estate Holdings Limited Partnership
767 Fifth Avenue, 47th Floor
New York, New York 10153
      AREP Car Holdings Corp., a Delaware corporation, is an indirect subsidiary of American Real Estate Partners, L.P. (“AREP”), an affiliate of Mr. Carl C. Icahn. Parent was formed exclusively for the purpose of effecting the merger. AREP is a master limited partnership, formed in Delaware in 1987, and a diversified holding company owning subsidiaries engaged in three primary business segments: Gaming, Real Estate and Home Fashion. Icahn Partners LP, Icahn Partners Master Fund LP, Koala Holding Limited Partnership and High River Limited Partnership, which are also affiliates of Mr. Carl C. Icahn, beneficially own in the aggregate approximately 16% of our outstanding common stock. AREP’s Depositary Units and Preferred Units are publicly traded on the NYSE under the symbols “ACP” and “ACP-P,” respectively.

Merger Sub
AREP Car Acquisition Corp.
c/o American Real Estate Holdings Limited Partnership
767 Fifth Avenue, 47th Floor
New York, New York 10153
      AREP Car Acquisition Corp., a Delaware corporation, is a direct wholly-owned subsidiary of Parent. Merger Sub was formed exclusively for the purpose of effecting the merger.

THE MERGER AGREEMENT
      The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to carefully read the merger agreement in its entirety.
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Lear. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.
      The merger agreement contains representations and warranties Lear, Parent and Merger Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Lear, Parent and Merger Sub and may be subject to important qualifications and limitations agreed by Lear, Parent and Merger Sub in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk among Lear, Parent and Merger Sub rather than establishing matters as facts. We are not currently aware of any specific undisclosed material facts relating to Lear that contradict the representations and warranties contained in the merger agreement.
The Merger
      The merger agreement provides for the merger of Merger Sub with and into Lear upon the terms, and subject to the conditions, of the merger agreement. As the Surviving Corporation, Lear will continue to exist following the merger. Upon consummation of the merger, the directors of Merger Sub and the officers of Lear immediately prior to the effective time of the merger will be the initial directors and officers, respectively, of the Surviving Corporation, except as Merger Sub may otherwise determine.
      We, Parent or Merger Sub may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the adoption by our stockholders of the merger agreement. Additional details on termination of the merger agreement are described in “— Termination of the Merger Agreement” beginning on page 91.
Effective Time
      The merger will be effective at the time a duly executed and verified certificate of merger is filed with the Secretary of State of the State of Delaware and such further actions as may be required by law to make the merger effective. We expect to complete the merger as promptly as practicable after our stockholders adopt the merger agreement and, if necessary, the expiration of the Marketing Period described below.
      Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the third business day after the satisfaction or waiver of the conditions described under “— Conditions to the Merger” beginning on page 86, except that notwithstanding the satisfaction or waiver of such conditions, the parties will not be obligated to close the merger until the earlier to occur of a date during the Marketing Period specified by Parent on at least three business days’ notice to us and the final day of the Marketing Period.
      For purposes of the merger agreement, “Marketing Period” means the first period of fifteen (15) consecutive business days after the later to occur of the date Parent and its financing sources have received certain financial and other information required to be provided by Lear under the merger agreement in connection with Parent’s financing of the merger, and the first business day following the date on which the conditions to each party’s obligations to effect the merger have been satisfied (other than conditions that can only be satisfied at closing). If the requisite stockholder vote is the last of all the conditions to be satisfied, Parent must use its reasonable best efforts to consummate the merger within five days following the vote.

      The purpose of the Marketing Period is to provide Parent a reasonable and appropriate period of time during which it can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the merger. To the extent Parent determines it does not need the benefit of the Marketing Period to market and place the debt financing, it may, in its sole discretion, determine to waive the Marketing Period and close the merger prior to the expiration of the Marketing Period if all closing conditions are otherwise satisfied or waived.
Merger Consideration
      Each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $36.00 in cash, without interest and less certain applicable withholding taxes, other than shares owned by Parent, Merger Sub or any subsidiary of Parent or shares held by holders who have properly demanded and perfected their appraisal rights.
      After the merger is effective, each holder of any shares of our common stock (other than the excepted shares described above) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Appraisal Rights” beginning on page 104.
Treatment of Options and Other Awards
      Restricted Stock Units. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding restricted stock units (whether vested or unvested) will be cancelled and converted into the right to receive a cash payment equal to the number of restricted stock units multiplied by $36.00, without interest and less any applicable withholding taxes.
      Stock Appreciation Rights. Immediately prior to the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding stock appreciation rights (whether vested or unvested) will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding shares of our common stock underlying the stock appreciation rights multiplied by the amount (if any) by which $36.00 exceeds the stock appreciation right exercise price, without interest and less any applicable withholding taxes.
      Deferred Unit Accounts. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all deferred amounts held in unit accounts denominated in shares of our common stock under our Outside Directors Compensation Plan will be converted into the right to receive a cash payment of $36.00 multiplied by the number of shares deemed held in such deferred unit account, payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such deferred unit account, less any required withholding taxes.
      Stock Options. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding options to acquire our common stock under equity incentive plans (whether vested or unvested) will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $36.00 exceeds the exercise price, without interest and less any applicable withholding taxes.
      Performance Shares. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding performance shares (whether vested or unvested) will be cancelled and converted into the right to receive a cash payment equal to the target number of units or shares of common stock previously subject to performance shares multiplied by $36.00, without interest and less any applicable withholding taxes, with respect to that percentage of such performance shares that vest upon a change in control as provided in the equity incentive plan.
Payment for the Shares of Common Stock
      Parent will designate a paying agent reasonably acceptable to us to make payment of the merger consideration as described above. At or prior to the effective time of the merger, Parent will deposit or cause to be deposited in trust with the paying agent the funds necessary to pay the aggregate merger consideration.

      As soon as reasonably practicable but no later than three business days after the effective time of the merger, the Surviving Corporation will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your shares of common stock in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The Surviving Corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. Shares of our common stock will be immediately cancelled upon receipt of stock certificates representing the shares.
      If any cash deposited with the paying agent is not claimed within one year following the effective time of the merger, such cash will be returned to the Surviving Corporation upon demand subject to any applicable unclaimed property laws. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any government entity will be returned to the Surviving Corporation free and clear of any prior claims or interest. Any former stockholder of Lear that has not claimed its merger consideration may look only to the Surviving Corporation for payment.
      No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the effective time of the merger shall be paid to the holder of any unsurrendered certificate. At the effective time of the merger, we will close our stock ledger. After that time, there will be no further transfer of shares of our common stock.
Representations and Warranties
      The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.
      Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.
      In the merger agreement, Lear, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and consummate the transactions contemplated by, and enforceability of, the merger agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	information supplied for inclusion in this proxy statement;

•	required regulatory filings and consents and approvals of governmental entities;

•	litigation;

•	brokers; and

•	documents filed with the SEC, including financial statements.
      Lear also made representations and warranties relating to:

•	capital structure;

•	subsidiaries and joint ventures;

•	absence of certain changes or events since December 31, 2005;

•	compensation, employee benefit and labor matters;

•	tax matters;

•	compliance with applicable laws;

•	environmental matters;

•	intellectual property matters;

•	material leases and title to properties;

•	material contracts;

•	insurance;

•	the receipt by the special committee and the board of directors of a fairness opinion from JPMorgan;

•	the required vote of Lear stockholders;

•	state takeover statutes;

•	rights agreements;

•	customers and suppliers;

•	affiliate transactions;

•	product warranties and product liability claims; and

•	compliance with the Foreign Corrupt Practices Act.
      Parent and Merger Sub also each made representations and warranties relating to:

•	the debt financing commitments;

•	the delivery of the limited guaranty;

•	ownership and prior activities of Merger Sub; and

•	the required vote of Parent’s stockholders.
      Many of Lear’s representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the merger agreement, “Material Adverse Effect” is defined to mean a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, results of operations, financial condition or prospects of Lear and our subsidiaries, taken as a whole, other than to the extent resulting from:

•	changes in general economic conditions, including those affecting the financial, banking, currency, interest rates or capital markets; or

•	conditions generally affecting any of the industries or markets in which Lear and our significant subsidiaries operate;
except, in each case, where such matters will be taken into account in determining a Material Adverse Effect to the extent of any disproportionate effect on Lear and our significant subsidiaries, taken as a whole, relative to other companies operating in the same industries or segments and geographic markets as Lear and our significant subsidiaries.
Conduct of Business Prior to Closing
      We have agreed in the merger agreement that, until the consummation of the merger, except as permitted by the merger agreement, required by applicable law or the regulatory requirements of the NYSE, or consented to in writing by Parent, we will:

•	conduct, and cause our subsidiaries to conduct, our operations in the ordinary and usual course consistent with past practice; and

•	use, and cause each of our subsidiaries to use, reasonable best efforts to preserve intact in all material respects our business organization, keep available the services of current officers and key employees and preserve the goodwill of and maintain satisfactory relationships with our customers and those other persons with whom we or our subsidiaries have material business relationships.
      We have also agreed that, until the consummation of the merger, except as permitted by the merger agreement, required by applicable law or the regulatory requirements of the NYSE, or consented to in writing by Parent, we and our subsidiaries will not:

•	amend or otherwise change our or our significant subsidiaries’ organizational or governing documents;

•	issue, sell, grant options, pledge, dispose of or encumber, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge any of our securities, our subsidiaries’ securities or rights to acquire such securities, other than: with Lear or our wholly-owned subsidiaries; pursuant to the exercise of options or SARs or settlement of RSUs, performance shares or deferred unit accounts, in each case, that are outstanding as of the date of the merger agreement and in accordance with the existing terms of such awards; the issuance of certain permitted equity incentive compensation awards; and as required under our credit facility and indentures;

•	acquire or redeem, directly or indirectly, or amend any Lear securities other than in connection with the exercise of outstanding equity awards, or any securities of our significant subsidiaries other than in the ordinary course of business;

•	split, combine, redenominate or reclassify our or our subsidiaries’ capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock, property or otherwise) on any shares of our capital stock, options, warrants, convertible securities or other rights of any kind to acquire or receive our capital stock, except for any dividend or distribution by any subsidiary to us, to any wholly-owned subsidiary or to any other person in proportion to the ownership interest in such subsidiary;

•	engage in or offer to make any acquisition, by means of a merger, consolidation or otherwise, or any sale, lease, encumbrance or other disposition of assets or securities outside the ordinary course of business and involving a transaction value in excess of $10 million (or $30 million in the aggregate);

•	except in the ordinary course of business and except as permitted otherwise, enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, waive, release or assign any right or claim under, certain categorized contracts, or amend or terminate certain categorized contracts or grant any release or relinquishment of any material rights under certain categorized contracts;

•	except for borrowings under our existing credit, securitization and factoring facilities in the ordinary course of business, incur, create, assume or otherwise become liable for, or prepay any indebtedness for borrowed money (including the issuance of any debt security) in excess of $50 million;

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of, or make any loans, advances or capital contributions to, any other person (other than us or any one of our wholly-owned subsidiaries), in any case outside the ordinary course of business in an aggregate amount in excess of $10 million;

•	other than in the ordinary course of business, enter into or materially increase or decrease the outstanding balances of any intercompany loan or intercompany debt arrangements, except in connection with our securitization facilities;

•	mortgage, pledge or otherwise similarly encumber any of our material assets (tangible or intangible), or create, assume or suffer to exist any liens except for specified permitted liens;

•	incur capital expenditures that would result in us materially exceeding or making it reasonably likely we will materially exceed the 2007 capital expenditure forecast we publicly disclosed prior to entering the merger agreement;

•	change in any material respect any of the accounting, reserving, underwriting, claims or actuarial methods, principles or practices that we use, or any of the working capital policies applicable to us and our subsidiaries, except as required by law, GAAP or applicable statutory accounting principles;

•	other than in the ordinary course of business, after consultation with Parent, make or change any material tax election, settle or compromise any material tax liability, agree to an extension of the statute of limitations with respect to the assessment or determination of material taxes, file any amended tax return with respect to any material tax, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund or enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under applicable tax law;

•	agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in Lear shares, preferred shares, or other Lear securities or in securities of our subsidiaries;

•	enter into, forgive, renew, or amend in any material respect any loans to officers or directors or any of their respective affiliates or associates;

•	enter into any new, or amend, terminate or renew any existing material employee benefit plan, except as required by law or any collective bargaining agreement;

•	grant any material increases in the compensation, perquisites or benefits or pay any bonuses to any executive officers or directors, except for our pension savings plan previously communicated to employees and as required by law or any collective bargaining agreement;

•	accelerate the vesting or payment of any compensation payable or the benefits provided or to become payable or provided to any of our current or former directors, officers, employees, independent contractors or service providers (other than as required by the terms of our employee benefit plans applicable to such individuals as in effect on the date of the merger agreement), or otherwise pay any amounts not due such individual, except as required by law or any collective bargaining agreement;

•	take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would reasonably be expected to result in the holder of a change in control or similar agreement having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement, except as required by law or any collective bargaining agreement;

•	make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under employee benefit plans or agreement subject to such plans, other than in the ordinary course consistent with past practice;

•	except as required by law or in the ordinary course of business, enter into, materially amend or extend any collective bargaining or other labor agreement;

•	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Lear and our subsidiaries or the Surviving Corporation after the effective time of the merger;

•	compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to the merger agreement) or consent to the same, other than compromises, settlements or agreements in the ordinary course of business following reasonable consultation with and taking into account the views of Parent that involve only the payment of monetary damages not in excess of $5 million individually or $15 million in the aggregate or consistent with the reserves of $18.4 million reflected in our balance sheet at December 31, 2006, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, us or any of our subsidiaries;

•	enter into any agreement, understanding or arrangement with respect to the voting or registration of our securities or the securities of any of our subsidiaries;

•	fail to use reasonable best efforts to keep in force our current material insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to our assets, operations and activities and those of our subsidiaries;

•	merge or consolidate Lear or any of our subsidiaries with any person, other than with Lear or any of our subsidiaries, and other than mergers or consolidations of subsidiaries in acquisitions that are otherwise permitted by the merger agreement;

•	adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of us or any of our significant subsidiaries;

•	fail to comply with our related party transaction policy;

•	amend, modify or waive in any material respect any of the provisions of the transaction documents, or enter into any new or additional agreements related thereto, in connection with the sale of our North American interiors business (without the consent of Parent, which shall not be unreasonably withheld), except for actions that do not materially and adversely affect the economics of such transactions;

•	other than in the ordinary course of business (and not for speculative purposes), enter into any contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract; or

•	authorize, commit or agree to take any of the foregoing actions.

Agreement to Take Further Action and to Use Reasonable Best Efforts
      Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action, to file or cause to be filed all documents and to do or cause to be done all things necessary, proper or advisable under applicable laws to expeditiously consummate the merger or any of the transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, licenses, approvals, authorizations, permits or orders from governmental entities or other persons.
      The parties to the merger agreement have also agreed to cooperate with one another to promptly determine whether any other filings are required to be made or whether any other consents should be obtained under applicable law. In no event will Parent, Merger Sub or any of their respective affiliates be required to agree (1) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the shares of Lear common stock), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or a portion of the business, assets or properties of us or our subsidiaries, or (2) to limit in any material respect the ability of such entities to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of Lear and its subsidiaries or to control their respective businesses or operations of our or our subsidiaries’ businesses or operations. In addition, the obligations described in the preceding paragraph will not apply to either Parent or Merger Sub if compliance with such obligations would result in, or would reasonably be expected to, result in a Material Adverse Effect.

      We have also agreed, upon the request of Parent or Merger Sub, to take all reasonable steps to exclude the applicability of, or to assist, at Parent’s cost and expense, in any challenge to the validity or applicability to the merger or any other transaction contemplated by the merger agreement of, any state takeover laws.
Financing

Cooperation of Lear
      We have agreed to, and have agreed to cause our subsidiaries to (and to use our reasonable best efforts to cause our and their respective representatives to), at Parent’s sole expense, provide all cooperation as may be reasonably requested by Parent that is necessary, proper or advisable in connection with the arrangement of the debt financing, including (each of which obligations shall be satisfied by us using our reasonable best efforts to comply):

•	participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the debt financing, except that we do not need to issue any private placement memoranda or prospectuses or other similar documents in relation to high yield debt securities and any such memoranda or prospectuses must contain disclosure and financial statements with respect to Lear or the Surviving Corporation reflecting the Surviving Corporation and/or its subsidiaries as the obligor;

•	furnishing Parent and its financing sources with financial and other pertinent information regarding Lear as may be reasonably requested by Parent as promptly as reasonably practical;

•	using reasonable best efforts to obtain, and to cooperate and assist with obtaining, accountants’ comfort letters, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the debt financing as reasonably requested by Parent;

•	using commercially reasonable efforts to execute and deliver any pledge and security documents, other definitive financing documents or other certificates as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the payoff of existing indebtedness and the release of related liens, if any), except that no obligation of Lear or its subsidiaries under such executed documents will be effective until the effective time of the merger;

•	taking all actions necessary to permit potential lenders and equity sources to evaluate our current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral agreements and to establish bank accounts and other accounts; and

•	using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances or contracts to which any of our subsidiaries is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts.
      The merger agreement limits our obligation to incur any fees or liabilities with respect to the debt financing prior to the effective time of the merger. Parent has also agreed to reimburse us for all reasonable and documented out-of-pocket costs if the merger agreement is terminated, except under certain circumstances, and to indemnify and hold harmless Lear, our subsidiaries, directors, officers, employees, representatives and advisors from and against all losses, damages, claims, costs or expenses suffered or incurred in connection with any action taken by them at the request of Parent or Merger Sub or in connection with the arrangement of the debt financing.

Debt Financing
      Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and obtain the debt financing on the terms and conditions described in the financing commitments.
Conditions to the Merger
      Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	there is no order, injunction or decree issued by any court or agency of competent jurisdiction preventing the consummation of the merger or any of the transactions contemplated by the merger agreement; and

•	any waiting period (and any extension thereof) applicable to the merger or any of the transactions contemplated by the merger agreement under the HSR Act will have expired or been terminated and, except as could not reasonably be expected to have a Material Adverse Effect, approvals and authorizations from other applicable antitrust authorities will have been granted.
      Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	our representations and warranties with respect to our capitalization, our Title IV employee pension benefits plans and our covenant not to materially reduce the value of the collateral under our primary credit facility must be true and correct in all material respects;

•	all other representations and warranties made by us in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as if made at and as of such time (without giving effect to any qualification as to materiality or “Material Adverse Effect” set forth in such representations and warranties), except where the failure to be so true and correct could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that any representations made by us as of a specific date need only be so true and correct as of the date made;

•	we must have performed in all material respects all obligations required to be performed under the merger agreement at or prior to the effective time of the merger;

•	since the date of the merger agreement, there must not have been any event, change, effect, development, condition or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	there must not have been any specified force majeure event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (without taking into account the provisos included in the definition of Material Adverse Effect);

•	we must deliver to Parent at closing a certificate signed on behalf of Lear by its Chief Executive Officer or Chief Financial Officer with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations;

•	we must perform certain obligations and satisfy certain requirements to cooperate with Parent’s debt financing arrangements; and

•	we must provide to Parent a certification that our shares of common stock are not United States real property interests.

      Conditions to Lear’s Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following further conditions:

•	the representations and warranties made by Parent and Merger Sub in the merger agreement must be true and correct (without giving effect to any “materiality” qualifications set forth in such representations and warranties) as of the date of the merger agreement and as of the closing date as if made as of such time, except where the failure of such representations and warranties to be so true and correct could not reasonably be expected to cause any event, change, effect, development, condition or occurrence that would prevent or materially delay consummation of the merger, receipt of the debt financing by Parent or the ability of Parent and Merger Sub to perform their obligations under the merger agreement or AREP under the guaranty; provided that any representations made by Parent and Merger Sub as of a specific date need only be true and correct as of the date made;

•	Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger;

•	Parent’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations; and

•	Parent’s delivery to us at closing of a solvency opinion from a firm reasonably acceptable to us and Parent, addressed to our board of directors, in customary form and substance.
      Our board of directors may waive compliance with any of these conditions, although our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our stockholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.
Solicitation of Other Offers
      Until 11:59 p.m., Eastern Standard Time, on March 26, 2007 (which we sometimes refer to as the end of the “go shop” period), we had the right (acting under direction of our board of directors or, if then in existence, the special committee) to directly or indirectly initiate, solicit and encourage acquisition proposals (including by way of providing access to non-public information pursuant to one or more acceptable confidentiality agreements), and participate in discussions or negotiations with respect to acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations. We were required to promptly provide or make available to Parent any non-public information concerning us or our subsidiaries that was provided to any person given such access which was not previously provided or made available to Parent.
      After 11:59 p.m., Eastern Standard Time, on March 26, 2007, until the effective time of the merger or termination of the merger agreement, we have agreed not to, and to cause our subsidiaries and take reasonable best efforts to cause our representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;

•	enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an acquisition proposal;

•	enter into any agreement requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement; or

•	resolve, propose or agree to do any of the foregoing.

      Notwithstanding these restrictions:

•	we are permitted to continue the activities set forth in the first bullet point in the preceding paragraph from and after March 27, 2007 with respect to any party with whom we were having ongoing discussions or negotiations as of March 26, 2007 regarding a possible acquisition proposal (we were otherwise required to immediately cease or cause to be terminated any other solicitation, encouragement, discussion or negotiation with any person conducted prior to March 27, 2007 by us, our subsidiaries or any of our representatives with respect to any acquisition proposal and use reasonable best efforts to cause to be returned or destroyed in accordance with the applicable confidentiality agreement any confidential information provided to such person on behalf of us or any of our subsidiaries, except as permitted below); and

•	at any time after the date of the merger agreement and prior to the approval of the merger agreement by our stockholders, we are permitted to furnish information with respect to Lear and its subsidiaries to any person making an acquisition proposal and participate in discussions or negotiations with the person making the acquisition proposal regarding the acquisition proposal (provided that we will not, will not allow our subsidiaries to, and will use reasonable best efforts to cause our representatives not to, disclose any non-public information to such person without first entering into an acceptable confidentiality agreement with such person and will promptly provide or make available to Parent any non-public information concerning Lear or its subsidiaries provided or made available to such other person which was not previously provided or made available to Parent), so long as, in the case of a person with whom we did not have ongoing negotiations at the end of the “go shop” period:

•	such acquisition proposal was a written acquisition proposal that we received from a third party that our board of directors (acting upon the prior recommendation of a special committee, if any) believes in good faith to be bona fide;

•	we have not intentionally or materially breached our obligations under the solicitation provisions of the merger agreement;

•	our board of directors (acting upon the prior recommendation of a special committee, if any) determines in good faith, after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal; and

•	after consultation with its outside counsel, our board of directors (acting upon the prior recommendation of a special committee, if any) determines in good faith that failure to take such action would reasonably be expected to be a breach of its fiduciary duties to our stockholders under applicable law.
In addition, we may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal under certain circumstances. See “— Recommendation Withdrawal/ Termination in Connection with a Superior Proposal.”
      Within 24 hours after March 11, 2007, we were required to notify Parent in writing of the identity of each person who had made an acquisition proposal, with whom we were having ongoing discussions or negotiations or to whom we had provided non-public information. We were also required to provide Parent a copy of each such acquisition proposal. From and after March 11, 2007, we must also notify Parent within 24 hours if we, or our representatives:

•	receives any acquisition proposal;

•	receives any request for information relating to us other than requests for information in the ordinary course of business and unrelated to an acquisition proposal or requests from any party with whom we had on-going negotiations at the end of the “go shop” period;

•	receives any inquiry or request for discussions or negotiations regarding any acquisition proposal; or

•	enters into an acceptable confidentiality agreement.

      We must notify Parent within 24 hours of the identity of any person making any request or proposal referenced above and provide to Parent a copy of such acquisition proposal, inquiry or request. From and after March 11, 2007, we must keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any changes or developments of the status of any acquisition proposal, inquiry or request (including pricing and other material terms and conditions thereof and of any material modification thereto), and any material developments (including through discussions and negotiations), including furnishing copies of any written inquiries, correspondence and draft documentation). In any event, we must promptly (within 24 hours) notify Parent orally and in writing if we determine to begin providing information or to engage in negotiations concerning an acquisition proposal.
      We have agreed that we will not, and will cause our subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the merger agreement except an “acceptable confidentiality agreement,” defined below, and neither us nor any of our subsidiaries will be a party to any agreement that prohibits us from providing or making available to Parent or Merger Sub any information provided or made available to any other person pursuant to such an acceptable confidentiality agreement. Except to facilitate the making of a superior proposal, we have agreed that we will not, and will cause each of our subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which we or any of our subsidiaries is a party, and we will, and will cause our subsidiaries to, enforce the provisions of any such agreement. We may permit a proposal to be made under a standstill agreement, however, if we determine in good faith, after consultation with outside counsel, that such actions are necessary to comply with the fiduciary duties of our board of directors to our stockholders under applicable law.
      Parent and Merger Sub have agreed not to take any action with the purpose of restricting competing proposals or prohibiting, whether under any new or existing agreement, any lender from providing debt financing to any person making or contemplating making an acquisition proposal.
      An “acceptable confidentiality agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are in the aggregate no less favorable to us than those contained in our confidentiality agreement with AREP, provided that any such confidentiality agreement need not contain provisions limiting the ability of the other party to have discussions or share information with, or enter into agreements, understandings or arrangements with potential sources of debt or equity financing or co-bidders, and provided further that any such confidentiality agreement must permit us to disclose to Parent and Merger Sub the information contemplated by the solicitation provision of the merger agreement.
      An “acquisition proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent, Merger Sub or their respective affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 30% or more of our consolidated net revenues, or 30% or more of our voting capital stock or options or warrants to acquire our voting capital stock, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 30% or more of our voting capital stock or options or warrants to acquire our voting capital stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Lear or any of our subsidiaries whose business constitutes 30% or more of our consolidated net revenues, in each case excluding the disposition of our North American interior business.
      A “superior proposal” means any bona fide acquisition proposal (except that references to 30% will be deemed to be reference to “more than 50%”) that our board of directors (acting upon the prior recommendation of a special committee, if any) has determined in its good faith judgment, after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms or financeability of such proposal, is on terms more favorable to our stockholders from a financial point of view than the transactions contemplated by the merger agreement and is reasonably capable of being consummated.

Recommendation Withdrawal/ Termination in Connection with a Superior Proposal
      The merger agreement requires us to call, give notice of, convene and hold a meeting of our stockholders to adopt the merger agreement. In this regard, our board of directors resolved to recommend that our stockholders adopt the merger agreement. However, if our board of directors (acting upon the prior recommendation of a special committee, if any) determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to our stockholders under applicable law, it may, at any time prior to the adoption of the merger agreement by our stockholders:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that our stockholders adopt the merger agreement; or

•	approve, recommend or endorse, or propose publicly to approve, recommend or endorse, any acquisition proposal; or

•	make other statements that are reasonably calculated or expected to have the same effects described in the first two bullets above; and/or

•	terminate the merger agreement and enter into a definitive agreement with respect to an acquisition proposal that our board of directors (acting upon the prior recommendation of a special committee, if any) concludes in good faith, after consultation with outside counsel and its financial advisors, is a superior proposal, after considering all of the adjustments to the terms of the merger agreement which may be offered by Parent.
      To the extent the board proposes to take the foregoing actions with regard to its recommendation, it may only do so if:

•	we have not intentionally or materially breached our obligations under the no solicitation provision of the merger agreement;

•	we have given written notice to Parent at least ten calendar days in advance of our intention to take such action with respect to such superior proposal, which notice specifies the material terms and conditions of any such superior proposal, and we contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents;

•	we, and we cause our financial and legal advisors to, negotiate in good faith during such ten-day period with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal; and

•	in the event of a material revision to a superior proposal, we deliver a new written notice according to the provisions of the second bullet point above to Parent, except that the notice period shall be ten days for the first material revision to a superior proposal and three days for each subsequent material revision to a superior proposal, and we are only obligated to negotiate with Parent on one occasion if the initial superior proposal is $37 per share or greater to our stockholders.
      We agree that any violation of the restrictions set forth in this solicitation provision of the merger agreement by any of our representatives will be deemed to be a breach of the solicitation provision by us.
      In addition, we are not entitled to enter into any agreement with respect to a superior proposal unless the merger agreement has been or is concurrently terminated in accordance with its terms and we have concurrently paid to Parent the applicable termination fee as described in further detail in “— Termination Fees and Expenses” beginning on page 93.
      Our board of directors is not prohibited by the merger agreement from (i) taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act (other than any prohibited disclosure of confidential information to third parties) but, if such statement constitutes a change of board recommendation (as defined in the merger agreement), then the terms of the merger agreement applicable to a change in board recommendation will apply; or (ii) disclosing that the board of directors (acting upon the prior recommendation of a special committee, if any) has received an acquisition proposal and the terms of such proposal, if the board of directors (acting through a special committee, if any) determines, after consultation with its outside legal counsel, that it is required to make such disclosure in connection with its fiduciary duties under applicable law or to comply with obligations under the federal securities laws or the rules of the NYSE.
      We agreed in the merger agreement not to take any action to exempt any person (other than Parent, Merger Sub and their affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other law) or otherwise to cause these restrictions not to apply, unless (i) the merger agreement is simultaneously terminated by the parties’ mutual consent or by us in connection with an alternative acquisition agreement or (ii) the person receiving the exemption agrees that the exemption is limited to permitting it to form a group for purposes of making an acquisition proposal without becoming an “interested person” for purposes of Section 203 of the DGCL as a result of forming such group, and further agrees that the group and its members continue to remain subject to Section 203 of the DGCL for all other purposes.
      The merger agreement requires our board of directors, after consultation with outside counsel and consistent with the exercise of its fiduciary duties, to take such actions consistent with its obligations under the merger agreement as it deems reasonably required to assure the integrity of the process contemplated by the solicitation provisions of the merger agreement.
Termination of the Merger Agreement
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Lear and Parent;

•	by either Lear or Parent if:

•	any court of competent jurisdiction or other governmental entity issues a final and non-appealable order, decree, ruling, or action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement, or any governmental entity finally and non-appealably declines to grant any of the approvals, the receipt of which is necessary to satisfy certain regulatory approval conditions to closing; but in each case, only to the extent the party seeking to terminate will have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action in accordance with the reasonable best efforts provision of the merger agreement;

•	the merger is not completed on or before September 15, 2007, as extended at the election of Parent to the end of the Marketing Period if the Marketing Period has commenced and the end of the Marketing Period would be later (such date, as extended, the “Outside Date”), so long as the failure of the merger to be completed by such date is not due to the failure of the party seeking to terminate the merger agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement; provided that if all of the conditions to the closing are satisfied on or prior to September 15, 2007 except for regulatory approval conditions, then Parent may elect to extend the Outside Date to no later than November 1, 2007 or, if there is an ongoing arbitration, to a date no later than seven days after final decision of the arbitrators; or

•	the requisite stockholder vote with respect to the adoption of the merger agreement has not been obtained at the annual meeting or any adjournment or postponement thereof.

•	by Lear, if:

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner that, if occurring or continuing at the effective time, would result in the failure of the conditions set forth in section 6.3(a) or 6.3(b) of the merger agreement, as the case may be, which breach is not cured, or by its nature cannot be cured, by the earlier of (i) the Outside Date and (ii) 30 days following written notice to the party committing such breach;

•	the termination is effected prior to receipt of the requisite stockholder approval in accordance with and subject to the terms and conditions of the superior proposal termination right of the solicitation provision of the merger agreement, provided that we substantially concurrently with such termination enter into the alternative acquisition agreement; or

•	all of the conditions to each party’s obligation to effect the merger have been satisfied, and Parent has failed to consummate the merger no later than ten calendar days after the last day of the Marketing Period.

•	by Parent, if:

•	we have breached any of our representations, warranties, covenants or agreements under the merger agreement in a manner that, if occurring or continuing at the effective time, would result in the failure of the conditions set forth in section 6.3(a) or 6.3(b) of the merger agreement, as the case may be, which breach is not cured, or by its nature cannot be cured, by the earlier of (i) the Outside Date and (ii) 30 days following written notice to the party committing such breach;

•	a change of the recommendation of our board of directors has occurred;

•	we or our board of directors (or any committee thereof) approves, adopts or recommends any acquisition proposal or approves or recommends, or enters into or allows us or any of our subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an acquisition proposal;

•	we fail to issue a press release reaffirming the recommendation of our board of directors that our stockholders adopt the merger agreement within 48 hours of a request to do so by Parent and after we first published or otherwise disclosed an acquisition proposal or material modification to an acquisition proposal to our stockholders;

•	we have intentionally or materially breached any of our obligations under the solicitation provision or the stockholder approval provisions of the merger agreement; we have failed to include in this proxy statement our board recommendation;

•	we or our board of directors (or any committee thereof) authorizes or publicly proposes any of the actions in the preceding four bullet points;

•	there has been an event, change, effect, development, condition or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that cannot be cured by the Outside Date; or

•	any specified force majeure event has occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (without taking into account the provisos included in the definition of Material Adverse Effect) that cannot be cured by the Outside Date.
      The party desiring to terminate the merger agreement pursuant to any of the provisions above, except for by mutual written consent of Lear and Parent, will give written notice of such termination to the other party in accordance with the notice provision of the merger agreement, specifying the provision or provisions of the merger agreement pursuant to which such termination is effected.

Fees and Expenses
      Lear estimates that if the merger is completed, the fees and expenses incurred by Lear in connection with the merger will be approximately as follows:

Description	Amount

Financial advisory fees	$12,750,000
Legal and accounting fees and expenses	5,500,000
Proxy solicitation fees	40,000
SEC filing fees	87,770
Printing and mailing costs	400,000
Miscellaneous	322,230

Total	$19,100,000

      In general, all expenses incurred by a party to the merger agreement will be paid by that party. If the merger agreement is terminated under certain circumstances, we may be required to pay Parent a termination fee and reimburse Parent for certain out-of-pocket expenses. Under certain other circumstances, Parent must pay us a termination fee. See “— Termination Fees and Expenses.”
Termination Fees and Expenses

Payable by Lear

Termination Fees
      If we terminate the merger agreement or the merger agreement is terminated by Parent or Merger Sub, under the conditions described in further detail below, we must pay a termination fee to Parent.
      We must pay a termination fee of $85.2 million plus up to $15 million of Parent’s out-of-pocket expenses if:

•	we or Parent terminates the merger agreement because the requisite stockholder vote for the merger is not obtained and we enter into a definitive agreement with respect to an acquisition proposal within twelve months after the termination of the merger agreement, the requisite vote of our stockholders is obtained for the alternative transaction within such twelve month period and such transaction is completed;

•	we or Parent terminates the merger agreement because the merger is not completed on or before September 15, 2007, as may be extended under the terms of the merger agreement, all conditions for our obligation to complete the merger are satisfied and we have failed to take all actions on our part to consummate the merger;

•	Parent terminates the merger agreement because we have breached any of our representations, warranties, covenants or agreements under the merger agreement in a manner that, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of the merger agreement or, if provided in the merger agreement, as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the effective time, the failure of certain conditions to closing;

•	Parent terminates the merger agreement after the end of the “go shop” period because of a change of the recommendation of our board of directors has occurred, we or our board of directors (or any committee thereof) approves, adopts or recommends any acquisition proposal or approves or recommends, or enters into or allows us or any of our subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an acquisition proposal;

•	Parent terminates the merger agreement after the end of the “go shop” period because we fail to issue a press release reaffirming the recommendation of our board of directors that our stockholders adopt the merger agreement within 48 hours of a request to do so by Parent following the date that an acquisition proposal or material modification to an acquisition proposal is first published, sent or given to our stockholders;

•	Parent terminates the merger agreement after the end of the “go shop” period because we have intentionally or materially breached any of our obligations under the non-solicitation provision or the stockholder approval provisions of the merger agreement; we have failed to include in this proxy statement our board recommendation; or we or our board of directors (or any committee thereof) authorizes or publicly proposes any of the foregoing actions of this and the preceding two bullet points; or

•	we terminate the merger agreement after the end of the “go shop” period because we enter into an alternative acquisition agreement prior to receipt of the requisite stockholder approval for the merger with Merger Sub.

      We would have been required to pay a termination fee of $73.5 million plus up to $6 million of Parent’s expenses if:

•	Parent had terminated the merger agreement during the “go shop” period because a change of the recommendation of our board of directors had occurred, we or our board of directors (or any committee thereof) approved, adopted or recommended any acquisition proposal or approved, recommended or entered into or allowed us or any of our subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an acquisition proposal;

•	Parent had terminated the merger agreement during the “go shop” period because we failed to issue a press release reaffirming the recommendation of our board of directors that our stockholders adopt the merger agreement within 48 hours of a request to do so by Parent following the date an acquisition proposal or material modification to an acquisition proposal was first published, sent or given to our stockholders;

•	Parent terminated the merger agreement during the “go shop” period because we intentionally or materially breached any of our obligations under the non-solicitation provision or the stockholder approval provisions of the merger agreement; we failed to include in this proxy statement our board recommendation; or we or our board of directors (or any committee thereof) authorized or publicly proposed any of the foregoing actions of this and the preceding two bullet points; or

•	we terminated the merger agreement during the “go shop” period because we entered into an alternative acquisition agreement prior to receipt of the requisite stockholder approval for the merger with Merger Sub.

Payable by Parent
      Parent has agreed to pay us a termination fee of $250 million if:

•	we terminate the merger agreement because Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner that, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of the merger agreement or, if provided in the merger agreement, as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the effective time, the failure of certain conditions to closing;

•	we terminate the merger agreement because the merger is not completed on or before September 15, 2007, as may be extended by the terms of the merger agreement, all conditions for Parent’s obligation to complete the merger are satisfied and Parent or Merger Sub has failed to take all actions on its part to consummate the merger; or

•	we terminate the merger agreement because Parent has failed to consummate the merger no later than ten calendar days after the last day of the Marketing Period and all of the conditions to Parent’s obligation to effect the merger have been satisfied.

      Notwithstanding the foregoing, if we terminate the merger agreement because the merger is not completed on or before September 15, 2007, as may be extended under the terms of the merger agreement, all conditions to Parent’s obligation to complete the merger are satisfied, Parent or Merger Sub has failed to take all actions on its part to consummate the merger, and Parent and Merger Sub have failed to obtain the debt financing necessary to consummate the merger as a result of a breach or default by the commitment parties under the debt financing commitments, then, in any claim we make for actual damages, Parent, Merger Sub, AREP and their affiliates, individually or collectively, will not be liable to us or our affiliates in an amount more than $25 million in excess of the amount actually received by Parent, Merger Sub, AREP or their affiliates from the commitment parties under the debt financing commitments with respect to claims for the commitment parties’ breach of their debt financing commitments. Parent and Merger Sub have agreed to pursue any such claims against the commitment parties diligently and in good faith. The merger agreement contains further provisions governing the exclusivity of remedies and the limitations on liabilities of the parties.
Indemnification and Insurance
      Parent and Merger Sub have agreed that all rights to indemnification existing in favor of the current or former directors, officers and employees of Lear or any of its Subsidiaries (the “Indemnified Persons”) as provided in our Amended and Restated Certificate of Incorporation or bylaws, or the articles of organization, bylaws or similar constituent documents of any of our subsidiaries as in effect as of the date of this Agreement with respect to matters occurring prior to the effective time of the merger will survive the merger and continue in full force and effect for a period of not less than six (6) years after the effective time of the merger unless otherwise required by law.
      In addition, the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Person against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (with the prior written consent of Parent) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before the effective time of the merger (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Lear), except for in any case, any claim, judgments, fines, penalties and amounts to be paid which relate to any act or omission which constitutes a material violation of law and except for other exceptions to indemnification that are required by law. In the event of any such Action, the Surviving Corporation will reasonably cooperate with the Indemnified Person in the defense of any such Action, and will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in the merger agreement.
      We are required to purchase on or prior to the effective time of the merger, and the Surviving Corporation is required to maintain with reputable and financially sound carriers, tail policies to the current directors’ and officers’ liability insurance and fiduciary liability insurance policies maintained by us and our subsidiaries on the date of the merger agreement. The tail policies and fiduciary liability policies must be effective for six years after the effective time of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger. The policies must also contain coverage that is at least as protective to the persons covered by the existing policies, and must in any event include non-management directors Side A (DIC) coverage. The Surviving Corporation must provide copies of the policies to the past, current and future directors and officers of Lear entitled to the benefit of such policies as reasonably requested. The Surviving Corporation is only required to provide as much coverage as can be obtained by paying aggregate premiums equal to 300% of the aggregate amount we currently pay for such coverage. Guarantor may substitute an alternative for the tail policies that affords, in the aggregate, no less favorable protection to such officers and directors, provided that any such alternative is approved by our board of directors prior to the effective time of the merger.

Employee Benefits
      Until January 1, 2008, current employees (other than current employees who have entered into or will enter into an individual employment agreement with us or any of our subsidiaries) who terminate employment with the Surviving Corporation will be entitled to severance benefits that are no less favorable, in the aggregate, than those that would have been provided to them immediately prior to the effective time of the merger.
Amendment, Extension and Waiver
      To the extent permitted by applicable law, the parties may amend the merger agreement at any time, except that after our stockholders have adopted the merger agreement, there will be no amendment that by law requires further approval of our stockholders. The merger agreement may not be amended, changed, supplemented or otherwise modified except by a written instrument signed by all of the parties to the merger agreement.
      At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.
Governing Law and Arbitration
      The merger agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles that would result in the application of the laws of another jurisdiction. The merger agreement specifies procedures for binding arbitration which, at Parent’s sole option, may be instituted in the event of a disagreement between the parties regarding whether there has occurred any event, change, effect, development or condition pursuant to which Parent, in its sole discretion, believes it may terminate the merger agreement based on (i) the parties’ failure to complete the merger by the Outside Date; (ii) our breach of our representations, warranties, covenants or agreements; (iii) a Material Adverse Effect having occurred or (iv) a specified force majeure event having occurred. Except for disputes regarding these matters, each of the parties has consented to the personal jurisdiction of any Delaware chancery or federal court located in Wilmington, Delaware in the event any dispute arises out of the merger agreement or any transaction contemplated by it.
Assignment
      The merger agreement may not be assigned by any party by operation or law or otherwise without the prior written consent of the other parties, except that:

•	Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect subsidiary of AREP so long as such assignment does not delay or impede the consummation of the transaction contemplated by the merger agreement; and

•	AREP may transfer directly or indirectly all or any portion of the common stock or other equity of Parent or Merger Sub to any affiliate or sell up to 49% of the common stock or other equity of Parent or Merger Sub to any person but no such transfer or sale will relieve AREP, Parent or Merger Sub of their respective obligations under the merger agreement.

      IMPORTANT INFORMATION REGARDING
THE AREP GROUP
      None of the persons named herein have been, during the last five years: (a) convicted in a criminal proceeding (excluding traffic violations and similar violations or misdemeanors); or (b) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining any filing person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
      Unless otherwise noted, each natural person named herein is a United States citizen. Unless otherwise noted, each person named herein has a telephone number of (212) 702-4300 and a business address of c/o American Real Estate Partners, L.P., 767 Fifth Avenue, Suite 4700, New York, New York 10153.

Information Regarding Carl C. Icahn
      Carl C. Icahn, Chairman of the Board. Carl C. Icahn’s principal occupation is as an investor and fund manager of his affiliated entities. Mr. Icahn has served as Chairman of the Board of API since 1990. Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, or Starfire, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Through his entities, CCI Onshore Corp. and CCI Offshore Corp., Mr. Icahn manages private investment funds, including Icahn Partners LP and Icahn Partners Master Fund LP. Since February 2005, Mr. Icahn has served as a director of CCI Onshore Corp. and CCI Offshore Corp., which are in the business of managing private investment funds, and, from September 2004 to February 2005, Mr. Icahn served as the sole member of their predecessors, CCI Onshore LLC and CCI Offshore LLC, respectively. Mr. Icahn was also chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Since 1994, Mr. Icahn has been the principal beneficial stockholder of American Railcar, Inc., or American Railcar, a publicly traded company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, and has served as chairman of the board and as a director of American Railcar since 1994. From October 1998 through May 2004, Mr. Icahn was the president and a director of Stratosphere Corporation, which operates the Stratosphere Casino Hotel & Tower. Mr. Icahn has been chairman of the board and a director of XO Holdings, Inc. since February 2006 and was chairman of the board and a director of XO Communications, Inc. (XO Holdings’ predecessor) from January 2003 to February 2006. XO Holdings, Inc. is a publicly traded telecommunications services provider that is majority owned by various entities controlled by Mr. Icahn. Mr. Icahn has served as a director of Cadus Corporation, a publicly traded company engaged in the ownership and licensing of yeast-based drug discovery technologies since July 1993. In May 2005, Mr. Icahn became a director of Blockbuster Inc., a publicly traded provider of in-home movie rental and game entertainment. In September 2006, Mr. Icahn became a director of ImClone Systems Incorporated, or Imclone Systems, a publicly traded biopharmaceutical company, and since October 2006 has been the chairman of the board of ImClone Systems.

Information Regarding Vincent J. Intrieri
      Vincent J. Intrieri, Director. Vincent J. Intrieri’s principal occupation is as Senior Managing Director of Icahn Partners LP and Icahn Partners Master Fund LP. Mr. Intrieri has served as a director of API since July 2006. Since February 2007, Mr. Intrieri has served as director and President of Parent and Merger Sub. Since December 2006, Mr. Intrieri has been a director of National Energy Group, Inc., or NEGI. Since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Partners LP and Icahn Partners Master Fund LP, private investment funds controlled by Mr. Icahn. Since January 1, 2005, Mr. Intrieri has been Senior Managing Director of Icahn Associates Corp. and High River Limited Partnership. From March 2003 to December 2004, Mr. Intrieri was a Managing Director of High River Limited Partnership and from 1998 to March 2003 served as portfolio manager for Icahn Associates Corp. Each of Icahn Associates Corp. and High River Limited Partnership is owned and controlled by Mr. Icahn and is primarily engaged in the business of holding and investing in securities. Since April 2005, Mr. Intrieri has been the president and chief executive officer of Philip Services Corporation, a metal recycling and industrial services company controlled by Mr. Icahn. Since August 2005, Mr. Intrieri has served as a director of American Railcar. From March 2005 to December 2005, Mr. Intrieri was a Senior Vice President, the Treasurer and the Secretary of American Railcar. Mr. Intrieri has served as a director of XO Holdings since February 2006. Prior to that, he had served as a director of XO Communications, Inc. (XO Holdings’ predecessor) from January 2003 to February 2006. Since April 2003, Mr. Intrieri has been Chairman of the Board of Directors and a director of Viskase Companies, Inc., a publicly traded producer of cellulose and plastic casings used in preparing and packaging meat products that is majority owned by various entities controlled by Mr. Icahn. Since November 2006, Mr. Intrieri has been a director of Lear. From 1995 to 1998, Mr. Intrieri served as portfolio manager for distressed investments with Elliott Associates L.P., a New York investment fund. Prior to 1995, Mr. Intrieri was a partner at the Arthur Andersen accounting firm. Mr. Intrieri is a certified public accountant.

Information Regarding American Real Estate Partners, L.P.
      American Real Estate Partners, L.P., or AREP, is a master limited partnership formed in Delaware on February 17, 1987 with principal offices at 767 Fifth Avenue, Suite 4700, New York, New York 10153. AREP is a diversified holding company engaged in a variety of businesses including Gaming, Real Estate and Home Fashion. AREP’s primary business strategy is to continue to grow and enhance the value of its businesses. AREP may also seek to acquire additional businesses that are distressed or in out-of-favor industries and will consider divestiture of businesses. In addition, AREP invests its available liquidity in debt and equity securities with a view towards enhancing returns as it continues to assess further acquisitions of operating businesses.
      AREP’s general partner is API. AREP owns its businesses and conducts its investment activities through a subsidiary limited partnership, American Real Estate Holdings Limited Partnership, or AREH, and its subsidiaries.
      Information on the general partner of AREP is set forth below in “— Information Regarding Other Affiliates — American Property Investors, Inc.”

Information Regarding AREP Car Holdings Corp.
      AREP Car Holdings Corp., or Parent, is a Delaware corporation formed on February 1, 2007, with principal offices at 767 Fifth Avenue, Suite 4700, New York, New York 10153. Parent is a wholly-owned subsidiary of AREH and was formed solely for the purpose of engaging in the planned acquisition of Lear and other related transactions.
      The name and material occupations, positions, offices or employment currently and during the last five years of each executive officer and director of Parent is set forth below:
      Vincent J. Intrieri, Director and President. Information regarding Mr. Intrieri is set forth above in “— Information Regarding Vincent J. Intrieri”
      Felicia Buebel, Secretary. Felicia P. Buebel’s primary occupation is senior vice president and counsel to API, AREH and AREP. Ms. Buebel has been the secretary of Parent and Merger Sub since February 2007. Since August 2006, she has served as the assistant secretary of API. Ms. Buebel has been employed as senior vice president and counsel to API, AREH and AREP since December 2000.
      Andrew Skobe, Chief Financial Officer, Vice President, Assistant Treasurer and Assistant Secretary. Andrew Skobe’s primary occupation is interim Chief Accounting Officer, interim Chief Financial Officer and Treasurer of API. Mr. Skobe has served as Treasurer of API since August 2006 and, since March 2007, he has served as interim Chief Financial Officer and interim Chief Accounting Officer of API. Since February 2007, Mr. Skobe has served as Vice President, Assistant Treasurer and Assistant Secretary of Parent and Merger Sub. Since April 2007, Mr. Skobe has served as Chief Financial Officer of Parent and Merger Sub. From January 2006 until August 2006, Mr. Skobe held the position of Treasury Director for API. Prior to that time, from 2002, Mr. Skobe was Vice President and Treasurer for the Columbia House Company. From 2001 to 2002, he was a Financial Consultant for Parsons Consulting, and before that, he was CFO and Director of

Raging Knowledge. Mr. Skobe has also held senior financial positions at the Dun & Bradstreet Corporation, Marvel Entertainment Group, Inc., General Motors, and Manufacturers Hanover.

Information Regarding AREP Car Acquisition Corp.
      AREP Car Acquisition Corp., or Merger Sub, is a Delaware corporation formed on February 1, 2007 with principal offices at 767 Fifth Avenue, Suite 4700, New York, New York 10153. Merger Sub is a wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the planned acquisition of Lear and other related transactions.
      The name and material occupations, positions, offices or employment currently and during the last five years of each executive officer and director of Merger Sub is set forth below:
      Vincent J. Intrieri, Director and President. Information regarding Mr. Intrieri is set forth above in “— Information Regarding Vincent J. Intrieri.”
      Felicia Buebel, Secretary. Information regarding Ms. Buebel is set forth above in “— Information Regarding AREP Car Holdings Corp.”
      Andrew Skobe, Chief Financial Officer, Vice President, Assistant Treasurer and Assistant Secretary. Information regarding Mr. Skobe is set forth above in “— Information Regarding AREP Car Holdings Corp.”

Information Regarding Certain Other Entities

American Property Investors, Inc.
      American Property Investors, Inc., or API, is a corporation formed in Delaware on February 12, 1987 with principal offices at 767 Fifth Avenue, Suite 4700, New York, New York 10153. API is wholly-owned, through an intermediate subsidiary, by Carl C. Icahn. API’s sole business is being the general partner of AREP and AREH.
      The name and material occupations, positions, offices or employment currently and during the last five years of each executive officer and director of API is set forth below:
      Carl C. Icahn, Chairman of the Board. Information regarding Mr. Icahn is set forth above in “— Information Regarding Carl C. Icahn.”
      William A. Leidesdorf, Director. William A. Leidesdorf’s principal occupation is as owner and managing director of Renaissance Housing, LLC. Mr. Leidesdorf has served as a director of API since March 1991. Since December 2003, Mr. Leidesdorf has served as a director of American Entertainment Properties Corp., or AEPC, the sole member of American Casino & Entertainment Properties LLC, or ACEP. Since May 2005, Mr. Leidesdorf has served as a director of Atlantic Coast Entertainment Holdings, Inc., or Atlantic Coast. Mr. Leidesdorf was director of Renco Steel Group, Inc. and was a director of its subsidiary, WCI Steel, Inc., a steel producer which filed for Chapter 11 bankruptcy protection in September 2003. Since June 1997, Mr. Leidesdorf has been an owner and a managing director of Renaissance Housing, LLC, a company primarily engaged in acquiring multifamily residential properties. From April 1995 through December 1997, Mr. Leidesdorf acted as an independent real estate investment banker. Mr. Leidesdorf has been licensed by the Nevada State Gaming Control Commission.
      Vincent J. Intrieri, Director. Information regarding Mr. Intrieri is set forth above in “— Information Regarding Vincent J. Intrieri.”
      James L. Nelson, Director. James L. Nelson’s principal occupation is as Chairman and Chief Executive Officer of Eaglescliff Corporation. Mr. Nelson has served as a director of API since June 2001. Since December 2003, Mr. Nelson has been a director of AEPC. Since May 2005, Mr. Nelson has served as a director of Atlantic Coast. From 1986 until the present, Mr. Nelson has been Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From March 1998 through 2003, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and Co- Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector. From August 1995 until March 2001, he was on the Board of Orbitex Financial Services Group. Mr. Nelson currently serves as a director and Chairman of the Audit Committee of Viskase Companies, Inc. Mr. Nelson has been licensed by the Nevada State Gaming Control Commission.
      Jack G. Wasserman, Director. Jack G. Wasserman’s principal occupation is as an attorney. Mr. Wasserman has served as a director of API since December 1993. Since December 2003, Mr. Wasserman has been a director of AEPC. Since May 2005, Mr. Wasserman has served as a director of Atlantic Coast. Mr. Wasserman is an attorney and a member of the Bars of New York, Florida and the District of Columbia. From 1966 until 2001, he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm, and its predecessors. Since September 2001, Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Mr. Wasserman has been licensed by the Nevada State Gaming Control Commission and is an independent member and Chairman of the compliance committee for all AREP’s casinos. Since December 1998, Mr. Wasserman has been a director of NEGI. Mr. Wasserman is also a director of Cadus Corporation, a biotechnology company. Affiliates of Mr. Icahn are controlling shareholders of Cadus. Since March 2004, Mr. Wasserman has been a director of Triarc Companies, Inc., a publicly traded diversified holding company. Mr. Wasserman serves on the audit and compensation committees of Triarc.
      Keith A. Meister, Principal Executive Officer and Vice Chairman of the Board. Keith A. Meister’s principal occupation is as Principal Executive Officer and Vice Chairman of the Board of API. Mr. Meister has served as Principal Executive Officer and Vice Chairman of the Board of API since March 2006. He served as Chief Executive Officer of API from August 2003 until March 2006 and as President of API from August 2003 until April 2005. Mr. Meister also serves as a director of various direct and indirect subsidiaries of AREP. Mr. Meister is also a Managing Director of Icahn Partners LP, Icahn Partners Master Fund LP and Icahn Partners Master Fund II LP, which are private investment funds controlled by Mr. Icahn. From March 2000 through 2001, Mr. Meister served as co-president of J Net Ventures, a venture capital fund that he co-founded, focused on investments in information technology and enterprise software businesses. From 1997 through 1999, Mr. Meister served as an investment professional at Northstar Capital Partners, an opportunistic real estate investment partnership. Prior to Northstar, Mr. Meister served as an investment analyst in the investment banking group at Lazard Freres. He also serves on the Boards of Directors of the following companies: XO Holdings, American Railcar, and BKF Capital Group, Inc., an investment management firm in which Mr. Icahn is a stockholder.
      Peter K. Shea, President. Peter K. Shea’s principal occupation is as Head of Portfolio Company Operations at AREH. Mr. Shea has served as President of API since December 2006. Since December 2006, Mr. Shea, has been Head of Portfolio Company Operations at AREH. Since December 27, 2006, Mr. Shea has also served as a director of XO Holdings. Since December 2006, Mr. Shea has served as a director of American Railcar. Since December 20, 2006, Mr. Shea has served as a director of WPI. Since November 2006, Mr. Shea has been a director of Viskase Companies, Inc. Mr. Shea was an independent consultant to various companies and an advisor to private equity firms from 2002 until December 2006. During this period he also served as Executive Chairman of Roncadin GmbH, a European food company, and a Board Director with Sabert Corporation, a manufacturer of plastics and packaging products. From 1997 to 2001, he was a Managing Director of H.J. Heinz Company in Europe, a manufacturer and marketer of a broad line of food products across the globe. Mr. Shea has been Chairman, Chief Executive Officer or President of other companies including SMG Corporation, John Morrell & Company and Polymer United. SMG and John Morrell were international meat processing firms and Polymer United was a leading plastics manufacturer operating throughout Central America. Previously, he held various executive positions, including Head of Global Corporate Development, with United Brands Company, a Fortune 100 Company with a broad portfolio of companies operating in many sectors. Mr. Shea began his career with General Foods Corporation. He has also served on the Boards of Premium Standard Farms and New Energy Company of Indiana.
      Andrew Skobe, Interim Chief Accounting Officer, Interim Chief Financial Officer and Treasurer. Information regarding Mr. Skobe is set forth above in “— Information Regarding AREP Car Holdings Corp.”

American Real Estate Holdings Limited Partnership
      American Real Estate Holdings Limited Partnership, or AREH, is a limited partnership formed in Delaware on February 17, 1987 with principal offices at 445 Hamilton Avenue, Suite 1210, White Plains, NY 10601. AREH is a diversified holding company engaged in a variety of businesses including Gaming, Real Estate and Home Fashion. AREH’s primary business strategy is to continue to grow and enhance the value of its businesses. AREH may also seek to acquire additional businesses that are distressed or in out-of-favor industries and will consider divestiture of businesses from which it does not foresee adequate future cash flow or appreciation potential. In addition, AREH invests its available liquidity in debt and equity securities with a view towards enhancing returns as it continues to assess further acquisitions of operating businesses.
      AREH’s sole limited partner is AREP, which owns a 99% limited partnership interest in AREH. AREH’s general partner is API, which is also the general partner of AREP.
      Information on the general partner of AREH is set forth above in “— Information Regarding Other Affiliates — American Property Investors, Inc.”

Information Regarding Icahn Partners LP
      Icahn Partners LP, or Icahn Partners, is a limited partnership formed in Delaware on September 14, 2004 with principal offices at White Plains Plaza, 445 Hamilton Avenue, Suite 1210, White Plains, NY 10601. Icahn Partners is a private investment fund.
      Icahn Partners’ general partner is Icahn Onshore LP. Information on the general partner of Icahn Partners is set forth below.

Information Regarding Icahn Partners Master Fund LP
      Icahn Partners Master Fund LP, or Icahn Partners Master Fund, is a Cayman Island exempted limited partnership formed on October 20, 2004 with principal offices at c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands. Icahn Partners Master Fund is a private investment fund.
      Icahn Partners Master Funds’ general partner is Icahn Offshore LP. Information on the general partner of Icahn Partners Master Fund is set forth below.

Information Regarding Koala Holding Limited Partnership
      Koala Holding Limited Partnership, or Koala Holding, is a limited partnership formed in Delaware on May 15, 2003 with principal offices at principal offices at White Plains Plaza, 445 Hamilton Avenue, Suite 1210, White Plains, NY 10601. Koala Holding’s principal business is investing in and holding securities.
      Koala Holding’s general partner is Barberry Corp. Information on the general partner of Koala Holding is set forth below.

Information Regarding High River Limited Partnership
      High River Limited Partnership, or High River, is a limited partnership formed in Delaware on June 26, 1991 with principal offices at White Plains Plaza, 445 Hamilton Avenue, Suite 1210, White Plains, NY 10601. High River’s principal business is investing in and holding securities.
      High River’s general partner is Hopper Investments LLC. Information on the general partner of High River is set forth below.

Information Regarding Icahn Onshore LP
      Icahn Onshore LP, or Icahn Onshore, is a limited partnership formed in Delaware on September 14, 2004 with principal offices at White Plains Plaza, 445 Hamilton Avenue, Suite 1210, White Plains, NY 10601. The principal business of Icahn Onshore is to serve as the general partner of Icahn Partners.

      Icahn Onshore’s general partner is CCI Onshore Corp. Information on the general partner of Icahn Onshore is set forth below.

Information Regarding Icahn Offshore LP
      Icahn Offshore LP, or Icahn Offshore, is a limited partnership formed in Delaware on September 14, 2004 with principal offices at White Plains Plaza, 445 Hamilton Avenue, Suite 1210, White Plains, NY 10601. The principal business of Icahn Offshore is to serve as the general partner of Icahn Partners Master Fund.
      Icahn Offshore’s general partner is CCI Offshore Corp. Information on the general partner of Icahn Offshore is set forth below.

Information Regarding Hopper Investments LLC
      Hopper Investments LLC, or Hopper, is a limited liability company formed in Delaware on July 15, 2004 with principal offices at White Plains Plaza, 445 Hamilton Avenue, Suite 1210, White Plains, NY 10601. The principal business of Hopper is to serve as the general partner of High River.
      Hopper’s sole member is Barberry Corp. Information on the sole member of Hopper is set forth below.

Information Regarding CCI Onshore Corp.
      CCI Onshore Corp., or CCI Onshore, is a corporation formed in Delaware on September 14, 2004 with principal offices at White Plains Plaza, 445 Hamilton Avenue, Suite 1210, White Plains, NY 10601. CCI Onshore’s principal business is to serve as the general partner of Icahn Onshore.
      The name and material occupations, positions, offices or employment currently and during the last five years of each executive officer and director of CCI Onshore is set forth below:
      Carl C. Icahn, Director and Chief Executive Officer. Information regarding Mr. Icahn is set forth above in “— Information Regarding Carl C. Icahn.”
      Vincent J. Intrieri, Managing Director. Information regarding Mr. Intrieri is set forth above in “— Information Regarding Vincent J. Intrieri.”
      Keith A. Meister, Managing Director. Information regarding Mr. Meister is set forth above in “— Information Regarding American Property Investors, Inc.”

Information Regarding CCI Offshore Corp.
      CCI Offshore Corp., or CCI Offshore, is a corporation formed in Delaware on September 14, 2004 with principal offices at White Plains Plaza, 445 Hamilton Avenue, Suite 1210, White Plains, NY 10601. CCI Offshore’s principal business is to serve as the general partner of Icahn Offshore.
      The name and material occupations, positions, offices or employment currently and during the last five years of each executive officer and director of CCI Offshore is set forth below:
      Carl C. Icahn, Director and Chief Executive Officer. Information regarding Mr. Icahn is set forth above in “— Information Regarding Carl C. Icahn.”
      Vincent J. Intrieri, Managing Director. Information regarding Mr. Intrieri is set forth above in “— Information Regarding Vincent J. Intrieri.”
      Keith A. Meister, Managing Director. Information regarding Mr. Meister is set forth above in “— Information Regarding American Property Investors, Inc.”

Information Regarding Barberry Corp.
      Barberry Corp., or Barberry, is a corporation formed in Delaware on June 28, 1989 with principal offices at 767 Fifth Avenue, Suite 4700, New York, New York 10153. Barberry’s principal business is to serve as the sole member of Hopper and the general partner of Koala Holdings.
      The name and material occupations, positions, offices or employment currently and during the last five years of each executive officer and director of Barberry is set forth below:
      Carl C. Icahn, Chairman of the Board, Director and President. Information regarding Mr. Icahn is set forth above in “— Information Regarding Carl C. Icahn.”
      Gail Golden, Vice President. Ms. Golden’s principal occupation is acting as an officer of various entities controlled by Mr. Icahn. Since 1978, Ms. Golden has served in various capacities at Icahn & Co., LLC and its predecessor (“Icahn & Co”) formerly a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Ms. Golden served as the Chief Executive Officer of Maupintour, LLC, a tour operator formerly indirectly wholly-owned by Mr. Icahn from 1999 to December 2005.
      Vincent J. Intrieri, Vice President. Information regarding Mr. Intrieri is set forth above in “— Information Regarding Vincent J. Intrieri.”
      Keith Cozza, Secretary and Treasurer. Mr. Cozza’s principal occupation is as Chief Financial Officer of Icahn Associates Corp. Mr. Cozza has been Chief Financial Officer of Icahn Associates Corp. since December 2006. Icahn Associates Corp. is an indirect wholly owned entity of Mr. Icahn primarily engaged in the business of acting as a holding company. Mr. Cozza has been the Vice President and Treasurer of Icahn & Co. since November 23, 2005. Icahn & Co. is an indirectly wholly owned entity of Mr. Icahn and was a registered broker-dealer and member of the National Association of Securities Dealers from 1968 to 2005. Since 2004, Mr. Cozza has served as an officer of various entities controlled by Mr. Icahn. From 2000 to 2004 Mr. Cozza was employed by Grant Thornton LLP, a public accounting firm.

APPRAISAL RIGHTS
      Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Lear’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Lear will require strict compliance with the statutory procedures.
      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.
      This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix F to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.
      Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Lear’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix F since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Lear a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262, and failure to vote against the adoption of the merger agreement does not, by itself, constitute a waiver of your appraisal rights.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must hold of record your shares of common stock on the date the written demand for appraisal is made and you must continue to hold your shares of record through the effective time of the merger.
      If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.
      All demands for appraisal should be addressed to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the 2007 Annual Meeting of Stockholders, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform Lear of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.
      To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Lear. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
      If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
      Within 10 days after the effective time of the merger, the Surviving Corporation must give written notice that the merger has become effective to each Lear stockholder who has properly made a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the Surviving Corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.
      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.
      After determination of the stockholders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest accrued thereon during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of those shares.
      In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the value that you are entitled to receive under the terms of the merger agreement.

      Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective time.
      In view of the complexity of Section 262, Lear’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.
YOUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MERGER
AND THE MERGER AGREEMENT.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL UNLESS
STOCKHOLDERS SPECIFY A CONTRARY VOTE.

ADJOURNMENT OF THE ANNUAL MEETING
(PROPOSAL NO. 2)
      Lear is asking its stockholders to vote on a proposal to adjourn or postpone the 2007 Annual Meeting of Stockholders of Lear Corporation, if necessary, to permit the solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the proposal to adopt the merger agreement.
YOUR BOARD RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL
UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

ELECTION OF DIRECTORS
(PROPOSAL NO. 3)
      The Board consists of three classes. One class of directors is elected at each annual meeting of stockholders to serve a three year term. Directors elected at the 2007 Annual Meeting of Stockholders will hold office until their successors are elected at the 2010 Annual Meeting of Stockholders. Directors not up for election this year will continue in office for the remainder of their terms.
      The Nominating and Corporate Governance Committee has nominated Larry W. McCurdy, Roy E. Parrott and Richard F. Wallman to stand for election to the Board. The Board has determined that each nominee is an independent director under the NYSE listing requirements. Unless contrary instructions are given, the shares represented by your proxy will be voted FOR the election of all nominees.
      All nominees have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the meeting.
Nominees For Terms Expiring at the 2010 Annual Meeting

Larry W. McCurdy	Age: 71

Mr. McCurdy has been a director of Lear since 1988. In July 2000, Mr. McCurdy retired from Dana Corporation, a motor vehicle parts manufacturer and aftermarket supplier, where he served as President, Dana Automotive Aftermarket Group, since July 1998. Mr. McCurdy was Chairman of the Board, President and Chief Executive Officer of Echlin, a motor vehicle parts manufacturer, from March 1997 until July 1998 when it was merged into Dana Corporation. Prior to this, Mr. McCurdy was Executive Vice President, Operations of Cooper Industries, a diversified manufacturing company, from April 1994 to March 1997. Mr. McCurdy also serves as a director of Mohawk Industries, Inc., as well as the non-executive Chairman of Affinia Group Inc., a privately-held supplier of aftermarket motor vehicle parts.

Roy E. Parrott	Age: 66

Mr. Parrott has been a director of Lear since February 1997. In January 2003, Mr. Parrott retired from Metaldyne Corporation where he served as President of Business Operations since December 2000. Metaldyne Corporation, an integrated metal solutions supplier, purchased Simpson Industries, Inc. in December 2000. Previously, Mr. Parrott was the Chief Executive Officer of Simpson Industries, Inc. from 1994 to December 2000 and Chairman of Simpson Industries, Inc. from November 1997 to December 2000. In June 2005, Mr. Parrott was elected as Chairman of the Board of Michigan Biotechnology Institute (M.B.I.), a non-profit corporation dedicated to the research and commercial development of physical science technologies.

Richard F. Wallman	Age: 57

Mr. Wallman has been a director of Lear since November 2003. Mr. Wallman has more than 25 years of executive-level operations and financial oversight experience, most recently as Senior Vice President and Chief Financial Officer of Honeywell International, Inc. from 1999 to 2003 and of its predecessor, AlliedSignal, Inc., from 1995 to 1999. He has also held positions with International Business Machines Corporation, Chrysler Corporation and Ford Motor Company. Mr. Wallman also serves as a director of Hayes-Lemmerz International, Inc., Ariba, Inc., Avaya Inc., Roper Industries, Inc. and ExpressJet Holdings, Inc.
YOUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL
UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

DIRECTORS AND BENEFICIAL OWNERSHIP
Directors
      Set forth below is a description of the business experience of each of our directors other than Messrs. McCurdy, Parrott and Wallman, whose biographies are set forth above. The terms of Messrs. Intrieri, Mallett, Rossiter and Vandenberghe expire at the annual meeting in 2008, and the terms of Messrs. Fry, Spalding, Stern and Wallace expire at the annual meeting in 2009. In October 2006, certain affiliates of Mr. Icahn purchased approximately 8.7 million shares of our common stock. In connection with such acquisition, the purchasers were granted a contractual right to nominate one member to our Board. The Board elected Mr. Intrieri to fill a vacancy on the Board to satisfy this obligation.

David E. Fry	Age: 64

Dr. Fry, who has been a director of Lear since August 2002, had served as the President and Chief Executive Officer of Northwood University, a university of business administration with campuses in Midland, Michigan, Dallas, Texas and Palm Beach, Florida, from 1982 until early 2006 and is now President Emeritus. Dr. Fry also serves as a director of Decker Energy International. Dr. Fry is also a director and member of the executive committee of the Automotive Hall of Fame and past Chairman of the Michigan Higher Education Facilities Authority.

Vincent J. Intrieri	Age: 50

Mr. Intrieri has been a director of Lear since November 2006. Mr. Intrieri has been affiliated with Icahn Associates Corp. since 1998. He has been a director of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., affiliates of Mr. Carl C. Icahn, since July 2006. Since November 2004, Mr. Intrieri has been Senior Managing Director of Icahn Partners LP and Icahn Partners Master Fund LP, private investment funds controlled by Mr. Icahn. From 1998 to March 2003, Mr. Intrieri served as portfolio manager for Icahn Associates Corp. Mr. Intrieri has also served as the Senior Managing Director of other entities owned and controlled by Mr. Icahn. He is the President and Chief Executive Officer of Philip Services Corporation, a director of American Railcar Industries, Inc. and a director of XO Holdings, Inc., each affiliated with Mr. Icahn. He is also the Chairman of the Board of Viskase Companies, Inc., a public company in which Mr. Icahn holds an interest. Since December 2006, Mr. Intrieri has been a director of National Energy Group, Inc., a publicly owned company formerly engaged in the business of managing the exploration, production and operations of natural gas and oil properties, a majority of the common stock of which is held by American Real Estate Partners, L.P.

Conrad L. Mallett, Jr.	Age: 54

Justice Mallett, who has been a director of Lear since August 2002, has been the President and CEO of Sinai-Grace Hospital since August 2003. Prior to his current position, Justice Mallett served as the Chief Administrative Officer of the Detroit Medical Center since March 2003. Previously, he served as President and General Counsel of Hawkins Food Group LLC from April 2002 to March 2003, and Transition Director for Detroit Mayor Kwame M. Kilpatrick and Chief Operating Officer for the City of Detroit from January 2002 to April 2002. From August 1999 to April 2002, Justice Mallett was General Counsel and Chief Administrative Officer of the Detroit Medical Center. Justice Mallett was also a Partner in the law firm of Miller, Canfield, Paddock & Stone from January 1999 to August 1999. Justice Mallett was a Justice of the Michigan Supreme Court from December 1990 to January 1999 and served a two-year term as Chief Justice beginning in 1997. Justice Mallett also serves as a General Board Member of the Metropolitan Detroit YMCA.

Robert E. Rossiter	Age: 61

Mr. Rossiter is our Chairman and Chief Executive Officer, a position he has held since January 2003. Mr. Rossiter has served as our Chief Executive Officer since October 2000, as our President from 1984 until December 2002 and as our Chief Operating Officer from 1988 until April 1997 and from November 1998 until October 2000. Mr. Rossiter also served as our Chief Operating Officer — International Operations from April 1997 until November 1998. Mr. Rossiter has been a director of Lear since 1988.

David P. Spalding	Age: 53

Mr. Spalding has been a director of Lear since 1991. Mr. Spalding is the Vice President of Alumni Relations for Dartmouth College, a position he has held since October 2005. Prior to joining Dartmouth College, Mr. Spalding was a Vice Chairman of The Cypress Group L.L.C., a private equity fund manager, since 1994. Mr. Spalding is also the chairman of the investment committee of the Make-A-Wish Foundation of Metro New York.

James A. Stern	Age: 56

Mr. Stern has been a director of Lear since 1991. Mr. Stern is Chairman of The Cypress Group L.L.C., a private equity fund manager, a position he has held since 1994. He is also a director of Affinia Group Inc. and AMTROL, Inc.

James H. Vandenberghe	Age: 57

Mr. Vandenberghe is our Vice Chairman, a position he has held since November 1998, and has served as our Chief Financial Officer since March 2006. Mr. Vandenberghe also served as our President and Chief Operating Officer — North American Operations from April 1997 until November 1998, our Chief Financial Officer from 1988 until April 1997 and as our Executive Vice President from 1993 until April 1997. Mr. Vandenberghe has been a director of Lear since 1995 and also serves as a director of DTE Energy.

Henry D.G. Wallace	Age: 61

Mr. Wallace has been a director of Lear since February 2005. Mr. Wallace worked for 30 years at Ford Motor Company until his retirement in 2001 and held several executive-level operations and financial oversight positions, most recently as Group Vice President, Mazda & Asia Pacific Operations in 2001, Chief Financial Officer in 2000 and Group Vice President, Asia Pacific Operations in 1999. Mr. Wallace also serves as a director of AMBAC Financial Group, Inc., Diebold, Inc. and Hayes-Lemmerz International, Inc.
Board Information

Corporate Governance
      The Board has approved Corporate Governance Guidelines and a Code of Business Conduct and Ethics. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and committee charters, are available on our website at www.lear.com or in printed form upon request by contacting Lear Corporation at 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website.

Board Meetings
      In 2006, our full Board held eight (8) meetings and executed one (1) written consent. In addition to our full Board meetings, our directors attend meetings of permanent committees established by our Board. Each director participated in at least 75% of the total number of meetings of our Board and the committees on which he or she serves. Our directors are encouraged to attend all annual and special meetings of our stockholders. In 2006, all of our directors attended the annual meeting of stockholders held on May 11, 2006.

Meetings of Non-Employee Directors
      In accordance with our Corporate Governance Guidelines and the listing standards of the NYSE, our non-management directors meet regularly in executive sessions of the Board without management present. Our non-management directors have elected Larry W. McCurdy as the Presiding Director of such non-management sessions of our Board.

Independence of Directors
      The Board has adopted Corporate Governance Guidelines to address significant issues of corporate governance, including Board and Board Committee composition and responsibilities, compensation of directors, executive selection and succession planning and director tenure. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the Board any changes to the Guidelines.
      The Company’s Corporate Governance Guidelines adopted by the Board of Directors provide that a majority of the members of the Board, and each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, must meet the criteria for independence set forth under applicable law and the NYSE listing standards. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board has established guidelines to assist in determining director independence. These guidelines are set forth as Exhibit A to our Corporate Governance Guidelines and can be found on our website at www.lear.com and are set forth on Appendix G attached hereto. In addition to applying these director independence guidelines, the Board will consider all relevant facts and circumstances that it is aware of in making an independence determination.
      Based on the NYSE listing standards and our director independence guidelines, the Board has affirmatively determined that (i) Anne K. Bingaman (a director during a portion of 2006) and Mr. Wallace have no relationship with us (other than as a director or stockholder) and are independent, (ii) Messrs. Fry, Intrieri, Mallett, McCurdy, Parrott, Spalding, Stern and Wallman have only immaterial relationships with us and are independent and (iii) Messrs. Rossiter and Vandenberghe are not independent. Mr. Rossiter is our Chairman and Chief Executive Officer and Mr. Vandenberghe is our Vice Chairman and Chief Financial Officer.
      In making its determination with respect to Dr. Fry, the Board noted that until February 2005, Mr. Rossiter served as a Trustee of Northwood University, of which Dr. Fry was President and Chief Executive Officer until early 2006. Mr. Rossiter did not serve on the compensation committee of the Board of Trustees of Northwood. Northwood is a university which prepares and trains students for careers in the automotive industry. Lear actively recruits employees from Northwood and has sponsored automotive programs at Northwood in the past. The Board believes that Mr. Rossiter’s uncompensated service as a Trustee of Northwood and Lear’s sponsorship of automotive programs at the university furthered the interests of Lear. The Board has concluded that these relationships were not material and that Dr. Fry is independent.
      In making its determination with respect to Mr. Intrieri, the Board considered that Mr. Intrieri is employed by, and/or a director of, various entities controlled by Mr. Carl Icahn, who beneficially owned approximately 16% of our outstanding common stock as of December 31, 2006. Lear’s business with any of such entities was inconsequential in each of the last three years. The Board also considered the fact that Lear has done business for the past several years with Federal-Mogul Corporation. It is expected that once Federal-Mogul exits bankruptcy court protection, affiliates of Mr. Icahn may, subject to confirmation of Federal-Mogul’s pending plan of reorganization, own a controlling interest in it. However, the Board noted that (i) Lear’s business with Federal-Mogul was significantly less than the thresholds contained in the NYSE’s guidelines and Lear’s independence guidelines, (ii) Lear’s business relationship with Federal-Mogul predates Mr. Icahn’s significant equity interest in the Company, and (iii) Mr. Intrieri is neither employed by, nor a director of, Federal-Mogul and has had no involvement in Lear’s business with Federal-Mogul. The Board has concluded that these relationships are not material and that Mr. Intrieri is independent.
      In making its determination with respect to Mr. McCurdy, the Board considered the fact that Mr. McCurdy is the Chairman of the Board of a company (i) in which Mr. Stern is an investor and on the board of which Mr. Stern also serves and (ii) formed by an investment fund in which Mr. Spalding was Vice-Chairman and Mr. Stern is the Chairman. Lear has done no business with such company in the past three years. The Board has concluded that these relationships are not material and that Mr. McCurdy is independent.
      In making its determination with respect to Mr. Parrott, the Board considered that one child of Mr. Parrott is currently employed by Lear (in a junior-level materials specialist position at one of our plants) and two other children of Mr. Parrott were previously employed by Lear. None of these family members lives in the same household as Mr. Parrott and none is dependent on him for financial support. Mr. Parrott has not sought or participated in any employment decisions regarding these family members. The Board also considered the fact that Mr. Parrott sits on the board of a foundation that supports a university to which Lear made modest donations and made certain tuition payments on behalf of employees. The Board has concluded that these relationships are not material and that Mr. Parrott is independent.
      In making its determination with respect to Mr. Spalding, the Board considered that we employ a brother of Mr. Spalding in a non-executive position (a senior account manager at one of our divisions). The employment relationship is on an arm’s-length basis and Mr. Spalding has no involvement or interest, directly or indirectly, in employment decisions affecting his brother. The Board also considered that Mr. Spalding was a director of a company with which Lear has done business in the past few years. Mr. Spalding was also the Vice Chairman of an investment fund that previously held an interest in a company, and currently holds an interest in another company, with which Lear conducted business in the past few years. The amount of such business falls well below NYSE guidelines and Lear’s director independence guidelines. In addition, Messrs. Rossiter and Vandenberghe have small investments as limited partners in the investment fund. The Board has concluded that these relationships are not material and that Mr. Spalding is independent.
      In making its determination with respect to Mr. Stern, the Board considered that Mr. Stern is a director of a company with which Lear has done business in the past few years and which was previously controlled by the investment fund of which Mr. Stern is the Chairman. Further, the investment fund owns a significant interest in a company with which Lear has conducted business in the past three years. The amount of such business falls well below NYSE guidelines and Lear’s director independence guidelines. The Board has concluded that these relationships are not material and that Mr. Stern is independent.
      In making its determination with respect to Mr. Wallman, the Board considered that Mr. Wallman is on the board of directors of two companies with which Lear has done business in the last three years. The amount of such business falls well below NYSE guidelines and Lear’s director independence guidelines. The Board has concluded that these relationships are not material and that Mr. Wallman is independent.
      In addition, the Board also considered the fact that each of Messrs. Fry, Mallett and Stern are board members of certain charities to which Lear made modest donations in the past few years. The donated amounts to these charities fell far below NYSE guidelines and Lear’s director independence guidelines. Also, Messrs. McCurdy, Spalding, Stern, Wallace and Wallman have held certain concurrent board memberships at other companies.

Communications to the Board
      Stockholders and interested parties can contact the Board (including the presiding director and non-management directors) through written communication sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: General Counsel. Lear’s General Counsel reviews all written communications and forwards to the Board a summary and/or copies of any such correspondence that is directed to the Board or that, in the opinion of the General Counsel, deals with the functions of the Board or Board Committees or that he otherwise determines requires the Board’s or any Board Committee’s attention.

Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stockholders may communicate with the Board. Any such changes will be reflected in our Corporate Governance Guidelines, which are posted on our website at www.lear.com.
      Communications of a confidential nature can be made directly to Lear’s non-management directors or the Chairman of the Audit Committee regarding any matter, including any accounting, internal accounting control or auditing matter, by submitting such concerns to the Audit Committee or the Presiding Director. Any submissions to the Audit Committee or the Presiding Director should be marked confidential and addressed to the Chairman of the Audit Committee or the Presiding Director, as the case may be, c/o Lear Corporation, P.O. Box 604, Southfield, Michigan 48037. In addition, confidential communications may be submitted in accordance with other procedures set forth from time to time in our Corporate Governance Guidelines, which are posted on our website at www.lear.com. The submission should contain, to the extent possible, a full and complete description of the matter, the parties involved, the date of the occurrence or, if the matter is ongoing, the date the matter was initiated and any other information that the reporting party believes would assist the Audit Committee or the Presiding Director in the investigation of such matter.

Audit Committee
      In 2006, the Audit Committee, which held eight (8) meetings during the year, consisted of Mr. McCurdy, Mr. Stern, Mr. Wallace and Mr. Wallman, all of whom were non-employee directors and currently remain members of the Committee. Mr. McCurdy served as the Chairman of the Audit Committee. The Board has determined that all of the current members of the Audit Committee are independent as defined in the listing standards of the NYSE and that all such members are financially literate. In addition, the Board has determined that Mr. McCurdy, Mr. Wallace and Mr. Wallman are audit committee financial experts, as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and have accounting or related financial management expertise. Our Corporate Governance Guidelines limit the number of audit committees on which an Audit Committee member can be a member to three or less without approval of the Board. Mr. Wallman serves on the audit committees of three public company boards in addition to our Audit Committee. The Board has determined that such simultaneous service does not impair Mr. Wallman’s ability to effectively serve on the Audit Committee and has thus approved the simultaneous service by Mr. Wallman on the Audit Committee and on the audit committees of up to three additional public company boards of directors. For a description of the Audit Committee’s responsibilities and findings, see “Audit Committee Report” beginning on page 170. The Audit Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Compensation Committee
      The Compensation Committee held nine (9) meetings during 2006 and executed one (1) written consent. The Compensation Committee consisted of Messrs. Mallett, Spalding, McCurdy and Wallman, all of whom were non-employee directors and currently remain members of the Committee. Mr. Spalding served as the Chairman of the Compensation Committee. Anne K. Bingaman also served on the Compensation Committee until her resignation from the Board in May 2006. Mr. Mallett was appointed to the Compensation Committee in May 2006. The Compensation Committee has overall responsibility for approving and evaluating director and officer compensation plans, policies and programs of the Company and reviewing the disclosure of such plans, policies and programs to the Company’s stockholders in the annual proxy statement. The Board has determined that all of the current members of the Compensation Committee are independent as defined in the listing standards of the NYSE. The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.
      In consultation with the Company’s management, the Compensation Committee establishes the general policies relating to senior management compensation and oversees the development and implementation of such compensation programs. Accordingly, the Company’s human resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants whose engagements have been approved by the Committee, accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. The Company’s human resources management develops specific compensation recommendations for senior executives, which are first reviewed by senior management and then presented to the Compensation Committee and its independent compensation consultant. The Committee has final authority to approve, modify or reject the recommendations and to make its decisions in executive session. The Compensation Committee approves all awards to executive officers. Under the Company’s equity award policy, an aggregate equity award pool to non-executives may be approved by the Compensation Committee and allocated to individuals by a committee consisting of the CEO and the Chairman of the Compensation Committee.
      The Compensation Committee has retained Towers Perrin as its independent compensation consultant. The consultant reports directly to the Committee as requested but also supports management in the development and recommendation of compensation programs and packages. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of such compensation consultant and to terminate such engagement. The mandate of the consultant is to serve the Company and work for the Committee in its review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations. Towers Perrin has assisted the Committee with the development of competitive market data and a related assessment of the Company’s executive compensation levels, evaluation of long-term incentive grant strategy and compilation and review of total compensation data and tally sheets (including data for certain termination and change in control scenarios) for certain of the Company’s named executive officers. As part of this process, the Committee also reviewed a comprehensive global survey of peer group companies which was compiled by Towers Perrin in 2006 and is generally compiled every two years.

Executive Committee
      The Executive Committee currently consists of Messrs. Stern, McCurdy, Parrott, Rossiter, Spalding and Wallace, with Mr. Stern serving as Chairman. Mr. Wallace was appointed to the Executive Committee in May 2006. The Executive Committee meets, as needed, during intervals between meetings of our Board and may exercise certain powers of our Board relating to the general supervision and control of the business and affairs of the Company. In 2006, the Executive Committee held one meeting and executed four (4) written consents.

Nominating and Corporate Governance Committee
      In 2006, the Nominating and Corporate Governance Committee, which held five (5) meetings during the year, consisted of Messrs. Stern, Fry and Mallett, all of whom currently remain members of the Committee. Mr. Stern served as the Chairman of the Nominating and Corporate Governance Committee. The Board of Directors has determined that the current members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the NYSE.
      The Nominating and Corporate Governance Committee is responsible for, among other things: (i) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) recommending to the Board director nominees for the next annual meeting of the stockholders of Lear; (iii) in the event of a vacancy on or an increase in the size of the Board, recommending to the Board director nominees to fill such vacancy or newly established Board seat; (iv) recommending to the Board director nominees for each committee of the Board; (v) establishing and reviewing annually Lear’s Corporate Governance Guidelines and Code of Business Conduct and Ethics; and (vi) reviewing potential conflicts of interest involving executive officers of Lear. The Nominating and Corporate Governance Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Special Committee
      A Special Committee, comprised of Messrs. McCurdy, Spalding, Stern and Wallace, held one (1) meeting in 2006. The Special Committee was created for the purpose of reviewing final terms of various refinancings in 2006.

Recommendation of Directors by Stockholders
      In accordance with its charter, the Nominating and Corporate Governance Committee will consider candidates for election as a director of Lear recommended by any Lear stockholder, provided that the recommending stockholder follows the same procedures set forth in Section 2.3 of Lear’s By-Laws for nominations by stockholders of persons to serve as directors.
      Pursuant to Section 2.3 of the By-Laws, nominations of persons for election to the Board at a meeting of stockholders may be made by any stockholder of Lear entitled to vote for the election of directors at the meeting who sends a timely notice in writing to the Corporate Secretary of Lear. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Corporate Secretary of Lear at the principal executive offices of Lear not less than 60 nor more than 90 days prior to the meeting; provided, however, that if Lear has not “publicly disclosed” the date of the meeting at least 70 days prior to the meeting date, notice may be timely made by a stockholder if received by the Corporate Secretary of Lear not later than the close of business on the tenth day following the day on which Lear publicly disclosed the meeting date. For purposes of the By-Laws, “publicly disclosed” or “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by us with the SEC.
      The stockholder’s notice or recommendation is required to contain certain prescribed information about each person whom the stockholder proposes to recommend for election as a director, the stockholder giving notice and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations should be sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033; Attention: Wendy L. Foss, Vice President, Finance & Administration and Corporate Secretary.
      A copy of our By-Laws has been filed with the SEC as an exhibit to our Current Report on Form 8-K filed on August 9, 2002.

Criteria for Selection of Directors
      The following are the general criteria for the selection of Lear’s directors that the Nominating and Corporate Governance Committee utilizes in evaluating candidates for Board membership. None of the following criteria should be construed as minimum qualifications for director selection nor is it expected that director nominees will possess all of the criteria identified. Rather, they represent the range of complementary talents, backgrounds and experiences that the Nominating and Corporate Governance Committee believes would contribute to the effective functioning of our Board. The general criteria set forth below are not listed in any particular order of importance.

•	Strong automotive background, with an understanding of Lear’s customers and markets.

•	Extensive general business background with a record of achievement.

•	Financial and accounting expertise.

•	Gender, racial and geographic diversity.

•	Strong international experience, particularly in those regions in which Lear seeks to conduct business.

•	Understands the potential role of technology in the development of Lear’s business.

•	Marketing or sales background in the automotive industry.

•	Schedule is sufficiently flexible to permit attendance at Board meetings at regularly scheduled times.

•	A contributor but accepting of opinions of others and supportive of decisions that are in the stockholders’ best interests.

•	Able to assimilate complex business problems and analyze them in the context of Lear’s strategic goals.

•	A team player yet possessing independence to appropriately question and challenge corporate strategy, as required.
      The Nominating and Corporate Governance Committee is responsible for, subject to approval by the Board, establishing and periodically reviewing the criteria for Board membership and selection of new directors, including independence standards. The Nominating and Corporate Governance Committee may also recommend to the Board changes to the portfolio of director skills, experience, perspective and background required for the effective functioning of the Board considering Lear’s strategy and its regulatory, geographic and market environments. Any such changes to the director selection criteria must be approved by the Board.
      The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. Once a potential candidate has been identified, the Nominating and Corporate Governance Committee evaluates the potential candidate based on the Board’s criteria for selection of directors (described above) and the composition and needs of the Board at the time.
      If a director candidate were to be recommended by a stockholder in accordance with the procedures set forth under “Recommendation of Directors by Stockholders” above, the Nominating and Corporate Governance Committee would evaluate such candidate in the same manner in which it evaluates other director candidates considered by the committee.
      The Nominating and Corporate Governance Committee has approved the retention of Russell Reynolds Associates, Inc., a third-party search firm, to assist the committee with its search for qualified director candidates. The firm has the task of identifying potential director candidates based on the criteria for the selection of Lear’s directors approved by the Board of Directors.

DIRECTOR COMPENSATION
Compensation of Directors
      As described more fully below, the following chart summarizes the annual compensation for our non-employee directors during 2006.

	Fees Earned or
	Paid in Cash	Stock Awards	Options Awards
Name	($)(1)(2)	($)(2)(3)	($)(2)(3)	Total($)

Anne K. Bingaman*	$34,500	$(20,417)	—	$14,083
David E. Fry	$64,500	$77,917	$13,549	$155,966
Vincent J. Intrieri**	$12,750	—	—	$12,750
Conrad L. Mallett, Jr.	$72,000	$77,917	$13,549	$163,466
Larry W. McCurdy	$114,000	$77,917	$13,549	$205,466
Roy E. Parrott	$58,500	$77,917	$13,549	$149,966
David P. Spalding	$83,500	$77,917	$13,549	$174,966
James A. Stern	$89,500	$77,917	$13,549	$180,966
Henry D.G. Wallace	$70,500	$77,917	—	$148,417
Richard F. Wallman	$82,500	$77,917	$13,549	$173,966

*	Ms. Bingaman resigned from the Board effective May 31, 2006.

**	Mr. Intrieri was elected to the Board on November 9, 2006.

(1)	Includes cash retainer fees and meeting attendance fees, each as discussed in more detail below. Dollar amounts are comprised as follows:

Name	Annual Retainer Fee($)	Aggregate Meeting Fees($)

Anne K. Bingaman	22,500	12,000
David E. Fry	45,000	19,500
Vincent J. Intrieri	11,250	1,500
Conrad L. Mallett, Jr.	45,000	27,000
Larry W. McCurdy	75,000	39,000
Roy E. Parrott	45,000	13,500
David P. Spalding	55,000	28,500
James A. Stern	55,000	34,500
Henry D.G. Wallace	45,000	25,500
Richard F. Wallman	45,000	37,500

(2)	Non-employee directors may elect to defer portions of their cash retainer and meeting fees into deferred stock units or an interest bearing account under the Outside Directors Compensation Plan. The following directors elected to defer the following percentages of their cash retainer and meeting fees earned in 2006: Dr. Fry — 50% of retainer into deferred stock units; Mr. Mallett — 50% of retainer into deferred stock units and 50% of retainer into interest account; and Messrs. McCurdy, Spalding and Stern — 100% of retainer and meeting fees into deferred stock units.

The aggregate restricted unit awards, deferred stock units and stock options outstanding for each director in the table set forth above as of December 31, 2006 is as follows:

Name	Aggregate Restricted Units	Deferred Stock Units	Stock Options

Anne K. Bingaman	—	—	—
David E. Fry	4,645	2,036	4,000
Vincent J. Intrieri	—	—	—
Conrad L. Mallett, Jr.	4,645	2,873	4,000
Larry W. McCurdy	4,645	14,422	10,250
Roy E. Parrott	4,645	—	6,500
David P. Spalding	4,645	10,569	10,250
James A. Stern	4,645	12,801	10,250
Henry D.G. Wallace	4,659	564	—
Richard F. Wallman	4,645	—	2,000

(3)	For the restricted unit and stock option grants, the value shown is what is recognized (for current and prior grants) for financial statement reporting purposes with respect to the Company’s 2006 financial statements in accordance with FAS 123(R). The grant date fair value of the January 31, 2006 restricted unit grant to the directors (other than to Mr. Intrieri) was $90,000. Mr. Intrieri, who became a director on November 9, 2006, did not receive a grant of restricted units in 2006. No stock options were granted in 2006. The value reported in the table for stock options represents the applicable portion of the 2004 option grants which was expensed in 2006. The amount for Ms. Bingaman reflects the reversal of the compensation costs of awards that were previously expensed by the Company which she forfeited upon her resignation. See Note 11 of the Company’s financial statements for 2006, incorporated by reference in this proxy statement, for the assumptions made in determining FAS 123(R) values.
Summary of Director Compensation
      In 2006, non-employee directors were compensated pursuant to our Outside Directors Compensation Plan, which provides for an annual retainer of $45,000 for each of our non-employee directors with an additional retainer of $20,000 for the Chairman of the Audit Committee and an additional $10,000 retainer for each of the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee, as well as for our Presiding Director. In addition, each non-employee director received a fee of $1,500 for each Board and committee meeting attended. The non-employee director annual retainer and meeting fees were paid quarterly pursuant to the Outside Directors Compensation Plan. Directors were also reimbursed for their expenses incurred in attending meetings.
      Pursuant to the Outside Directors Compensation Plan, each non-employee director receives annually on the last business day of each January, restricted units representing shares of Lear common stock having a value of $90,000 on the date of the grant. Restricted unit grants were made on January 31, 2006 to all non-employee directors, other than to Mr. Intrieri, who was elected to the Board on November 9, 2006 and received no restricted units in 2006. The restricted units granted to non-employee directors vest over the three-year period following the grant date, with one-third of each recipient’s restricted units vesting on each of the first three anniversaries of the grant date. During the vesting period, non-employee directors receive credits in a dividend equivalent account equal to amounts that would be paid as dividends on the shares represented by the restricted units. Once a restricted unit vests, the non-employee director holding such restricted unit will be entitled to receive a cash distribution equal to the value of a share of Lear common stock on the date of vesting, plus any amount in his or her dividend equivalent account. The restricted units are also immediately vested upon a director’s termination of service due to death, “disability,” “retirement” or upon a “change in control” of Lear (as each such term is defined in the Outside Directors Compensation Plan) prior to or concurrent with the director’s termination of service.

      A non-employee director may elect to defer receipt of all or a portion of his or her annual retainer and meeting fees, as well as any cash payments made upon vesting of restricted units. At the non-employee director’s election, amounts deferred will be:

•	credited to a notional account and bear interest at an annual rate equal to the prime rate (as defined in the Outside Directors Compensation Plan); or

•	credited to a stock unit account.
      Each stock unit is equal in value to one share of Lear common stock, but does not have voting rights. Stock units are credited with dividend equivalents which are paid into an interest account (credited with interest at an annual rate equal to the prime rate (as defined in the Outside Directors Compensation Plan)) if and when the Company declares and pays a dividend on its common stock.
      In general, amounts deferred are paid to a non-employee director as of the earliest of:

•	the date elected by such director;

•	the date the director ceases to be a director; or

•	the date a change of control (as defined in the Outside Directors Compensation Plan) occurs.
      Amounts deferred are paid in cash in a single sum payment or, at the director’s election, in installments. Deferred stock units are paid based on the fair market value of our common stock on the payout date.
      A non-employee director may elect to defer receipt of all or a portion of the payment due to him or her when a restricted unit vests, including the amount in his or her dividend equivalent account. This deferral is generally subject to the same requirements that apply to deferrals of the annual retainer and meeting fees.
      In February 1997, we implemented stock ownership guidelines for non-employee directors. These ownership guidelines require each non-employee director to own stock or deferred stock units equal in value to three times the Base Retainer within five years of becoming a director.
      Directors who are also our employees receive no compensation for their services as directors except reimbursement of expenses incurred in attending meetings of our Board or Board committees.

PROPOSAL TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS
(PROPOSAL NO. 4)
      The Board recommends that stockholders approve certain amendments to Lear’s Amended and Restated Certificate of Incorporation (the “Amendments”) in order to eliminate the current classified structure of the Board and phase in over a three-year period the annual election of each member of the Board. If stockholders approve the Amendments at the Annual Meeting, corresponding changes to Lear’s By-Laws will also take effect.
      Currently, the Board is divided into three classes, with directors in each class standing for election for three-year terms, once every three years. If stockholders approve Proposal No. 4 at the Annual Meeting, beginning at the 2008 Annual Meeting, successors to the class of directors whose terms then expire will be elected for a one-year term expiring at the next-succeeding Annual Meeting after their election, with the effect that from and after the 2010 Annual Meeting, the Board will be declassified and all directors will then stand for annual election. Under the Amendments, the current members of the Board, including those directors elected at the 2007 Annual Meeting, will continue to serve out the remainder of their stockholder-approved terms of office in order to ensure a smooth transition to a system of annual elections before standing for annual election upon the conclusion of their existing terms.
      In making its determination to recommend declassification, the Board considered arguments both for and against the classified board structure. Weighing in favor of the classified board structure is the Board’s belief that historically a classified board structure with staggered three-year terms has helped ensure that at any given point at least two-thirds of the Lear Board has prior experience and familiarity with our business and the complex global markets in which we operate. The Board believes that such long-term institutional knowledge benefits Lear and enables the Board to provide long-term strategic planning. The Board also considered the fact that a classified board structure may help safeguard Lear against unsolicited third-party efforts to take control of Lear without paying fair value for Lear’s business and assets, by preventing the unilateral removal of directors by a potential acquirer at a single annual meeting. The Board also considered the possibility that the classified board structure enhances the independence of the non-employee directors who sit on the Board.
      On the other hand, the Board recognizes an emerging consensus among investors that the classified board structure may reduce the accountability of directors to stockholders by decreasing the frequency with which such directors stand for re-election. The Board also recognizes that director elections are the primary means by which Lear stockholders affect corporate management and thus that the classified board structure may have an adverse impact on stockholder influence over company policy. The Board also took into consideration the fact that at Lear’s 2006 Annual Meeting of Stockholders, a substantial majority of Lear’s stockholders voted in favor of a proposal requesting that directors take the steps necessary to declassify the Board. After weighing these factors, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that it is an appropriate time to propose declassifying the board and believes the Amendments are advisable and in the best interests of Lear and its stockholders.

Vacancies on the Board
      Generally, vacancies on the Board are currently treated, and will be treated pursuant to the Amendments, if adopted, as set forth in the table below.

Terms of office for directors
		elected to fill vacancies resulting	Terms of office for directors
		from an increase in the size of a	elected to fill vacancies not
		class of directors/increase in the	resulting from an increase in
	Who fills vacancies?	number of directors	the number of directors

Current vacancy provisions	Majority of the Board, subject to certain restrictions.	Same term as the remaining term of the class into which he or she was elected.	Same term as his or her predecessor.
Vacancy provisions under the Amendments	Majority of the Board, subject to certain restrictions.	For directors elected to fill such vacancies from and after the 2010 Annual Meeting of Stockholders, the term shall expire at the annual meeting of stockholders next following his or her election.	Same term as his or her predecessor.
Removal of Directors
      Under Delaware law, absent a provision in the certificate of incorporation which otherwise provides, stockholders may remove directors only for cause while a board is classified. For Delaware corporations without a classified board, the holders of a majority in voting power of the stock entitled to vote at an election of directors are entitled to remove directors with or without cause. Therefore, if stockholders approve the Amendments at the Annual Meeting, amendments to Lear’s By-Laws (previously approved by the Board, but subject to stockholder approval of Proposal No. 4 and the effectiveness of the Amendments) will automatically become effective. These By-Law amendments provide that, from and after the 2010 Annual Meeting, Lear’s directors may be removed with or without cause by the vote of stockholders holding a majority of the voting power entitled to vote on directors generally.
Text of the Amendments
      The text of the proposed Amendments to Lear’s Amended and Restated Certificate of Incorporation is attached to this proxy statement as Appendix H, with deletions indicated by strike-outs and additions indicated by underlining. If the proposal is approved by the stockholders, conforming amendments to Lear’s By-Laws as indicated in the attached Appendix I with deletions again indicated by strike-outs and additions by underlining, will become effective. The summaries above of the Amendments and the amendments to the By-Laws are qualified in their entirety to the text of such documents set forth in Appendices H and I.
Vote Required for Approval
      Approval of the Amendments requires the affirmative vote of the holders of a majority of outstanding shares of Lear’s common stock entitled to vote on Proposal No. 4.
Effectiveness of Amendments
      If approved, the Amendments will become effective upon the filing of a Certificate of Amendment to Lear’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which Lear would file as soon as practicable following the Annual Meeting. If the proposal is not approved by the requisite stockholder vote, the Board will remain classified.
YOUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL
UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
(PROPOSAL NO. 5)
      Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007. A proposal will be presented at the meeting to ratify this appointment. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage Ernst & Young LLP. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Lear and its stockholders. We have been advised that a representative of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.
YOUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2007.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL
UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSAL
(PROPOSAL NO. 6)
      The Office of the Comptroller of the City of New York, Bureau of Asset Management, at 1 Centre Street, Room 736, New York, NY 10007-2341, as custodian and trustee of the New York City Police Pension Fund, owner of 27,900 shares of our common stock, the New York City Teachers’ Retirement System, owner of 59,719 shares, and the New York City Fire Department Pension Fund, owner of 7,550 shares, and as custodian of the New York City Board of Education Retirement System, owner of 4,100 shares, has advised Lear of its intention to present the following resolution at the Annual Meeting. The foregoing shareholdings are based on information provided to us by the Office of the Comptroller of the City of New York. We have not independently verified such information. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which Lear accepts no responsibility, are set forth below.
Director Election Majority Vote Standard Proposal
Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds
      Resolved: That the shareholders of Lear Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.
Supporting Statement:
      In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.
      In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Safeway, Home Depot, Gannett, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board had not taken either action.
      We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Board of Directors’ Statement in Opposition to Proposal No. 6
      The Board recommends a vote “AGAINST” the foregoing shareholder proposal because it is not in the best interests of Lear or its stockholders. Our Board believes that meaningful stockholder participation in the election of the Company’s directors is critical to the Company’s long term success. Of equal importance is that the Company’s election procedures provide for certainty in the election of a qualified board that satisfies applicable legal and regulatory requirements. The proposal sacrifices the latter in favor of the former.
      Like most large public companies incorporated in Delaware and elsewhere, Lear employs a plurality voting standard for director elections, which ensures that nominees who receive the most affirmative votes are elected to the Board, regardless of whether such nominees received a majority of votes cast. Unlike a majority vote standard, which is a relatively recent innovation, plurality voting enjoys a long track record. Because the plurality system applies equally to any candidate nominated for election to the Board, whether or not such candidate is nominated by stockholders or management, the Board firmly believes that the plurality system is both fair and impartial.
      The risks of adopting a majority vote standard in director elections include certain unresolved issues with majority voting, such as how to proceed under a majority vote standard with respect to elections in which few or no candidates receive a majority vote. Lear is a Delaware corporation, and under current Delaware law an incumbent director continues in office until his or her successor is elected and qualified or until the incumbent director is removed or retires. In elections of incumbent directors, this so-called “holdover rule” would result in a majority vote standard representing only a symbolic change from the plurality voting system, since incumbent directors who are not elected by a majority vote would nonetheless remain in office.
      The proponent has advocated adopting a director resignation policy which would, in effect, alter the holdover rule. While the proponent does not clearly describe the type of resignation policy it advocates, under a typical resignation policy, if a director receives less than a majority of votes cast on his or her election, he or she must tender a resignation, which the board then reviews and determines whether to accept. A majority vote standard with this type of resignation policy could bring about other serious adverse legal and practical consequences which the proponent fails to address. For example, if stockholders approve management’s Proposal No. 4 at the Annual Meeting, all members of the Board will be up for re-election in 2010. As a result, if multiple directors do not receive a majority of “for” votes and therefore are required to resign, this could create a large number of immediate board vacancies. This in turn could trigger change in control provisions in the Company’s various compensation plans and contractual arrangements (which could have serious consequences to the Company), give unwarranted influence to special interest voters, or result in immediate non-compliance with SEC laws and regulations and/or NYSE listing standards. The proponent makes no recommendation for addressing any of these possible scenarios which could result if Lear adopts majority voting with a resignation policy. While some large public companies have embraced a majority vote standard and/or adopted director resignation policies, the Board believes that caution in this still-developing area of corporate governance is the most prudent approach.
      The Board will continue monitoring the debate surrounding the majority vote standard and will take any appropriate actions to maintain Lear’s high standards of corporate governance. The Board believes that it is in the best interests of the Company and its stockholders to maintain plurality voting. Lear has implemented strong corporate governance procedures designed to nominate directors who will further the best interests of the Company and its stockholders. The Board maintains a Nominating and Corporate Governance Committee that is composed entirely of independent directors and nine of the 11 members of the Board are independent. Further, the Board has consistently received broad stockholder support. For example, in the last five years, directors were supported by an average vote of 91.8% of votes cast and no director received more “withhold” votes than “for” votes. As a result, the proponent’s proposal would not have had any effect on director elections during that period of time. The Board believes that these votes reflect stockholders’ confidence in the Board and in the governance protections the Board has implemented. In addition, the Board is highly responsive to stockholder votes and, as a result, would consider any vote result in which a director received less than a majority of “for” votes. For example, at the Company’s 2006 Annual Meeting, stockholders overwhelmingly voted in favor of a stockholder proposal requesting Board declassification. As a result of that vote and other factors, the Board has recommended that stockholders vote for Proposal No. 4 to declassify the Board. For these reasons, we urge you to vote against this proposal.
YOUR BOARD RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
AGAINST THE PROPOSAL
UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSAL
(PROPOSAL NO. 7)
      The Office of the Comptroller of the City of New York at 1 Centre Street, New York, NY 10007-2341, as custodian and trustee of the New York City Employees’ Retirement System, the owner of 54,941 shares of our common stock, has advised Lear of its intention to present the following resolution at the Annual Meeting. The foregoing shareholdings are based on information provided to us by the Office of the Comptroller of the City of New York. We have not independently verified such information. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which Lear accepts no responsibility, are set forth below.
LEAR CORPORATION
GLOBAL HUMAN RIGHTS STANDARDS
      Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Board of Trustees of the New York City Employees’ Retirement System

Whereas, Lear Corporation currently has overseas operations,
           and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1.	All workers have the right to form and join trade unions and to Bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9)

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.
Board of Directors’ Statement in Opposition to Proposal No. 7
      The Board recommends a vote “AGAINST” the foregoing stockholder proposal because it is not in the best interests of Lear or its stockholders.
      Lear fully supports ethical business principles and human rights standards and the Board believes that Lear’s compliance program and existing monitoring practices are effective in ensuring compliance with these standards. Lear has a long-standing record of support for, and promotion of, workplace human rights. Lear also requires its employees to observe high standards of ethical conduct and business practices and strives to do business with those who demonstrate high ethical standards and behavior.
      Lear maintains a Code of Business Conduct and Ethics (the “Code”). The Code (1) requires that all of Lear’s business be conducted in compliance with the letter and spirit of applicable laws, (2) allows Lear to purchase products only from reputable and qualified individuals or firms, (3) states that Lear is committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind, (4) states that Lear is committed to maintaining high standards of business conduct in the United States and abroad, (5) specifically prohibits the use of child and/or forced labor by Lear or its suppliers and states that Lear will conduct periodic monitoring of compliance with these and other labor policies, and (6) provides employees with the right of freedom of association and collective bargaining. The Code is translated into nine languages and is available to all employees. Lear provides training regarding the Code to its employees, including web-based training where possible.
      In addition, Lear maintains a global anti-discrimination policy which prohibits illegal discrimination and states that Lear will treat all individuals with dignity and respect and will conduct its business ethically. This policy is reflected in the Code, Lear’s Equal Employment Opportunity Policy and Lear’s Harassment Free Workplace Policy. Lear’s Environmental Health and Safety Policy confirms that Lear is dedicated to employee health and safety. Lear’s Vision/ Mission Statement contains a mission statement that Lear will conduct its business with integrity and will maintain an environment that is safe and clean and that treats all individuals with respect and dignity. Each of these documents provides a uniform set of workplace standards and principles that apply to the worldwide operations of Lear and its affiliates. Further, Lear’s posture with respect to labor relations is that employees have the right to choose (or not) to affiliate with legally sanctioned organizations without unlawful interference, and where trade unions are present Lear deals with them fairly and conducts negotiations in a purposeful and non-adversarial manner. Lear is proud of its longstanding history of positive relationships with the unions that represent its employees worldwide. Lear has also adopted a Global Working Conditions Policy which prohibits Lear from using any type of forced labor, child labor or abusive or corrupt business practices.
      In addition to the foregoing, Lear’s Global Purchasing Terms and Conditions (the “Terms and Conditions”) prohibit suppliers and their subcontractors from using any type of forced or child labor, or engaging in abusive or corrupt business practices. Lear may terminate a business relationship if a supplier violates the Terms and Conditions. Lear also has the right to audit and monitor suppliers’ compliance with the Terms and Conditions. Further, the Terms and Conditions prohibit Lear’s suppliers from using any third party to perform any act that is prohibited by the Code. These Terms and Conditions are consistent with Lear’s agreements with its major customers.
      Lear monitors and enforces the Code, the Terms and Conditions and other policies affecting workplace human rights through a compliance program that includes oversight by a Compliance Committee, made up of various members of senior management, that reviews Lear’s compliance efforts, assesses its programs, facilitates the monitoring, auditing and evaluation of its programs and periodically reports its progress to the Audit Committee. Lear’s compliance function oversees the worldwide distribution of these policies and compliance with such standards. An annual Conflicts of Interest/ Code of Conduct Questionnaire, which was electronically distributed to over 3,000 employees in 2006, requires confirmation that employees have received and read the Code and have reported violations. Results of this questionnaire are reported to Lear’s Audit Committee. The compliance program allows Lear employees to anonymously report potential violations either to an intranet site, an internal email account or a post office box. An employee can also report violations to his or her local supervisor, the human resources department, the legal department or the board of directors. Such reports are investigated and action is taken as needed to address any violations and to prevent reoccurrence. Retaliation against whistleblowers is not tolerated. Furthermore, Lear regularly assesses the effectiveness of its compliance programs.
      The Board believes that the “one-size-fits-all” approach in the stockholder proposal is inappropriate for Lear’s complex, global business. It also believes that the Code, the Terms and Conditions and Lear’s other policies and business practices address the substantive areas covered by the stockholder proposal and that its existing monitoring processes effectively ensure compliance with the business principles and human rights standards advocated by the proponent. Furthermore, our management reviews and amends our policies and practices as necessary and is committed to their enforcement worldwide. Therefore, the Board believes that modifying such practices and standards would not provide any added benefits beyond those already achieved by our existing compliance program. The Board also believes that independent monitoring would not provide sufficient additional benefits to warrant the substantial incremental costs. As a result, the Board does not believe that implementation of the stockholder proposal would be in the best interests of Lear or its stockholders.
YOUR BOARD RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
AGAINST THE PROPOSAL
UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

IMPORTANT INFORMATION REGARDING LEAR
Executive Officers of Lear
      The table below sets forth the names, ages and positions of our executive officers. Executive officers are elected annually by our Board of Directors and serve at the pleasure of our Board. None of the persons named herein have been, during the last five years: (a) convicted in a criminal proceeding (excluding traffic violations and similar violations and misdemeanors); or (b) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree of final order enjoining any filing person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise noted, each natural person named herein is a United States citizen.

Name	Age	Position

James M. Brackenbury	48	Senior Vice President and President, European Operations
Shari L. Burgess	48	Vice President and Treasurer
Douglas G. DelGrosso	45	President and Chief Operating Officer
Roger A. Jackson	61	Senior Vice President, Human Resources
James L. Murawski	55	Vice President and Corporate Controller
Daniel A. Ninivaggi	42	Executive Vice President, General Counsel and Chief Administrative Officer
Robert E. Rossiter	61	Chairman and Chief Executive Officer Senior Vice President and President, North American
Raymond E. Scott	41	Seating Systems Group
Matthew J. Simoncini	46	Senior Vice President, Finance and Chief Accounting Officer
James H. Vandenberghe	57	Vice Chairman and Chief Financial Officer
      Set forth below is a description of the business experience of each of our executive officers.

James M. Brackenbury	Mr. Brackenbury is our Senior Vice President and President, European Operations, a position he has held since September 2006. Previously, he served as our Senior Vice President and President, North American Seating Operations from April 2006 until September 2006 and our President, Mexican/ Central American Regional Group from November 2004 until September 2006. Prior to that, he served as our President, DaimlerChrysler Division since December 2003 and in other positions dating back to 1983 when he joined Lear as a product engineer.

Shari L. Burgess	Ms. Burgess is our Vice President and Treasurer, a position she has held since August 2002. Previously, she served as our Assistant Treasurer since July 2000 and in various financial positions since November 1992.

Douglas G. DelGrosso	Mr. DelGrosso is our President and Chief Operating Officer, a position he has held since May 2005. Previously, he served as our President and Chief Operating Officer — Americas since August 2004, our President and Chief Operating Officer — Europe, Asia and Africa since August 2002, our Executive Vice President — International since September 2001, our Senior Vice President — Product Focus Group since October 2000 and our Senior Vice President and President — North American and South American Operations since May 1999. Prior to this, Mr. DelGrosso held several senior operational positions and has been employed by Lear since 1984.

Roger A. Jackson	Mr. Jackson is our Senior Vice President, Human Resources, a position he has held since October 1995. Prior to joining Lear, he was employed as Vice President, Human Resources at Allen Bradley, a wholly-owned subsidiary of Rockwell International, since 1991. Mr. Jackson was employed by Rockwell International or one of its subsidiaries from December 1977 until September 1995.

James L. Murawski	Mr. Murawski is our Vice President and Corporate Controller, a position he has held since March 2005. Previously, he served as our Vice President of Internal Audit since June 2003. Prior to joining Lear, Mr. Murawski was employed in public accounting at Deloitte & Touche for fourteen years and in various financial positions at Collins & Aikman Corporation, TRW Automotive and LucasVarity.

Daniel A. Ninivaggi	Mr. Ninivaggi is our Executive Vice President, General Counsel and Chief Administrative Officer, positions he has held since August 2006. From August 2006 until May 2007, he also served as our Corporate Secretary. Previously, he served as our Senior Vice President, Corporate Secretary and General Counsel since June 2004 and joined Lear as our Vice President, Corporate Secretary and General Counsel in July 2003. Prior to joining Lear, Mr. Ninivaggi was a partner since 1998 of Winston & Strawn LLP, specializing in corporate finance, securities law and mergers and acquisitions.

Robert E. Rossiter	Mr. Rossiter is our Chairman and Chief Executive Officer, a position he has held since January 2003. Mr. Rossiter has served as our Chief Executive Officer since October 2000, as our President from 1984 until December 2002 and as our Chief Operating Officer from 1988 until April 1997 and from November 1998 until October 2000. Mr. Rossiter also served as our Chief Operating Officer — International Operations from April 1997 until November 1998. Mr. Rossiter has been a director of Lear since 1988.

Raymond E. Scott	Mr. Scott is our Senior Vice President and President, North American Seating Systems Group, a position he has held since August 2006. Previously, he served as our Senior Vice President and President, North American Customer Group since June 2005, our President, European Customer Focused Division since June 2004 and our President, General Motors Division since November 2000.

Matthew J. Simoncini	Mr. Simoncini is our Senior Vice President, Finance and Chief Accounting Officer, a position he has held since August 2006. Previously, he served as our Vice President, Global Finance since February 2006, our Vice President of Operational Finance since June 2004, our Vice President of Finance — Europe since 2001 and prior to 2001, in various senior financial positions for both Lear and United Technologies Automotive, which was acquired by Lear in 1999.

James H. Vandenberghe	Mr. Vandenberghe is our Vice Chairman, a position he has held since November 1998, and has served as our Chief Financial Officer since March 2006. Mr. Vandenberghe also served as our President and Chief Operating Officer — North American Operations from April 1997 until November 1998, our Chief Financial Officer from 1988 until April 1997 and as our Executive Vice President from 1993 until April 1997. Mr. Vandenberghe has been a director of Lear since 1995.

Selected Financial Data
      The following statement of operations, balance sheet and cash flow statement data were derived from our consolidated financial statements. Our consolidated financial statements for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, have been audited by Ernst & Young LLP. Data for the three months ended March 31, 2007 and April 1, 2006 is derived from our unaudited consolidated financial statements. The selected financial data below should be read in conjunction with our consolidated financial statements and the notes thereto filed with the SEC, which are incorporated by reference in this proxy statement.

								Three Months Ended

	Year Ended December 31,
								March 31,	April 1,
	2006(1)	2005(2)	2004		2003		2002	2007	2006

	(In millions)(3)
Statement of Operations Data:
Net sales	$17,838.9	$17,089.2	$16,960.0		$15,746.7		$14,424.6	$4,406.1	$4,678.5
Gross profit	927.7	736.0	1,402.1		1,346.4		1,260.3	310.9	219.2
Selling, general and administrative expenses	646.7	630.6	633.7		573.6		517.2	126.5	165.0
Goodwill impairment charges	2.9	1,012.8	—		—		—	—	—
Loss on divestiture of Interior business	636.0	—	—		—		—	25.6	—
Interest expense	209.8	183.2	165.5		186.6		210.5	51.5	47.7
Other expense, net(4)	85.7	38.0	38.6		51.8		52.1	16.2	0.1

Income (loss) before provision (benefit) for income taxes, minority interests in consolidated subsidiaries, equity in net (income) loss of affiliates and cumulative effect of a change in accounting principle	(653.4)	(1,128.6)	564.3		534.4		480.5	91.1	6.4
Provision (benefit) for income taxes	54.9	194.3	128.0		153.7		157.0	32.4	(0.2)
Minority interests in consolidated subsidiaries	18.3	7.2	16.7		8.8		13.3	10.1	4.3
Equity in net (income) loss of affiliates	(16.2)	51.4	(2.6)		(8.6)		(1.3)	(1.3)	(12.7)

Income (loss) before cumulative effect of a change in accounting principle	(710.4)	(1,381.5)	422.2		380.5		311.5	49.9	15.0
Cumulative effect of a change in accounting principle, net of tax(5)	2.9	—	—		—		(298.5)	—	2.9

Net income (loss)	$(707.5)	$(1,381.5)	$422.2		$380.5		$13.0	$49.9	$17.9

Basic net income (loss) per share	$(10.31)	$(20.57)	$6.18		$5.71		$0.20	$0.65	$0.27
Diluted net income (loss) per share(6)	$(10.31)	$(20.57)	$5.77		$5.31		$0.29	$0.64	$0.26
Weighted average shares outstanding — basic	68,607,262	67,166,668	68,278,858		66,689,757		65,365,218	76,410,482	67,216,992
Weighted average shares outstanding — diluted(6)	68,607,262	67,166,668	74,727,263		73,346,568		71,289,991	77,989,851	67,941,067
Dividends per share	$0.25	$1.00	$0.80		$0.20		$—	$—	$0.25
Balance Sheet Data:
Current assets	$3,890.3	$3,846.4	$4,372.0		$3,375.4		$2,507.7	$3,698.0	$4,079.8
Total assets	7,850.5	8,288.4	9,944.4		8,571.0		7,483.0	7,661.0	8,481.3
Current liabilities	3,887.3	4,106.7	4,647.9		3,582.1		3,045.2	3,687.7	4,269.9
Long-term debt	2,434.5	2,243.1	1,866.9		2,057.2		2,132.8	2,431.8	2,237.8
Stockholders’ equity	602.0	1,111.0	2,730.1		2,257.5		1,662.3	692.5	1,134.6
Statement of Cash Flows Data:
Cash flows from operating activities	$285.3	$560.8	$675.9		$586.3		$545.1	$(41.8)	$39.4
Cash flows from investing activities	(312.2)	(541.6)	(472.5)		(346.8)		(259.3)	(115.1)	(64.7)
Cash flows from financing activities	277.4	(347.0)	166.1		(158.6)		(295.8)	(22.4)	(21.8)
Capital expenditures	347.6	568.4	429.0		375.6		272.6	29.2	92.6
Other Data (unaudited):
Ratio of earnings to fixed charges(7)	—	—	3.7	x	3.4	x	3.0x	2.5x	1.1x
Employees as of year end	104,276	115,113	110,083		111,022		114,694	89,904	114,639
North American content per vehicle(8)	$645	$586	$588		$593		$579	$585	$640
North American vehicle production(9)	15.3	15.8	15.7		15.9		16.4	3.8	4.1
European content per vehicle(10)	$335	$345	$351		$310		$247	$347	$329
European vehicle production(11)	19.2	18.9	18.9		18.2		18.1	5.1	5.1

(1)	Results include $636.0 million of charges related to the divestiture of the Interior business, $2.9 million of goodwill impairment charges, $10.0 million of fixed asset impairment charges, $99.7 million of restructuring and related manufacturing inefficiency charges (including $5.8 million of fixed asset impairment charges), $47.9 million of charges related to the extinguishment of debt, $26.9 million of gains related to the sales of our interests in two affiliates and $19.5 million of net tax benefits related to the expiration of the statute of limitations in a foreign taxing jurisdiction, a tax audit resolution, a favorable tax ruling and several other tax items.

(2)	Results include $1,012.8 million of goodwill impairment charges, $82.3 million of fixed asset impairment charges, $104.4 million of restructuring and related manufacturing inefficiency charges (including $15.1 million of fixed asset impairment charges), $39.2 million of litigation-related charges, $46.7 million of charges related to the divestiture and/or capital restructuring of joint ventures, $300.3 million of tax charges, consisting of a U.S. deferred tax asset valuation allowance of $255.0 million and an increase in related tax reserves of $45.3 million, and a tax benefit related to a tax law change in Poland of $17.8 million.

(3)	Except per share data, weighted average shares outstanding, ratio of earnings to fixed charges, employees as of year end and content per vehicle information.

(4)	Includes state and local non-income taxes, foreign exchange gains and losses, discounts and expenses associated with our asset-backed securitization and factoring facilities, losses on the extinguishment of debt, gains and losses on the sales of fixed assets and other miscellaneous income and expense.

(5)	The cumulative effect of a change in accounting principle in 2006 resulted from the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment.” The cumulative effect of a change in accounting principle in 2002 resulted from goodwill impairment charges recorded in conjunction with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

(6)	On December 15, 2004, we adopted the provisions of Emerging Issues Task Force 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.” Accordingly, diluted net income per share and weighted average shares outstanding — diluted have been restated to reflect the 4,813,056 shares issuable upon conversion of our outstanding zero-coupon convertible senior notes since the issuance date of February 14, 2002.

(7)	“Fixed charges” consist of interest on debt, amortization of deferred financing fees and that portion of rental expenses representative of interest. “Earnings” consist of income (loss) before provision for income taxes, minority interests in consolidated subsidiaries, equity in the undistributed net (income) loss of affiliates, fixed charges and cumulative effect of a change in accounting principle. Earnings in 2006 and 2005 were insufficient to cover fixed charges by $651.8 million and $1,123.3 million, respectively. Accordingly, such ratio is not presented for these years.

(8)	“North American content per vehicle” is our net sales in North America divided by estimated total North American vehicle production. Content per vehicle data excludes business conducted through non-consolidated joint ventures. Content per vehicle data for 2006 has been updated to reflect actual production levels.

(9)	“North American vehicle production” includes car and light truck production in the United States, Canada and Mexico as provided by Ward’s Automotive. Production data for 2006 has been updated to reflect actual production levels.

(10)	“European content per vehicle” is our net sales in Europe divided by estimated total European vehicle production. Content per vehicle data excludes business conducted through non-consolidated joint ventures.

(11)	“European vehicle production” includes car and light truck production in Austria, Belgium, Bosnia, Czech Republic, Finland, France, Germany, Hungary, Italy, Kazakhstan, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Turkey, Ukraine and United Kingdom as provided by J.D. Power and Associates.

Book Value Per Share
      Lear’s net book value per share as of March 31, 2007 was approximately $9.03, or approximately 75% lower than the $36.00 per share cash merger consideration.
Financial Forecast
      As a matter of course, Lear does not make public projections as to future performance or earnings beyond the current fiscal year. Any projections for extended fiscal periods are inherently unreliable due to the unpredictability of the underlying assumptions and estimates. However, internal financial forecasts prepared by management were made available to the Icahn Group, as well as to the special committee and its financial advisor in connection with their evaluation of the merger. This same information has been provided to other interested parties in connection with the “go shop” process. We have included these projections below to give our stockholders access to certain nonpublic information provided to the Icahn Group, the special committee and its financial advisor and other interested parties for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that Lear, our special committee or board of directors or JPMorgan considered, or now considers, it to be a reliable prediction of future results.
      Lear advised the recipients of the projections that its internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and are beyond Lear’s control. The projections also reflect estimates and assumptions related to the business of Lear that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond Lear’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use and to assist the Icahn Group and the financial advisor to the special committee with their respective due diligence investigations of Lear and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Lear’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.
      Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Lear, including the factors described under “Forward-Looking Statements” on page 72, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes even less reliable with each successive year.
      Since the time the projections were provided to the various parties, the Company has made publicly available its actual results of operations for the year ended December 31, 2006 and the quarter ended March 31, 2007. You should review Lear’s Annual Report on Form 10-K for the year ended December 31, 2006 and Lear’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated by reference in this proxy statement, to obtain this information.
      For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Lear does not intend to update or otherwise revise the following financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions are shown to be in error.

      In connection with the strategic planning process we initiated in 2005, we prepared a comprehensive long-range financial plan, which we refer to as the “July ’06 Long-Range Plan.” The financial plan included a five-year financial forecast that was based on numerous assumptions and estimates, including assumptions regarding vehicle production volumes and the successful implementation of the Company’s business strategy. In this regard, automobile production volumes for the Company’s key vehicle platforms were largely based on forecasts published by recognized industry forecasting services, with adjustments based on platform-specific information possessed by the Company and industry trends.
      During July and August 2006, management presented the July ’06 Long-Range Plan to our board of directors. At a July 2006 board meeting, JPMorgan presented its financial analysis of the Company based on the plan. The July ’06 Long-Range Plan presented to our board included the following estimated operating results:

	2007(1)	2008(1)	2009(1)	2010(1)

Net Sales	$14,894	$14,806	$14,492	$14,910
EBITDA(2)	879	925	1,010	1,089
Operating Income(3)	542	585	684	781
Capital Expenditures	(259)	(235)	(252)	(227)
Free Cash Flow (Unlevered)	343	531	600	588

(1)	Subsequent to the preparation of the long-range financial plan, we entered into an agreement to transfer substantially all of our North American interiors business and our interests in two China joint ventures to IAC North America, a joint venture with WL Ross and Franklin. We completed this transaction on March 31, 2007. The financial projections provided exclude the results of operations of this business for the entire forecast period, other than the results of the two China joint ventures and other immaterial and ancillary interiors businesses which we subsequently determined to include in the IAC North America transaction. Free Cash Flow (Unlevered) includes $(150) million of estimated cash expenditures in 2007 associated with the planned divestiture of our North American interiors business.

(2)	EBITDA is defined as income before interest, other expense, income taxes, depreciation and amortization and includes approximately $330 million of restructuring costs during the forecast period.

(3)	Operating income is defined as income before interest, other expense and income taxes and includes approximately $330 million of restructuring costs during the forecast period.
      Following the initial discussions between members of our senior management and Mr. Icahn in January 2007, we began the process of updating the July ’06 Long-Range Plan to reflect material changes in the long-term North American vehicle production outlook. The production outlook changes were based on 2008-2010 forecasts by J.D. Power & Associates published in December 2006. In addition, given the magnitude of the projected production declines since the preparation of the original plan, we further revised our financial plan to reflect additional cash investments of $150 million to support our supply chain and to fund additional restructuring actions designed to align our operations with the revised industry production outlook. In updating our long-range financial plan, we also reflected our actual 2006 financial results and the results of our 2007 budget process, which was not yet complete in July 2006. Accordingly, the variances in our updated financial plan, which we refer to as the “Long-Range Plan with Current Industry Outlook,” from the July ’06 Long-Range Plan are attributable to the fact that the two sets of projections were each prepared at different times utilizing the then currently available information. In particular, the differences result from the revised industry production outlook and the projected loss of revenue from certain interiors operations with Asian customers included in the divestiture of the Company’s North American interiors business. The Long-Range Plan with Current Industry Outlook included the following estimated operating results:

	2007(1)	2008(1)	2009(1)	2010(1)

Net Sales(2)	$15,104	$13,933	$13,622	$13,860
EBITDA(3)	810	835	886	939
Operating Income(4)	488	521	582	655
Capital Expenditures	(246)	(221)	(235)	(209)
Free Cash Flow (Unlevered)	243	439	468	527

(1)	Subsequent to the preparation of the July ’06 Long Range Plan, we entered into an agreement to transfer substantially all of our North American interiors business and our interests in two China joint ventures to IAC North America, a joint venture with WL Ross and Franklin. We completed this transaction on March 31, 2007. The financial projections provided exclude the results of operations of this business, including the two China joint ventures, for the entire forecast period. Free Cash Flow (Unlevered) includes $(120) million of estimated cash expenditures in 2007 associated with the operation and divestiture of our North American interiors business.

(2)	Reflects the projected decrease in net sales in each year from 2008 through 2010 from the July ’06 Long-Range Plan based on lower forecasted industry vehicle production volumes.

(3)	EBITDA is defined as income before interest, other expense, income taxes, depreciation and amortization. EBITDA, as presented, includes approximately $340 million of base restructuring costs during the forecast period but excludes the $150 million to support our supply chain and to fund additional restructuring actions referred to above. For the years 2008 through 2010, EBITDA has been reduced by an assumed 15% of the sales decline resulting from lower forecasted industry vehicle production volumes. Management believes that this variable margin on net sales represents a reasonable estimate of the short and long-term impact of production declines, but the actual impact would depend on a variety of factors, including the timing and duration of such production declines.

(4)	Operating income is defined as income before interest, other expense and income taxes and includes approximately $340 million of base restructuring costs during the forecast period.
Market Price of Common Stock
      Lear’s common stock is listed on the NYSE under the symbol “LEA.” The Transfer Agent and Registrar for Lear’s common stock is The Bank of New York, located in New York, New York. On May 14, 2007, there were 1,297 holders of record of Lear’s common stock.
      The high and low sales prices per share of our common stock, as reported on the NYSE, and the amount of our dividend declarations for 2005, 2006 and the first and second quarters of 2007 (through May 14, 2007) are shown below:

	Price Range of
	Common Stock
			Cash Dividend
For the year ended December 31, 2007:	High	Low	Per Share

2nd Quarter (through May 14, 2007)	$38.01	$35.40	$—
1st Quarter	$40.62	$27.79	$—

	Price Range of
	Common Stock
			Cash Dividend
For the year ended December 31, 2006:	High	Low	Per Share

4th Quarter	$34.01	$20.70	$—
3rd Quarter	$24.41	$18.30	$—
2nd Quarter	$28.00	$16.24	$—
1st Quarter	$29.73	$16.01	$0.25

	Price Range of
	Common Stock
			Cash Dividend
For the year ended December 31, 2005:	High	Low	Per Share

4th Quarter	$33.50	$27.09	$0.25
3rd Quarter	$42.77	$32.43	$0.25
2nd Quarter	$44.29	$33.89	$0.25
1st Quarter	$60.05	$43.96	$0.25
      The closing sale price of the our common stock on the NYSE on February 2, 2007, the last trading day prior to our announcement that AREP made an offer to acquire all our issued and outstanding shares of common stock for $36.00 per share in cash, was $34.67. The $36.00 per share to be paid for each share of our common stock in the merger represents a premium of 3.8% to the closing price on February 2, 2007. The $36.00 per share merger consideration represents a premium of 55.1% based on the 52-week volume weighted average price of our common stock as of February 2, 2007, and a premium of 46.4% based on the closing price of our common stock on October 16, 2006, the date on which Lear announced the private placement of $200 million of our common stock to affiliates of Mr. Icahn at a price of $23.00 per share. If the merger is consummated, each share of our common stock will be converted into the right to receive $36.00 in cash, without interest and less any applicable withholding taxes, and our common stock will be removed from listing on the NYSE and there will be no further public market for shares of our common stock.
      Stockholders should obtain a current market quotation for Lear common stock before making any decision with respect to the merger.
      We initiated a quarterly cash dividend program in January 2004. In March 2006, our quarterly cash dividend program was suspended indefinitely. The payment of cash dividends in the future is dependent upon our financial condition, results of operations, capital requirements, alternative uses of capital and other factors. Also, we are subject to the restrictions on the payment of dividends contained in the agreement governing our primary credit facility.
      In November 2004, our Board of Directors approved a common stock repurchase program covering the discretionary repurchase of up to 5,000,000 shares of our common stock through November 15, 2006. As of December 31, 2006, we had repurchased 490,900 shares of our outstanding common stock under this program prior to its expiration. There were no shares repurchased under this program during the quarter ended December 31, 2006, and the program was not extended beyond November 15, 2006.

Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth, as of May 14, 2007 (except as indicated below), beneficial ownership, as defined by SEC rules, of our common stock and ownership of restricted stock units, restricted units and deferred stock units by the persons or groups specified. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. The percentage calculations set forth in the table are based on 76,685,623 shares of common stock outstanding on May 14, 2007 rather than based on the percentages set forth in various stockholders’ Schedules 13D and 13G as applicable.

	Number of Shares		Percentage of
	of Common Stock		Common Stock	Number of
	Owned Beneficially		Owned Beneficially	Stock Units Owned(21)

Carl C. Icahn and affiliated companies(1)	11,994,943		15.64%	N/A
Pzena Investment Management, LLC(2)	6,775,279		8.84%	N/A
Merrill Lynch & Co., Inc.(3)	6,431,917		8.39%	N/A
Vanguard Windsor Funds(4)	6,170,100		8.05%	N/A
Robert E. Rossiter(5)(6)	358,297	(8)	*	158,555
James H. Vandenberghe(5)(6)	235,984	(9)	*	96,597
David C. Wajsgras(6)(7)	201		*	0
Douglas G. DelGrosso(6)	175,312	(10)	*	69,669
Daniel A. Ninivaggi(6)	16,190	(11)	*	37,968
Raymond E. Scott(6)	41,236	(12)	*	38,925
David E. Fry(5)	5,103	(13)	*	9,660
Vincent J. Intrieri(5)	0		*	3,378
Conrad L. Mallett(5)	4,475	(14)	*	5,724
Larry W. McCurdy(5)	12,250	(15)	*	24,448
Roy E. Parrott(5)	9,730	(16)	*	6,128
David P. Spalding(5)	16,250	(17)	*	18,551
James A. Stern(5)	16,650	(18)	*	22,374
Henry D.G. Wallace(5)	1,000		*	7,884
Richard F. Wallman(5)	3,500	(19)	*	6,749
Total Executive Officers and Directors as a Group (19 individuals)	1,026,908	(20)	1.33%	617,773	(22)

*	Less than 1%

(1)	We have been informed by Mr. Icahn, High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Koala Holding LLC (“Koala”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), CCI Offshore Corp. (“CCI Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”) and CCI Onshore Corp. (“CCI Onshore”) (collectively, the “Reporting Persons”) in a report on Schedule 13D dated October 17, 2006, as amended, that (a) they may be deemed to beneficially own 11,994,943 shares and (b): (i) High River has sole voting power and sole dispositive power with regard to 659,860 shares and each of Hopper, Barberry and Mr. Icahn (A) has shared voting power and shared dispositive power with regard to such shares and (B) disclaims beneficial ownership of such shares for all other purposes; (ii) Koala has sole voting power and sole dispositive power with regard to 1,739,130 shares and each of Barberry and Mr. Icahn (A) has shared voting power and shared dispositive power with regard to such shares and (B) disclaims beneficial ownership of such shares for all other purposes; (iii) Icahn Master has sole voting power and sole dispositive power with regard to

5,526,235 shares and each of Icahn Offshore, CCI Offshore and Mr. Icahn (A) has shared voting power and shared dispositive power with regard to such shares and (B) disclaims beneficial ownership of such shares for all other purposes; and (iv) Icahn Partners has sole voting power and sole dispositive power with regard to 4,069,718 shares and each of Icahn Onshore, CCI Onshore and Mr. Icahn (A) has shared voting power and shared dispositive power with regard to such shares and (B) disclaims beneficial ownership of such shares for all other purposes. Barberry is the sole member of Koala and Hopper, which is the general partner of High River. CCI Offshore is the general partner of Icahn Offshore, which is the general partner of Icahn Master. CCI Onshore is the general partner of Icahn Onshore, which is the general partner of Icahn Partners. Each of Barberry, CCI Offshore and CCI Onshore is 100 percent owned by Mr. Icahn. As a result, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Reporting Persons. The principal business address of each of High River, Hopper, Koala, Barberry, Icahn Offshore, CCI Offshore, Icahn Partners, Icahn Onshore and CCI Onshore is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601. The principal business address of Icahn Master is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands. The principal business address of Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153.

(2)	We have been informed by Pzena Investment Management, LLC (“PIM”), in an amended report on Schedule 13D dated February 13, 2007, and a Form 4 filed on February 16, 2007, that (a) PIM is a registered investment advisor and (b) PIM exercises sole voting power over 5,204,734 shares, shared voting power over no shares, sole dispositive power over 6,776,279 shares and shared dispositive power over no shares. The principal business address of PIM is 120 W. 45th St., 20th Floor, New York, New York 10036.

(3)	We have been informed by Merrill Lynch & Co., Inc. (“ML”) and Merrill Lynch Financial Markets, Inc. (“MLFM”) in a report on Schedule 13G dated February 14, 2007, as amended, that (a) they are a registered broker dealer and (b) ML disclaims beneficial ownership of all shares held by MLFM and both ML and MLFM disclaim sole voting power, disclaim shared voting power, disclaim sole dispositive power and disclaim shared dispositive power. The principal business address of ML and MLFM is 4 World Financial Center, 250 Vessey St., New York, New York 10080.

(4)	We have been informed by Vanguard Windsor Funds — Vanguard Windsor Fund 51-0082711 (“Vanguard”) in an amended report on Schedule 13G dated February 13, 2007, that (a) Vanguard is a registered investment company under Section 8 of the Investment Company Act of 1940 and (b) Vanguard exercises sole voting power over 6,170,100 shares, shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over no shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)	The individual is a director.

(6)	The individual is a Named Executive Officer.

(7)	Mr. Wajsgras resigned as our Executive Vice President and Chief Financial Officer effective March 10, 2006.

(8)	Includes 251,250 shares of common stock issuable under options and 12,023 shares of common stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of the date specified above. Also includes 45,000 shares of common stock held by a grantor retained annuity trust.

(9)	Includes 165,000 shares of common stock issuable under options and 6,679 shares of common stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of the date specified above.

(10)	Includes 132,500 shares of common stock issuable under options and 6,679 shares of common stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of the date specified above. Also includes 19,713 shares of common stock held in Mr. DelGrosso’s wife’s revocable trust.

(11)	Includes 3,206 shares of common stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of the date specified above.

(12)	Includes 29,000 shares of common stock issuable under options and 3,206 shares of common stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of the date specified above.

(13)	Includes 4,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(14)	Includes 4,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(15)	Includes 10,250 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(16)	Includes 6,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(17)	Includes 10,250 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(18)	Includes 10,250 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above. Also, includes 2,400 shares of common stock held in a revocable trust for the benefit of Mr. Stern’s children. Mr. Stern disclaims beneficial ownership of these shares.

(19)	Includes 2,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(20)	Includes 722,200 shares of common stock issuable under options and 37,376 shares of common stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of the date specified above.

(21)	Includes the restricted stock units owned by our executive officers and the restricted units and deferred stock units owned by our non-employee directors. These restricted stock units, restricted units and deferred stock units are subject to all the economic risks of stock ownership but may not be voted or sold and, therefore, ownership of such units is not deemed to constitute beneficial ownership of common stock. In addition, the restricted stock units and restricted units are subject to vesting provisions as set forth in the respective grant agreements.

(22)	Consists of 512,877 restricted stock units owned by our executive officers in the aggregate, 47,235 restricted units owned by our non-employee directors in the aggregate and 57,661 deferred stock units owned by our non-employee directors in the aggregate.

Section 16(a) Beneficial Ownership Reporting Compliance
      Based upon our review of reports filed with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 during 2006.

Prior Purchases and Sales of Lear Common Stock and Common Stock Equivalents
      Except for the transactions set forth in the table below, there were no transactions with respect to Lear’s common stock or common stock equivalents during the past sixty (60) days effected by the directors and executive officers of Lear, including Mr. Intrieri. Neither Lear nor Parent, Merger Sub, Mr. Icahn and their affiliates purchased or sold any of Lear’s common stock during the past sixty (60) days. Common stock equivalents listed in the table include deferred stock units acquired and disposed of by our non-employee directors under our Outside Directors Compensation Plan. Deferred stock units vest and settle in cash only (unless receipt is deferred) and no actual shares of common stock are issuable under our Outside Directors Compensation Plan.

	Amount of
	Common	Price Per
	Stock	Share	Acquisition/
Name	Equivalents	Equivalent($)	Disposition		Trade Date

Conrad L. Mallett, Jr.	3,905.9973	36.51	Disposition	(1)	04/03/2007
David E. Fry	152.3564	36.92	Acquisition	(2)	04/30/2007
Vincent J. Intrieri	385.9697	36.92	Acquisition	(2)	04/30/2007
Conrad L. Mallet, Jr.	152.3564	36.92	Acquisition	(2)	04/30/2007
Larry W. McCurdy	1,767.3348	36.92	Acquisition	(2)	04/30/2007
David P. Spalding	365.6555	36.92	Acquisition	(2)	04/30/2007
James A. Stern	1,550.6501	36.92	Acquisition	(2)	04/30/2007

(1)	Disposition of deferred stock units pursuant to a domestic relations order.

(2)	Receipt of deferred stock units in lieu of all or a portion of the quarterly cash retainer and/or meeting fees pursuant to a deferral election under the Lear Corporation Outside Directors Compensation Plan.
      Other than the transactions described below, neither Lear nor Parent, Merger Sub, Mr. Icahn and their affiliates have purchased any Lear common stock during the past two years.
      In November 2004, our Board of Directors approved a common stock repurchase program covering the discretionary repurchase of up to 5,000,000 shares of our common stock through November 15, 2006. As of December 31, 2006, we had repurchased 490,900 shares of our outstanding common stock under this program prior to its expiration. The program was not extended beyond November 15, 2006. During the first quarter of 2005, we repurchased 490,900 shares of our outstanding common stock at an average purchase price of $51.72 per share, excluding commissions of $0.03 per share. There were no shares repurchased during the second, third or fourth quarters of 2005, and there were no shares repurchased during the year ended December 31, 2006.
      On October 17, 2006, Lear entered into a Stock Purchase Agreement with Icahn Partners LP, Icahn Partners Master Fund LP and Koala Holding LLC, affiliates of Mr. Icahn, pursuant to which Lear agreed to issue and sell to such purchasers 8,695,653 shares of its common stock at a price of $23.00 per share. Lear completed this private placement on November 8, 2006.

COMPENSATION DISCUSSION AND ANALYSIS
      The following discusses the material elements of the compensation for our Chief Executive Officer, Chief Financial Officer and three other highest compensated executive officers (collectively, the “Named Executive Officers”) during the year ended December 31, 2006. To assist in understanding compensation for 2006, we have included a discussion of our compensation policies and decisions for periods before and after 2006. To avoid repetition, in the discussion that follows we make occasional cross-references to specific compensation data and terms for our Named Executive Officers contained in “Executive Compensation” which begins on page 150. In addition, because we have a global team of managers, with senior managers in 33 countries, our compensation program is designed to provide some common standards throughout the Company and therefore much of what is discussed below applies to executives in general and is not limited specifically to our Named Executive Officers.
Executive Compensation Philosophy and Objectives
      The objectives of our compensation policies are to:

•	optimize profitability and growth;

•	link the interests of management with those of stockholders;

•	align management’s compensation mix with our business strategy and compensation philosophy;

•	provide management with incentives for excellence in individual performance;

•	maintain a strong link between executive pay and performance;

•	promote teamwork among our global managers; and

•	attract and retain highly qualified and effective officers and key employees.
      To achieve these objectives, we believe that the total compensation program for executive officers should consist of the following:

•	base salary

•	long-term incentives

•	termination/change in control benefits

•	annual incentives

•	retirement plan benefits

•	certain health, welfare and other benefits
      The Compensation Committee routinely reviews the elements noted above which are designed to both attract and retain executives while also providing proper incentives for performance. In general, the Compensation Committee monitors compensation levels ensuring that a higher proportion of an executive’s total compensation is awarded in the form of “at risk” components (dependent on individual and company performance) as the executive’s responsibilities increase. The Compensation Committee selects the specific form of compensation within each of the above-referenced groups based on competitive industry practices, the cost to the Company versus the benefit provided to the recipient, the impact of accounting and tax rules and other relevant factors.
Benchmarking
      To ensure that our executive compensation is competitive in the marketplace, we benchmark ourselves against two comparator groups of companies: one consisting of Tier 1 automotive suppliers and one consisting of these same automotive suppliers as well as general industrial companies whose revenues on average are comparable to those of Lear. For 2006, this larger group consisted of 40 companies (listed below). Although this group is generally consistent in its make-up from year to year, companies may be added or removed from the list based on their willingness to participate in annual executive surveys. We reviewed a comprehensive global survey of these companies which was compiled by Towers Perrin, the Compensation Committee’s independent consultant, in 2006 and is generally compiled every two years. The Compensation Committee targets total remuneration of our senior executives at the median of these groups with a potential for compensation above that level in return for comparable performance. However, any percentile chosen is only a target and actual compensation is dependent on various factors. Examples of these factors include the Company’s actual financial performance and satisfactory performance of specified management objectives. Overall performance may result in compensation outcomes which are more or less than the target. We believe that the comparator group listed below is representative of the market in which we compete for executive talent. We believe that in the challenging automotive industry environment, it is appropriate to include companies outside of our industry in our comparator group because many of our executives possess transferable skills. The comparator companies are as follows (auto suppliers group members are identified with an asterisk (*)):

• 3M	• Goodyear Tire & Rubber*	• Oshkosh Truck*
• Alcoa	• Harley-Davidson	• Parker Hannifin
• American Axle & Mfg*	• Hayes-Lemmerz*	• Phelps Dodge
• American Standard	• Honeywell	• PPG Industries*
• ArvinMeritor*	• ITT-Corporate	• Raytheon
• Black & Decker	• Johnson Controls*	• Rockwell Automation
• Boeing	• Lafarge North America	• Rockwell Collins
• BorgWarner*	• Lockheed Martin	• Schlumberger
• Caterpillar	• Masco	• Textron
• Cooper Tire & Rubber*	• Modine Manufacturing*	• United States Steel
• Dura Automotive Systems*	• Motorola	• United Technologies
• Emerson Electric	• Navistar International*	• USG
• General Dynamics	• Northrop Grumman	• Visteon*
• Goodrich
Total Compensation Review
      For 2006, the Compensation Committee reviewed tally sheets setting forth all components of the compensation for Messrs. Rossiter, Vandenberghe, DelGrosso and Ninivaggi. The tally sheets included a specific review of dollar amounts for salary, bonus, long-term incentive compensation, outstanding equity award holdings, and outstanding balances and the actual projected payout obligation under our qualified and non-qualified executive retirement plans. These tally sheets also contained potential payment obligations under the employment agreements of such executives, including an analysis of the resulting impact created by a change in control of the Company. The Compensation Committee is committed to reviewing tally sheets on an annual basis.
Role of Executive Officers in Setting Compensation Levels
      Our human resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants whose engagements have been approved by the Committee, accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. Our human resources management develops specific compensation recommendations for senior executives, which are first reviewed by senior management and then presented to the Compensation Committee and its independent compensation consultant (Towers Perrin). The Committee has final authority to approve, modify or reject the recommendations and to make its decisions in executive session.

Elements of Compensation
      As identified above, the elements of our executive compensation program consist of a base salary, annual incentives, long-term incentives, retirement plan benefits, termination/change in control benefits, and certain health, welfare and other benefits. A discussion of each of these elements of compensation follows.

Base Salary
      Base salaries are paid to our executive officers in order to provide a steady stream of current income. Base salary is also used as a measure for other elements of our compensation program. For example, annual incentive targets in 2006 were set as a percentage of base salary (from 60% to 150% for our Named Executive Officers). In addition, those executives who receive annual performance share grants are awarded a target amount of performance shares equal to 25% of an executive’s base salary (50% for Mr. Rossiter) as of January 1 of each year. Because the amount of base salary can establish the range of potential compensation for other elements, we take special care in establishing a base salary that is competitive and at a level commensurate with an executive’s experience, performance and job responsibilities.
      Base salaries for our executive officers are targeted around the median level for comparable positions with our comparator group. On an annual basis, we review respective responsibilities, individual performance, Lear’s business performance and base salary levels for senior executives at companies within our comparator peer group. Base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position. In this regard, the Compensation Committee also considers the compensation practices and corporate financial performance of companies within our peer group. Our Compensation Committee uses this data as a factor in determining whether, and the extent to which, it will approve an annual merit salary increase for each of our executive officers. Merit increases in base salary for our senior executives are also determined by the results of the Board’s annual leadership review. At this review, Mr. Rossiter assesses approximately 25 of our top executives and presents his perspectives to our Board. Mr. Rossiter’s base salary and total compensation are reviewed by the Committee during the annual CEO performance review. Generally in February of each year the CEO discusses with the Committee his goals and objectives for the upcoming year and the Committee evaluates his performance for the prior year against previous goals and objectives.
      As part of this process, Mr. Rossiter’s base salary was increased in December 2004 by the Committee to $1,100,000 from $1,000,000. The Committee considered that Mr. Rossiter had declined any increase in salary for the past several years and that his salary compared to Chief Executive Officers of comparator group companies was no longer competitive nor commensurate with his responsibilities and contributions. Mr. Vandenberghe’s salary continues to be $925,000. Mr. DelGrosso’s salary was increased effective January 1, 2007 to $925,000 in light of the consolidation of our operations leadership into one position. Mr. Ninivaggi’s salary was increased from $500,000 to $700,000 in August 2006 upon his promotion to executive vice president and the expansion of his responsibilities as our chief administrative officer. Mr. Scott’s salary was increased to $500,000 in September 2006 based on his promotion to the position of Senior Vice President and President — North American Seating Systems Group (our largest business unit). In addition, in lieu of additional increases in base salary levels and to recognize their respective promotions, certain of our senior executives, including Mr. DelGrosso, Mr. Scott and Mr. Wajsgras (our former Chief Financial Officer), were granted supplemental restricted stock units effective January 3, 2006 and/or were credited with equivalent value which they deferred into their Management Stock Purchase Plan accounts.

Annual Incentives
      Our executive officers participate in the Annual Incentive Compensation Plan, which was approved by stockholders in 2005. Under this plan the Compensation Committee makes annual cash incentive awards designed to reward successful financial performance and the achievement of goals considered important to our future. Awards are typically made in the first quarter of each year based on our performance achieved in the prior fiscal year.

      Target Bonus. Each Named Executive Officer is assigned an annual target opportunity under the Annual Incentive Compensation Plan expressed as a percentage of such officer’s base salary. The target opportunities in 2006 were 150%, 100%, 100%, 80% and 60% of base salary for Messrs. Rossiter, Vandenberghe, DelGrosso, Ninivaggi and Scott, respectively. Mr. Ninivaggi’s actual bonus target was pro-rated between 60% and 80% due to his August 21, 2006 promotion, resulting in a blended target of 65% for 2006. The Compensation Committee assesses the competitiveness of these targets every two years in connection with the executive compensation survey.
      Measures. Historically, the target opportunity for a given year’s performance had been based 50% upon whether our earnings per share reached a threshold established by the Compensation Committee and 50% upon whether the return on our net assets reached a threshold set by the Compensation Committee. In 2006, the Compensation Committee determined that any Annual Incentive award would be based 50% on the achievement of certain amounts of free cash flow and 50% on the achievement of certain levels of operating income, excluding special items. These measures were used because they are important measures of operating performance, relied upon by investors and analysts in evaluating our operating performance. These measures, by their terms, exclude certain factors over which executives have little or no control.
      The 2006 budgeted target levels of these measures were set at $427 million for operating income, which would result in a payment of 75% of the bonus opportunity for that portion, and $278 million for free cash flow, excluding the free cash flow impact of restructuring costs, which would result in a payment of 100% of the bonus opportunity for that portion. Final results for 2006, which were presented to the Compensation Committee in February 2007, were operating income, excluding special items, of $397 million, or 52% of the bonus opportunity for such portion, and free cash flow, excluding restructuring costs, of $207 million, or 32% of the bonus opportunity for such portion, generating an overall result of 42% of the target bonus opportunity.
      In addition, in assessing the Company’s 2006 financial results, the Compensation Committee took into consideration several factors impacting the Company’s operating performance, including lower than originally forecasted industry production in North America and a continuation of high raw material and commodity prices. At the same time, the management team was successful in raising over $2.0 billion of debt and equity financing and made substantial progress in effecting the divestiture of the Company’s troubled interiors business segment. Based on the Company’s financial performance and these other considerations, the Compensation Committee approved an annual bonus payout for bonus eligible employees, including the Named Executive Officers, at 50% of the target bonus opportunity. The Compensation Committee also approved an additional discretionary amount for Mr. Ninivaggi based on his significant contributions to the Company’s strategic initiatives during 2006.

Long-Term Incentives
      The long-term incentive component of our executive compensation program is designed to provide our senior management with substantial at-risk components and to align the interests of our senior management with those of our stockholders. To achieve these goals, we have adopted a “portfolio” approach that recognizes the strengths and weaknesses that various forms of long-term incentives provide. Accordingly, from time to time we have:

•	granted awards that reward increases in the value of our stock (stock-settled stock appreciation rights);

•	granted awards that support retention of our management team and reward both maintaining and increasing the value of our stock (restricted stock units);

•	granted long-term cash incentives tied to the achievement of specific business objectives (cash-based performance units); and

•	granted long-term stock incentives tied to the achievement of specified business objectives that also reward increases in the value of our stock (performance share awards).
      In addition, we have also:

•	approved stock ownership guidelines for members of senior management; and

•	permitted certain members of senior management to defer a portion of their base salary and annual incentive bonus into restricted stock units under the Management Stock Purchase Plan.
      While base salaries and annual incentives for our executives have been competitive compared to companies in our comparator groups, our long-term and equity compensation has lagged the comparator groups used in Towers Perrin’s latest executive compensation survey. We have attempted to mitigate this shortfall, and increase employee incentives, by introducing the award of cash-based performance units and by modifying our traditional performance share structure, each as described below.
Restricted Stock Units, Stock Appreciation Rights and Performance Units
      Equity grants are generally approved in November of each year. The Compensation Committee strives to achieve a proper balance between grants of long-term equity awards with time-based vesting such as restricted stock units and grants of equity awards whose value is entirely performance-based, such as stock appreciation rights and performance shares. In 2003 and 2004, the Compensation Committee awarded time-vested restricted stock units to executives in lieu of awarding stock options. The Compensation Committee took into account that restricted stock units result in less dilution of the ownership interests of existing stockholders than the options they replaced and restricted stock units are effective incentives for our superior performing employees to remain with us and to continue their performance during periods of stock price fluctuations, when stock options may have no realizable value. Based on a review of evolving market practices and industry trends, in 2005 the Compensation Committee approved a combination of equity awards for members of senior management with 75% of the value coming from stock-settled stock appreciation rights and 25% of the value coming from time-vested restricted stock units. The Compensation Committee believes that stock-settled stock appreciation rights result in less dilution to existing stockholders than a comparable amount of options and are more performance-based than time-vested restricted stock units. This is consistent with the Compensation Committee’s desire to make a substantial portion of executive compensation dependent on Company performance. In addition, participants do not need to fund the exercise price to exercise a stock appreciation right.
      In November 2006, the Compensation Committee approved awards to certain of our executives (including the Named Executive Officers) consisting of restricted stock units, stock appreciation rights and cash-based performance units. These awards are described in more detail beginning on page 154. The addition of cash-based performance units (which awards were finalized in February 2007) as part of the long-term incentive program was based on the Committee’s objective of providing additional incentive compensation based on the Company’s operating performance but limiting dilution to stockholders. In addition, by assigning these performance units a specific dollar value upon grant instead of tying their value to our common stock, we limit the exposure of these awards to cyclical stock price fluctuations and focus the Company’s management team on the generation of targeted returns that create long-term shareholder value. The Compensation Committee established a target dollar amount of performance units for each Named Executive Officer and the awards were formally made in the first quarter of 2007. Payment of these awards is dependent upon the Company achieving certain levels of earnings growth during the 2007-2009 period. The total value of the Compensation Committee’s November 2006 awards to our Named Executive Officers was allocated as follows: 35% to restricted stock units; 35% to stock appreciation rights; and 30% to performance units. We believe this approach provides the appropriate balance necessary to create incentives for higher levels of performance while encouraging long-term retention.
      In addition, in recognition of his promotion and expanded responsibilities as described above, Mr. Ninivaggi was awarded restricted stock units with an aggregate grant date value at $500,000, less applicable withholding, of which $300,000 of the award was granted on November 9, 2006 and $200,000 was granted on January 31, 2007. These awards vested upon grant but must be held until the earlier of the termination of Mr. Ninivaggi’s employment with the Company or January 31, 2008, before they are eligible for sale.

Performance Share Awards
      We generally award a target number of performance shares to our senior executives in the first quarter of each year for a three-year performance period. Performance share awards ensure that a significant component of certain executives’ compensation depends upon the achievement of specified performance objectives over that period. The Compensation Committee chooses from various measures of corporate performance to determine the level of payout of performance share awards. In 2006 no payment was made for the 2003-2005 cycle as results over the period did not achieve minimum thresholds.
      As in prior years, the Compensation Committee granted performance share awards in 2006 to selected senior management personnel under the Long-Term Stock Incentive Plan with target performance shares equal on the date of the award to a specified percentage of each such employee’s base salary on January 1, 2006. The specified percentage for Mr. Rossiter was 50% and for each of the other Named Executive Officers was 25%. However, the performance measures were modified from those in prior years. The 2006-2008 performance criteria for these performance share awards are (i) our relative return to stockholders compared to a peer group consisting of the component companies within the S&P 500 Index and (ii) improvement on return on invested capital. Specific quantitative amounts of these performance criteria and their respective payment levels (threshold, target and superior) are described beginning on page 155 under “Grants of Plan-Based Awards — Performance Shares.” In prior years, for the relative return to stockholders measure we had used a peer group of representative independent automotive suppliers, which in 2005 consisted of ArvinMeritor, Inc., Dana Corporation, Delphi Automotive Systems Corporation, Eaton Corporation, Johnson Controls, Inc., Magna International, Inc., and Visteon Corporation. The Compensation Committee chose to move to the S&P 500 Index because it is a broader group and, therefore, more representative of investment alternatives available to our stockholders and more indicative of relative performance.
      In order to protect our executives against the cyclical nature of the automotive supply industry, we also introduced an alternative annual calculation under the terms of these performance share awards. It had been our experience in the past that one year of poor performance could virtually eliminate any possibility of an award from an entire cycle of performance share awards. Therefore, the Compensation Committee concluded that relying exclusively on cumulative three-year performance for these awards does not always provide an effective incentive for executives, given the cyclicality of the automotive industry. The 2006-2008 award cycle includes an alternative calculation whereby participants can earn a pro rata amount of performance shares in each year of the performance period to the extent performance objectives are achieved in any single year of the performance period. This alternative calculation will be applied if an executive would earn more performance shares thereby than by measuring performance over the three-year period.
      Payout of these awards under either calculation, if earned, occurs at the end of the three-year performance period. The Compensation Committee has delayed final approval of the awards for the 2007-2009 cycle pending further review of Lear’s long-term planning objectives.
Management Stock Ownership Requirements
      The Compensation Committee has implemented stock ownership guidelines providing that our officers achieve, within five years of reaching senior officer status, specified stock ownership levels, based on a multiple of such officer’s base salary. These guidelines are intended to create a strong link between our long-term success and the ultimate compensation of our officers. Compliance with the stock ownership guidelines is determined in January of each year. If executives do not comply with the guidelines (which are subject to certain transition rules), the Company may pay up to 50% of their bonus awards in the form of stock until they are in compliance. The value of stock and stock equivalents is based, in part, on a twelve-month average stock price in order to mitigate the effect of stock price fluctuations. The stock ownership levels which must be achieved by our senior officers within the five-year period, based on a multiple of such officer’s base salary, are as follows:

Multiple of
Position	Base Salary

Chief Executive Officer	5x
Vice Chairman and Chief Financial Officer	4x
Chief Operating Officer	3x
Executive/Senior Vice Presidents	2.5x
Corporate Vice Presidents	2x
      Given the degree of stock price volatility experienced by the Company over the last several years, the Compensation Committee is considering alternative stock ownership guidelines that retain, as a fundamental objective, significant stock ownership by senior management.
Management Stock Purchase Plan
      In furtherance of its goal of aligning the interests of officers and key employees with those of our stockholders, the Compensation Committee permits our Named Executive Officers and certain management personnel to participate in the Management Stock Purchase Plan. The program is part of the Long-Term Stock Incentive Plan and, in 2006, there were approximately 290 eligible participants. Under this program, members of management can elect to defer a portion of their base salary and/or annual incentive bonuses and receive restricted stock units credited at a discount to the fair market value of our common stock. Participants in the MSPP are also subject to the stock ownership guidelines describe above. The discount rates on restricted stock units purchased with deferred salary or bonus are based on the following scale:

		Value of Restricted Stock Units
Total Dollar Amount of Salary and Bonus Deferrals, Expressed	Applicable	Received as a Percentage of the
as a Percentage of the Participant’s Base Salary	Discount Rate	Amount Deferred

15% or less	20%	125%
Over 15% and up to 100%	30%	143%
Over 100%	20%	125%
      Participants in the MSPP are electing to invest their personal wealth in Company stock for a significant period of time. In consideration for deferring their 2006 base salary and 2006 bonus in a deferral election made in December 2005, participants were credited with a number of restricted stock units under the Long-Term Stock Incentive Plan equal to 125% or 143% of the amount deferred divided by the fair market value of a share of common stock determined in a manner approved by the Compensation Committee. This formula effectively provided participants with a 20% or 30% discount on restricted stock units credited under the Plan, depending on the amount of the deferral as set forth in the above table. For restricted stock units credited in March 2006 for 2006 base salary deferral elections, the fair market value of a share of common stock was based on the average of the high and low prices of our common stock during the last five trading days of 2005, which was $28.32 per share. For restricted stock units to be credited in March 2007 for 2006 bonus deferral elections, the fair market value of a share of common stock was based on the average of the closing trading prices during the last five trading days of 2006, which was $29.64 per share.
      Generally, a participant must hold restricted stock units and remain employed for at least three years following the grant date, at which time the participant receives, net of taxes, a number of shares of common stock equal to the restricted stock units held and a cash payment equal to the amount of dividends, if any, the participant would have earned if he or she had held shares of common stock rather than restricted stock units, together with accrued interest on such dividends.
Equity Award Policy
      We do not time the grant of equity awards in coordination with the release of material non-public information. Our equity awards are generally approved and effective on the dates of our regularly scheduled

Compensation Committee meetings. In 2006 the Compensation Committee approved and formalized our equity award policy. It provides that the effective grant date of equity awards must be either the date of Compensation Committee or other committee approval or some future date specifically identified in such approval. The exercise price of stock options and grant price of stock appreciation rights shall be the closing market price of our common stock on the grant date. The Compensation Committee must approve all awards to our executive officers. An aggregate award pool to non-executives may be approved by the Compensation Committee and allocated to individuals by a committee consisting of the CEO and the Chairman of the Compensation Committee.

Retirement Plan Benefits
      Our Named Executive Officers participate in our retirement savings plan, qualified pension plan, pension equalization plan and supplemental savings plan. The general terms of these plans and formulas for calculating benefits thereunder are summarized following the Summary Compensation Table, Pension Benefits table and Nonqualified Deferred Compensation table, respectively, in the “Executive Compensation” section beginning on page 150. These benefits provide rewards for long service to the Company and an income source in an executive’s post-employment years. In 2006, we elected to freeze our salaried defined benefit pension plan effective December 31, 2006 and established a defined contribution retirement plan effective January 1, 2007. In making this transition, we considered that from a financial perspective the volatility of the market makes the costs associated with funding a defined benefit plan increasingly unpredictable. In contrast, the more predictable cost structure of a defined contribution plan makes it easier to effectively budget and manage plan expenses. In general, our pension and retirement benefits are competitive with those of other companies in our comparator groups, but only if executives retire at the normal retirement age of 65. Our plans do not provide for enhanced credits or benefits upon early retirement.

Termination/Change in Control Benefits
      As described in detail and quantified beginning on page 162, our Named Executive Officers receive certain benefits under their employment agreements upon certain termination of employment events, including following a change in control of the Company. They also receive, as do all employees who hold equity awards, accelerated or pro rata vesting of equity awards upon a change in control of the Company. These benefits are intended to ensure that senior management is not influenced by their personal situations and are able to be objective in evaluating a potential change in control transaction. In addition, the benefits associated with early vesting of equity awards protect employees in the event of a change in control and ensure an orderly transition of leadership.

Health, Welfare and Certain Other Benefits
      To remain competitive in the market for a high caliber management team, Lear provides its executive officers, including our Chief Executive Officer, with health and welfare benefits. The Estate Preservation Plan, in which certain of our senior executives participate, provides the beneficiaries of a participant with death benefits which may be used to pay estate taxes on inherited common stock. In addition, in the past we had provided certain perquisites, including financial counseling services, reimbursement of country club membership dues, the use of a company automobile and limited personal use of the corporate aircraft. In certain instances, the Company had also provided tax gross-up payments for the imputed income associated with such perquisites. Beginning in 2006 for our Named Executive Officers, we transitioned from the provision of individual perquisites toward the provision to each executive of an aggregate perquisite allowance. This gives the executives freedom to choose the form of benefit and eliminates our cost of administering the perquisites program. We also permit limited personal use of the company aircraft by our most senior executives. For additional information regarding perquisites, please see “Executive Compensation — Summary Compensation Table” beginning on page 150 and footnote (6) to the Summary Compensation Table.

Tax Treatment of Executive Compensation
      One of the factors the Compensation Committee considers when determining compensation is the anticipated tax treatment to Lear and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code limits the deductibility of non-performance based compensation in excess of $1,000,000 paid to any Named Executive Officer appearing in the Summary Compensation Table. The Compensation Committee generally considers this limit when determining compensation; however, there are instances where the Committee has concluded, and may conclude in the future, that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the Company’s best interests and those of its stockholders. For example, as described above, in 2004 the Compensation Committee chose to increase Mr. Rossiter’s salary to $1,100,000, thereby making $100,000 of it non-deductible. In making this decision, the Committee weighed the cost of this non-deductible compensation against the benefit of awarding competitive compensation to our Chief Executive Officer.
Impact of Accounting Treatment
      We have generally considered the accounting treatment of various forms of awards in determining the components of our overall compensation program. For example, we considered the commencement of option expensing under the fair value accounting guidance of FAS123 as a factor in switching from option awards to restricted stock units in 2003. In addition, we have generally sought to grant stock-settled equity awards which receive fixed accounting treatment as opposed to cash-settled equity awards which receive variable accounting treatment. We intend to continue to evaluate these factors in the future.

EXECUTIVE COMPENSATION
      The following table shows information concerning the annual compensation for services to the Company in all capacities of the Chief Executive Officer, Chief Financial Officer and the other most highly compensated executive officers of the Company (our “Named Executive Officers”) during the last completed fiscal year.
SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation		All Other		Total
		Salary	Bonus	Awards	Awards	Compensation	Earnings		Compensation		Compensation
		(1)	(1),(2)	(3)	(4)	(1),(2)	(5)		(6)		(7)
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)		($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)

Robert E. Rossiter	2006	$1,100,000	$132,000	$2,540,097	$944,106	$693,000	$697,329		$192,344	(8)	$6,298,876
Chairman and Chief Executive Officer
James H. Vandenberghe,	2006	$925,000	$74,000	$1,417,369	$524,503	$388,500	$416,243		$93,658		$3,839,273
Vice Chairman and Chief Financial Officer
David C. Wajsgras,	2006	$130,000	$0	$(639,537)	$(57,791)	$0	$0	(10)	$11,243	(11)	$(556,085)
Former Executive Vice President and Chief Financial Officer(9)
Douglas G. DelGrosso,	2006	$770,000	$74,000	$1,013,164	$466,709	$388,500	$82,210		$0	(12)	$2,794,583
President and Chief Operating Officer
Daniel A. Ninivaggi,	2006	$572,917	$169,850	$863,627	$232,497	$150,150	$30,089		$57,716		$2,076,846
Executive Vice President, General Counsel and Chief Administrative Officer
Raymond E. Scott,	2006	$453,958	$22,560	$455,591	$224,021	$118,440	$28,082		$139,700	(13)	$1,442,352
Senior Vice President and President, North American Seating Systems Group

(1)	Under the Management Stock Purchase Plan, Named Executive Officers elected to defer portions of their 2006 salaries and bonuses. Salaries and bonuses are reported without giving effect to any amount deferred under that plan. The Named Executive Officers deferred the following amounts of their total salary and bonus earned in 2006: Mr. Rossiter, $577,500; Mr. Vandenberghe, $416,250; Mr. DelGrosso, $215,625; Mr. Ninivaggi, $153,000; and Mr. Scott, $141,000. Amounts deferred under the Management Stock Purchase Plan are used to purchase restricted stock units at a discount to the fair market value of our common stock. The respective amounts charged as an expense to the Company in 2006 for this premium portion is reflected in the stock awards column. Messrs. DelGrosso and Scott have deferred receipt of supplemental restricted stock unit awards into the Management Stock Purchase Plan in the amounts of $144,896 and $46,042, respectively. For further information regarding the Management Stock Purchase Plan, see “Compensation Discussion and Analysis” above and the Grants of Plan-Based Awards table (including footnote (4) thereto) beginning on page 153.

(2)	The total annual incentive bonus for 2006 is divided between columns (d) and (g). The amount shown in column (g) was earned based on the pre-established criteria approved by the Compensation Committee. The amount shown in column (d) is the discretionary portion of the annual incentive bonus that was approved by the Compensation Committee based on a variety of qualitative factors.

(3)	Represents the compensation costs of restricted stock units, restricted stock and performance shares for financial reporting purposes for the year under FAS 123(R). See Note 11 of the Company’s financial statements for 2006, incorporated by reference in this proxy statement, for the assumptions made in determining FAS 123(R) values. For retirement eligible grantees, the first half of the grant is expensed in the year of the grant and the second half is expensed over two years. There can be no assurance that the FAS 123(R) value will ever be realized. The amount for Mr. Wajsgras reflects the net result of reversing a portion of the compensation costs of awards that were previously expensed by the Company which he forfeited upon his resignation.

(4)	Represents the compensation costs of stock-settled stock appreciation rights for financial reporting purposes for the year under FAS 123(R). See Note 11 of the Company’s financial statements for 2006, incorporated by reference in this proxy statement, for the assumptions made in determining FAS 123(R) values. For retirement eligible grantees, the entire amount is expensed in one year. There can be no assurance that the FAS 123(R) value will ever be realized. The amount for Mr. Wajsgras reflects the net result of reversing a portion of the compensation costs of awards that were previously expensed by the Company which he forfeited upon his resignation.

(5)	Represents the aggregate change in actuarial present value of the executive’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to the prior fiscal year’s audited financial statements to the respective measurement date for the covered fiscal year.

(6)	The amount shown in column (i) reflects for each Named Executive Officer (with those amounts in each category in excess of $10,000 specifically noted):

•	matching contributions allocated by the Company to each of the Named Executive Officers pursuant to the Retirement Savings Plan (described below) and the Executive Supplemental Savings Plan (fully described beginning on page 161 under the heading “Nonqualified Deferred Compensation”);

•	imputed income with respect to life insurance coverage;

•	life insurance premiums paid by the Company, including $12,128 in premiums for Mr. Rossiter and $12,720 in premiums for Mr. Vandenberghe; and

•	a perquisite allowance provided by the Company that is equal to the greater of 7.5% of the base salary rate as of December 31, 2006 and $42,000, which amounted to allowances as follows: Mr. Rossiter, $82,500; Mr. Vandenberghe, $69,375; Mr. DelGrosso, $69,375 (based on a salary rate of $925,000, which includes the value of a supplemental restricted stock unit grant awarded in January 2006); Mr. Ninivaggi, $52,500; and Mr. Scott, $42,000.

(7)	For each Named Executive Officer, the percentages of total compensation in 2006 that were attributable to base salary and total bonus (the amounts identified in columns (d) and (g)) were as follows: Mr. Rossiter, base salary 17.5%, bonus 13.1%; Mr. Vandenberghe, base salary 24.1%, bonus 12.0%; Mr. Wajsgras, base salary 92.0% (disregarding negative amounts in the Summary Compensation Table), bonus 0%; Mr. DelGrosso, base salary 27.6%, bonus 16.5%; Mr. Ninivaggi, base salary 27.6%, bonus 15.4%; Mr. Scott, base salary 31.5%, bonus 9.8%.

(8)	In addition to the items noted in footnote 6 above, the amount in column (i) includes the aggregate incremental cost of $45,866 for personal use of the corporate aircraft, which was determined based on the variable cost to the Company of such use, and an associated tax gross-up of $33,822.

(9)	Mr. Wajsgras resigned as our Executive Vice President and Chief Financial Officer effective March 10, 2006.

(10)	Mr. Wajsgras’s aggregate pension value decreased by $182,082 as a result of his resignation prior to becoming fully vested in the Pension Equalization Program and the Executive Supplemental Savings Plan.

(11)	The amount in column (i) includes $10,719 relating to financial counseling services and country club membership dues.

(12)	Mr. DelGrosso received the items noted in footnote 6 above, however, these amounts were more than offset by net tax reimbursements of $96,563 paid by Mr. DelGrosso to Lear related to his foreign assignment. The net tax reimbursements are comprised of taxes paid by Lear in the amount of $182,500, offset by tax equalization payments made by Mr. DelGrosso to Lear in the amount of $279,063.

(13)	Includes $56,643 relating to Mr. Scott’s overseas assignment compensation (which primarily reflects tax equalization payments, reimbursement for foreign housing costs and certain associated tax gross-ups), $20,000 relating to country club membership fees and $13,529 for a tax gross-up relating to country club membership fees.

Employment Agreements
      We have entered into employment agreements with each of our Named Executive Officers. Unless terminated earlier pursuant to a written notice of termination provided by us or the executive, each employment agreement with our Named Executive Officers remains in effect until the earlier of (i) the date two years after a written notice of non-renewal is provided by us or the executive or (ii) the date the executive reaches his or her normal retirement date under our retirement plan for salaried employees then in effect. Each employment agreement specifies the annual base salary for the executive, which may be increased at the discretion of the Compensation Committee. In addition, the employment agreements specify that the executives are eligible for an annual incentive compensation bonus at the discretion of the Compensation Committee. Under the terms of the employment agreements, each Named Executive Officer is also eligible to participate in the welfare, retirement, perquisite and fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally. Under the employment agreements, the Company may generally reduce an executive’s base salary or bonus, defer payment of his compensation, or eliminate or modify his benefits, without giving rise to a claim of constructive termination, so long as such changes are made for all executive officers of the Company; however, any such actions by the Company within one year after a change in control (as defined in the employment agreement) would give the executive a basis for termination for good reason.
      Each executive who enters into an employment agreement agrees to comply with certain confidentiality covenants both during employment and after termination. He also agrees to comply with certain non-competition and non-solicitation covenants during his employment and for two years after the date of termination, unless he is terminated by us for cause, pursuant to a notice of non-renewal from us, or if he terminates employment for other than good reason, in which cases he agrees to comply with such covenants for one year after the date of termination. Upon any transfer of all or substantially all of our assets to a successor entity, we will require the successor entity expressly to assume performance of the employment agreement.

Retirement Savings Plan
      We have established a Retirement Savings Plan pursuant to Section 401(k) of the Internal Revenue Code for non-union salaried employees who have completed one month of service. Under the Retirement Savings Plan, each eligible employee may elect to defer, on a pre-tax basis, a portion of his or her base salary and annual bonus each year. The plan was originally established with a company matching provision of 50%, 75% and 100% on an employee’s compensation up to a maximum of 5% of an employee’s base salary and annual incentive bonus, depending on years of service. Effective January 1, 2002, matching contributions were suspended, but were subsequently reinstated effective April 1, 2003 at a reduced rate of 25% and 50% on an employee’s compensation up to a maximum of 5% of an employee’s base salary and annual incentive bonus, depending on years of service. In addition, the plan was amended effective January 1, 2003 to allow for discretionary company matching contributions. Company matching contributions were initially invested in a money market-type fund and could be transferred by the participant to other funds under the Retirement Savings Plan at any time. Matching contributions become vested under the Retirement Savings Plan at a rate of 20% for each full year of service. Effective July 1, 2006, matching contributions were suspended.

GRANTS OF PLAN-BASED AWARDS
      The following table discloses the grants of plan-based awards to our Named Executive Officers in 2006.

									All	All Other		Grant
									Other	Option		Date
			Estimated Possible Payouts			Estimated Future Payouts			Stock	Awards:		Fair
			Under Non-Equity Incentive Plan			Under Equity Incentive			Awards:	Number		Value of
			Awards			Plan Awards			Number	of	Exercise	Stock
			(1)			(2)			of	Securities	or Base	and
									Shares	Under-	Price of	Option
					Maxi-			Maxi-	of Stock	lying	Option	Awards
			Threshold	Target	mum	Threshold	Target	mum	or Units	Options	Awards	($)
Name	Grant Date	Approval	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	(3)
(a)	(b)	Date	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Robert E. Rossiter	3/15/2006(4)	11/10/2005(5)							15,606			$111,975
	3/23/2006		$0	$1,650,000	$2,310,000
	3/23/2006					9,711	19,421	29,132
	11/9/2006(6)								23,626			$739,966
	11/9/2006(7)									70,875	$31.32	$936,259
James H. Vandenberghe	3/15/2006(4)	11/10/2005(5)							13,124			$94,161
	3/23/2006		$0	$925,000	$1,295,000
	3/23/2006					4,083	8,166	12,249
	11/9/2006(6)								13,126			$411,106
	11/9/2006(7)									39,375	$31.32	$520,144
David C. Wajsgras	1/3/2006	11/10/2005(8)							2,562			$72,479
Douglas G. DelGrosso	1/3/2006	11/10/2005(8)							5,121			$144,873
	3/15/2006(4)	11/10/2005(5)							11,488			$225,346
	3/23/2006		$0	$925,000	$1,295,000
	3/23/2006					4,083	8,166	12,249
	11/9/2006(6)								13,126			$411,106
	11/9/2006(7)									39,375	$31.32	$520,144
Daniel A. Ninivaggi	3/15/2006(4)	11/10/2005(5)							1,103			$6,245
	3/23/2006		$0	$357,500	$500,500
	3/23/2006					2,207	4,414	6,621
	11/9/2006(6)								10,150			$317,898
	11/9/2006(6)								9,578			$300,000
	11/9/2006(7)									30,450	$31.32	$402,245
Raymond E. Scott	3/15/2006(4)	11/10/2005(5)							2,032			$57,543
	3/23/2006		$0	$282,000	$394,800
	3/23/2006					2,031	4,061	6,092
	11/9/2006(6)								6,300			$197,316
	11/9/2006(7)									18,900	$31.32	$249,669

(1)	The threshold, target and maximum amounts represent 0%, 100% and 140%, respectively, of the total bonus opportunity for each Named Executive Officer. The total bonus opportunity for the Named Executive Officers is based on a percentage of base salary, which was 150% for Mr. Rossiter, 100% for Messrs. Vandenberghe and DelGrosso, and 60% for Mr. Scott. The total bonus opportunity for Mr. Ninivaggi was 60% through August 21, 2006, at which time it was increased to 80% of base salary. Amounts actually paid for 2006 performance were equal to 50% of target, except with respect to Mr. Ninivaggi, who received an additional discretionary amount. Those amounts are set forth in columns (d) and (g) of the Summary Compensation Table.

(2)	Represents the performance share awards granted under the Long-Term Stock Incentive Plan for the 2006 through 2008 performance period.

(3)	See Note 11 of the Company’s financial statements for 2006, incorporated by reference in this proxy statement, for the assumptions made in determining FAS 123(R) values.

(4)	Represents total restricted stock units awarded under the Management Stock Purchase Plan (MSPP) in 2006 based on deferral elections with respect to salary and bonus. The Grant Date Fair Value, however, reflects only the premium portion (as a result of the discounted unit price) awarded to each Named Executive Officer based on such officer’s deferral election. The amounts shown for this award would include deferrals of 2006 salary and 2005 bonus payable in 2006, however, no bonus was paid in 2006. For

Messrs. DelGrosso and Scott, the fair value of their MSPP awards also includes the amounts of their supplemental restricted stock unit awards that they deferred into the MSPP which were $144,896 and $46,042, respectively.

(5)	The Compensation Committee approved the 2006 Management Stock Purchase Plan Terms and Conditions at its meeting in November 2005.

(6)	Represents restricted stock units granted under the Long-Term Stock Incentive Plan.

(7)	Represents stock-settled stock appreciation rights awarded under the Long-Term Stock Incentive Plan.

(8)	The Compensation Committee approved the awards at its meeting in November 2005, to be granted on January 3, 2006.

Bonuses
      A summary description of the Company’s Annual Incentive Compensation Plan is set forth in the Compensation Discussion and Analysis, above.

Restricted Stock Units
      The Company’s equity-based awards to the Named Executive Officers for 2006 included restricted stock units. The restricted stock unit awards consisted of (i) restricted stock units granted under the Long-Term Stock Incentive Plan, which are valued based on the price of our common stock on the grant date, (ii) awards under the Management Stock Purchase Plan (MSPP) based on deferral elections with respect to salary and bonus earned in the respective years and (iii) supplemental restricted stock units awarded to certain executives in lieu of additional base salary increases. Restricted stock units are converted into shares of our common stock on a one-for-one basis, net of taxes, on the respective vesting dates.
      One-half of the restricted stock units in clause (i) above vest on the second anniversary of the grant date, and the remaining half vest on the fourth anniversary of the grant date, provided the recipient remains employed by the Company and certain other conditions are satisfied. Delivery of shares is made at the time of vesting unless the employee has elected to defer delivery. An employee may elect to defer delivery of shares for up to ten years. With respect to the MSPP, the restricted stock unit awards reported reflect the premium portion (as a result of the discounted unit price) awarded to each Named Executive Officer based on such officer’s deferral election, and the value of each such award is reported as of its respective grant date. The MSPP restricted stock units generally vest three years from the date of grant. Except with respect to the amounts deferred into the MSPP, the supplemental restricted stock units vested on the first anniversary of the grant date in accordance with their terms.
      Holders of restricted stock units are entitled to dividend equivalents if and when cash dividends are declared and paid on our common stock. The dividend equivalents are calculated by multiplying the dividend amount by the number of restricted stock units held. The dividend equivalents are credited to an account established by the Company for bookkeeping purposes only and credited monthly with interest at an annual rate equal to the prime rate. Dividend equivalents vest in accordance with the vesting schedule of the restricted stock units to which they relate.

Restricted Stock
      A description of the restricted stock award to Mr. Ninivaggi is included in the Compensation Discussion and Analysis, beginning on page 141.

Stock Appreciation Rights
      The Company’s equity-based awards to the Named Executive Officers for 2006 included stock-settled stock appreciation rights. The stock appreciation rights entitle the executive, upon exercise, to receive shares of our common stock equal to the aggregate difference between the grant price of each exercised stock appreciation right and the fair market value of one share of common stock on the date the stock appreciation right is exercised. The grant price was equal to the closing price of the Company common stock on the New

York Stock Exchange on the grant date. The stock appreciation rights will vest and become exercisable on the third anniversary of the grant date, provided the recipient remains employed by the Company and certain other conditions are satisfied. The stock appreciation rights will expire seven years from the grant date, unless earlier exercised. If the executive retires after age 55 with 10 or more years of vesting service (as defined in the Pension Plan), the executive will be deemed vested in the stock appreciation rights that would have become vested during the 24 months following his or her retirement date and the executive will have 13 months from his or her retirement date to exercise the vested stock appreciation rights. If the recipient’s employment terminates due to death or disability, all stock appreciation rights will immediately vest in full and the recipient (or his or her beneficiary) will have 13 months to exercise the vested stock appreciation rights. Upon a termination of employment for any reason other than those described above, the recipient will have 30 days from the termination date to exercise vested stock appreciation rights. If a change in control (as defined in the Long-Term Stock Incentive Plan) of the Company occurs, all stock appreciation rights will immediately vest in full.

Performance Shares
      On March 23, 2006, the Compensation Committee also approved performance share awards to certain members of the Company’s management under the terms of the Long-Term Stock Incentive Plan for the three-year period ending December 31, 2008. The number of performance shares actually earned will depend on the attainment of certain levels (threshold, target or superior) of two equally-weighted performance measures during the three-year period ending December 31, 2008: (i) improvement on return on invested capital and (ii) relative return to shareholders compared to a peer group consisting of component companies within the S&P 500 Index.
      If any of the levels of performance are attained, performance shares will be paid out in shares of the Company’s common stock on a one-for-one basis after the end of the performance period. Attainment of the threshold level will result in a payout at 50% of the targeted level; attainment of the target level will result in a payout at 100% of the targeted level; and attainment of the superior level will result in a payout at 150% of the targeted level. In the alternative, the executives may earn a pro rata amount of performance shares in each year of the performance period to the extent such performance objectives are attained in any single year of the performance period. This alternative calculation will be applied if an executive would earn more performance shares thereby than by measuring performance over the three-year period. A summary of the performance objectives for the 2006-2008 performance share awards follows: (i) Improvement in Return on Invested Capital has threshold, target and superior levels of 3%, 5% and 7% per year average improvement, respectively; and (ii) Relative Return to Shareholders has threshold, target and superior levels if the Company is ranked above the 42nd, 57th and 85th percentile, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
      The following table shows outstanding stock options, stock appreciation rights, restricted stock units and performance shares as of December 31, 2006 for each Named Executive Officer.

							Stock Awards

												Equity
												Incentive
												Plan
												Awards:
										Equity		Market
	Option Awards									Incentive		or
										Plan		Payout
				Equity						Awards:		Value of
				Incentive					Market	Number of		Unearned
				Plan					Value of	Unearned		Shares,
				Awards:			Number		Shares or	Shares,		Units or
	Number of	Number of		Number of			of Shares		Units of	Units or		Other
	Securities	Securities		Securities			or Units		Stock	Other		Rights
	Underlying	Underlying		Underlying			of Stock		That	Rights		That
	Unexercised	Unexercised		Unexercised	Option		That		Have Not	That		Have Not
	Options	Options		Unearned	Exercise	Option	Have Not		Vested	Have Not		Vested
	(#)	(#)		Options	Price	Expiration	Vested		(1)	Vested		(1)
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)		($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

Robert E. Rossiter	45,000	0			$54.22	5/12/2008	190,272	(4)	$5,618,732	14,236	(5)	$420,389
	81,250	0			$35.93	5/3/2011
	125,000	0			$41.83	6/14/2012
	50,625	101,250	(2)		$27.74	11/10/2012
	0	70,875	(3)		$31.32	11/9/2013
James H. Vandenberghe	40,000	0			$54.22	5/12/2008	113,272	(6)	$3,344,922	5,986	(7)	$176,767
	50,000	0			$39.00	3/19/2009
	75,000	0			$41.83	6/14/2012
	28,125	56,250	(2)		$27.74	11/10/2012
	0	39,375	(3)		$31.32	11/9/2013
David C. Wajsgras	0	0			$41.83	3/10/2006	0		$0	0		$0
	0	0			$27.74	3/10/2006
Douglas G. DelGrosso	20,000	0			$54.22	5/12/2008	77,339	(8)	$2,283,821	5,523	(9)	$163,094
	30,000	0			$39.00	3/19/2009
	32,500	0			$35.93	5/3/2011
	50,000	0			$41.83	6/14/2012
	28,125	56,250	(2)		$27.74	11/10/2012
	0	39,375	(3)		$31.32	11/9/2013
Daniel A. Ninivaggi	13,500	27,000	(2)		$27.74	11/10/2012	32,533	(10)	$960,699	3,122	(11)	$92,193
	0	30,450	(3)		$31.32	11/9/2013
Raymond E. Scott	4,000	0			$54.22	5/12/2008	36,992	(12)	$1,092,374	2,844	(13)	$83,983
	25,000	0			$41.83	6/14/2012
	13,500	27,000	(2)		$27.74	11/10/2012
	0	18,900	(3)		$31.32	11/9/2013

(1)	Total values calculated by multiplying total number of shares or units by the market price of Company stock at the close of the last trading day in 2006, which was $29.53 per share.

(2)	Stock appreciation rights, one-half of which vest on November 10, 2007 and one-half of which vest on November 10, 2008.

(3)	Stock appreciation rights which vest on November 9, 2009.

(4)	Represents 42,651 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2007; 24,014 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2008; 15,606 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2009; 22,500 restricted stock units granted under the Long-Term Stock Incentive Plan that vest on November 13, 2008; 45,000 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 11, 2007 and the other half of which vest on November 11, 2009; 16,875 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 10, 2007 and the other half of which vest on November 10, 2009; 23,626 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 9, 2008 and the other half of which vest on November 9, 2010. In addition, Mr. Rossiter is entitled to receive two years’ vesting acceleration of his restricted stock units upon his retirement because he is over age 55 with ten years of service.

(5)	Represents 4,525 performance shares awarded under the Long-Term Stock Incentive Plan at threshold for the 2005 to 2007 performance period and 9,711 performance shares awarded under the Long-Term Stock Incentive Plan at threshold for the 2006 to 2008 performance period. Does not include performance shares for the 2004 to 2006 performance period, which expired without payment.

(6)	Represents 22,526 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2007; 17,582 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2008; 13,123 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2009; 12,540 restricted stock units granted under the Long-Term Stock Incentive Plan that vest on November 13, 2008; 25,000 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 11, 2007 and the other half of which vest on November 11, 2009; 9,375 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 10, 2007 and the other half of which vest on November 10, 2009; 13,126 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 9, 2008 and the other half of which vest on November 9, 2010. In addition, Mr. Vandenberghe is entitled to receive two years’ vesting acceleration of his restricted stock units upon his retirement because he is over age 55 with ten years of service.

(7)	Represents 1,903 performance shares awarded under the Long-Term Stock Incentive Plan at threshold for the 2005 to 2007 performance period and 4,083 performance shares awarded under the Long-Term Stock Incentive Plan at threshold for the 2006 to 2008 performance period. Does not include performance shares for the 2004 to 2006 performance period, which expired without payment.

(8)	Represents 7,425 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2007; 3,804 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2008; 11,488 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2009; 9,000 restricted stock units granted under the Long-Term Stock Incentive Plan that vest on November 13, 2008; 18,000 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 11, 2007 and the other half of which vest on November 11, 2009; 9,375 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 10, 2007 and the other half of which vest on November 10, 2009; 5,121 restricted stock units granted under the Long-Term Stock Incentive Plan that vested on January 3, 2007; 13,126 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 9, 2008 and the other half of which vest on November 9, 2010.

(9)	Represents 1,440 performance shares awarded under the Long-Term Stock Incentive Plan at threshold for the 2005 to 2007 performance period and 4,083 performance shares awarded under the Long-Term Stock Incentive Plan at threshold for the 2006 to 2008 performance period. Does not include performance shares for the 2004 to 2006 performance period, which expired without payment.

(10)	Represents 101 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2007; 1,379 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2008; 1,103 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2009; 5,100 restricted stock units granted under the Long-Term Stock

Incentive Plan that vest on November 13, 2008; 10,200 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 11, 2007 and the other half of which vest on November 11, 2009; 4,500 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 10, 2007 and the other half of which vest on November 10, 2009; 10,150 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 9, 2008 and the other half of which vest on November 9, 2010.

(11)	Represents 915 performance shares awarded under the Long-Term Stock Incentive Plan at threshold for the 2005 to 2007 performance period and 2,207 performance shares awarded under the Long-Term Stock Incentive Plan at threshold for the 2006 to 2008 performance period. Does not include performance shares for the 2004 to 2006 performance period, which expired without payment.

(12)	Represents 5,615 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2007; 4,486 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2008; 2,031 restricted stock units granted under the Management Stock Purchase Plan that vest on March 14, 2009; 4,560 restricted stock units granted under the Long-Term Stock Incentive Plan that vest on November 13, 2008; 9,500 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 11, 2007 and the other half of which vest on November 11, 2009; 4,500 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 10, 2007 and the other half of which vest on November 10, 2009; 6,300 restricted stock units granted under the Long-Term Stock Incentive Plan, half of which vest on November 9, 2008 and the other half of which vest on November 9, 2010.

(13)	Represents 813 performance shares awarded under the Long-Term Stock Incentive Plan at threshold for the 2005 to 2007 performance period and 2,031 performance shares awarded under the Long-Term Stock Incentive Plan at threshold for the 2006 to 2008 performance period. Does not include performance shares for the 2004 to 2006 performance period, which expired without payment.

OPTION EXERCISES AND STOCK VESTED
      The following table sets forth certain information regarding stock-based awards that vested during 2006 for our Named Executive Officers. No stock options or stock appreciation rights were exercised by our Named Executive Officers in 2006.

			Stock Awards
	Option Awards
			Number of
	Number of	Value	Shares Acquired		Value
	Shares Acquired	Realized on	on Vesting		Realized on
	on Exercise	Exercise	(1)		Vesting
Name	(#)	($)	(#)		($)
(a)	(b)	(c)	(d)		(e)

Robert E. Rossiter	—	—	48,119	(2)	$780,986
			22,500	(3)	$744,750
James H. Vandenberghe	—	—	11,548	(2)	$187,437
			12,540	(3)	$415,074
David C. Wajsgras			8,512	(4)	$154,067
			11,233	(4)	$203,317
	—	—	10,589	(4)	$191,661
			427	(5)	$10,405
Douglas G. DelGrosso	—	—	6,587	(2)	$106,919
			9,000	(3)	$297,900
Daniel A. Ninivaggi	—	—	5,100	(3)	$168,810
			9,578	(6)	$300,000
Raymond E. Scott	—	—	1,184	(2)	$19,223
			4,560	(3)	$150,936

(1)	Excludes performance shares for the 2004 to 2006 performance period, which expired without payment.

(2)	Vesting of restricted stock units under the Management Stock Purchase Plan on March 14, 2006.

(3)	Vesting of a portion of the restricted stock units granted under the Long-Term Stock Incentive Plan on November 13, 2003.

(4)	Early payout of restricted stock units granted under the 2003 (8,512 shares), 2004 (11,233 shares) and 2005 (10,589 shares) Management Stock Purchase Plan based on the price of Company common stock on March 10, 2006. Amounts were distributed after the six-month holding period required by section 409A of the Internal Revenue Code.

(5)	Amount of supplemental restricted stock unit award granted on January 3, 2006, based on pro-rata vesting.

(6)	Number of shares of restricted stock that were fully vested when granted on November 9, 2006.
PENSION BENEFITS

		Number			Payments
		of Years		Present Value of	During
		Credited		Accumulated Benefit	Last Fiscal
		Service		(1)	Year
Name	Plan name(s)	(#)		($)	($)
(a)	(b)	(c)		(d)	(e)

Robert E. Rossiter	Pension Plan (tax-qualified plan)	35.3	(2)	$579,371	$0
	Pension Equalization Program	35.3	(2)	$5,079,645	$0
	Executive Supplemental Savings Plan	35.3	(2)	$4,355,004	$0
James H. Vandenberghe	Pension Plan (tax-qualified plan)	33.8		$536,674	$0
	Pension Equalization Program	33.8		$2,875,332	$0
	Executive Supplemental Savings Plan	33.8		$2,044,499	$0
David C. Wajsgras(3)	Pension Plan (tax-qualified plan)	6.6		$63,523	$0
	Pension Equalization Program	6.6		$0	$0
	Executive Supplemental Savings Plan	6.6		$0	$0
Douglas G. DelGrosso	Pension Plan (tax-qualified plan)	22.7		$200,015	$0
	Pension Equalization Program	22.7		$676,167	$0
	Executive Supplemental Savings Plan	22.7		$359,733	$0
Daniel A. Ninivaggi(4)	Pension Plan (tax-qualified plan)	3.3		$24,669	$0
	Pension Equalization Program	3.3		$51,779	$0
	Executive Supplemental Savings Plan	3.3		$7,341	$0
Raymond E. Scott(5)	Pension Plan (tax-qualified plan)	18.2		$132,593	$0
	Pension Equalization Program	18.2		$121,620	$0
	Executive Supplemental Savings Plan	18.2		$100,134	$0

(1)	The benefit under the Pension Plan for each Named Executive Officer is based on post-commencement valuation mortality and commencement of benefits at age 65. The assumed discount rate applicable to a September 30, 2006 measurement is 6.00%.

(2)	Credited service is limited to 35 years for all purposes under the Pension Plan, the Pension Equalization Program and the Executive Supplemental Savings Plan Pension Make-up Account.

(3)	Mr. Wajsgras was not vested in the Pension Equalization Program at the time of his termination of employment. In addition, he was not vested in the Executive Supplemental Savings Plan Pension Make-up Account at the time of his termination of employment, since all of such benefits were attributable to compensation in excess of the Internal Revenue Code compensation limits, and such benefits generally vest after a participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service.

(4)	Mr. Ninivaggi was not vested in his Pension Plan benefits because he has less than five years of service. In addition, he was not vested in any of the Pension Equalization Program or Executive Supplemental Savings Plan Pension Make-up Account benefits he has accrued to date, since all of such benefits were attributable to compensation in excess of the Internal Revenue Code compensation limits, and such benefits generally vest after a participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service.

(5)	Mr. Scott is fully vested in his Pension Plan benefits. However, he is not vested in the Pension Equalization Program or the Executive Supplemental Savings Plan Pension Make-up Account, since all of such benefits were attributable to compensation in excess of the Internal Revenue Code compensation limits, and such benefits generally vest after a participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service.

Qualified Pension Plan
      The Named Executive Officers (as well as other eligible employees) participate in the Lear Corporation Pension Plan, which has been frozen as to any new benefits as of December 31, 2006. The Pension Plan is intended to be a qualified pension plan under the Internal Revenue Code, and its benefits are integrated with Social Security benefits. In general, an eligible employee becomes a participant on the July 1st or January 1st after completing one year of service (as defined in the plan). Benefits are funded by employer contributions that are determined under accepted actuarial principles and the Internal Revenue Code. The Company may make contributions in excess of any minimum funding requirements when the Company believes it is financially advantageous to do so and based on its other capital requirements and other considerations.
      The Pension Plan contains multiple benefit formulas. Under the principal formula which applies to all Named Executive Officers, pension benefits are based on a participant’s “final average earnings,” which is the average of the participant’s compensation for the five calendar years in the last 10 years of employment in which the participant had his highest earnings. Compensation is defined under the plan to mean (i) all cash compensation reported for federal income tax purposes other than long-term incentive bonuses, and (ii) any elective contributions that are not includable in gross income under Internal Revenue Code Section 125 or 401(k). A participant’s annual retirement benefit, payable as a life annuity at age 65, equals the greater of:

•	(a) 1.10% times final average annual earnings times years of credited service before 1997 (to a maximum of 35 years), plus (b) 1.00% times final average annual earnings times years of credited service after 1996 (with a maximum of 35 years reduced by years of credited service before 1997), plus (c) 0.65% times final average annual earnings in excess of covered compensation (as defined in I.R.S. Notice 89-70) times years of credited service (with a maximum of 35 years); and

•	$360.00 times years of credited service.
      Any employee who on December 31, 1996 was an active participant and age 50 or older earned benefits under the 1.10% formula for years of credited service through 2001.
      Credited service under the Pension Plan includes all years of pension service under the Lear Siegler Seating Corp. Pension Plan, and a participant’s retirement benefit under the Pension Plan is reduced by his benefit under the Lear Siegler Seating Corp. Pension Plan. The benefits under the Pension Plan become vested once the participant accrues five years of vesting service under the plan. Service performed after December 31, 2006 will continue to count towards vesting credit even though no additional benefits will accrue under the plan after that date.

Pension Equalization Program
      The Pension Equalization Program, which has been frozen as to any new benefits as of December 31, 2006, provides benefits in addition to the Pension Plan. The Pension Plan is subject to rules in the Internal Revenue Code that restrict the level of retirement income that can be provided to, and the amount of compensation that can be considered for, highly paid executives under the Pension Plan. The Pension Equalization Program is intended to supplement the benefits under the Pension Plan for certain highly paid executives whose Pension Plan benefits are limited by those Internal Revenue Code limits. A participant’s Pension Equalization Program benefit equals the difference between the executive’s actual vested accrued Pension Plan benefit and the Pension Plan benefit the executive would have accrued under the Lear Corporation formula if the Internal Revenue Code limits on considered cash compensation and total benefits did not apply. Highly compensated executives and other employees whose compensation exceeds the Internal Revenue Code limits for at least three years are eligible to participate in the Pension Equalization Program. Each of the Named Executive Officers participated in the Pension Equalization Program. The benefits under the Pension Equalization Program become vested once the participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service. Vesting service will continue to accrue after December 31, 2006.

Executive Supplemental Savings Plan
      In addition to the Pension Plan and the Pension Equalization Program, we have established the Lear Corporation Executive Supplemental Savings Plan. The Executive Supplemental Savings Plan provides retirement benefits that would have been accrued through December 31, 2006 under the Pension Plan and/or the Pension Equalization Program if the participant had not elected to defer compensation under the plan or the Management Stock Purchase Plan (through a Pension Make-up Account). Participants become vested in the benefits under the Pension Make-up Account that are based on Pension Plan benefits (attributable to compensation up the Internal Revenue Code compensation limits) after three years of vesting service. Participants do not vest in amounts that would have otherwise accrued under the Pension Equalization Program (benefits based on compensation in excess of the Internal Revenue Code compensation limits) until they meet the vesting requirements of that program, as described above. The Executive Supplemental Savings Plan also has a defined contribution element, as described in the following section.
NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Aggregate
Name	in Last FY	in Last FY	in Last	Withdrawals/	Balance at
	(1)	(2)	FY	Distributions	Last FYE
	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Robert E. Rossiter	$38,500	$8,250	$59,881	$0	$1,481,542
James H. Vandenberghe	$32,375	$7,812	$48,089	$0	$1,191,283
David C. Wajsgras	$10,400	$0	$10,667	$117,999	$158,676
Douglas G. DelGrosso	$100,500	$4,938	$41,916	$0	$1,076,678
Daniel A. Ninivaggi	$0	$2,375	$1,773	$0	$44,503
Raymond E. Scott	$0	$0	$6,384	$0	$155,202

(1)	Amounts are included in columns (c), (d) or (g), as applicable, of the Summary Compensation Table.

(2)	Amounts are included in column (j) of the Summary Compensation Table.

Executive Supplemental Savings Plan
      The Executive Supplemental Savings Plan has both defined benefit and a defined contribution elements. The defined benefit element has been quantified in the Pension Benefits table. The Nonqualified Deferred Compensation table identifies the defined contribution pieces of the Executive Supplemental Savings Plan. One purpose of the plan is to provide participants with the opportunity to make elective deferrals of compensation that could not be made under the Retirement Savings Plan due to limits imposed by the Internal Revenue Code on the amount of pre-tax contributions a participant can make to the Retirement Savings Plan and/or the amount of compensation that can be recognized under the Retirement Savings Plan. In addition, the Executive Supplemental Savings Plan also provides retirement benefits that would have been accrued under the Lear Corporation Pension Plan for service through December 31, 2006 and under the new Defined Contribution Retirement Plan for service after December 31, 2006, if the participant had not elected to defer compensation under the plan or the Management Stock Purchase Plan. Participants are always vested in amounts they elect to defer under the Executive Supplemental Savings Plan and they generally become vested in the other benefits under the Executive Supplemental Savings Plan after three years of vesting service (as defined in the Pension Plan). Participants do not vest in amounts that would have otherwise accrued under the Pension Equalization Program until they meet the vesting requirements of that plan. Plan earnings are credited at the monthly compound equivalent of the average of the 10-year Treasury Note rates, as published in the Wall Street Journal Midwest edition, in effect as of the first business day of each of the four calendar quarters preceding the calendar year.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
      The table below shows estimates of the compensation payable to each of our Named Executive Officers upon termination of employment with the Company. The amount each executive will actually receive depends on the circumstances surrounding his termination of employment. The amount payable is shown for each of six categories of termination triggers. All amounts are calculated as if the executive terminated effective December 31, 2006. The actual amounts due to any one of the executives on his termination of employment can only be determined at the time of his termination. There can be no assurance that a termination or change in control would produce the same or similar results as those described below if it occurs on any other date or at any other stock price, or if any assumption is not, in fact, correct.
      Accrued amounts (other than pension vesting enhancement as noted below) under the Company’s pension and deferred compensation plans are not included in this table. For these amounts, see the Pension Benefits table on page 159 and the Nonqualified Deferred Compensation table on page 161. Vested stock options and stock appreciation rights are also excluded from this table. For these amounts, see the Outstanding Equity Awards at Fiscal Year-End table on page 156.

		Pension		Accelerated
		Vesting	Continuation of	Vesting or
	Cash Severance	Enhancement	Medical/Welfare	Payout of		Excise Tax	Total
Named Executive	(Base &	(Present	Benefits (Present	Equity		Gross-	Termination
Officer(1)	Bonus)(2)($)	Value)(3)($)	Value)(4)($)	Awards(5)($)		Up(6)($)	Benefits($)

Robert E. Rossiter
• Involuntary Termination (or for Good Reason) With Change in Control	$5,212,000	$0	$3,606,935	$6,284,192		$0	$15,103,127
• Involuntary Termination (or for Good Reason)	$5,212,000	$0	$42,646	$6,181,098		N/A	$11,435,744
• Retirement(7)	$0	$0	$0	$5,021,784		N/A	$5,021,784
• Voluntary Termination (or for Cause)	$0	$0	$0	$2,384,212	(8)	N/A	$2,384,212
• Disability	$2,200,000	$0	$0	$6,284,192		N/A	$8,484,192
• Death	$0	$0	$0	$6,284,192		N/A	$6,284,192

		Pension		Accelerated
		Vesting	Continuation of	Vesting or
	Cash Severance	Enhancement	Medical/Welfare	Payout of		Excise Tax	Total
Named Executive	(Base &	(Present	Benefits (Present	Equity		Gross-	Termination
Officer(1)	Bonus)(2)($)	Value)(3)($)	Value)(4)($)	Awards(5)($)		Up(6)($)	Benefits($)

James H. Vandenberghe
• Involuntary Termination (or for Good Reason) With Change in Control	$3,476,480	$0	$1,271,613	$3,666,965		$0	$8,415,058
• Involuntary Termination (or for Good Reason)	$3,476,480	$0	$35,686	$3,581,071		N/A	$7,093,237
• Retirement(7)	$0	$0	$0	$2,965,627		N/A	$2,965,627
• Voluntary Termination (or for Cause)	$0	$0	$0	$1,509,467	(8)	N/A	$1,509,467
• Disability	$1,850,000	$0	$0	$3,666,965		N/A	$5,516,965
• Death	$0	$0	$0	$3,666,965		N/A	$3,666,965
Douglas G. DelGrosso
• Involuntary Termination (or for Good Reason) With Change in Control	$2,934,320	$0	$651,858	$2,389,947		$0	$5,976,125
• Involuntary Termination (or for Good Reason)	$2,934,320	$0	$16,404	$2,145,070		N/A	$5,095,794
• Retirement(7)	N/A	N/A	N/A	N/A		N/A	N/A
• Voluntary Termination (or for Cause)	$0	$0	$0	$590,907	(8)	N/A	$590,907
• Disability	$1,850,000	$0	$0	$2,389,947		N/A	$4,239,947
• Death	$0	$0	$0	$2,389,947		N/A	$2,389,947
Daniel A. Ninivaggi
• Involuntary Termination (or for Good Reason) With Change in Control	$1,846,780	$14,751	$15,611	$1,090,215		$843,862	$3,811,219
• Involuntary Termination (or for Good Reason)	$1,846,780	$0	$15,611	$969,736		N/A	$2,832,127
• Retirement(7)	N/A	N/A	N/A	N/A		N/A	N/A
• Voluntary Termination (or for Cause)	$0	$0	$0	$70,100	(8)	N/A	$70,100
• Disability	$1,400,000	$0	$0	$1,090,215		N/A	$2,490,215
• Death	$0	$0	$0	$1,090,215		N/A	$1,090,215
Raymond E. Scott
• Involuntary Termination (or for Good Reason) With Change in Control	$1,396,580	$219,067	$15,611	$1,229,267		$0	$2,860,525
• Involuntary Termination (or for Good Reason)	$1,396,580	$0	$15,611	$1,132,420		N/A	$2,544,611
• Retirement(7)	N/A	N/A	N/A	N/A		N/A	N/A
• Voluntary Termination (or for Cause)	$0	$0	$0	$356,325	(8)	N/A	$356,325
• Disability	$1,000,000	$0	$0	$1,229,267		N/A	$2,229,267
• Death	$0	$272,474	$0	$1,229,267		N/A	$1,501,741

(1)	Mr. Wajsgras is excluded from this chart because he resigned from the Company effective March 10, 2006. Mr. Wajsgras’s resignation was a voluntary termination under his employment agreement so he did not receive cash severance, pension enhancement, continuation of medical and welfare benefits, accelerated vesting of equity awards or any other severance benefits. After his termination, Mr. Wajsgras was entitled to a payout of shares and cash with a total value of $588,980 from the Management Stock Purchase Plan, which represented the amounts he deferred into the plan, as adjusted for stock price fluctuations, and his dividend equivalent account.

(2)	Cash severance is paid in semi-monthly installments, without interest, through the severance period (which is generally two years), except that the installments otherwise payable in the first six months are paid in a lump sum on the date that is six months after the date of termination, to the extent required by Section 409A of the Internal Revenue Code. In addition to the amounts shown in the table, the executive will receive any accrued salary, bonus (including a prorated bonus based on actual performance in the event of death or termination without cause or for good reason or, in the event of termination upon disability, a full bonus for the year based on actual performance) and all other amounts to which he is entitled under the terms of any compensation or benefit plans of the Company upon termination for any reason.

(3)	Additional vesting credit is given during the severance period. Since Messrs. Rossiter, Vandenberghe and DelGrosso are fully vested in their pension benefits, the vesting credit only affects Mr. Ninivaggi’s and Mr. Scott’s pension benefits.

(4)	Consists of continuation of health insurance, life insurance premium and imputed income amounts. Also includes the required payments to fund the guaranteed coverage under the Estate Preservation Plan, where applicable, which is as follows: Mr. Rossiter, $3,564,289; Mr. Vandenberghe, $1,235,927; and Mr. DelGrosso, $635,454. Messrs. Ninivaggi and Scott do not participate in the Estate Preservation Plan.

(5)	Represents (i) accelerated vesting of stock appreciation rights (aggregate difference between the grant price and the December 29, 2006 closing price of the Company’s common stock), restricted stock units, and performance shares, and (ii) accelerated payout of Management Stock Purchase Plan accounts (restricted stock units credited based on salary and bonus deferrals). Payments under any of the plans of the Company that are determined to be deferred compensation subject to Section 409A of the Internal Revenue Code are delayed by six months to the extent required by such provision. Accelerated portions of the restricted stock units and performance shares are valued based on the December 29, 2006 closing price of the Company’s common stock.

(6)	The Company has agreed to reimburse each executive for any excise taxes he is subject to under Section 280G of the Internal Revenue Code upon a change in control, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the Section 280G excise taxes.

(7)	The Company does not provide for enhanced early retirement benefits under its pension programs. As of December 31, 2006 only Mr. Rossiter and Mr. Vandenberghe are retirement-eligible.

(8)	Amounts attributable to the return of amounts deferred by the executive under the Management Stock Purchase Plan, as adjusted by the terms of the plan.
      Payments and benefits to a Named Executive Officer upon termination or a change in control of the Company are determined according to the terms of his employment agreement and equity or incentive awards and the Company’s compensation and incentive plans. The severance benefit payments set forth in the table and discussed below are generally available to the fifteen officers, including the Named Executive Officers, who currently have employment agreements with the Company. The amounts due to an executive upon his or her termination of employment depend largely on the circumstances of his or her termination, as described below.

Change in Control
      The employment agreements do not provide benefits solely upon a change in control, but the Long-Term Stock Incentive Plan provides for accelerated vesting or payout of equity awards upon a change in control, even if the executive does not terminate employment. The benefits include:

•	Stock options and stock appreciation rights become immediately exercisable and remain so throughout their entire term.

•	Restrictions on restricted stock units lapse.

•	A pro rata number of performance shares and performance units vest and pay out as of the date of the change in control. The amount is determined based on the length of time in the performance period that elapsed prior to the effective date of the change in control, assuming achievement of all relevant performance objectives at target levels. If the Compensation Committee determines that actual achievements are higher than target at the time of the change in control, the prorated payouts will be increased by extrapolating actual performance to the end of the performance period.
      Upon a change in control, without termination, based on unvested awards outstanding as of December 31, 2006, the value of the accelerated vesting or payout for each of the Named Executive Officers is as follows: Mr. Rossiter, $6,284,192; Mr. Vandenberghe, $3,666,965; Mr. DelGrosso, $2,389,947; Mr. Ninivaggi, $1,090,215; and Mr. Scott, $1,229,267. Mr. Wajsgras is not included here because his employment with the Company terminated in 2006. Of these amounts, the following portions are attributable to early payout of Management Stock Purchase Plan (“MSPP”) accounts, including amounts which were credited based on each executive’s salary and bonus deferrals: Mr. Rossiter, $2,544,411; Mr. Vandenberghe, $1,638,027; Mr. DelGrosso, $690,475; Mr. Ninivaggi, $78,025; and Mr. Scott, $374,886.
      In addition, upon a change in control, the Company’s obligation to maintain each executive’s life insurance coverage under the Lear Corporation Estate Preservation Plan becomes irrevocable and the executives are no longer required to pay premiums. The Company is also then required to fund an irrevocable “rabbi” trust to pay all projected premiums. The required payments to fund the guaranteed coverage under the Estate Preservation Plan, where applicable, is as follows: Mr. Rossiter, $3,564,289; Mr. Vandenberghe, $1,235,927; and Mr. DelGrosso, $635,454. Messrs. Ninivaggi and Scott do not participate in the Estate Preservation Plan. As described in the table above, Messrs. Ninivaggi and Scott would receive additional pension vesting credit valued at $14,751 and $219,067, respectively.
      Under the Long-Term Stock Incentive Plan, subject to the exception stated below, a “change in control” will be deemed to have occurred as of the first day any one or more of the following paragraphs is satisfied:

(a) Any person (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company, representing more than twenty percent (twenty-five percent for awards granted on or after November 1, 2006) of the combined voting power of the Company’s then outstanding securities.

(b) During any period of twenty-six consecutive months beginning on or after May 3, 2001, individuals who at the beginning of the period constituted the Board of Directors of the Company cease for any reason (other than death, disability or voluntary retirement) to constitute a majority of the Board of Directors. For this purpose, any new director whose election by the Board of Directors, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then still in office, and who either were directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a director at the beginning of any twenty-six month period under consideration.

(c) The stockholders of the Company approve: (i) a plan of complete liquidation or dissolution of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (iii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (seventy-five percent for awards granted on or after November 1, 2006) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

Even if one of the foregoing paragraphs is satisfied, however, there is no change in control unless or until it would be treated as such under Section 409A of the Internal Revenue Code to the extent such provision applies.
Payments Made Upon Involuntary Termination (or for “Good Reason”) With a Change in Control
      An executive whose employment is involuntarily terminated without cause upon a change in control is entitled to the amounts he would receive upon the occurrence of either event, an involuntary termination (described below) or a change in control (described above). In addition, the Company will reimburse each executive for any excise taxes he becomes subject to under Section 280G of the Internal Revenue Code upon a change in control, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the Section 280G excise taxes.
Payments Made Upon Involuntary Termination (or for “Good Reason”)
      Upon termination of employment by the executive for good reason (described below) or by the Company other than for cause or incapacity (each as defined in the employment agreement), the executive will receive base salary (at the higher of the rate in effect upon termination or the rate in effect 90 days prior to termination) through the date of termination, plus all other amounts owed under any compensation or benefit plans, including a bonus prorated for the portion of the performance period occurring prior to the date of termination. If the executive executes a release relating to his employment, he will also receive payments for a two-year severance period after the termination date equal to the sum of the base salary (at the highest rate received during the term of the agreement) and aggregate bonus he would have received for the same period (based on the highest annual bonus received during the period of two calendar years preceding the termination). In addition to the foregoing, (i) all outstanding equity-based awards and other benefits that are subject to time-based vesting criteria will continue to vest during the severance period and, following the conclusion of the severance period, remaining unvested awards and other benefits will vest on a pro rata basis, and (ii) all benefits that vest under compensation and benefit plans based on the satisfaction of specific performance measures will be paid to the executive after the end of the performance period on a pro rata basis, if and to the extent all relevant performance targets are actually achieved.
      Outstanding restricted stock units continue to vest through the two-year severance period and those restricted stock units that are not vested at the end of that period will become vested on a pro rata basis at that time. Stock options and stock appreciation rights that would vest during the severance period vest in full immediately upon termination, stock options and stock appreciation rights that would not otherwise vest by the end of the severance period vest on a prorated basis immediately upon termination, and become exercisable for 13 months following the date of termination (but not later than date stock option or stock appreciation right would otherwise expire). The executive will be entitled to receive payout with respect to his performance shares and performance units at the end of the cycle on a pro rata basis determined with reference to the number of full months of employment completed prior to termination.
      For purposes of triggering the foregoing severance payments, the employment agreements define the term “good reason” as any of the following circumstances or events:

(a) Any reduction by the Company in the executive’s base salary or adverse change in the manner of computing his bonus, except for across-the-board salary reductions or changes to the manner of computing bonuses similarly affecting all executive officers of the Company.

(b) The failure by the Company to pay or provide to the executive any amounts of base salary or bonus or any benefits which are due to him pursuant to the terms of the employment agreement, except pursuant to an across-the-board compensation deferral similarly affecting all executive officers, or to pay to him any portion of an installment of deferred compensation due under any deferred compensation program of the Company.

(c) Except in the case of across-the-board reductions, deferrals, eliminations, or plan modifications similarly affecting all executive officers, the failure by the Company to continue to provide the executive with benefits substantially similar in the aggregate to the Company’s life insurance, medical, dental, health, accident or disability plans in which he was participating on the date the employment agreement was signed.

(d) Except on a temporary basis while the executive is incapacitated, a material adverse change in his responsibilities, position, reporting relationships, authority or duties.

(e) Any material breach of the employment agreement by the Company.

(f) Following a change in control, transfer of the executive’s principal place of employment to a location fifty or more miles from its location immediately preceding the transfer.
      The language in paragraphs (a) through (c) concerning reductions, changes, deferrals, eliminations, or plan modifications similarly affecting all executive officers of the Company do not, however, apply to circumstances or events occurring in anticipation of, or within one year after, a change in control, as defined in the employment agreement. The definition of change in control is generally the same as the definition above, except that the relevant ownership percentage in paragraph (a) remains twenty percent, and the relevant voting power in paragraph (c) remains eighty percent, even after November 1, 2006 and there is no exception for circumstances or events that are not treated as a change in control under Section 409A of the Internal Revenue Code.
      In order for an executive to be treated as having good reason for his termination, he must provide a notice of termination to the Company within sixty days of the date he knew or should have known of the circumstances or events giving rise to the good reason. In addition, if the Company corrects the situation or the executive gives express written consent to it, he will not have good reason for termination.
      The settlement from the MSPP will depend on how late into the three-year restriction period the executive terminates. If the termination is before March 15 of the first year of the period, any base salary he earned prior to his termination and elected to defer under the MSPP will simply be paid out in cash. If he terminates on March 15 of the first year of the period or later, he will receive the sum of the following:

(a) shares for a pro rata amount of the restricted stock units in his MSPP account, based on the portion of the three-year restriction period he was actually employed by the Company, and

(b) with respect to the remaining restricted stock units in his MSPP account, the lesser of the number of shares attributable to his actual deferred salary and bonus (based on the closing stock price on the date of termination), or the restricted stock units in his MSPP account at the time of his termination associated with actual salary and bonus deferrals.
Payments Made Upon Retirement
      The employment agreements do not distinguish between retirement and voluntary termination for other reasons, but under the Long-Term Stock Incentive Plan, an executive who retires with 10 or more years of service and who is age 55 or older when he terminates is entitled to additional vesting credit. The executive will be entitled to receive the shares underlying the restricted stock units that would have vested if the date of termination had been 24 months later than it actually was. All of his stock options will immediately vest and his stock appreciation rights will immediately vest to the extent they would have vested if the date of termination had been 24 months later than it actually was. The executive’s vested stock options and stock appreciation rights will become exercisable for 13 months following date of termination (but not later than the date the stock options or stock appreciation rights would otherwise expire). With respect to the performance shares and performance units, the executive will be entitled to receive payout at the end of cycle on a pro rata basis (based on the number of full months of the performance period he completed prior to termination).
      The settlement from the MSPP will depend on how late into the three-year restriction period the executive terminates. If the termination is before March 15 of the first year of the period, any base salary he earns prior to his termination and elects to defer under the MSPP will simply be paid out in cash. If he terminates on March 15 of the first year of the period or later, he will receive the number of shares equal to the restricted stock units in his MSPP account at the time of his termination associated with actual salary and bonus deferrals.
Payments Made Upon Voluntary Termination (or for “Cause”)
      An executive who voluntarily resigns or whose employment is terminated by the Company for cause (as defined in the employment agreement) will be entitled to receive unpaid salary and benefits, if any, he has accrued through the effective date of his termination. If an executive terminates voluntarily and has not completed 10 or more years of service and attained age 55 or older, he will be entitled to receive all of the shares underlying his vested restricted stock units, but all unvested restricted stock units (other than under the MSPP, as described below) will be forfeited. He will also have 30 days to exercise any vested stock appreciation right, but will immediately forfeit the right to exercise any stock option, whether or not vested. The executive will not be entitled to receive any payout with respect to his performance shares or performance units unless he has been continuously employed until the end of the performance cycle and the applicable performance goals have been met.
      If an executive is terminated for cause (as defined in the Long-Term Stock Incentive Plan), he will immediately forfeit all restricted stock units, stock options and stock appreciation rights. The executive will not be entitled to receive any payout with respect to his performance shares or performance units unless he has been continuously employed until the end of the performance cycle and the applicable performance goals have been met.
      The settlement from the MSPP will depend on how late into the three-year restriction period the executive’s employment terminates. If an executive’s employment terminates before March 15 of the first year of the restriction period, any base salary he earned prior to his termination and elected to defer under the MSPP will be paid in cash. If his employment terminates on March 15 of the first year of the period or later, he will receive the number of shares equal to the lesser of the number of shares attributable to his actual deferred salary and bonus (based on the closing stock price on the date of termination), or the restricted stock units in his MSPP account at the time of his termination associated with actual salary and bonus deferrals.
Payments Made Upon Termination for Disability
      Following termination of executive’s employment for disability, the executive will receive all compensation payable under the Company’s disability and medical plans. The Company will also pay him a supplemental amount so that the aggregate amount he receives from all sources equal, for the remainder of the year of his termination, his base salary at the rate in effect on the date of termination plus any bonus and other amounts he would have been entitled to if his employment had continued until the end of the calendar year. He will continue to receive payments of amounts due from the Company’s disability and medical plans, plus any supplemental payments necessary to ensure that the aggregate amount he receives, for two full years after the end of the calendar year in which he terminates, equals his base salary at the rate in effect on the date of termination. These payments will be made according to the terms of the plans and the Company’s normal payroll procedures. Any payments the executive receives more than two years after his date of termination will be made according to the terms of the retirement, insurance, and other compensation programs then in effect.
      All of a disabled executive’s outstanding stock options and stock appreciation rights will immediately vest and become exercisable for 13 months following date of termination (but not later than the date the stock options or stock appreciation rights would otherwise expire). His performance shares and performance units will be paid out, but only for the portion of the three-year performance period he was actually employed (based on full months of employment) prior to his termination.

      The settlement from the MSPP will depend on how late into the three-year restriction period the executive terminates. If the termination is before March 15 of the first year of the period, any base salary he earns prior to his termination and elects to defer under the MSPP will simply be paid out in cash. If he terminates on March 15 of the first year of the period or later, he will receive the number of shares equal to the restricted stock units in his MSPP account at the time of his termination associated with actual salary and bonus deferrals.
Payments Made Upon Death
      Following the death of the executive, we will pay to his estate or designated beneficiary a pro rata portion of any bonus earned prior to the date of death. His stock options and stock appreciation rights, if any, will immediately vest in full as of the date of death and may be exercised by the estate or designated beneficiary for 13 months following the date of death (but not later than the date the stock options or stock appreciation rights would otherwise expire). His performance shares and performance units will be paid out, but only for the portion of the three-year performance period he was actually employed (based on full months of employment) prior to his death.
      The settlement from the MSPP will depend on how late into the three-year restriction period the executive dies. If he dies before March 15 of the first year of the period, any base salary he earns prior to his death and elects to defer under the MSPP will simply be paid out in cash. If he dies on March 15 of the first year of the period or later, his estate or designated beneficiary will receive the number of shares equal to the restricted stock units in his MSPP account at the time of his death associated with actual salary and bonus deferrals.
      The payments described above will be paid in lump sum or as administratively practicable following the executive’s death.
Conditions and Obligations of the Executive
      Each executive who has entered into an employment agreement with the Company is obligated to:

•	comply with confidentiality, non-competition and non-solicitation covenants during employment;

•	comply with non-competition and non-solicitation covenants for one year after the date of termination (extended to two years in the case of termination upon disability, termination by the Company without cause or by the executive for good reason);

•	in order to receive severance payments due under the employment agreement, sign a general release relating to his employment (applies only in the case of termination upon disability, termination by the Company without cause or by the executive for good reason);

•	return data and materials relating to the business of the Company in his possession;

•	make himself reasonably available to the Company to respond to periodic requests for information regarding the Company or his employment; and

•	cooperate with litigation matters or investigations as the Company deems necessary.
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
      The following persons served on our Compensation Committee during 2006: Ms. Anne K. Bingaman and Messrs. Mallett, McCurdy, Spalding and Wallman. No member of the Compensation Committee was, during the fiscal year ended December 31, 2006, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.
COMPENSATION COMMITTEE REPORT
      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information contained in this report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
      The Compensation Committee of Lear Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

David P. Spalding, Chairman
Conrad L. Mallett, Jr.
Larry W. McCurdy
Richard F. Wallman
AUDIT COMMITTEE REPORT
      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
      The Audit Committee of the Board of Directors is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. The Audit Committee is currently comprised of Messrs. McCurdy, Stern, Wallace and Wallman, each a non-employee director, and operates under a written charter which was last amended by our Board in November 2004. Our Board has determined that all members of the Audit Committee are independent as defined in the New York Stock Exchange listing standards.
      The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as the report of management and the opinion thereon of Ernst & Young LLP, Lear’s independent registered public accounting firm for the year ended December 31,

2006, regarding Lear’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.
      The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees) which include, among other items, matters related to the conduct of the audit of Lear’s financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from Lear and its related entities) and has discussed with Ernst & Young LLP its independence from Lear.
      Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that Lear’s audited financial statements be included in Lear’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and be filed with the United States Securities and Exchange Commission.
      This report is submitted by Messrs. McCurdy, Stern, Wallace and Wallman, being all of the members of the Audit Committee.

Larry W. McCurdy, Chairman
James A. Stern
Henry D.G. Wallace
Richard F. Wallman
FEES OF INDEPENDENT ACCOUNTANTS
      In connection with the audit of the 2006 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.
      In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for 2006, Lear retained Ernst & Young LLP, as well as other accounting firms, to provide tax and other advisory services in 2006. We understand the need for Ernst & Young LLP to maintain objectivity and independence in its audit of our financial statements. It is also the Audit Committee’s goal that the fees that the Company pays to Ernst & Young LLP for permitted non-audit services in any year should not exceed the audit and audit-related fees paid to Ernst & Young LLP in such year, a goal which the Company achieved in 2006 and 2005.
      In order to assure that the provision of audit and non-audit services provided by Ernst & Young LLP, the Company’s independent registered public accounting firm, does not impair their independence, the Audit Committee is required to pre-approve the audit and permitted non-audit services to be performed by Ernst & Young LLP, other than de minimis services that satisfy the requirements pertaining to de minimis exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934. The Audit Committee also has adopted policies and procedures for pre-approving all audit and permitted non-audit work performed by Ernst & Young LLP. Any pre-approval is valid for 14 months from the date of such pre-approval, unless the Audit Committee specifically provides for a different period. Any pre-approval must also set forth in detail the particular service or category of services approved and is generally subject to a specific cost limit.
      The Audit Committee has adopted policies regarding the Company’s ability to hire employees, former employees and certain relatives of employees of the Company’s independent accountants.

      During 2006 and 2005, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	Fiscal Year Ended December 31,

	2006	2005

Audit fees(1)	$9,832,000	$8,639,000
Audit-related fees(2)	763,000	202,000
Tax fees(3)	1,978,000	1,828,000
All other fees	—	—

(1)	Audit fees include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, international statutory audits, services related to the divestiture of our interior business and other services that are normally provided by the independent accountants in connection with our regulatory filings.

(2)	Audit-related fees include services related to the audits of U.S. and Canadian employee benefit plans and audit procedures on the North American interior business financial statements.

(3)	Tax fees include services related to tax compliance, tax advice and tax planning.
      All of the audit, audit-related, tax and other services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described above.
CERTAIN TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
      We have established a written policy that has been broadly disseminated within Lear regarding commercial transactions with related parties. This policy assists Lear in identifying, reviewing, monitoring and, as necessary, approving commercial transactions with related parties. The policy requires that any transaction, or series of transactions, with related party vendors in excess of $500,000, whether undertaken in or outside the ordinary course of our business, are presented to the Audit Committee for approval.
      Lear has implemented various procedures to ensure compliance with its related party transaction policy. For example, Lear’s standard purchasing terms and conditions require vendors to advise Lear upon any such vendor becoming aware of certain directors, employees or stockholders of the vendor being affiliated with a director or officer (or immediate family member of either) of Lear or its subsidiaries. This requirement applies if such person is involved in the vendor’s relationship with Lear or if such person receives any direct or indirect compensation or benefit based on that relationship. Company policy prohibits Lear employees from simultaneously working for any customer or vendor of Lear.
      Each year, we circulate conflict of interest questionnaires to all our directors, members of senior management, purchasing personnel and certain other employees. Based on the results of these questionnaires, the legal department reports all known transactions or relationships with related persons to, among others, our Chief Accounting Officer. The Chief Accounting Officer then ensures that all vendors identified as related party vendors are entered into a centralized payables system (“CPS”) in North America. No payments are permitted to related party vendors in North America that are not included in the CPS. A list of known related party vendors is periodically circulated to directors, executive officers and certain other employees for updating.
      At least twice per year, the Chief Accounting Officer reports to the Vice President of Internal Audit on related party relationships, including those with customers, as well as the amount of business performed between Lear and each related party vendor during the preceding six months, year-to-date and for the preceding fiscal year. At least annually, the Vice President of Internal Audit prepares an audit plan for reviewing significant transactions with related parties and reports such audit plan and the results to the Audit

Committee. The Audit Committee also receives a summary of all transactions with related party vendors at least annually.
      In connection with any required Audit Committee approval, a member of our senior management must represent to the Audit Committee that the related party vendor at issue has been held to the same standards as unaffiliated third parties. Audit Committee members having (or having an immediate family member that has) a direct or indirect interest in the transaction, must recuse himself/herself from consideration of the transaction.
      The Chief Accounting Officer, General Counsel and Vice President of Internal Audit meet at least twice per year to confirm the adequate monitoring and reporting of related person transactions. The Chief Accounting Officer then reports on such monitoring and disclosure at least annually to the Audit Committee, which in turn reports to the full Board regarding its review and approval of related person transactions.
      During 2006, our related party transaction policy and practices did require the review by the Audit Committee of business transactions with the entities affiliated with Terrence Kittleson, Brian Rossiter, Jayme Rossiter and Terrence Rossiter, which transactions are described in more detail below under “— Certain Transactions.”
      With respect to the employment of related parties, Lear has adopted a written policy that has been broadly disseminated within Lear regarding the employment of immediate family members of Lear’s directors and executive officers. The policy does not prohibit such employment, but rather requires the identification, monitoring and review of such employment relationships by Lear’s human resources department and the Compensation Committee of the Board.
      Pursuant to this policy, we have adopted procedures which assist us in identifying and reviewing such employment relationships. Each year, our directors and executive officers provide the Company with the names of their immediate family members who are employed by the Company. All human resources activity regarding these family members, including but not limited to changes in compensation and job title, are reviewed prior to the action and compiled in a report to assure related parties are held to the same employment standards as non-affiliated employees or parties. Our human resources department then reviews employment files and reports annually to the Compensation Committee of the Board with respect to any related persons employed by Lear. The Compensation Committee then reports such relationships to the full Board.
      During 2006, these procedures did result in the review by the Compensation Committee of the employment relationships set forth below under “— Certain Transactions.”
      In addition, the Company’s Code of Business Conduct and Ethics prohibits activities that conflict with, or have the appearance of conflicting with, the best interests of the Company and its stockholders. Such conflicts of interest may arise when an employee, or a member of the employee’s family, receives improper personal benefits as a result of such individual’s position in the Company. Also, another written policy prohibits any employee from having any involvement in employment and compensation decisions regarding any of his or her family members that are employed by the Company.
Certain Transactions
      Noelle Gill, a former Divisional Human Resources Manager in Lear’s Electrical Systems Division, is the daughter of Roy Parrott, a Director of Lear. In 2006, Ms. Gill was paid $120,414, which included payments relating to the vesting of a prior year’s grant of restricted stock units (“RSUs”) of $2,705. Ms. Gill also received 112 restricted stock units and 336 stock appreciation rights in 2006. Ms. Gill resigned her position with Lear in January 2007.
      Terrence Kittleson, a brother-in-law of Lear’s Chairman and Chief Executive Officer, Robert Rossiter, is employed by CB Richard Ellis (formerly Trammell Crow Company) as an Executive Vice President. CB Richard Ellis provides Lear with real estate brokerage as well as property and project management services. In 2006, Lear paid $3,963,061 to CB Richard Ellis for these services. Lear has engaged CB Richard Ellis in the ordinary course of its business and in accordance with its normal procedures for engaging service providers of these types of services.
      Scott Ratsos, a Vice President of Engineering at Lear’s Seating Systems Division, is a son-in-law of Robert Rossiter, Lear’s Chairman and Chief Executive Officer. In 2006, Mr. Ratsos was paid $179,854, which included payments relating to the vesting of a prior year’s grant of RSUs of $8,011. Mr. Ratsos also received 840 restricted stock units and 2,520 stock appreciation rights in 2006.
      Brian Rossiter, a brother of Lear’s Chairman and Chief Executive Officer, Robert Rossiter, owns an entity that has represented Center Manufacturing in the sale of automotive products to Lear. In 2006, Lear paid $23,039,605 for tooling, steel stampings and assemblies that it purchased from Center Manufacturing. The entity owned by Brian Rossiter received a commission with respect to a portion of these sales at customary rates. Until December 2006, Brian Rossiter was also an owner of Creative Seating Innovations, Inc. In 2006, Lear paid $1,437,636 to Creative Seating Innovations for prototype tooling and parts. Lear made its purchases from Center Manufacturing and Creative Seating Innovations in the ordinary course of its business and in accordance with its normal sourcing procedures for these types of products.
      Brian T. Rossiter, a Platform Director at Lear’s Seating Systems Division, is the son of Robert Rossiter, Lear’s Chairman and Chief Executive Officer. In 2006, Brian T. Rossiter was paid $214,892, which included payments relating to an international assignment of $104,237 and payments relating to the vesting of a prior year’s grant of RSUs of $2,317 that he deferred until a later year.
      Jayme Rossiter, a sister-in-law of Robert Rossiter, Lear’s Chairman and Chief Executive Officer, has an ownership interest in Elite Support Management Group, LLC. In 2006, Lear paid $471,960 to Elite Support for the provision of information technology temporary support personnel. Lear engaged Elite Support to provide these services in the ordinary course of its business and in accordance with its normal procedures for engaging service providers of these types of services.
      Terrence Rossiter, a brother of Lear’s Chairman and Chief Executive Officer, Robert Rossiter, has been employed as a computer equipment salesperson by Sequoia Services Group (“Sequoia”), a subsidiary of Analysts International, since 1994. Sequoia has provided equipment and contract services to Lear since 1991. In 2006, Lear paid $6,649,291 to Sequoia for the purchase of computer equipment and for computer-related services. Terrence Rossiter was not involved in the provision of computer-related services to Lear. Lear purchased this equipment and these services in the ordinary course of its business and in accordance with its normal sourcing procedures for equipment, software and services of these types. Terrence Rossiter is also a sales representative for The Materials Group. In 2006, Lear paid The Materials Group $745,921 for plastic resins. This purchase was in Lear’s ordinary course of business and in accordance with its normal sourcing procedures for these types of products.
      Patrick VandenBoom, an Information Technology Director for Lear, is the brother-in-law of James Vandenberghe, Lear’s Vice Chairman and Chief Financial Officer. In 2006, Mr. VandenBoom was paid $167,814, which included payments relating to the vesting of a prior year’s grant of RSUs of $9,008. Mr. VandenBoom also received 266 restricted stock units and 798 stock appreciation rights in 2006.
      William Zimmer, the brother of Paul Joseph Zimmer, former Senior Vice President and President, North American Interior Systems Group, is a Platform Manager in Lear’s Interior Systems Division. In 2006, William Zimmer was paid $130,172.
      Affiliates of Mr. Carl C. Icahn are bondholders of Federal-Mogul Corporation, which is currently in bankruptcy court protection. Certain affiliates of Mr. Icahn also own approximately 15.7% of our outstanding common stock. In 2006, Lear paid Federal-Mogul Corporation $15,628,836 for various goods. We expect that once Federal-Mogul Corporation exits bankruptcy court protection, affiliates of Mr. Icahn may, subject to confirmation of Federal-Mogul Corporation’s pending plan of reorganization, own a controlling interest in it.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
      If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. If the merger is not completed or if we are otherwise required to do so under applicable law, however, we would hold a 2008 Annual Meeting of Stockholders. If the merger agreement is not adopted, stockholders who intend to present proposals at the Annual Meeting of Stockholders in 2008 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must send notice of their proposal to us so that we receive it no later than January 24, 2008, assuming this proxy statement is first released to stockholders on May 23, 2007. If the date of the 2008 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2007 Annual Meeting, such notice must be received a reasonable time before we begin to print and mail our proxy materials for the 2008 Annual Meeting. Stockholders who intend to present proposals at the Annual Meeting of Stockholders in 2008 other than pursuant to Rule 14a-8 must comply with the notice provisions in our by-laws. The notice provisions in our by-laws require that, for a proposal to be properly brought before the Annual Meeting of Stockholders in 2008, proper notice of the proposal be received by us not less than 120 days or more than 150 days prior to the first anniversary of the mailing date of this proxy statement or, if the date of the 2008 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2007 Annual Meeting of Stockholders, proper notice must be received within ten days after we publicly disclose the date of the 2008 meeting. Stockholder proposals should be addressed to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Corporate Secretary.
OTHER MATTERS
      We know of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, persons named in the enclosed proxy intend to vote the shares they represent in accordance with their own judgments.
      If two or more stockholders sharing the same address are receiving multiple copies of our annual report and proxy statement and wish to receive only one copy, such stockholders may notify their broker if their shares are held in a brokerage account or may notify us if they hold registered shares. Such registered stockholders may notify us by sending a written request to Lear Corporation, Investor Relations, 21557 Telegraph Road, Southfield, Michigan 48033.
      Upon written request by any stockholder entitled to vote at the meeting, we will promptly furnish, without charge, a copy of the Form 10-K Annual Report for 2006 which we filed with the SEC, including financial statements and schedules. If the person requesting the report was not a stockholder of record on May 14, 2007, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Wendy L. Foss, Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC’s internet site at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.
      The SEC allows us to “incorporate by reference” into this proxy statement the information that we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007; and

•	our Current Reports on Form 8-K and 8-K/ A, as filed with the SEC on January 11, 2007, January 25, 2007, February 5, 2007, February 9, 2007, February 14, 2007, April 5, 2007 and April 25, 2007 (other than information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, which are not incorporated by reference).

      All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the annual meeting are incorporated by reference in this proxy statement, pursuant to the requirements of Schedule 14A and Schedule 13E-3, from the date of filing of the documents, other than, unless we specifically provide otherwise, portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.
      Because the merger is a “going private” transaction, Lear and the AREP Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC. The Schedule 13E-3 will also be amended to incorporate by reference any additional documents that we may file with the SEC under the Exchange Act after the date of this proxy statement and prior to the date of the annual meeting, to the extent required to fulfill our obligations under the Exchange Act.
      Our website address is www.lear.com. We make available on our website, free of charge, the periodic reports that we file with or furnish to the SEC, as well as all amendments to these reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC. Other than the documents specifically incorporated by reference, the information on our website is not a part of this proxy statement.
      We will provide a copy of any document incorporated by reference in this proxy statement and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

Lear Corporation 21557 Telegraph Road Southfield, Michigan 48033 Attention: Investor Relations
Telephone: (248) 447-1500

or

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016

Telephone (collect): (212) 929-5500

Telephone (toll free): (800) 322-2885

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 23, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of this proxy statement to stockholders nor the issuance of the merger consideration pursuant to the merger shall create any implication to the contrary.

By Order of the Board of Directors

Wendy L. Foss
Vice President, Finance & Administration and Corporate Secretary

Appendix A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
AREP CAR HOLDINGS CORP.,
AREP CAR ACQUISITION CORP.,
AND
LEAR CORPORATION
Dated as of February 9, 2007

Glossary of Defined Terms

Defined Terms	Defined in

409A Authorities	SECTION 3.9(k)
Acceptable Confidentiality Agreement	SECTION 8.11(a)
Acquisition Proposal	SECTION 5.2(i)
Action	SECTION 5.7(a)
Affiliate	SECTION 8.11(b)
Agreement	Preamble
AJCA	SECTION 3.9(k)
Alternative Acquisition Agreement	SECTION 5.2(e)(i)
Associate	SECTION 8.11(b)
Bank Amount	SECTION 7.3(f)(B)(II)
beneficial ownership	SECTION 8.11(c)
Business Day	SECTION 8.11(d)
Breach Fee	SECTION 7.3(f)(A)
Bylaws	SECTION 8.11(e)
Certificate of Incorporation	SECTION 8.11(f)
Certificate of Merger	SECTION 1.2
Change of Board Recommendation	SECTION 5.2(e)
Closing	SECTION 1.2
Closing Date	SECTION 1.2
Code	SECTION 1.8
Commitment Parties	SECTION 7.3(f)
Company	Preamble
Company Board Recommendation	SECTION 3.3(b)
Company Breakup Fee	SECTION 7.3(c)
Company Fairness Opinion	SECTION 3.19
Company Financial Advisor	SECTION 3.8
Company Intellectual Property	SECTION 3.15(a)
Company Joint Venture	SECTION 8.11(g)
Company Owned Intellectual Property	SECTION 3.15(a)
Company SEC Reports	SECTION 8.11(h)
Company Securities	SECTION 3.2(a)
Confidentiality Agreement	SECTION 8.11(i)
Controlled Group Liability	SECTION 8.11(j)
Corporation Law	Recitals
Covered Event	SECTION 8.11(k)
Current Employees	SECTION 5.8(b)
Debt Financing	SECTION 4.5
Debt Financing Commitments	SECTION 4.5
Deferred Unit Account	SECTION 2.4(c)
Delaware Secretary	SECTION 1.2
Disclosure Letter	ARTICLE III
Disputed Matter	SECTION 8.3(d)
Dissenting Shares	SECTION 2.1
Effective Time	SECTION 1.2
Environment	SECTION 3.14(c)(i)
Environmental Claim	SECTION 3.14(c)(ii)

Defined Terms	Defined in

Environmental Law	SECTION 3.14(c)(iii)
ERISA	SECTION 8.11(x)
ERISA Affiliate	SECTION 3.9(c)
Exchange Act	SECTION 3.4(b)
Excluded Party	SECTION 5.2(b)
Excluded Shares	SECTION 1.6
Expenses	SECTION 7.3(e)
Foreign Antitrust Laws	SECTION 3.4(b)
Force Majeure Event	SECTION 8.11(l)
GAAP	SECTION 8.11(m)
Governmental Entity	SECTION 3.4(b)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Materials	SECTION 3.14(c)(iv)
hereby	SECTION 8.11(n)
herein	SECTION 8.11(n)
hereinafter	SECTION 8.11(n)
HSR Act	SECTION 3.4(b)
including	SECTION 8.11(o)
Indemnified Persons	SECTION 5.7(a)
Initiation Date	SECTION 8.11(p)
Intellectual Property Rights	SECTION 3.15(a)
knowledge	SECTION 8.11(q)
Laws	SECTION 3.13
Liens	SECTION 8.11(r)
LTSIP	SECTION 2.4(a)
Marketing Period	SECTION 8.11(s)
Material Adverse Effect	SECTION 8.11(t)
Material Contract	SECTION 3.17(a)
Merger	SECTION 1.1
Merger Consideration	SECTION 1.6
Merger Sub	Preamble
MSPP	SECTION 2.4(d)
Nonqualified Deferred Compensation Plan	SECTION 3.9(k)
Notice Period	SECTION 5.2(e)(i)
Option	SECTION 2.4(a)
Option Plans	SECTION 2.4(a)
Other Filings	SECTION 3.7
Outside Date	SECTION 7.1(c)
Owned Real Property	SECTION 3.16(a)
Parent	Preamble
Parent Disclosure Letter	ARTICLE IV
Parent Material Adverse Effect	SECTION 8.11(u)
Paying Agent	SECTION 2.2(a)
Payment Fund	SECTION 2.2(a)
PBGC	SECTION 3.9(d)
Performance Shares	SECTION 2.4(e)

Defined Terms	Defined in

Permits	SECTION 3.13
Permitted Liens	SECTION 8.11(v)
Person	SECTION 8.11(w)
Plan	SECTION 8.11(x)
Preferred Shares	SECTION 3.2(a)
Proxy Statement	SECTION 3.7
Real Property Leases	SECTION 3.16(b)
Release	SECTION 3.14(c)(v)
Representatives	SECTION 8.11(y)
Required Information	SECTION 5.11(a)(iii)
Requisite Stockholder Vote	SECTION 3.20
Retiree Welfare Programs	SECTION 3.9(i)
RSUs	SECTION 2.4(b)
SAR	SECTION 2.4(a)
Sarbanes-Oxley Act	SECTION 3.5(a)
SEC	SECTION 3.5(a)
Securities Act	SECTION 3.5(a)
Shares	SECTION 1.6
Significant Customers	SECTION 3.23
Significant Subsidiary	SECTION 8.11(z)
Significant Suppliers	SECTION 3.23
Solicitation Period End-Date	SECTION 8.11(aa)
Special Committee	SECTION 8.11(bb)
Special Meeting	SECTION 5.4
Stock Purchase Agreement	SECTION 3.3(b)
Subsidiary	SECTION 8.11(cc)
Subsidiary Securities	SECTION 3.2(b)
Superior Fee	SECTION 7.3(d)
Superior Proposal	SECTION 5.2(i)
Supporting Stockholders	Recitals
Surviving Corporation	SECTION 1.1
Takeover Laws	SECTION 3.3(b)
Tax	SECTION 3.12(r)(i)
Tax-Controlled Joint Venture	SECTION 3.12(r)(iii)
Tax Returns	SECTION 3.12(r)(ii)
Title IV Plans	SECTION 3.9(b)
U.S. Tax-Controlled Joint Venture	SECTION 3.12(r)(iv)
Voting Agreement	Recitals
Written Notice of Claim	SECTION 8.3(b)
Written Notice of Disagreement	SECTION 8.3(b)

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2007 (this “Agreement”), by and among AREP Car Holdings Corp., a Delaware corporation (“Parent”), AREP Car Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Lear Corporation, a Delaware corporation (the “Company”).
RECITALS
      WHEREAS, the Board of Directors of the Company (with one member who is also a director of Guarantor abstaining), acting upon the unanimous recommendation of the Special Committee, has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company;
      WHEREAS, the Board of Directors of the Company (with one member abstaining), acting upon the unanimous recommendation of the Special Committee, has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt this Agreement pursuant to the General Corporation Law of the State of Delaware (the “Corporation Law”) and approve the transactions contemplated hereby, including the Merger;
      WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the Corporation Law, upon the terms and subject to the conditions set forth herein;
      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;
      WHEREAS, certain terms are used in this Agreement as defined subsequently in this Agreement (including Section 8.11);
      WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, the Company and Icahn Partners LP, Icahn Partners Master Fund LP, Koala Holding Limited Partnership and High River Limited Partnership (the “Supporting Stockholders”) have entered into a voting agreement (the “Voting Agreement”); and
      WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, American Real Estate Partners, L.P. (“Guarantor”) has provided a limited guarantee (the “Guarantee”) in favor of the Company, in the form set forth on Section 4.6 of the Parent Disclosure Letter.
      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
THE MERGER
      Section 1.1     The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.
      Section 1.2     Consummation of the Merger. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the third Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the date of the Closing, the “Closing Date”) set forth in Article VI, at the offices of DLA Piper US LLP, 1251 Avenue of the Americas, New York, New York 10020; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI as of any date, the parties shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI as of the date determined pursuant to this proviso). Subject to the terms and conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated on the Closing Date by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”), on or prior to the Closing Date, a duly executed and verified certificate of merger (the “Certificate of Merger”), as required by the Corporation Law, and shall take all such further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”
      Section 1.3     Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      Section 1.4     Certificate of Incorporation and Bylaws. The Certificate of Incorporation shall, by virtue of the Merger, be amended in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I thereof shall provide that the name of the Corporation shall be “Lear Corporation.” Such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as permitted by Law and such certificate of incorporation. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms of the bylaws of the Surviving Corporation, the certificate of incorporation of the Surviving Corporation and as permitted by Law.
      Section 1.5     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation (other than those who Merger Sub determines shall not remain as officers of the Surviving Corporation) until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
      Section 1.6     Conversion of Shares. Each share of common stock of the Company, par value $0.01 per share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than (x) Shares owned by Parent, Merger Sub or any Subsidiary of Parent (collectively, the “Excluded Shares”), all of which, at the Effective Time, shall be cancelled without any consideration being exchanged therefor, and (y) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 1.8) equal to $36, without interest (the “Merger Consideration”), upon the surrender of such Shares as provided in Section 2.2. At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the names of the former registered holders shall be removed from the registry of holders of such shares and, subject to Section 2.1, each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, as provided herein.
      Section 1.7     Conversion of Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.
      Section 1.8     Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Options, SARs, RSUs, Performance Shares and units held in Deferred Unit Accounts pursuant to the Merger or this Agreement, any stock transfer Taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options, SARs, RSUs, Performance Shares and units held in Deferred Unit Accounts in respect of which such deduction and withholding was made.
      Section 1.9     Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.
ARTICLE II
DISSENTING SHARES; PAYMENT FOR SHARES;
TREATMENT OF EQUITY-BASED AWARDS
      Section 2.1     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted to adopt this Agreement and who properly demand appraisal for such Shares in accordance with Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to Section 262 of the Corporation Law, unless such holder fails to perfect or withdraws or otherwise loses his rights to appraisal. If, after the Effective Time, a holder of Dissenting Shares fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt written notice (but in any event within forty-eight (48) hours) of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands except to the extent required by applicable law.
      Section 2.2     Payment for Shares. (a) At or prior to the Effective Time, Parent will deposit or cause to be deposited with a bank or trust company designated by Parent (and reasonably acceptable to the Company) (the “Paying Agent”) cash in amounts and at times necessary to make the payments due pursuant to Section 1.6 to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). As directed by Parent, the Payment

Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (iii) money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptance of, or demand deposits with, commercial banks having a combined capital and surplus of at least $1,000,000,000 (based on the most recent financial statements of such bank which are publicly available) or (iv) commercial paper obligations rated A-1 or P-1 or better from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, for the benefit of the Surviving Corporation; provided, that no such investment shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.6, except as provided in this Agreement. Any profit or loss resulting from, or interest and other income provided by, such investments shall be for the account of Parent.
      (b) As soon as reasonably practicable but no later than three Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder of a Share, as of the Effective Time which immediately prior to the Effective Time represented Shares (other than Excluded Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and instructions for use in effecting the surrender of a Share and receiving payment therefor. Following surrender to the Paying Agent of such letter of transmittal duly executed, the holder of such Share shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax as specified in Section 1.8) equal to the product of the number of Shares represented by such letter of transmittal multiplied by the Merger Consideration, and such Shares shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Shares. If payment is to be made to a Person other than the Person in whose name the Share surrendered is registered, it shall be a condition of payment that the letter of transmittal be in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Share surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.2, each Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash, without any interest thereon.
      (c) At the option of the Surviving Corporation, any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with this Section 2.2 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Shares shall not have been surrendered as of a date immediately prior to such time that unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
      (d) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate.
      (e) In the event that any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.
      Section 2.3     Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Shares are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.
      Section 2.4     Treatment of Equity-Based or Equity-Linked Awards and Deferred Compensation. (a) The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) and each stock appreciation right (a “SAR”) granted under the Lear Corporation Long-Term Stock Incentive Plan (the “LTSIP”), the Lear Corporation 1994 Stock Option Plan and the Lear Corporation 1996 Stock Option Plan (the “Option Plans”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested), except for Options and SARs as to which the treatment in the Merger is hereafter separately agreed in writing by Parent and the holder thereof, which Options and SARs shall be treated as so agreed, shall be cancelled, and the holder thereof shall receive at the Effective Time from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option or SAR and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option or SAR.
      (b) At the Effective Time, each restricted stock unit granted under the Option Plans (collectively, the “RSUs”), including pursuant to any Management Stock Purchase Plan thereunder, whether vested or unvested, that is outstanding immediately prior to the Effective Time, except for RSUs as to which the treatment in the Merger is hereafter separately agreed in writing by Parent and the holder thereof, which RSUs shall be treated as so agreed, shall cease to represent a right or award with respect to Shares and shall be cancelled and of no further force and effect, and the holder thereof shall receive at the Effective Time, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (i) the number of Shares previously subject to such RSU and (ii) the Merger Consideration.
      (c) At the Effective Time, all deferred amounts held in the unit accounts denominated in Shares under the Lear Corporation Outside Directors Compensation Plan (each, a “Deferred Unit Account”), except for deferred amounts as to which the treatment in the Merger is hereafter separately agreed in writing by Parent and the holder thereof, which deferred amounts shall be treated as so agreed, shall be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of Shares deemed held in such Deferred Unit Account. Such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to the Deferred Unit Account.
      (d) The Company shall take all action as is necessary to cause the Company’s Management Stock Purchase Plan (the “MSPP”) to be suspended effective as of a date not later than the end of the first full calendar month beginning after the date of this Agreement, such that the “offering period” in effect as of the date of this Agreement will be the final offering period under the MSPP, and, as of the Effective Time and subject to the consummation of the transactions contemplated by this Agreement, the Company shall terminate the MSPP.
      (e) At the Effective Time, each performance share awarded under the LTSIP (collectively, the “Performance Shares”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, except for Performance Shares as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Performance Shares shall be treated as so agreed, shall cease to represent a right or award with respect to Shares and shall be cancelled and of no further force and effect, and the holder thereof shall receive at the Effective Time, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (i) the target number of Shares or units previously subject to such Performance Shares and (ii) the Merger Consideration, with respect to that percentage of such Performance Shares which vest upon a change in control as provided in the LTSIP.
      (f) The Board of Directors of the Company (or the appropriate committee thereof) shall, and such Board of Directors (or committee thereof) shall cause the Company to, take any actions necessary to effectuate the foregoing provisions of this Section 2.4; it being understood that the intention of the parties is that following the Effective Time no holder of an Option, SAR, RSU, units in Deferred Unit Accounts, Performance Shares or any participant in any Plan, including the LTSIP, or other employee benefit arrangement of the Company shall have any right thereunder to acquire (or receive amounts measured by reference to) any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, any Subsidiary or the Surviving Corporation. Prior to the Effective Time (and to the extent requested by Parent, at the time that the amounts provided by this Section 2.4 are paid to the holders of the Options, SARs, RSUs, units in Deferred Unit Accounts and Performance Shares), the Company shall deliver to the holders of the Options, SARs, RSUs, units in Deferred Unit Accounts and Performance Shares appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.
      Section 2.5     Further Actions. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, there shall have been declared, made or paid any dividend or distribution on the Shares or the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration shall be appropriately adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 2.5; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
      Except as disclosed in the Section of the disclosure letter dated the date of this Agreement and delivered by the Company to Parent with respect to this Agreement prior to the date of this Agreement (the “Disclosure Letter”) that specifically relates to such Section or if disclosed in any other Section of the Disclosure Letter is reasonably apparent on its face to relate to such Section, of Article III below, the Company represents and warrants to each of Parent and Merger Sub as follows:
      Section 3.1     Organization and Qualification. The Company and each of its Significant Subsidiaries is a duly organized and validly existing corporation or other legal entity in good standing under the Laws of its jurisdiction of incorporation or organization. The Company and each Significant Subsidiary and, to the knowledge of the Company, each Company Joint Venture has all corporate or similar power and authority to own its properties and conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Significant Subsidiaries and Company Joint Ventures. Except as set forth in Section 3.1 of the Disclosure Letter, neither the Company nor any of its Significant Subsidiaries, directly or indirectly, owns any interest in any Person having a value in excess of $10,000,000 other than wholly-owned Subsidiaries and the Company Joint Ventures. Neither the Company, any Significant Subsidiary nor, to the Company’s knowledge, any Company Joint Venture is in violation of its organizational or governing documents in any material respect.

      Section 3.2     Capitalization. (a) The authorized capital stock of the Company consists of (i) 150,000,000 Shares and (ii) 15,000,000 shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Shares”). As of February 2, 2007, 76,293,779 Shares and no Preferred Shares were issued and outstanding; and 5,696,827 Shares and no Preferred Shares were held in the Company’s treasury. As of December 31, 2006, there were (i) Options to purchase 2,790,305 Shares and no Preferred Shares; 1,964,571 Shares and no Preferred Shares covering RSUs; 1,751,854 Shares and no Preferred Shares covering SARs; 169,909 Shares and no Preferred Shares covering Performance Shares; and 80,444 Shares and no Preferred Shares covering Deferred Unit Accounts. As of December 31, 2006, there were 463,748 SARs to be settled in cash and $6,764,580 of performance cash awards outstanding. Since such date and except as set forth in Section 3.2(a) of the Disclosure Letter, the Company has not issued any Shares, Preferred Shares or Shares held in treasury, other than the issuance of Shares upon the exercise of Options or SARs outstanding on such date and the issuance of Shares held in treasury upon the settlement of RSUs and the exercise of Options or SARs outstanding on such date. Since February 2, 2007, the Company has not granted any options, restricted stock or RSUs, SARs, Performance Shares, warrants or rights or entered into any other agreements or commitments to issue any Shares, Preferred Shares or derivatives of Shares, and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.2(a) of the Disclosure Letter contains a true, correct and complete list, as of December 31, 2006, of the aggregate Options, RSUs, SARs, Performance Shares, Deferred Unit Accounts, performance cash awards and other equity-based awards outstanding. Except as set forth in Section 3.2(a) of the Disclosure Letter, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company; (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company; (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”); or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or Preferred Shares. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations (other than as set forth in Section 3.2(a) of the Disclosure Letter). Other than with respect to the awards set forth in Section 3.2(a) of the Disclosure Letter, there are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company other than the Voting Agreement.
      (b) The Company or one or more of its Subsidiaries is the record and beneficial owner of all the equity interests of each Significant Subsidiary, free and clear of any Lien other than Permitted Liens, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests (other than any such restrictions as may be deemed to be imposed by generally applicable federal or state securities laws), and the capital structure (including ownership) of each of the Significant Subsidiaries is set forth in Section 3.2(b) of the Disclosure Letter. All equity interests of the Significant Subsidiaries held by the Company or any other Significant Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary; (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Significant Subsidiaries, or obligations of the Company or any of its Significant Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any

Significant Subsidiary; (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Significant Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock of such Significant Subsidiaries, being referred to collectively as “Subsidiary Securities”); or (iv) obligations of the Company or any of its Significant Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Significant Subsidiary. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Significant Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Significant Subsidiaries is a party with respect to the voting of capital stock of any Significant Subsidiary.
      (c) Section 3.2(c) of the Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each Company Joint Venture. All equity interests of the Company Joint Ventures held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights.
      Section 3.3     Authority for this Agreement; Board Action. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of this Agreement by the Requisite Stockholder Vote, prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
      (b) The Company’s Board of Directors (at a meeting or meetings duly called and held, and acting upon the unanimous recommendation of the Special Committee) has unanimously (with one member abstaining) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company; (ii) approved this Agreement and the transactions contemplated hereby; (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend the approval and adoption of this Agreement (including the agreement of merger contained herein) and the transactions contemplated hereby, including the Merger, by the stockholders of the Company (including the recommendation of the Special Committee, the “Company Board Recommendation”); (iv) assuming there has been no breach by any of the Supporting Stockholders of their obligations under Section 6(a) of the Stock Purchase Agreement dated as of October 17, 2006 by and among the Company and certain of the Supporting Stockholders (the “Stock Purchase Agreement”) and assuming neither Parent nor Merger Sub during the past three years has been an “interested stockholder” of the Company as defined in Section 203 of the Corporation Law, irrevocably taken all necessary steps to render the restrictions on “business combinations” set forth in Section 203 of the Corporation Law and in the applicable provisions of the Stock Purchase Agreement inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger; and (v) irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.
      Section 3.4     Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or the respective certificates of incorporation or bylaws or other similar governing documents of any Subsidiary of the Company or any Company Joint Venture; (ii) assuming all consents, approvals and authorizations contemplated by clause (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law; (iii) except as set forth on Section 3.4(a)(iii) of the Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound; (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in case of clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
      (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger, by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or applicable foreign antitrust, competition or investment Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the filing of the Certificate of Merger with the Delaware Secretary and (iv) any such consent, approval, authorization, permit, filing or notification the failure of which to make or obtain (A) would not prevent or materially delay the Company’s performance of its obligations under this Agreement or (B) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, the Company is not aware of any fact, event or circumstance specifically relating to the Company or any of its Subsidiaries or Affiliates that would reasonably be expected to prevent or delay the receipt of any consent, approval, authorization or permit of any Governmental Entity required pursuant to Article VI to consummate the transactions contemplated by this Agreement.
      Section 3.5     Reports; Financial Statements. (a) The Company has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”) since January 1, 2004, all of which have complied, as to form, as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

      (b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports, as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP applied on a consistent basis and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated stockholders’ equity, results of operations and cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that are not expected to be material in amount or effect). All of the Company’s Significant Subsidiaries are consolidated for accounting purposes.
      (c) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
      (d) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices. To the Company’s knowledge, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers or directors to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
      (e) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise (including as may be owing under indemnity or contribution arrangements), whether due or to become due, that would be required to be recorded or reflected on a balance sheet under GAAP that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, other than such liabilities (i) as and to the extent reflected or reserved against on the consolidated balance sheet of the Company dated as of September 30, 2006 (including the notes thereto) included in the Company SEC Reports, (ii) that have been incurred in the ordinary course of business consistent with past practice since September 30, 2006 or (iii) incurred to the extent permitted by Section 5.1.
      Section 3.6     Absence of Certain Changes. (a) Except as expressly set forth in the Company SEC Reports filed prior to the date of this Agreement since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course.
      (b) Since December 31, 2005, except as expressly set forth in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries have not suffered any Material Adverse Effect, and there has not been any change, condition, event or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
      (c) Since April 25, 2006, the Company and its Subsidiaries have not entered into or consummated any transaction in violation of Section 13.9 of the Company’s Amended and Restated Credit and Guarantee Agreement dated April 25, 2006.

      Section 3.7     Proxy Statement; Other Filings. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Special Meeting, and any other document to be filed by the Company with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The representations and warranties contained in this Section 3.7 will not apply to the failure of the Proxy Statement or any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied in writing to the Company by Parent or Merger Sub or any of their respective directors, officers, Affiliates, agents or other representatives.
      Section 3.8     Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc. (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company, and except as set forth on Section 3.8 of the Disclosure Letter. A true and correct copy of the engagement letter with the Company Financial Advisor in connection with the transactions contemplated hereby has been delivered to Parent and has not been subsequently, modified, waived, supplemented or amended.
      Section 3.9     Employee Matters. (a) Section 3.9(a) of the Disclosure Letter contains a true, correct and complete list of all material Plans and indicates those Plans that are maintained primarily for the benefit of employees who are located in any jurisdiction outside the United States (excluding any such non-United States plans that are statutory plans). Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each material Plan: (i) the plan document or agreement or, with respect to any Plan (or an amendment thereof) that is not in writing, a written description of the material terms thereof; (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the two most recent annual reports, actuarial reports and/or financial reports; (v) the two most recent required Internal Revenue Service Forms 5500, including all schedules thereto; (vi) any material communication to or from any Governmental Entity or to or from any Plan participant; (vii) all material amendments or material modifications to any such documents; (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code; and (ix) any comparable documents with respect to Plans subject to any foreign Laws that are required to be prepared or filed under the applicable Laws of such foreign jurisdiction.
      (b) With respect to each Plan, (i) all contributions due from the Company or any of its ERISA Affiliates (as defined below) to date have been timely made in all material respects and all material amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which are not yet due have been properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company, (ii) all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement, have been timely made or paid in full, (iii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service (or an application for a determination letter from the Internal Revenue Service has been requested and pending, and, to the Company’s knowledge, nothing has occurred and no circumstance exists that has or would reasonably be expected to cause the Internal Revenue Service to not issue a favorable determination letter) with respect to such qualification and, to the Company’s knowledge, nothing has occurred since the date of such letter that has or would reasonably be expected to adversely affect such qualification, (iv) with respect to any Plan maintained outside the

United States, all applicable foreign qualifications or registration requirements have been satisfied, except where any failure to comply would not result in any material liability to the Company or its ERISA Affiliates (as defined below), (v) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan, any fiduciaries of such Plan with respect to their duties to any Plan, or against the assets of such Plan or any trust maintained in connection with such Plan (other than as disclosed in Section 3.9(b)(v) of the Disclosure Letter), and (vi) such Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code. Except with respect to the Company’s employee pension benefit plans that are sponsored by the Company or its ERISA Affiliates (as defined below) and subject to Title IV of ERISA (the “Title IV Plans”), there is not now, and to the knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below) under ERISA or the Code, or similar Laws of foreign jurisdictions, or that would reasonably be expected to give rise to any Controlled Group Liability for Parent or Merger Sub after the Effective Date.
      (c) Neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or would be deemed to have a relationship described in Section 414(m) or 414(o) of the Code (an “ERISA Affiliate”), (i) maintains or contributes to, or has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (ii) except with respect to the Title IV Plans, has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability) or any foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise.
      (d) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; and (iv) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.
      (e) With respect to each Plan that is a “multiemployer plan,” no complete or partial withdrawal from such Plan has been made by the Company or any ERISA Affiliate, or by any other Person, that could result in any material liability to the Company or any ERISA Affiliate, whether such liability is contingent or otherwise, and if the Company or any ERISA Affiliate were to withdraw from any such Plan, such withdrawal would not result in any material liability to the Company or any ERISA Affiliate.
      (f) With respect to each Plan that is a “multiple employer” plan, (i) the Company has performed all of its respective obligations under such Plan and (ii) the Company does not have, and no event has occurred or circumstances exist that could result in, any liability other than liability limited to the participation of any Company employee or former Company employee in the ordinary course. Section 3.9(f) of the Disclosure Letter identifies each Plan that is a “multiple employer” plan and indicates the other participating employers with respect to such Plan.
      (g) No Plan is under audit or, to the knowledge of the Company, is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor, to the knowledge of the Company, is any such audit or investigation pending or, to the Company’s knowledge, threatened. Except with respect to underfunding related to the Title IV Plans, to the Company’s knowledge, no act or omission has occurred and no condition exists that would subject the Company or an ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code. With respect to each Plan for which financial statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to Parent by the Company.
      (h) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in payments in excess of the amounts set forth in Section 3.9(h) of the Disclosure Letter that would fail to be deductible by reason of 280G of the Code and except as disclosed in Section 3.9(h) of the Disclosure Letter no plan provides for a “gross up” or similar payments in respect of any Taxes that may become payable under Section 409A or Section 4999(a) of the Code.
      (i) Other than as disclosed in the Company SEC Reports, neither the Company nor any of its ERISA Affiliates has any material liability with respect to postretirement welfare benefit plans (the “Retiree Welfare Programs”) with respect to any Person other than coverage mandated by Section 4980B of the Code or state Law. Except as would not reasonably be expected to result in material liability to the Company or any of its ERISA Affiliates, there has been no written communication to employees of the Company or its ERISA Affiliates that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis. Each Retiree Welfare Program can be amended or terminated at any time in accordance with the terms of such plan. Each Plan that is a “group health plan” (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code) has been operated at all times in material compliance with COBRA and the Health Insurance Portability and Accountability Act of 1996 and any related regulations or applicable state laws.
      (j) Each individual who renders services to the Company or any of its ERISA Affiliates who is classified by the Company or any of its ERISA Affiliates, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Plans) is to the knowledge of the Company properly so characterized.
      (k) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder, (2) Internal Revenue Service Notice 2005-1 or (3) Internal Revenue Service Notice 2006-100 (clauses (A) and (B), together, the “409A Authorities”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith, reasonable interpretation of the AJCA and the 409A Authorities. Section 3.9(k) of the Disclosure Letter identifies the Plans that the Company has determined, based on a good faith, reasonable interpretation of the 409A Authorities, may constitute Nonqualified Deferred Compensation Plans.
      (l) Each Company Option or other similar right to acquire Company Shares or other equity of the Company (i) to the extent it was granted after December 31, 2004, has an exercise price that has never been and may never be less than the fair market value of the underlying equity as of the date such Company Option or other right was granted in accordance with all governing documents and in compliance with all applicable law, (ii) to the extent it was granted after December 31, 2004, has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or other right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of applicable regulations under Section 409A), and (iv) has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements included in documents filed with the SEC and provided to Parent.
      (m) The aggregate contributions that would have been required to allow the Company to terminate all Title IV Plans in involuntary terminations as of February 2, 2007, did not exceed $125,000,000. Section 3.9(m) of the Disclosure Letter discloses the following amounts in connection with the Title IV Plan liabilities: (i) the total pension expense to be reported on the Company’s financial reports for 2006; (ii) for the 2006 plan year, the aggregate contributions required to satisfy the ERISA minimum contribution requirements for all Title IV Plans, the aggregate amount of the contributions that have already been made for 2006, and the aggregate amount of the required minimum contributions not yet made; and (iii) for the 2007 plan year, the anticipated aggregate contributions required to satisfy the ERISA minimum contribution requirements for all Title IV Plans.
      Section 3.10     Employees. (a) There is no pending or, to the knowledge of the Company, threatened labor strike, walkout, work stoppage, slowdown, collective conflict, governmental investigation or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, walkout, slowdown, collective conflict, governmental investigation or lockout has occurred with respect to the Company, that in any such case could be material to the business of the Company and its Subsidiaries taken as a whole. Section 3.10(a) of the Disclosure Letter sets forth a true, complete and correct list in all material respects of each collective bargaining agreement and/or labor union contract to which the Company or any of its Subsidiaries is a party or bound.
      (b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.
      (c) Except as would not be reasonably expected to result in any material liability to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, contracting and subcontracting of activities, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, social security, union rights, occupational safety and health, family and medical leave, and employee terminations.
      (d) Neither the Company nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any state or local Laws regarding the termination or layoff of employees.
      Section 3.11     Litigation. Except as is expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened against (or for which the Company or any of its Subsidiaries has assumed liability) the Company or any of its Subsidiaries, or any properties or assets of the Company or any of its Subsidiaries, including by way of indemnity or contribution, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that (i) would reasonably be expected to result in a liability in excess of $10,000,000, (ii) seeks injunctive relief that would materially and adversely affect the business of the Company and its Subsidiaries taken as a whole or (iii) if resolved in accordance with plaintiff’s demands, would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding order, writ, injunction or decree. To the knowledge of the Company, no officer or director of the Company or any of its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. There are no SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries.
      Section 3.12     Tax Matters. Except as expressly disclosed in the Form 10-K for the year ended December 31, 2005 or the Form 10-Q for the three-month period ended September 30, 2006 filed by the Company with the SEC and except as set forth in the Disclosure Letter:

(a) The Company, each of its Subsidiaries and each Tax-Controlled Joint Venture have timely filed (or there has been filed on its behalf) all material returns and reports relating to Taxes required to be filed by applicable Law with respect to the Company, each of its Subsidiaries and each Tax-Controlled Joint Venture or any of their income, properties or operations. Except as reserved on the Company’s financial statements, all such returns are true, correct and complete in all material respects and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws, rules or regulations. Except as reserved on the Company’s financial statements, the Company, each of its Subsidiaries and each Tax-Controlled Joint Venture have timely paid all material Taxes attributable to the Company, any of its Subsidiaries or any Tax-Controlled Joint Venture that were due and payable, without regard to whether such Taxes have been assessed or have been shown on such Tax Returns. To the extent requested by Parent, the Company has made available to Parent true, correct and complete copies of all material income Tax Returns, and any amendments thereto, filed by or on behalf of the Company, any of its Subsidiaries or any Tax-Controlled Joint Venture or any member of a group of corporations including the Company, any of its Subsidiaries or any Tax-Controlled Joint Venture, and any correspondence with any Taxing authority relating thereto.

(b) The Company and each of its Subsidiaries have made adequate provisions in accordance with GAAP, consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all material Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed. Since the date of the most recent consolidated financial statements included in the Company SEC Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries has accrued any liability for Tax, other than in the ordinary course of business.

(c) All federal income Tax Returns and all material state, local and foreign Tax Returns of the Company, each of its Subsidiaries and each Tax-Controlled Joint Venture have been audited and settled, or are closed to assessment, for all years through (i) 2002, in the case of United States Federal Tax Returns, (ii) 2000, in the case of Michigan Tax Returns, (iii) 1999, in the case of foreign Tax Returns and (iv) 1998, in the case of all other Tax Returns. There is no claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any Tax-Controlled Joint Venture for any alleged material deficiency in Taxes, and neither the Company, any Subsidiary nor any Tax-Controlled Joint Venture has been informed in writing of the commencement of any audit or investigation with respect to any material liability of the Company, any of its Subsidiaries or any Tax-Controlled Joint Venture for Taxes that have not been reserved for on the Company’s financial statements. Except for any Taxes reserved for on the Company’s financial statements, no issue has been raised in writing in any prior examination or audit that was not resolved favorably and that, by application of similar principles, reasonably can be expected to result in the assertion of a material deficiency for any other Tax period not so examined or audited and for which the statute of limitations (taking into account extensions) has not expired. There are no agreements in effect to waive or extend the period of limitations for the assessment or collection of any material amount of Tax for which the Company or any of its Subsidiaries may be liable, nor have any such agreements been requested. No material assets of the Company or any of its Subsidiaries are subject to any liens for material Taxes, other than for Tax not yet due and payable or being contested in good faith.

(d) The Company, each of its Subsidiaries and, to the Company’s knowledge, each Tax-Controlled Joint Venture have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable Person (and timely paid to the appropriate Tax authority) proper and accurate amounts for all periods and, to the extent required, have remitted such amounts to the appropriate governmental authorities, in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation); provided, however, that in the case of income taxes, this Section 3.12(d) shall not apply to the extent such Taxes have been reserved for in the Company’s financial statements.

(e) There is no material obligation of the Company, any of its Subsidiaries or any Tax-Controlled Joint Venture to pay or to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company or any of its Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

(f) In the six years immediately preceding the date of this Agreement, no claim for any material amount of Taxes that remains unresolved has been made by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries has filed Tax Returns that the Company or such Subsidiary (as relevant) is or may be subject to taxation by that jurisdiction.

(g) The Company is not (and during the five year period ending on the date hereof, has not been) a United States real property holding corporation within the meaning of Section 897 of the Code.

(h) Neither the Company, any of its Subsidiaries nor any U.S. Tax-Controlled Joint Venture has been a party to or a participant in, or a material advisor (within the meaning of Section 6111(b)(1) of the Code) with respect to a transaction which is listed, or otherwise reportable, within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.

(i) Neither the Company, any of its Subsidiaries nor any U.S. Tax-Controlled Joint Venture has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law which, based on current facts and circumstances, could have a material effect on any period after the Effective Time.

(j) The Company, each of its Subsidiaries and each U.S. Tax-Controlled Joint Venture has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) Neither the Company, any of its Subsidiaries nor any U.S. Tax-Controlled Joint Venture is required (or will be required as a result of the Merger) to include a material item of income or to exclude a material item of deduction for any period after the Effective Time pursuant to Section 481(a) of the Code or any similar provision of state or local Law by reason of a change in accounting method initiated by it or any other relevant party, and neither the Company, any of its Subsidiaries nor any U.S. Tax-Controlled Joint Venture has any knowledge that the Internal Revenue Service has proposed in writing any such adjustment or change in accounting method. Neither the Company, any of its Subsidiaries nor any U.S. Tax-Controlled Joint Venture has any application pending with any Governmental Entity requesting permission for any changes in accounting methods.

(l) Section 3.12(l) of the Disclosure Letter lists each foreign Subsidiary of the Company for which an election has been made pursuant to Section 7701 of the Code and regulations thereunder to be treated as other than its default classification for U.S. federal income tax purposes, and except as set forth on such schedule, each foreign Subsidiary of the Company is classified for U.S. federal income tax purposes according to its default classification.

(m) Neither the Company, any of its Subsidiaries nor, to the Company’s knowledge, any Tax-Controlled Joint Venture, has entered into a transaction under which gain or income has been realized but the taxation of such gain has been deferred under any provision of federal, state, local or foreign Tax

Law or by agreement with any Tax authority (including for example an installment sale, a deferred intercompany transaction or a gain recognition agreement), or a transaction under which previously used Tax losses or credits may be recaptured (including for example a dual consolidated loss or an excess loss account), in each case if such gain recognition or such loss or credit recapture, if triggered, would give rise to a material Tax liability.

(n) At no time has the Company or any of its Subsidiaries had an ownership change described in Section 382(l)(5)(A) of the Code.

(o) There are no Tax sharing or similar agreements or arrangements to which the Company or any of its Subsidiaries is a party and which require a payment to any Person other than the Company or any of its Subsidiaries.

(p) Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(q) Neither the Company nor any of its Subsidiaries owns an interest in a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(r) For purposes of this Agreement, (i) “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof, (ii) “Tax Returns” shall mean any and all reports, returns, computations, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof, in each case, filed or required to be filed with any Governmental Authority, (iii) “Tax-Controlled Joint Venture” means any Company Joint Venture as to which the Company or any of its Subsidiaries (x) is the “tax matters partner,” within the meaning of Section 6231(a)(7) of the Code or (y) has effective control over the preparation of Tax Returns, and (iv) “U.S. Tax-Controlled Joint Venture” means any Tax-Controlled Joint Venture which is organized under the laws of the United States, any state thereof or the District of Columbia, or which is engaged in a trade or business in the United States.

      Section 3.13     Compliance with Law; No Default. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is or has during the past three years been in conflict with, in default with respect to or in violation of any statute, law, ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is, bound or affected. The Company and each of its Subsidiaries have all material permits, licenses, authorizations, consents, certificates, approvals and franchises from Governmental Entities required to own, lease and operate their properties and conduct their businesses in all material respects as currently conducted (“Permits”), and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit. The Company and each of its Subsidiaries are in material compliance with the terms of such Permits. No event has occurred and no circumstance exists that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such material Permit.
      Section 3.14     Environmental Matters. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each of the Company and its Subsidiaries (A) is and has been in compliance with applicable Environmental Laws and (B) has received and is and has been in compliance with all Permits required under Environmental Laws for the conduct of its business;

(ii) neither the Company nor any of its Subsidiaries has been in the past ten years or is presently the subject of any Environmental Claim and, to the knowledge of the Company, no Environmental Claim is pending or threatened against either the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed either contractually or by operation of law by either the Company or any of its Subsidiaries;

(iii) neither the Company nor any of its Subsidiaries nor any other Person has managed, used, stored or disposed of Hazardous Materials on, at or beneath any properties currently owned, leased, operated or used or previously owned, leased, operated or used by the Company or any of its Subsidiaries;

(iv) no properties presently owned, leased or operated by either the Company or any of its Subsidiaries contain any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Materials; and

(v) no Lien imposed by any Governmental Entity pursuant to any Environmental Law is currently outstanding and no financial assurance obligation is in force as to any property leased or operated by either the Company or any of its Subsidiaries.
      (b) This Section 3.14 contains the exclusive representations and warranties with respect to environmental matters.
      (c) For purposes of the Agreement:

(i) “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

(ii) “Environmental Claim” means any claim, cause of action, investigation or notice by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) any violation of any Environmental Law.

(iii) “Environmental Law” means any Law, common Law or any binding agreement issued or entered by or with any Governmental Entity or Person relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building.

(iv) “Hazardous Materials” means any pollutant, contaminant, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any solid or hazardous,

waste, and any toxic, radioactive, or hazardous substance, or material including any substance, material or waste which is defined, regulated or classified as hazardous under any Environmental Law.

(v) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

      Section 3.15     Intellectual Property. (a) The Company and its Subsidiaries own all right, title and interest clear of all Liens other than Permitted Liens, or are validly licensed or otherwise have the right to use or sell, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, trade dresses, corporate names, company names, business names, fictitious business names, domain names, trade styles, service marks, logos and other source or business identifiers, and the goodwill symbolized thereby, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights and computer programs arising under the Laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, “Intellectual Property Rights”) used in the business of the Company or any of its Subsidiaries as of the date of this Agreement, other than such Intellectual Property Rights that are not material to the business of the Company and its Subsidiaries taken as a whole (the “Company Intellectual Property”). Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries taken as whole, (i) during the three years preceding the date of this Agreement, no written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property that is owned by the Company or any of its Subsidiaries (the “Company Owned Intellectual Property”) has been made by a third party to the Company and no such Company Owned Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration, interference, petition to cancel, reexamination, reissue, opposition or other similar proceeding, and, to the Company’s knowledge, no third party is infringing, misappropriating, or otherwise violating any of the Company Owned Intellectual Property, (ii) during the three years preceding the date of this Agreement, no Person has given written notice to the Company or any of its Subsidiaries that the use of any Company Intellectual Property by the Company or any of its Subsidiaries, or that any other activity by any of the foregoing, is or may be infringing or has or may have infringed any domestic or foreign registered patent, patent application, trademark, service mark, trade name, trade dress or copyright or design right, or that the Company or any of its Subsidiaries has misappropriated any trade secret or other confidential information, (iii) to the knowledge of the Company, the making, using, importation, offering for sale, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any method, process, machine, manufacture or product included in the Company Intellectual Property, or any other activity undertaken, by the Company or any of its Subsidiaries, does not infringe any domestic or foreign registered patent, patent application, trademark, service mark, trade name, trade dress, copyright or other Intellectual Property Right of any third party, and does not misappropriate any trade secrets or other confidential information of any third party, (iv) except as would not reasonably be expected to be material to the business of the Company and of its Subsidiaries taken as a whole, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of first offer, forfeiture or termination of any of the Company Intellectual Property or impair the right of Parent to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Intellectual Property.
      (b) The Company and its Subsidiaries have taken all necessary and desirable actions to maintain and protect each item of the Intellectual Property Rights, except for failures to take such actions that, individually or in the aggregate, would not be reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of its, trade secrets and the proprietary nature and value of them included in the Intellectual Property Rights, except for failures to take such precautions that, individually or in the aggregate, have not resulted in and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

      (c) Neither the Company nor any of its Subsidiaries is, nor, as a result of the execution and delivery of this Agreement or its performance of its obligations hereunder, will be, in violation of any agreement relating to the Intellectual Property Rights using in the business except for violations that individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries taken as a whole. Immediately after the completion of the transactions contemplated by this Agreement, the Company will own all right, title and interest in and to or have a license to use all Intellectual Property Rights used in the business or that is necessary for the operation of the business on identical terms and conditions as the Company enjoyed immediately prior to such transactions, except for failures to own or have available for use that, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries taken as a whole.
      Section 3.16     Real Property. (a) Section 3.16(a) of the Disclosure Letter sets forth a true, correct and complete list of all material real property owned by the Company as of the date of this Agreement (the “Owned Real Property”). With respect to each Owned Real Property, (i) either the Company or one of its Subsidiaries has good and marketable title in fee simple to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof and (iii) there are no material leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each material lease pursuant to which the Company or any of its Subsidiaries lease all or a portion of any owned Real Property to a third party is valid, binding and in full force and effect and all rent and other sums and charges payable to the Company and its Subsidiaries as landlords thereunder are current, (b) there are no purchase options, rights of first refusal or similar rights outstanding with respect to any of the Owned Real Properties, and (c) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the tenant thereunder exists under any such lease. Neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of the Company, there is no threatened, condemnation with respect to any of the Owned Real Properties.
      (b) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future (the “Real Property Leases”), is valid, binding and in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current, (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease and (iii) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.
      Section 3.17     Material Contracts. (a) Section 3.17(a) of the Disclosure Letter lists all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Plans) as of the date of this Agreement that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) contain non-compete covenants that restrict in any material respect the operations of the Company or any of its Subsidiaries (or which, immediately following the consummation of the Merger, would restrict in any material respect the operations of the Surviving Corporation or any of its Affiliates);

(iii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv) relate to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount in excess of $20,000,000 as of December 31, 2006 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $20,000,000;

(v) were entered into after September 30, 2006 or not yet consummated, and involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $20,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(vi) relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, would reasonably be expected to result in payments in excess of $20,000,000;

(vii) contain material restrictions with respect to payment of dividends or any distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries outside the ordinary course of business;

(viii) other than in the ordinary course of business and an acquisition permitted under clause (vi) above, obligate the Company to make any capital commitment or expenditure (including pursuant to any joint venture);

(ix) relate to any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit, except for joint venture agreements and other agreements entered into in the ordinary course of business consistent with past practice;

(x) relate to the purchase or sale of material real property; or

(xi) are license agreements that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Company Intellectual Property Rights or licenses out Company Intellectual Property owned by the Company, other than license agreements for software that is generally commercially available.
      Each contract of the type described in clauses (i) through (xi) is referred to herein as a “Material Contract.”
      (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
      Section 3.18     Insurance. The Company and its Subsidiaries maintain insurance policies that are customary for companies of similar size in the industries in which the Company and its Subsidiaries participate. With respect to each such insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any policy.
      Section 3.19     Opinion. Prior to the execution of this Agreement, the Company Financial Advisor has delivered to the Special Committee and the Board of Directors of the Company its written opinion (the “Company Fairness Opinion”) to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. A true, correct and complete copy of Company Fairness Opinion has been delivered to Parent for informational purposes only. The Company has obtained the authorization of the Company Financial Advisor to include a copy of the Company Fairness Opinion in the Proxy Statement and Other Filings. As of the date of this Agreement, the Company Fairness Opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.
      Section 3.20     Required Vote of Company Stockholders. The only vote of the holders of outstanding securities of the Company required by the Certificate of Incorporation, Bylaws, by Law or otherwise to complete the Merger is the affirmative vote of the holders of a majority of the outstanding Shares. The vote required by the previous sentence is referred to together as the “Requisite Stockholder Vote.”
      Section 3.21     State Takeover Statutes. Assuming there has been no breach by any of the Supporting Stockholders of their obligations under Section 6(a) of the Stock Purchase Agreement and assuming neither Parent nor Merger Sub during the past three years has been an “interested stockholder” of the Company as defined in Section 203 of the Corporation Law, the Board of Directors of the Company has taken all actions necessary so that the restrictions on business combinations contained in Section 203 of the Corporation Law and as a result of the applicable provisions of the Stock Purchase Agreement shall be inapplicable to the execution, delivery or performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement. No other Takeover Law is applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger, or the other transactions contemplated by this Agreement.
      Section 3.22     Rights Agreements. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has otherwise adopted, any stockholder rights agreements, stockholder rights plans, “poison pills” or other similar arrangements. The Company shall not, for so long as this Agreement remains in effect, (i) become a party to or adopt any such arrangements or (ii) alter or suspend its announced policy requiring the adoption of such arrangements to be submitted to a vote of the Company’s stockholders.
      Section 3.23     Customers and Suppliers. Section 3.23 of the Disclosure Letter sets forth a true, complete and correct list of the Company’s 10 largest customers (“Significant Customers”) and 10 largest suppliers (“Significant Suppliers”) by volume of sales (by dollar volume) and purchases (by dollar volume), respectively, for each of 2005 and the first ten months of 2006. Since December 31, 2005, none of the Company or the Significant Subsidiaries has received any written indication from any Significant Customer or Significant Supplier to the effect that such customer or supplier will stop buying or supplying materials, products or services from or to the Company or the Significant Subsidiaries, which would reasonably be expected to have a Material Adverse Effect.
      Section 3.24     Affiliate Transactions. Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than any Subsidiary of the Company), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been properly disclosed.

      Section 3.25     Product Warranties; Product Liability Claims. As of the date of this Agreement, no product warranty, product liability, product recall or similar claims have been made against or with respect to the Company’s business since December 31, 2005 except for claims that are not material to the business of the Company and its Subsidiaries taken as a whole. No Person (including, but not limited to, Governmental Entities of any kind) has asserted in writing any material claim against the Company or any Significant Subsidiary under any Law relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures or other advertising materials used by or in the conduct of the Company’s business.
      Section 3.26     Foreign Corrupt Practices Act. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or failed to comply in any material respect with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.
ARTICLE IV
REPRESENTATIONS AND
WARRANTIES OF PARENT AND MERGER SUB
      Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
      Section 4.1     Organization. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. As of the date hereof, all of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Merger or receipt of the Debt Financing.
      Section 4.2     Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub (other than the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
      Section 4.3     Proxy Statement; Other Filings. None of the information to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub specifically for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special

Meeting, and none of the information supplied or to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub specifically for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent, Merger Sub nor any Affiliate of Parent or Merger Sub makes any representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.
      Section 4.4     Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by Section 4.4(b)(i)—(iv) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law, (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective properties assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or by which any of its or any of their respective assets are bound, except in the case of clauses (ii) through (iv), which would not prevent or materially delay the consummation of the transactions contemplated hereby.
      (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act and Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary and (iv) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby. As of the date of this Agreement, other than as set forth on Section 4.4(b) of the Parent Disclosure Letter, neither Parent nor Merger Sub is aware of any fact, event or circumstance specifically relating to Parent or Merger Sub or their Affiliates that would reasonably be expected to prevent or materially delay the receipt of any consent, approval, authorization or permit of any Governmental Entity required pursuant to Article VI to consummate the transactions contemplated by this Agreement.
      Section 4.5     Debt Financing. Parent has delivered to the Company true, correct and complete copies of executed commitment letter(s) (as the same may be amended, the “Debt Financing Commitments”), as set forth in Section 4.5 of the Parent Disclosure Letter, pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”). As of the date of this Agreement, except as permitted by this Agreement, none of the Debt Financing Commitments has been amended or modified, and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded. As of the date of this Agreement, the Debt Financing Commitments are in full force and effect. There are no conditions precedent to the funding of the full amount of the Debt Financing, other than as set forth in the Debt Financing Commitments. The aggregate proceeds contemplated by the Debt Financing Commitments, if obtained, together with the available cash of the Company, Parent and Merger Sub on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement, and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement. Neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Debt Financing Commitments. Parent has fully paid any and all commitment fees that have been incurred and are due to be paid in connection with the Debt Financing Commitments, and Parent will pay when due all other commitment fees arising under the Debt Financing Commitments as and when they become payable. As of the date of this Agreement, Parent and Merger Sub have no contracts, arrangements or understandings with any Person concerning the contributions to be made to Parent or Merger Sub in connection with the transactions contemplated by this Agreement other than as set forth in the Debt Financing Commitments, nor any contracts or non-binding arrangements or understandings with any Person concerning the ownership and operation of Parent, Merger Sub or the Surviving Corporation.
      Section 4.6     Guarantee. Concurrently with the execution of this Agreement, Guarantor has delivered to the Company the Guarantee, dated as of the date of this Agreement, in favor of the Company, in the form set forth in Section 4.6 of the Parent Disclosure Letter.
      Section 4.7     Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, and neither Parent nor Merger Sub is subject to any outstanding order, writ, injunction or decree, in each case, which has had or would reasonably be expected to have a Parent Material Adverse Effect.
      Section 4.8     Ownership of Merger Sub; No Prior Activities.
      (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
      (b) All of the outstanding capital stock of Merger Sub is owned directly by Parent, subject to the final proviso contained in Section 8.2. As of the date of this Agreement, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise; provided, that Parent or Merger Sub or Affiliates thereof may purchase Shares from the Supporting Stockholders. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.
      (c) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, including without limitation the Debt Financing Commitments, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
      Section 4.9     Vote Required. No vote of the holders of any class or series of capital stock or other equity interests of Parent is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby. Parent, in its capacity as the sole stockholder of Merger Sub, shall adopt this Agreement within twenty-four (24) hours after the execution of this Agreement.
      Section 4.10     Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Parent or Merger Sub or any of their Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Joseph & Co. Inc., whose fees and expenses shall be paid by Parent or its Affiliates.
      Section 4.11     Financial Statements. Each of the consolidated financial statements contained in the documents required to be filed by Guarantor under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2006, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Guarantor and Guarantor’s consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which would not reasonably be expected to have a material adverse effect on Guarantor).
      Section 4.12     Limitation on Warranties. Each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective directors, officers, shareholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.
ARTICLE V
COVENANTS
      Section 5.1     Conduct of Business of the Company. Except as expressly permitted by this Agreement or as set forth in Section 5.1 of the Disclosure Letter, as required by applicable Law or the regulatory requirements of the New York Stock Exchange or unless Parent shall otherwise consent in writing, during the period from the date of this Agreement to the Effective Time, the Company will conduct, and will cause each of its Subsidiaries to conduct, its operations in all material respects according to its ordinary and usual course of business, consistent with past practice, and the Company will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact in all material respects its business organization, to keep available the services of its current officers and key employees and to preserve the goodwill of and maintain satisfactory relationships with its customers and those other Persons having material business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly permitted in this Agreement or as set forth in Section 5.1 of the Disclosure Letter or as required by applicable Law or the regulatory requirements of the New York Stock Exchange, during the period specified in the preceding sentence, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:

(a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than (i) to the Company or any wholly-owned Subsidiary of the Company, (ii) the issuance of Shares pursuant to the exercise of Options or SARs or settlement of RSUs or Performance Shares or Deferred Unit Accounts, in each case, that are outstanding as of the date of this Agreement and in accordance with the existing terms of such awards, (iii) the issuance of equity incentive compensation awards under the LTSIP as set forth in Section 5.1 of the Disclosure Letter and (iv) as required under the Company’s existing credit agreements and indentures;

(b) amend or otherwise change the Company’s certificate of incorporation or by-laws or other comparable governing documents of the Significant Subsidiaries;

(c) acquire or redeem, directly or indirectly, or amend (i) any Company Securities other than in connection with the exercise of outstanding equity awards or (ii) any Subsidiaries Securities other than in the ordinary course of business;

(d) split, combine, redenominate or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock, property or otherwise) on any shares of its capital stock, options, warrants, convertible securities or other rights of any kind to acquire or receive capital stock of the Company (except for any dividend or distribution by a Subsidiary to the Company or any wholly-owned Subsidiary of the Company or to any other Person in proportion to its ownership interest in such Subsidiary);

(e) (i) engage in or offer to make any acquisition, by means of a merger, consolidation or otherwise, of any business or division thereof or any sale, lease, encumbrance or other disposition of assets or securities, in any case outside the ordinary course of business and involving a transaction value in excess of $10,000,000 (or $30,000,000 in the aggregate), or (ii) except in the ordinary course of business and except in connection with actions expressly permitted pursuant to this Section 5.1, enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, waive, release or assign any right or claim under, a contract or agreement that would be a Material Contract (if it existed as of the date of this Agreement) or amend or terminate any Material Contract or grant any release or relinquishment of any material rights under any Material Contract;

(f) except for borrowings under the Company’s existing credit, securitization and factoring facilities in the ordinary course of business, incur, create, assume or otherwise become liable for, or prepay, any indebtedness for borrowed money (including the issuance of any debt security) having an aggregate principal amount at any time outstanding in excess of $50,000,000;

(g) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of, or make any loans, advances or capital contributions to; any other Person (other than the Company or any wholly-owned Subsidiary of the Company), in any case outside the ordinary course of business in an aggregate amount in excess of $10,000,000;

(h) other than in the ordinary course of business, enter into or materially increase or decrease the outstanding balances of (i) any intercompany loan or (ii) intercompany debt arrangements, or, except for any of the foregoing actions in connection with the Company’s securitization facilities;

(i) mortgage, pledge or otherwise similarly encumber any of its material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon, other than Permitted Liens;

(j) incur capital expenditures that would result in the Company materially exceeding or making it reasonably likely it will materially exceed the 2007 capital expenditure forecast publicly disclosed by the Company prior to the date of this Agreement;

(k) change in any material respect any of the accounting, reserving, underwriting, claims or actuarial methods, principles or practices used by it, or any of the working capital policies applicable to the Company and its Subsidiaries, except as required by Law, GAAP or applicable statutory accounting principles;

(l) other than in the ordinary course of business, after consultation with Parent, make or change any material Tax election, settle or compromise any material Tax liability, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund or enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;

(m) agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in Shares, Preferred Shares, or other Company Securities or in Subsidiary Securities;

(n) enter into, forgive, renew, or amend in any material respect any loans to officers or directors or any of their respective Affiliates or Associates;

(o) except as may be required by Law or any collective bargaining agreement, (i) enter into any new, or amend, terminate or renew any existing material Plan; (ii) grant any material increases in the compensation, perquisites or benefits or pay any bonuses to any executive officers or directors (other than as necessary to implement the pension savings plan for salaried employees as previously communicated to such employees); (iii) accelerate the vesting or payment of any compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, independent contractors or service providers (other than any such acceleration required by the terms of the Plans applicable to such individuals as in effect on the date of this Agreement), or otherwise pay any amounts not due such individual; or (iv) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would reasonably be expected to result in the holder of a change in control or similar agreement identified in Section 5.1 of the Disclosure Letter having

“good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement;

(p) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreement subject to the Plans, other than in the ordinary course consistent with past practice;

(q) except as required by Law or in the ordinary course of business, enter into, materially amend or extend any collective bargaining or other labor agreement;

(r) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries or the Surviving Corporation after the Effective Time;

(s) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business following reasonable consultation with and taking into account the views of Parent that involve only the payment of monetary damages not in excess of $5,000,000 individually or $15,000,000 in the aggregate or consistent with the reserves of $18,400,000 reflected in the Company’s balance sheet at December 31, 2006, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(t) enter into any agreement, understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

(u) fail to use reasonable best efforts to keep in force its current material insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries;

(v) merge or consolidate the Company or any of its Subsidiaries with any Person, other than the Company or any of its Subsidiaries, and other than mergers or consolidations of Subsidiaries in acquisitions that are otherwise permitted by Section 5.1(e);

(w) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Significant Subsidiaries;

(x) fail to comply with the Company’s related party transaction policy, a copy of which is attached in Section 5.1(x) of the Disclosure Letter;

(y) amend, modify or waive in any material respect any of the provisions of the transaction documents, or enter into any new or additional agreements related thereto, in connection with the sale of the Company’s North American interiors business (without the consent of Parent, which shall not be unreasonably withheld); provided, that the foregoing shall not prevent the Company from taking such actions as do not materially and adversely affect the economics of such transactions;

(z) other than in the ordinary course of business (and not for speculative purposes), enter into any contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and indices; or

(aa) authorize, commit or agree to take any of the foregoing actions.

      Section 5.2     Solicitation. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the Solicitation Period End-Date, the Company and its Representatives shall have the right (acting under the direction of the Board of

Directors of the Company or, if then in existence, the Special Committee) to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any Person given such access which was not previously provided or made available to Parent; and (ii) participate in discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.
      (b) Subject to Section 5.2(c), from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and take reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information, it being understood that providing non-public information in the ordinary course of business will not, in and of itself, constitute encouragement hereunder) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than to state only that they are not permitted to have discussions), or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing. Notwithstanding the foregoing, the Company may continue to take any of the actions described in clause (i) above from and after the Solicitation Period End-Date with respect to any party that has made an Acquisition Proposal prior to the Solicitation Period End-Date or with whom the Company is having ongoing discussions or negotiations as of the Solicitation Period End-Date regarding a possible Acquisition Proposal (each such party, an “Excluded Party”). Notwithstanding anything contained in this Section 5.2 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Acquisition Proposal made by such party is withdrawn, is terminated or expires or such discussions or negotiations have been terminated. The Company shall promptly notify Parent when an Excluded Party ceases to be an Excluded Party. At the Solicitation Period End-Date, other than with respect to Excluded Parties, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal and use reasonable best efforts to cause to be returned or destroyed in accordance with the terms of the applicable confidentiality agreement any confidential information provided to such Person on behalf of the Company or any of its Subsidiaries.
      (c) Notwithstanding anything to the contrary contained in Section 5.2(b) and in addition to the rights of the Company pursuant to Section 5.2(a), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) believes in good faith to be bona fide, (ii) the Company has not intentionally or materially breached this Section 5.2, (iii) the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) determines in good faith that failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the stockholders of the Company under applicable law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company (x) will not, and will not allow its Subsidiaries to, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (y) will promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to Parent. Notwithstanding anything to the contrary contained in Section 5.2(b) or this Section 5.2(c), prior to obtaining the Requisite Stockholder Vote, the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.
      (d) Within 24 hours following the date that is thirty (30) days after the date of this Agreement, the Company shall (i) notify Parent in writing of the identity of each Person (A) who has made an Acquisition Proposal prior to such date, (B) with whom the Company is having ongoing discussions or negotiations or (C) to whom the Company has provided non-public information and (ii) provide Parent a copy of each Acquisition Proposal received from any such Person, including the pricing and other material terms and conditions (or, where no such copy is available, a description of such Acquisition Proposal). From and after the date that is thirty (30) days after the date of this Agreement, the Company shall promptly (within 24 hours) notify Parent in the event that the Company, its Subsidiaries or Representatives (I) receives any Acquisition Proposal, (II) receives any request for information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or requests from an Excluded Party, (III) receives any inquiry or request for discussions or negotiations regarding any Acquisition Proposal or (IV) enters into an Acceptable Confidentiality Agreement. The Company shall notify Parent promptly (within 24 hours) of the identity of any Person making any request or proposal referenced in (I), (II), (III) or (IV) and provide a copy of such Acquisition Proposal, inquiry or request, including the pricing and other material terms and conditions (or, where no such copy is available, a written description of such Acquisition Proposal, inquiry or request), including any material modifications thereto. From and after the date that is thirty (30) days after the date of this Agreement, the Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request (including pricing and other material terms and conditions thereof and of any material modification thereto), and any material developments (including through discussions and negotiations), including furnishing copies of any written inquiries, correspondence and draft documentation). Without limiting the foregoing, from and after the date that is thirty (30) days after the date of this Agreement, the Company shall promptly (within 24 hours) notify Parent orally and in writing if it determines to begin providing or making available information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(c), including but not limited to, with respect to a Person who would be an Excluded Party at the Solicitation Period End-Date. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except with respect to an Acceptable Confidentiality Agreement as permitted or required pursuant to this Section 5.2, and neither the Company nor any of its Subsidiaries shall be a party to any agreement that prohibits the Company from providing or making available to Parent or Merger Sub any information provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement. Except to facilitate the making of a Superior Proposal, the Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill agreement if it determines in good faith, after consultation with outside counsel, that such actions are necessary to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable Law.
      (e) Notwithstanding anything in Section 5.2(b)(ii) to the contrary, the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) may at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the stockholders of the Company under applicable Law: (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; approve, recommend or endorse, or propose publicly to approve, recommend or endorse, any Acquisition Proposal; or make other statements that are reasonably calculated or expected to have the same effect (a “Change of Board Recommendation”); and/or (y) if the Company receives an Acquisition Proposal which the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after considering all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to clause (ii) below, terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal (provided, that and in such event, the Company substantially concurrently enters into such definitive agreement); provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Superior Fee or the Company Breakup Fee, as the case may be, pursuant to Section 7.4(b), and otherwise complies with the provisions of Section 7.1(i) and Section 7.4(b); and provided further that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) (in the case where the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) is considering another Acquisition Proposal) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have intentionally or materially breached this Section 5.2 and (B):

(i) the Company shall have provided prior written notice to Parent at least ten days in advance (the “Notice Period”) of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to a Superior Proposal (including, without limitation, any revision in price), the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of Section 5.2(e)(i) with respect to such new written notice except that the Notice Period with respect thereto shall be ten days for the first such material revision to a Superior Proposal and three days for each subsequent material revision to a Superior Proposal thereafter; provided, however, the Company shall be obligated to negotiate with Parent pursuant to this Section 5.2(e)(ii) on only one occasion if, but only if, the initial Superior Proposal received by the Company is $37 per share or greater to the Company’s stockholders; for avoidance of doubt, if the initial Superior Proposal received by the Company is greater than $36 per share to the Company’s stockholders but less than $37 per share to the Company’s stockholders and thereafter any Person makes a Superior Proposal for a price per share more than the initial Superior Proposal, then the Company shall be required to deliver a new written notice to Parent and comply with the other requirements of Section 5.2(e)(i) with respect to such new written notice notwithstanding that the price contained therein is greater than $37 per share to the Company’s stockholders.
      (f) The Company agrees that any violations of the restrictions in this Section 5.2 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2 by the Company.
      (g) Although nothing contained in this Section 5.2 shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a)

and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure of confidential information to third parties prohibited by Section 5.2(d), if such statement constitutes a Change of Board Recommendation, then it shall have the effects of a Change of Board Recommendation for all purposes under this Agreement, or (ii) disclosing the fact that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee if it still exists) has received an Acquisition Proposal and the terms of such proposal, if the Board of Directors of the Company (acting through the Special Committee if it still exists) determines, after consultation with its outside legal counsel, that it is required to make such disclosure in connection with its fiduciary duties under applicable Law or to comply with obligations under the federal securities Laws or New York Stock Exchange or the rules and regulations of any U.S. securities exchange upon which the capital stock of the Company is listed.
      (h) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the Corporation Law (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply, unless (i) such actions are taken simultaneously with a termination of this Agreement pursuant to Section 7.1(a) or 7.1(i) or (ii) such Person agrees the exemption of such Person is limited to permitting such Person to form a group for purposes of making an Acquisition Proposal without becoming an “interested person” for purposes of Section 203 of the Corporation Law as a result of forming such group and further agrees that the group and its members continue to remain subject to Section 203 of the Corporation Law for all other purposes.
      (i) For purposes of this Agreement, (i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues of the Company and its Subsidiaries, taken as a whole, or 30% or more of the Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 30% or more of the Company Securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 30% or more of the net revenues of the Company and its Subsidiaries, taken as a whole, in each case excluding the disposition of the North American interiors business of the Company and its Subsidiaries, and (ii) “Superior Proposal” means any bona fide Acquisition Proposal (except that reference to 30% will be deemed to be reference to “more than 50%”) that (x) is on terms that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement; and (y) which the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated (taking into account the financeability of such proposal).
      (j) Neither Parent, Merger Sub nor any of their Affiliates shall take any action with the purpose of (i) restricting competing proposals or (ii) prohibiting (whether under any new or existing agreement) any lender from providing debt financing to any Person making or contemplating making an Acquisition Proposal.
      (k) After consultation with outside counsel, the Board of Directors of the Company, consistent with the exercise of its fiduciary duties, shall take such actions consistent with its obligations under this Agreement, as it deems reasonably required to assure the integrity of the process contemplated by this Section 5.2.
      Section 5.3     Access to Information. (a) Subject to the restrictions imposed by applicable Law, from and after the date of this Agreement, the Company will, and will use reasonable best efforts to cause the Company Joint Ventures to, (i) give Parent and Merger Sub and (subject to the confidentiality agreement reasonably satisfactory to the Company) their prospective lenders and prospective purchasers of Parent or Merger Sub equity and their respective Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, forecasts, contracts, commitments and records (including Tax Returns) of the Company, its Subsidiaries and the Company Joint Ventures and use their reasonable best efforts to cause the Company’s, its Subsidiaries’ and the Company Joint Ventures’ respective Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) consent to the use of the Company’s financial statements for purposes of filings with the SEC pursuant to securities Laws and use reasonable best efforts to cause the Company’s accountants to provide consents, comfort letters and any other customary deliverables in connection with any securities offerings, (iii) subject to the limitations described in clause (i), permit Parent and Merger Sub to make such inspections as they may reasonably require, (iv) cause its officers and those of its Subsidiaries and of the Company Joint Ventures to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company, its Subsidiaries and of the Company Joint Ventures as Parent or Merger Sub may from time to time request and (v) furnish promptly upon request to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company, any of its Subsidiaries or the Company Joint Ventures during such period pursuant to the requirements of the federal or state securities Laws; provided, however, that any such access shall be conducted as not to unreasonably interfere with the operation of the business conducted by the Company, any of its Subsidiaries or the Company Joint Ventures.
      (b) Information obtained by Parent or Merger Sub pursuant to Section 5.3(a) shall be subject to the provisions of the Confidentiality Agreement. Parent and Merger Sub are hereby authorized to release and disclose, and to permit the release and disclosure of, any information, including non-public information concerning the Company, including, without limitation, information concerning its business, operations and financial condition, in the manner contemplated in the Debt Financing Commitments.
      (c) Nothing in this Section 5.3 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its respective obligations with respect to confidentiality; provided, that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, or (ii) result in a violation of applicable Law or loss of privilege.
      (d) No investigation by and of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth herein.
      Section 5.4     Stockholder Approval. Unless this Agreement has been terminated pursuant to Section 7.1, the Company, acting through its Board of Directors and in accordance with applicable Law, shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable (and in any event within 45 days) after the SEC clears the Proxy Statement for the purpose of obtaining the Requisite Stockholder Vote in connection with this Agreement and the Merger. Except in the event of a Change of Board Recommendation specifically permitted by Section 5.2(e), (a) the Proxy Statement shall include the Company Board Recommendation, (b) the Board of Directors of the Company shall use its reasonable best efforts to obtain from its stockholders the Requisite Stockholder Vote in favor of the adoption of this Agreement and (c) after the Solicitation Period End-Date, the Board of Directors shall publicly reaffirm the Company Board Recommendation within 48 hours after any such request by Parent (which request shall not be made on more than three occasions). Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, the Company shall submit this Agreement to its stockholders at the Special Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.
      Section 5.5     Proxy Statement; Other Filings. As promptly as reasonably practicable after the date of this Agreement (and in any event within 35 days assuming Parent timely supplies the information required from it and timely provides reasonable cooperation), (a) the Company shall prepare and file with the SEC, subject to the prior review, comment and approval of Parent (which approval shall not be unreasonably withheld or delayed), the Proxy Statement and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings as required by the Exchange Act. Each of the Company and Parent shall promptly obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date after clearing comments received from the SEC. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company in each case, as promptly as reasonably practicable. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.
      Section 5.6     Reasonable Best Efforts; Consents and Governmental Approvals. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, to file or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to expeditiously consummate and make effective the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, licenses, approvals, authorizations, permits or orders form Governmental Entities or other Persons.
      (b) Without limiting the foregoing in Section 5.6(a), each of the Company, Parent and Merger Sub agrees to (i) use its reasonable best efforts to make any required submissions under the HSR Act and Foreign Antitrust Laws which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby as promptly as reasonably practicable, but in any event, within fifteen (15) Business Days, in the case of the HSR Act, and, in the case of Foreign Antitrust Laws, initiate contact with the relevant authorities (and if possible make relevant submissions) within thirty (30) Business Days after the date of this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or Foreign Antitrust Laws, and each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take or cause to be taken all commercially reasonable actions necessary, proper or advisable consistent with this Section 5.6 to cause the expiration or termination of the applicable waiting periods under the HSR Act and Foreign Antitrust Laws as soon as practicable, and (ii) cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, permits, authorizations, approvals or waivers. Each of Parent, Merger Sub and the Company shall promptly inform the other parties hereto of any oral, and provide copies of any written, communication with a Governmental Entity regarding any such filings or information. No party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside counsel only). In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date hereof, the parties hereto agree to cooperate and will use their reasonable best efforts to defend vigorously against it and respond thereto.
      (c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably withhold or delayed), none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other material obligation due to such Person and (ii) except pursuant to the terms of the Debt Financing Commitments, neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation (provided, however, that Parent and Merger Sub give the Company the opportunity to make such payments).
      (d) Nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any material respect the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, the obligations of this Section 5.6 shall not apply to each of Parent and Merger Sub if compliance with this Section 5.6 would result in, or would reasonably be expected to result in, a Material Adverse Effect.
      Section 5.7     Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the Certificate of Incorporation or By-laws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries or in any indemnification agreement or arrangement, as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time unless otherwise required by Law. In addition to and not in limitation of the foregoing, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Person against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (with the prior written consent of Parent) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company), except for in any case, any claim, judgments, fines, penalties and amounts to be paid which relate to any act or omission which constitutes a material violation of Law and except for other exceptions to indemnification that are required by Law. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Person in the defense of any such Action. The Surviving Corporation shall have the right to assume control of and the defense of, any Action, suit, proceeding, inquiry or investigation to which this Section 5.7(a) shall apply; provided, however, that the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of applicable Indemnified Persons) for all Indemnified Persons in any jurisdiction with respect to any single Action, suit, proceeding, inquiry or investigation, unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest that would make such joint representation inappropriate. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.7(a). The advancement of any amounts to be paid in respect of legal and other fees and expenses pursuant to this Section 5.7(a) shall be subject to an undertaking of the recipient, to the extent required by the Corporation Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification from the Surviving Corporation.
      (b) The Company shall purchase on or prior to the Effective Time, and the Surviving Corporation shall maintain with reputable and financially sound carriers, tail policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies and fiduciaries liability policies (i) shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) shall contain coverage that is at least as protective to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent) and shall in any event include nonmanagement directors Side A (DIC) coverage. The Surviving Corporation shall provide copies of such policies to the past, current and future directors and officers of the Company entitled to the benefit thereof as reasonably requested by such persons from time to time. Notwithstanding the foregoing, if the coverage described above cannot be obtained or can only be obtained by paying aggregate premiums in excess of 300% of the aggregate annual amount currently paid by the Company for such coverage, the Surviving Corporation shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 300% of the aggregate amount currently paid by the Company for such coverage. Guarantor may substitute an alternative for the tail policies that affords, in the aggregate, no less favorable protection to such officers and directors; provided, that any such alternative is approved by the Company’s Board of Directors prior to the Effective Time (which approval may be withheld in its discretion).
      (c) This Section 5.7 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.
      (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
      (e) In the event that the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.7.
      (f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to or in substitution for any such claims under any such policies, provided, that for avoidance of doubt, neither Parent nor the Surviving Corporation shall be required to make any payments thereunder or in connection therewith.
      Section 5.8     Employee Matters. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation and each of its Subsidiaries to honor, in accordance with their terms, all Plans. With respect to each Nonqualified Deferred Compensation Plan, Parent shall or shall cause the Surviving Corporation and each of its Subsidiaries to, timely adopt such amendments as are necessary to comply with Section 409A of the Code.
      (b) Parent will cause the Surviving Corporation to give credit for all service rendered by the individuals employed by the Company and its Subsidiaries at the Effective Time (including employees who are not actively at work on account of illness, disability or leave of absence (the “Current Employees”) (or service credited by the Company and its Subsidiaries) prior to the Effective Time for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) under employee benefit plans of the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes. Current Employees will not be subject to any pre-existing condition limitation under any health plan of the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will cause the Surviving Corporation and its Subsidiaries to give such Current Employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time. Nothing in this Section 5.8 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.
      (c) Until January 1, 2008, Parent shall, and shall cause the Surviving Corporation to, provide each Current Employee (other than Current Employees who have entered into or will enter into an individual employment agreement with the Company or any of its Subsidiaries) with severance benefits that are no less favorable, in the aggregate, than those that would have been provided to such Current Employee immediately prior to the Effective Time.
      (d) No later than three Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Merger Sub to make reasonable revisions thereto.
      (e) This Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.8, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.8.
      Section 5.9     Takeover Laws. The Company shall, upon the request of Parent or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist at Parent’s cost and expense in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.
      Section 5.10     Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event, which is likely to result in the failure of a condition set forth in Article VI; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.
      Section 5.11     Financing.
      (a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing and the transactions contemplated by this Agreement, including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters reasonably satisfactory in form and substance to the Company in connection with bank information memoranda; provided, that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries; provided further, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iii) as promptly as reasonably practical, furnishing Parent and its Debt Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in a private placement memorandum relating to private placements under Rule 144A of the Securities Act at the time during the Company’s fiscal year such offerings will be made (the “Required Information”), (iv) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, to reasonably cooperate with and assist Parent or Merger Sub in obtaining such documentation and items, (v) using commercially reasonable efforts to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay off of existing indebtedness and the release of related Liens, if any), provided, that no obligation of the Company or any of its Subsidiaries under such executed documents shall be effective until the Effective Time, (vi) taking all actions necessary to (A) permit the prospective Debt Financing and equity sources to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts in connection with the foregoing and (viii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any of the Subsidiaries of the Company is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts; it being understood that the Company shall have satisfied each of its obligations set forth in clauses (i) through (viii) of this sentence if the Company shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. The Company hereby consents to the use of its and its Subsidiaries’ logos as may be reasonably necessary in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. Nothing in this Section 5.11(a) shall require the Company or any of its Subsidiaries to provide any assistance to the extent it would interfere unreasonably with the ongoing business or operations of the Company or any of its Subsidiaries. As of the date of this Agreement, the Company believes that it will be able to satisfy on a timely basis the terms and conditions to be satisfied by it in this Section 5.11(a). Notwithstanding anything in this Section 5.11(a) to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing prior to the Effective Time. Upon the valid termination of this Agreement (other than in accordance with Section 7.1(f)), Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries, officers, employees, representatives and advisors in connection with their respective obligations pursuant to this Section 5.11(a). Parent and Merger Sub hereby agree and acknowledge that the Debt Financing does not constitute a condition to the consummation of the transactions contemplated by this Agreement. Parent and Merger Sub shall, on a joint and several basis indemnify and hold harmless the Company and its Subsidiaries, directors, officers, employees, representatives and advisors from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.11(a) or in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, except to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from or arose out of the gross negligence or willful misconduct of the Company or any of its Subsidiaries. Nothing contained in this Section 5.11(a) or otherwise shall require the Company to be an issuer or other obligor with respect to the Debt Financing prior to the Closing.
      (b) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments. Notwithstanding the foregoing, nothing in this Agreement shall require the Board of Directors of the Company to take any action to approve any third party financing provided in connection with the Merger.
      (c) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub may at any time with any Person enter into discussions regarding, and may enter into arrangements and agreements relating to, the transfer or sale by Parent, Merger Sub or their Affiliates of a direct or indirect equity interest in Parent or Merger Sub of up to 49% of such equity.
      Section 5.12     Subsequent Filings. Until the Effective Time, the Company will use reasonable best efforts to timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended.
      Section 5.13     Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, however, that the restrictions set forth in this Section 5.13 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to and in compliance with Section 5.2.
      Section 5.14     Restructuring Cooperation. Prior to the Effective Time, the Company shall cooperate, cause each Subsidiary to cooperate and use its reasonable best efforts to cause each Company Joint Venture to cooperate, in undertaking such restructurings, if any, as are reasonably requested by Parent in furtherance of the transactions contemplated by this Agreement and the Debt Financing.
      Section 5.15     Resignation of Directors. Prior to the Effective Time, the Company will cause each member of its Board of Directors to execute and deliver a letter, which will not be revoked or amended prior to the Effective Time, effectuating his resignation as a director of the Company effective at the Effective Time.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
      Section 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Vote.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(c) HSR Act and Foreign Antitrust Laws. Any waiting period under the HSR Act applicable to the Merger or any of the other transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted, and any pre-Closing approval or consent under Foreign Antitrust Laws applicable to the Merger shall have been granted, except to the extent the failure to obtain any such approval or consent under Foreign Antitrust Laws could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
      Section 6.2     Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Sections 3.2, 3.6(c) and 3.9(m) shall be true and correct in all material respects and the remaining representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein), except for such failures to be true and correct as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case the truth and correctness of such representations and warranties shall be measured on and as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred (i) any event, change, effect, development, condition or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) any Force Majeure Event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided, that for purposes of this Section 6.2(d)(ii), the provisos included in the definition of Material Adverse Effect shall not be taken into account).

(e) Cooperation with Debt Financing. The Company shall have performed the obligations and satisfied the requirements set forth on Annex A with respect to the Debt Financing.

(f) Tax Certificate. The Company shall have provided a certificate duly completed and executed pursuant to Section 1.897-2(h) and 1.1445-2(c) of the Treasury Regulation, certifying that the Shares of the Company are not United states real property interests within the meaning of Section 897(c) of the Code.
      Section 6.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “materiality” qualifications contained therein), except for such failures to be true and correct as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

(d) Solvency Opinion. The Company shall have received a solvency opinion from a firm reasonably acceptable to the Company and Parent, addressed to the Company’s Board of Directors, in customary form and substance.

ARTICLE VII
TERMINATION; AMENDMENT; WAIVER
      Section 7.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Stockholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable or (ii) any Governmental Entity shall have finally and non-appealably declined to grant any of the approvals of any Governmental Entity the receipt of which is necessary to satisfy the condition set forth in Section 6.1(c); provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action in accordance with Section 5.6;

(c) by either the Company or Parent if the Merger shall not have been consummated on or before September 15, 2007, as extended at the election of Parent, to the end of the Marketing Period, if the Marketing Period has commenced and such end of the Marketing Period would be later (such date, as extended pursuant to this Section 7.1(c), the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement; provided, however, that (i) if all of the conditions to the Closing set forth in Article VI shall be satisfied on or prior to September 15, 2007 (other than conditions with respect to actions the respective parties will take at the Closing itself, provided that such conditions are capable of being satisfied) other than those set forth in Section 6.1(c), then the Outside Date shall be extended at the election of Parent to a date not later than November 1, 2007, or (ii) if there is an arbitration pursuant to Section 8.3 that has not been terminated by Parent, then the Outside Date shall be extended to a date (which date shall be specified by Parent) that is no later than seven days after a final decision of the arbitrators;

(d) by either the Company or Parent if the Special Meeting shall have been convened and a vote with respect to the adoption of this Agreement by the Requisite Stockholder Vote shall not have been obtained (unless the Special Meeting is adjourned or postponed to vote on the Merger at a subsequent date, which in any event shall not be later than five days prior to the Outside Date);

(e) by the Company if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or, if provided herein, as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions in Section 6.2(a) or 6.2(b)are incapable of being satisfied;

(f) by Parent if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of the Company (except the covenants and agreements in Sections 5.2 and 5.4), which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or, if provided herein, as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions contained in Section 6.3(a) or 6.3(b) are incapable of being satisfied;

(g) by Parent if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or its Board of Directors (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iii) within 48 hours of a request by Parent for the Company to reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company, the Company fails to issue a press release that reaffirms the Company Board Recommendation, (iv) the Company shall have intentionally or materially breached any of its obligations under Section 5.2 or 5.4, (v) the Company shall have failed to include in the Proxy Statement distributed to stockholders the Company Board Recommendation, or (vi) the Company or its Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing;

(h) by Parent if since the date of this Agreement, there shall have been an event, change, effect, development, condition or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that cannot be cured by the Outside Date;

(i) by the Company at any time prior to receipt of the Requisite Stockholder Vote, in accordance with and subject to the terms and conditions of, Section 5.2(e); provided that the Company shall substantially concurrently with such termination enter into the Alternative Acquisition Agreement;

(j) by the Company if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied and Parent has failed to consummate the Merger no later than ten calendar days after the final day of the Marketing Period; or

(k) by Parent if a Force Majeure Event has occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that cannot be cured by the Outside Date (provided, that for purposes of this Section 7.1(k), the provisos included in the definition of Material Adverse Effect shall not be taken into account).

      Section 7.2     Written Notice of Termination. The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h), (i), (j) or (k) of Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
      Section 7.3     Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, this Agreement, except for the provisions of Sections 5.3(b), 7.2, 7.3, 7.4 and Article VIII and the cost reimbursement and indemnity provisions of Sections 5.11, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, stockholders or Affiliates.
      Section 7.4     Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.
      (b) Notwithstanding the foregoing;

(i) if

(A) either Parent or the Company terminates this Agreement pursuant to Section 7.1(d), and the Company (I) enters into a definitive agreement with respect to an Acquisition Proposal within 12 months after the termination of this Agreement and such transaction is completed and (II) such Acquisition Proposal has received approval, if required by applicable Law, by the affirmative vote or consent of the holders of a majority of the outstanding Shares within such twelve month period, or

(B) either Parent or the Company terminates this Agreement pursuant to Section 7.1(c), and, at the time of such termination, the conditions set forth in Sections 6.1 and 6.3 have been satisfied but the Company shall have failed to take all actions on its part necessary to consummate the Merger, or

(C) if Parent terminates this Agreement pursuant to Section 7.1(f), then the Company shall pay to Parent the Superior Fee by wire transfer of same day funds, (I) with respect to the event set forth in (A), promptly following the consummation of the transaction in respect of the Acquisition Proposal; and (II) on the Business Day immediately following the date of termination with respect to the events set forth in subsection (B) and (C) above.

(ii) if (A) Parent terminates this Agreement pursuant to Section 7.1(g) or (B) the Company terminates this Agreement pursuant to Section 7.1(i), then the Company shall pay to Parent simultaneously with (in the case of termination by the Company pursuant to subclause (B) of this Section 7.4(b)(ii)) or within two Business Days after (in the case of termination by Parent pursuant to subclause (A) of this Section 7.4(b)(ii)) such termination, the Superior Fee (provided, that if such termination is pursuant to clause (A) or (B) above and such termination occurs prior to the Solicitation Period End-Date, then such payment shall instead be in the amount of the Company Breakup Fee).
      (c) “Company Breakup Fee” means an amount in cash equal to (i) $73,500,000, plus (ii) an amount equal to the lesser of (A) the sum of Parent’s and Merger Sub’s reasonably documented Expenses and (B) $6,000,000, which Company Breakup Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by Parent.
      (d) “Superior Fee” means an amount in cash equal to (i) $85,225,000, plus (ii) an amount equal to the lesser of (A) the sum of Parent’s and Merger Sub’s reasonably documented Expenses and (B) $15,000,000, which Superior Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by Parent.
      (e) “Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) actually incurred or payable by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.
      (f) If the Company terminates this Agreement: (i)(x) pursuant to Section 7.1(c), and at the time of such termination, the conditions set forth in Sections 6.1 and 6.2 (other than Section 6.2(c)) have been satisfied but Parent has failed to take all necessary action on its part to consummate the Merger, or pursuant to

Section 7.1(e) or 7.1(j); and (y) there has not been a failure of Parent and Merger Sub to obtain the Debt Financing necessary to consummate the Merger as a result of a breach or default by the Commitment Parties (as defined in the Debt Financing Commitments) under the Debt Financing Commitments; or (ii)(x) pursuant to Section 7.1(c), and at the time of such termination, the conditions set forth in Sections 6.1 and 6.2 (other than Section 6.2(c)) have been satisfied but Parent has failed to take all necessary action on its part to consummate the Merger, or pursuant to Section 7.1(e) or 7.1(j); and (y) there has been a failure of Parent and Merger Sub to obtain the Debt Financing necessary to consummate the Merger as a result of a breach or default by the Commitment Parties under the Debt Financing Commitments, then:

(A) in the case of subsection (f)(i) above, the Company shall be entitled to liquidated damages in the amount of $250,000,000 (“Breach Fee”), payable one day after the date of termination of this Agreement by wire transfer of immediately available funds to the account designated by the Company; and

(B) in the case of subsection (f)(ii) above,

(I) the Company shall be entitled to seek any actual damages in connection with such termination, but in no event shall Parent, Merger Sub, Guarantor or their Affiliates be liable to the Company or any of its Affiliates for any indirect, special, punitive or consequential damages to the extent they do not recover such damages from the Commitment Parties as a result of a breach by the Commitment Parties under the Debt Financing Commitments which the Company acknowledges and agrees that it has received and reviewed; and

(II) notwithstanding anything to the contrary in clause (I) above, in no event shall Parent, Merger Sub, Guarantor or their Affiliates, individually or collectively, be liable to the Company or any of its Affiliates in an amount more than $25,000,000 in excess of the amounts (such amounts in the aggregate, the “Bank Amount”), if any, actually received, directly or indirectly, by Parent, Merger Sub, Guarantor or their Affiliates from the Commitment Parties with respect to claims for such Commitment Parties’ breach of their Debt Financing Commitments. Parent and Merger Sub agree to pursue any such claims against such Commitment Parties diligently and in good faith. In the event that there has been a failure of Parent and Merger Sub to obtain the Debt Financing necessary to consummate the Merger because of a breach or default by the Commitment Parties under the Debt Financing Commitments, then the provisions of this clause (B) shall be the sole and exclusive remedy of the Company and its Affiliates under, or arising out of, this Agreement, the Guarantee, and all of the related documents and agreements or otherwise.
      (g) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Breakup Fee or Superior Fee when due or Parent and Merger Sub shall fail to pay the Breach Fee or Bank Amount when due, the Company, on the one hand, and Parent and Merger Sub on the other shall reimburse the other party for all reasonable Expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.4. The parties hereto agree and understand that in no event shall the Company be required to pay (A) either the Company Breakup Fee or the Superior Fee on more than one occasion or (B) both the Company Breakup Fee and the Superior Fee; nor, shall Parent or Merger Sub be required to pay (C) either the Breach Fee or the Bank Amount on more than one occasion or (D) both the Breach Fee and the Bank Amount. The parties agree that any payment of the Superior Fee, the Company Break-Up Fee, the Breach Fee or the Bank Amount as applicable, shall be the sole and exclusive remedy available to Parent and Merger Sub, on the one hand, and the Company, on the other hand, with respect to this Agreement and the transactions contemplated hereby, and, upon payment of the applicable amount, Parent, Merger Sub and the Company and their respective Affiliates shall have no further liability to the other parties hereunder.
      Section 7.5     Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made that by law requires further approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
      Section 7.6     Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
      (b) The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
ARTICLE VIII
MISCELLANEOUS
      Section 8.1     Representations and Warranties. The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.
      Section 8.2     Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, the Voting Agreement and the Guarantee constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Guarantor so long as such assignment does not delay or impede the consummation of the transactions contemplated hereby; provided, that as a condition of such assignment, the assignee expressly assumes the obligations of the assignor; provided further, that Guarantor may transfer directly or indirectly all or any portion of the common stock or other equity of Parent or Merger Sub to any Affiliate or sell up to 49% of the stock or equity of Parent or Merger Sub to any Person but no such transfer or sale shall relieve Guarantor, Parent or Merger Sub of their respective obligations hereunder.
      Section 8.3     Jurisdiction; Venue; Arbitration.
      (a) Except with respect to a Disputed Matter, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware chancery or federal court located in the City of Wilmington in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. Except with respect to a Disputed Matter, each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware chancery or federal courts located in the City of Wilmington, and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      (b) In the event Parent believes that a Covered Event has occurred, Parent may send a written notice to the Company with a brief statement of the basis for Parent’s belief that a Covered Event has occurred (the “Written Notice of Claim”) (which may include the name of the arbitrator designated by Parent as contemplated in clause (d) below). If the Company disagrees that a Covered Event has occurred, it shall provide written notice to Parent containing a brief statement of the Company’s disagreement (the “Written Notice of Disagreement”) within three Business Days after receiving the Written Notice of Claim. If the Company does not deliver a written notice within three Business Days stating that the Company agrees in full with the position of Parent set forth in the Written Notice of Claim, the parties shall proceed to arbitration pursuant to the terms of this Section 8.3.
      (c) If Parent delivers a Written Notice of Claim, the Company agrees to provide Parent with full access, in addition to the access provided in Section 5.3, to any and all information requested by Parent, including but not limited to, books and records, reports and similar items, and Parent is entitled to interview any of the Company’s officers and/or employees.
      (d) Any disagreement between the parties regarding whether a Covered Event has occurred (the “Disputed Matter”) shall be resolved by arbitration at the sole option of Parent. The Company shall appoint an arbitrator in its Written Notice of Disagreement. Within three Business Days after receiving the Written Notice of Disagreement, Parent shall appoint an arbitrator by providing written notice thereof to the Company (provided, that Parent may make such appointment in the Written Notice of Claim if it so desires), and the two selected arbitrators shall select a third arbitrator within three Business Days of their appointment (with such three arbitrators constituting the arbitration panel). The parties agree to use reasonable best efforts to provide information requested of them by the two arbitrators in connection with the selection of the third arbitrator. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the time allotted, the third arbitrator shall be selected by the American Arbitration Association within three Business Days of notification by either party of the failure to agree upon the third arbitrator. If either Parent or the Company fails to designate an arbitrator as provided herein, the Disputed Matter shall be decided by the arbitrator that has been so designated.
      (e) Within five Business Days after the date of the selection of the third arbitrator, the parties shall make simultaneous, verified submissions. Within three Business Days of the submissions, the parties are entitled to submit verified, reply submissions. All submissions and other communications during the arbitration shall be delivered simultaneously to the other party and the arbitrators. The hearing shall take place in New York, New York, on the third Business Day following the expiration of time for the reply submissions. At the hearing, Parent shall first have the right to present up to three hours of oral argument, then the Company shall have the right to present up to four hours of oral argument, and finally Parent shall have the right to present up to one hour of oral argument. No witnesses or experts shall testify at the hearing. Neither party shall be deemed to have the burden of proof, and the decision by the arbitrators (or the arbitrator in the event one of the parties fails to designate an arbitrator as provided herein) shall be by a preponderance of the evidence. The arbitrators (or the arbitrator in the event one of the parties fails to designate an arbitrator as provided herein) shall be entitled to determine any other aspect of the procedure of the arbitration in the event the parties disagree. The parties intend for the arbitrators (or the arbitrator in the event one of the parties fails to designate an arbitrator as provided herein) to issue a final decision regarding whether a Covered Event has occurred within three Business Days after the hearing. The decision of a majority of the arbitrators (or the arbitrator in the event one of the parties fails to designate an arbitrator as provided herein) regarding the Disputed Matter shall be final and binding upon the parties. The costs and expenses of the arbitrators shall be borne equally by Parent and the Company.
      (f) Notwithstanding anything else contained in this Agreement, including the satisfaction of all of its conditions to Closing by the Company, at the sole option of Parent, the Closing shall not occur until at least one and not more than seven Business Days after the final decision is announced in any arbitration that is conducted pursuant to this Section 8.3 and if the Outside Date occurs before a final decision, then the Outside Date shall be extended to a date (which date shall be selected by Parent) not more than seven days following the announcement of the final decision by the arbitrators. Parent, in its sole discretion, may terminate the arbitration at any time prior to a final decision of the arbitrators if and only if the date of such termination occurs during the period that is ten days prior to the expiration date of the Debt Financing Commitments; provided, that any such termination will be without prejudice as to whether the subject matter of the Written Notice of Claim is a Covered Event.
      (g) Upon a determination that the subject matter set forth in a Written Notice of Claim constitutes a Covered Event, Parent shall have the option to either terminate this Agreement pursuant to the applicable provision of Section 7.1 or elect to close the transaction contemplated by this Agreement.
      (h) In the event it is determined pursuant to this Section 8.3 that a Covered Event has not occurred, Parent shall not have the right to terminate this Agreement with respect to the matter set forth in the Written Notice of Claim.
      Section 8.4     Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
      Section 8.5     Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing, by nationally recognized overnight courier service, or by facsimile or electronic transmission with confirmation of receipt, as follows:
      if to Parent or Merger Sub:

c/o American Real Estate Holdings Limited Partnership
White Plains Plaza
445 Hamilton Avenue — Suite 1210
White Plains, NY 10601
Attention: Felicia Buebel, Esq.
Facsimile: (914) 614-7001
Email: fbuebel@arep.com
      and

c/o American Real Estate Holdings Limited Partnership
767 Fifth Avenue
47th Floor
New York, NY 10153
Attention: Keith Meister
Facsimile: (212) 750-5815
Email: Kmeister@sfire.com
      with a copy (which shall not constitute notice) to:

DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: Steven L. Wasserman, Esq.
Facsimile No.: (212) 884-8448
Email: steven.wasserman@dlapiper.com

      if to the Company:

Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033

Attention:	Daniel A. Ninivaggi, Esq. Executive Vice President, General Counsel

Facsimile: (248) 447-1677
Email: dninivaggi@lear.com
      and

Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033

Attention:	James H. Vandenberghe Vice Chairman, Chief Financial Officer

Facsimile: (248) 447-1524
Email: jvandenberghe@lear.com
      with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attention: Bruce A. Toth, Esq.
Facsimile: (312) 558-5700
Email: btoth@winston.com
or to such other address as the Person to whom notice is given may from time to time furnish to the others in writing in the manner set forth above.
      Section 8.6     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof that would result in the application of the Laws of another jurisdiction).
      Section 8.7     Descriptive Headings. The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
      Section 8.8     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including Section 5.8, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Sections 5.7 and 7.4(f)(B) and 7.4(g) (which provisions are intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).
      Section 8.9     Rules of Construction. The parties to this Agreement have each been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
      Section 8.10     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

      Section 8.11     Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are in the aggregate no less favorable to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain provisions limiting the ability of the party thereto to have discussions or share information with, or enter into agreements, understandings or arrangements with potential sources of debt or equity financing or co-bidders, provided, further that any such confidentiality agreement shall permit disclosure by the Company to Parent and Merger Sub of the information contemplated by Section 5.2.

(b) “Affiliate” and ”Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

(c) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(d) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

(e) “Bylaws” shall mean the Bylaws of the Company, as amended through the date of this Agreement.

(f) “Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as in effect as of the date of this Agreement, including any amendments.

(g) “Company Joint Venture” shall mean any Person in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company has rights with respect to the management of such Person.

(h) “Company SEC Reports” shall mean all filings made by the Company with the SEC, including those that the Company may file after the date of this Agreement until the Closing Date.

(i) “Confidentiality Agreement” means the confidentiality agreement, dated as of January 26, 2007 (as amended through the date of this Agreement), by and between the Company and Guarantor.

(j) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA (as defined in Section 4.15(a)(ii)), (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA and (v) under corresponding or similar provisions of foreign laws or regulations.

(k) “Covered Event” means any event, change, effect, development, condition or occurrence pursuant to which Parent, in its sole discretion, believes it may terminate this Agreement pursuant to Sections 7.1(c), (f), (h) and/or (k).

(l) “Force Majeure Event” shall mean an outbreak or escalation of hostilities, act of terrorism, nuclear fusion or fission, explosion, disaster, attack, national emergency, war, riot, fire, flood, hurricane, cyclone, earthquake, volcanic eruption or other similar acts or acts of God.

(m) “GAAP” shall mean United States generally accepted accounting principles.

(n) “hereby,” “herein,” “hereinafter” and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement.

(o) “including” shall be deemed to be followed by the phrase “without limitation”.

(p) “Initiation Date” shall mean the latest to occur of (A) the date Parent and its Debt Financing sources have received from the Company the Required Information and (B) the first Business Day following the date on which the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than conditions that by their nature can only be satisfied at the Closing). If the condition set forth in Section 6.1(a) is the last of the conditions set forth in Article VI to be satisfied (other than conditions that by their nature can only be satisfied at the Closing), Parent shall use reasonable best efforts to consummate the Closing within five days following the satisfaction of such condition.

(q) “knowledge” of the Company means actual knowledge of any executive officer of the Company.

(r) “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title defects of any kind or nature.

(s) “Marketing Period” shall mean the first period of 15 consecutive Business Days after the Initiation Date.

(t) “Material Adverse Effect” shall mean a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, results of operations, financial condition or prospects of the Company and its Subsidiaries taken as a whole; provided, however, that, Material Adverse Effect shall not be deemed to include any event, change, effect, development, condition or occurrence to the extent resulting from (A) changes in general economic conditions (including those affecting the financial, banking, currency, interest rates or capital markets); or (B) conditions generally affecting any of the industries or markets in which the Company and its Significant Subsidiaries operate; provided, that such matters shall be taken into account in determining a Material Adverse Effect to the extent of any disproportionate effect on the Company and its Significant Subsidiaries, taken as a whole, relative to other companies operating in the same industries or segments and geographic markets as the Company and its Significant Subsidiaries.

(u) “Parent Material Adverse Effect” shall mean any event, change, effect, development, condition or occurrence that would prevent or materially delay consummation of the Merger, receipt of the Debt Financing or the ability of Parent and Merger Sub to perform their obligations under this Agreement or Guarantor under the Guarantee.

(v) “Permitted Liens” means (i) Liens permitted under the Company’s existing credit facilities or indentures, (ii) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (iii) mechanics’, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law made in the ordinary course and on a basis consistent with past practice; (v) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (vi) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 or the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 or September 30, 2006; and (vii) defects or imperfections of title, easements, covenants, rights of way, restrictions and any other charges or encumbrances that do not impair, and could not reasonably be expected to impair, in any material respect, the value, marketability or continued use of the property of the Company.

(w) “Person” shall have a broad meaning and shall include any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.

(x) “Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to ERISA and, excluding any plans that are statutory plans, each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, and each material employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates has any material obligation to contribute, or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any material liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any of its Subsidiaries or ERISA Affiliates or to any beneficiary or dependent thereof.

(y) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries.

(z) “Significant Subsidiary” means any of its Subsidiaries (a) the consolidated assets of which equal 5% or more of the consolidated assets of the Company and its Subsidiaries as of September 30, 2006, or (b) the consolidated revenues of which equal 5% or more of the consolidated revenues of the Company and its Subsidiaries for the four consecutive fiscal quarters ended September 30, 2006.

(aa) “Solicitation Period End-Date” means 11:59 p.m. (EST) on the date that is 45 days after the date of this Agreement.

(bb) “Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating and making a recommendation to the full Board of Directors of the Company with respect to this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee.

(cc) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity, provided, that Subsidiary shall mean a subsidiary of the Company unless the context otherwise dictates.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

AREP CAR HOLDINGS CORP.

By:	/s/ Hillel Moerman

Name: Hillel Moerman

Title:	Chief Financial Officer

AREP CAR ACQUISITION CORP.

By:	/s/ Hillel Moerman

Name: Hillel Moerman

Title:	Chief Financial Officer

LEAR CORPORATION

By:	/s/ Robert E. Rossiter

Name: Robert E. Rossiter

Title:	Chairman and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Appendix B
February 8, 2007
The Special Committee of the Board of Directors
Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48034
Members of the Special Committee of the Board of Directors:
      You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Lear Corporation (the “Company”) (other than Icahn Associates Corp. and its affiliates (collectively, the “Shareholder Group”)) of the consideration to be paid to such holders in the proposed merger (the “Merger”) of the Company with AREP Car Acquisition Corp. (the “Merger Subsidiary”), a wholly-owned subsidiary of AREP Car Holdings Corp. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Merger Partner and Merger Subsidiary, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than the Excluded Shares (as defined in the Agreement), shares owned by any direct or indirect wholly-owned subsidiary of the Company or Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $36 per share in cash (the “Consideration”).
      In arriving at our opinion, we have (i) reviewed a draft dated February 7, 2007 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
      In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
      In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise-reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our financial analyses which form the basis of our opinion were performed in reliance upon the Long Range Plan with Current Industry Outlook provided to us by management of the Company at the direction of the Special Committee. In relying on financial analyses and forecasts provided to us, we have assumed that they have beeri reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.
      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of , the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update , revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock (other than the Shareholder Group) in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.
      We note that following the public announcement by affiliates of the Merger Partner of the proposed transaction we were authorized to and did solicit expressions of interest from a limited number of parties with respect to the sale of the Company, however, such parties may not have had a sufficient length of time to formulate meaningful proposals. Consequently, we have assumed. that the terms of Merger are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company’s shareholders in an amount in excess of that contemplated in the Merger.
      We have acted as financial advisor to the Special Committee with respect to the proposed Merger and are receiving a fee from the Company for our services, a portion of which will be payable upon our delivery of this opinion. We may also receive a fee upon the consummation of an alternate transaction involving the Company, if any. We and our affiliates have performed in the past, and may continue to perform, certain financial advisory and financing services for the Company, all for customary compensation. Such past services have included (i) acting as financial advisor in connection with a review of strategic alternatives pursuant to an engagement letter entered into in April 2006, (ii) acting as a lead arranger in connection with an amendment to the Company’s revolving credit facility, along with a new $600 million term loan and $200 million second lien term loan in April 2006, (iii) acting as an underwriter for $150 million of the Company’s senior secured 18-month term loan in July 2005, and (iv) acting as joint lead arranger on the Company’s $1.7 billion revolving credit facility in January 2005. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.
      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock (other than the Shareholder Group) in the proposed Merger is fair, from a financial point of view, to such holders.

      This letter is provided to the Special Committee of the Board of Directors of the Company (and, at the instruction of the Special Committee of the Board of Directors of the Company, to the Board of Directors of the Company) in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

Appendix C
VOTING AGREEMENT
      VOTING AGREEMENT, dated as of February 9, 2007 (this “Agreement”), by and among the stockholders listed on the signature page(s) hereto (collectively, the “Stockholders” and each individually, a “Stockholder”), and Lear Corporation, a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
      WHEREAS, as of the date hereof, the Stockholders beneficially own an aggregate of 11,994,944 shares of common stock of the Company, as set forth on Schedule I hereto (such shares, or any other voting or equity securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);
      WHEREAS, concurrently with the execution of this Agreement, AREP Car Holdings Corp., a Delaware corporation (the “Parent”), AREP Car Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”); and
      WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Stockholders agree, and in order to induce the Company to enter into the Merger Agreement the Stockholders are willing, to enter into this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:
      Section 1.     Voting of Shares.
      Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company’s special meeting of stockholders or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder will vote, or cause to be voted, all of such Stockholder’s respective Shares owned at the record date for such meeting or consent (i) in favor of the adoption of the Merger Agreement and the approval of the Merger contemplated by the Merger Agreement and any actions required in furtherance thereof, as the Merger Agreement may be modified or amended from time to time (provided, however, that the merger consideration is no less than $36 per share in cash net to the Company’s stockholders) and (ii) in favor of any Alternative Acquisition Agreement (provided, however, that the merger consideration is no less than $36 per share in cash net to the Company’s stockholders) including, in each case, any other matter on the ballot related to the Merger Agreement or an Alternative Acquisition Agreement. This Agreement does not relate to any non voting securities of the Company, or to derivatives, swaps or other arrangements with respect to shares of capital stock of the Company where the Stockholder has no right to vote or direct the vote of such shares.
      Section 2.     Transfer of Shares.
      (a) Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly (i) sell, assign, transfer, tender, pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, tender, pledge, encumbrance, or other disposition of any Shares; provided, however, that notwithstanding the foregoing a Stockholder may transfer Shares or agree to transfer Shares to any Affiliate of the Stockholder, including, but not limited to Parent or Merger Sub, provided that in each such case the transferee agrees in writing to be bound by this Agreement. Nothing herein shall restrict or otherwise limit the encumbrance or pledge of Shares pursuant to margin and/or other pledge arrangements, provided that in the event of any new margin or pledge arrangement, the voting rights of such Shares shall be subject to Section 1 hereof.
      (b) Each Stockholder agrees to extend the Effectiveness Deadline (as such term is defined in the Stock Purchase Agreement) to a day sixty (60) days after any termination of the Merger Agreement.
      Section 3.     Waiver of Appraisal Rights. Each Stockholder hereby waives, to the full extent of the law, and agrees not to assert any appraisal rights pursuant to Section 262 of the DGCL or otherwise in connection with the Merger with respect to any and all Shares held by the undersigned of record or beneficially owned.
      Section 4.     Representations and Warranties of the Stockholders. Each Stockholder on his or its own behalf hereby severally represents and warrants to the Company with respect to such Stockholder and such Stockholder’s ownership of the Shares as follows:
      (a) Number of Shares. Each Stockholder represents, warrants and agrees that Schedule I annexed hereto sets forth, adjacent to the name of such stockholder, the number of Shares of which the Stockholder is the beneficial owner (it being understood and agreed that the beneficial ownership shall not include any rights with respect to derivatives, swaps or other arrangements). Each Stockholder represents, warrants and agrees that, as of the date hereof, those Shares on Schedule I constitute all of the Shares of which such Stockholder has the power to vote or direct the vote. High River Limited Partnership and Koala Holding Limited Partnership represent that the Shares subject to this Voting Agreement are all of the Shares in which Carl C. Icahn or his affiliates have beneficial ownership or voting rights.
      (b) Power, Binding Agreement. The Stockholder is a limited partnership duly formed, under the laws of its state of formation and has full limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the appropriate governing body of the Stockholder, and, no other limited partnership proceedings on the part of the Stockholder are necessary to authorize the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby. The Stockholder has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
      Section 5.     Representations and Warranties of the Company. Company represents and warrants to Stockholders as follows:
      (a) Power, Binding Agreement. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company, and, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby. The Company has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

      Section 6.     Termination. Notwithstanding any other provision herein, the obligations of the Stockholders set forth in this Agreement shall not be effective or binding until after such time as the Merger Agreement is executed and delivered by Parent, Merger Sub and the Company. This Agreement shall terminate immediately upon the earlier of (i) termination of the Merger Agreement in accordance with its terms unless such termination is pursuant to Section 7.1(g) or 7.1(i) of the Merger Agreement, in which event this Agreement will terminate upon the termination of any obligation under the Alternative Acquisition Agreement for which the Stockholders are required to vote pursuant to the provisions set forth in Section 1 hereof, and (ii) the Effective Time or in the event such an Alternative Acquisition Agreement is entered into, the consummation of the transaction contemplated by such Alternative Acquisition Agreement, or if earlier, the termination of such Alternative Acquisition Agreement. Upon such termination, this Agreement shall immediately become void, there shall be no liability hereunder on the part of the Stockholders and all rights and obligations of the parties to this Agreement shall cease.
      Section 7.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
      Section 8.     Miscellaneous.
      (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.
      (b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
      (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.
      (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
      (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by hand delivery in writing, by facsimile or electronic transmission, by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:
      (i) if to a Stockholder to:

c/o Icahn Associates Corp.
767 Fifth Avenue, Suite 4700
New York, New York 10153
Attention: General Counsel
Facsimile: 212-688-1158
Email: mweitzen@sfire.com

      (ii) if to Company to:

Lear Corporation
21557 Telegraph Road
Southfield, MI 48033
Attention: Daniel A. Ninivaggi
Facsimile: (248)447-1677
E-Mail: dninivaggi@lear.com
      (ii) with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attention: Bruce A. Toth, Esq.
Facsimile: (312) 558-5700
Email: btoth@winston.com
      (f) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.
      (g) Assignment. Except as provided in Section 2 hereof, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
      (h) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.
      (i) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

      (j) WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY, THE COMPANY OR EACH STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
[remainder of page left blank intentionally]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

HIGH RIVER LIMITED PARTNERSHIP

By:	/s/ Vince J. Intieri

Name: Vince Intieri
Title: Authorized Signatory

KOALA HOLDING LIMITED PARTNERSHIP

By:	/s/ Vince J. Intieri

Name: Vince Intieri
Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND LP

By:	/s/ Keith A. Meister

Name: Keith Meister
Title: Authorized Signatory

ICAHN PARTNERS LP

By:	/s/ Keith A. Meister

Name: Keith Meister
Title: Authorized Signatory

LEAR CORPORATION

By:	/s/ Robert E. Rossiter

Name: Robert E. Rossiter
Title: Chairman and Chief Executive Officer

SCHEDULE I

Number of Shares
Stockholder Name	of Common Stock

High River Limited Partnership	659,860
Koala Holding Limited Partnership	1,739,131
Icahn Partners Master Fund LP	5,526,235
Icahn Partners LP	4,069,718
Total	11,994,944

Appendix D
GUARANTY OF PAYMENT
      This Guaranty (this “Guaranty”) is made as of February 9, 2007 by American Real Estate Partners, L.P., a Delaware limited partnership (the “Guarantor”), in favor of Lear Corporation, a Delaware corporation (the “Company”). Unless otherwise defined herein, all capitalized terms used herein shall have the meaning ascribed to them in the Agreement (as defined below).
      WHEREAS, as an inducement to the Company’s willingness to enter into the Agreement and Plan of Merger (the “Agreement”), dated February 9, 2007, by and among AREP Car Holdings Corp., a Delaware corporation (“Parent”), AREP Car Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Company, Guarantor has agreed to guarantee the performance of Parent and Merger Sub, respectively, of their Obligations (as defined below) under the Agreement.
      NOW, THEREFORE, the Guarantor hereby agrees with the Company as follows:
      Section 1.     Guaranty of Obligations. The Guarantor hereby irrevocably and unconditionally guarantees to Company the payment by Parent and Merger Sub of their obligations, if any, to the Company pursuant to Section 7.4(f) of the Agreement (the “Obligations”). This Guaranty is an absolute, unconditional and continuing guarantee of the payment, and not a guarantee of collection.
      Section 2.     Representations and Warranties. The Guarantor represents and warrants that:

(a) Organization and Good Standing. The Guarantor is a limited partnership duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

(b) Due Qualification. The Guarantor is duly qualified to do business and is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals, except where the failure to so qualify to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could not reasonably be expected to give rise to a material adverse effect with respect to the Guarantor.

(c) Power and Authority; Due Authorization. The Guarantor has all necessary limited partnership power and authority to execute and deliver this Guaranty and to perform all its obligations hereunder. The execution, delivery and performance of this Guaranty has been duly authorized by all necessary limited partnership action.

(d) Binding Obligations. This Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution, delivery and performance of this Guaranty, and the fulfillment of the terms hereof, will not (i) conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, (A) the certificate of limited partnership or Agreement of Limited Partnership, as amended, of the Guarantor or (B) any indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which the Guarantor is a party or by which it or any of its properties is bound or (ii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Guarantor or any of its properties of any court or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Guarantor or any of its properties, except such conflict or violation described in clause (i)(B) and clause (ii), individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty or the validity or enforceability of this Guaranty.

      Section 3.     Guarantor’s Acknowledgment. The Guarantor hereby acknowledges that the Company entered into the transactions contemplated by the Agreement in reliance upon the execution of this Guaranty.
      Section 4.     Termination of Guaranty. The Guarantor’s obligations hereunder shall continue in full force and effect until the closing of the transactions contemplated by the Agreement or the termination thereof as provided therein (except that Section 1 hereof shall survive such termination).
      Section 5.     Successors and Assigns. This Guaranty shall be binding upon the Guarantor and its successors and assigns, and shall inure to the benefit of and be enforceable by the Company and its respective successors, transferees and assigns. The Guarantor may not assign or transfer any of its obligations hereunder without the prior written consent of the Company.
      Section 6.     Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Company. No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
      Section 7.     Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telecopied or telexed notice, when transmitted, answer back received, addressed as follows: (i) if to the Guarantor, White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601, Attention: Felicia Buebel, Esq., Facsimile: (914) 614-7001 and (ii) if to Company, at its address for notices set forth in the Agreement.
      Section 8.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof that would result in the application of the laws of another jurisdiction).
      Section 9.     Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware chancery or federal court located in the City of Wilmington in the event any dispute arises out of this Agreement or any transaction contemplated by this Guaranty, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Guaranty or any transaction contemplated by this Guaranty in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Guaranty or any transaction contemplated by this Guaranty. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Guaranty or the transactions contemplated hereby in Delaware chancery or federal courts located in the City of Wilmington, and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
      Section 10.     WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS GUARANTY, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF EITHER OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS GUARANTY, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      Section 11.     Counterparts. This Guaranty may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.
      Section 12.     Miscellaneous. This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor hereunder would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the guaranty, the amount of such liability shall, without any further action by the Guarantor be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for ease of reference only and shall not affect the meaning of the relevant provisions.
[Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

AMERICAN REAL ESTATE PARTNERS, L.P.
By: American Property Investors, Inc., its general partner

By:	/s/ Hillel Moerman

Name: Hillel Moerman
Title: Chief Financial Officer

LEAR CORPORATION

By:	/s/ Robert E. Rossiter

Name: Robert E. Rossiter
Title: Chairman and Chief Executive Officer
[Signature Page to Guaranty]

Appendix E
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
      This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made by and between Lear Corporation, a Delaware corporation (the “Company”) and Douglas G. DelGrosso (“Employee” or “you”) and is entered into effective as of the consummation (the “Closing Date”) of the transactions contemplated by the AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2007 (the “Merger Agreement”), by and among AREP Car Holdings Corp., a Delaware corporation (“Parent”), AREP Car Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.
RECITALS
      A. The Company employs Employee pursuant to that certain Employment Agreement by and between the Company and Employee dated March 15, 2005 (“Employment Agreement”);
      B. The Company and the Employee desire to amend the Employment Agreement to provide for the Company’s continued employment of Employee.
      NOW, THEREFORE, in consideration of the foregoing, the covenants hereinafter set forth, and for other good and valuable consideration, intending to be legally bound hereby, the parties hereto hereby amend the Employment Agreement as follows:
AGREEMENT
      1. Section 2 of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

2. Terms of Employment. During the Term, you agree to be a full-time employee of the Company serving in the position of Chief Executive Officer. You agree to devote substantially all of your working time and attention to the business and affairs of the Company, to discharge the responsibilities associated with your position with the Company, and to use your best efforts to perform faithfully and efficiently such responsibilities. In addition, you agree to serve in such other or different capacities or offices to which you may be assigned, appointed or elected from time to time by the Company. Nothing herein shall prohibit you from devoting your time to civic and community activities, serving as a member of the Board of Directors of other corporations that do not compete with the Company, or managing personal investments, as long as the foregoing do not interfere with the performance of your duties hereunder or violate the terms of the Company’s Code of Business Ethics and Conduct, the Company’s Corporate Governance Guidelines, or other policies applicable to the Company’s executives generally, as those policies may be amended from time to time by the Company.
      2. Section 3 of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:
          3.     Compensation.

(a) As compensation for your services under this Agreement, you shall be entitled during the Term to receive an initial base salary the annualized amount of which shall be $1,150,000.00, to be paid in accordance with existing payroll practices for the Company. Increases in your base salary, if any, shall be as approved by the Board or a committee appointed by the Board. In addition, during the first year of the Term you shall receive an annual incentive compensation bonus of at least 125% of the initial base salary (the “Initial Bonus”). The Initial Bonus shall be paid on the first anniversary of the Closing Date. Subsequent bonuses shall be paid in such amount and at such times as may be approved from time to time by the Board or a committee appointed by the Board, but in no event later than two and a half months following the calendar year in which the subsequent bonuses are earned by you.

(b) During the Term, you shall be eligible for participation in the welfare, retirement, perquisite and fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally.

(c) During the Term, you shall be eligible for prompt reimbursement for business expenses reasonably incurred by you in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.

(d) On or as soon as practicable following the Closing Date, the Company will establish and maintain an Award Plan (“New Plan”) providing for awards of up to 6% of the Company’s outstanding common stock to be available for grants to Company employees. On, or as soon as practicable following the Closing Date, you shall be awarded an option (“New Option”) to purchase .6% of the Company’s then outstanding common stock. The New Option shall have a term of ten (10) years and shall have an exercise price per share equal to the aggregate purchase price (to be determined at the Effective Time, as defined in the Merger Agreement) paid under the Merger Agreement divided by the number of outstanding shares of Company common stock following the consummation of the transactions contemplated by the Merger Agreement. The New Option shall vest equally on an annual basis at a rate of twenty-five percent per year over a period of four (4) years and shall accelerate and fully vest upon (i) a Change in Control following the Closing Date; or (ii) your termination pursuant to Section 5(d) of this Agreement. The Company shall have the right to repurchase any shares awarded pursuant to the exercise of the New Option at Fair Market Value following your termination of employment. Fair Market Value shall be defined as the value of the Company as determined by a nationally recognized independent appraiser selected by the Company; provided, however, that in the event the independent appraiser shall indicate a range of value, the parties agree that the median of the range shall be used. The terms of the New Option will be subject to the terms of the New Plan and the New Option grant agreement.
      3. Section 4(b) of the Employment Agreement shall be amended by adding the following language at the end of that section:
      Notwithstanding the foregoing, for purposes of the compensation under this Agreement subject to Section 409A of the Code, “Incapacity” shall mean you (A) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) you are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan.
      4. Section 4(d) of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances or events:

(i) any reduction by the Company in your base salary or adverse change in the manner of computing your Bonus, as in effect from time to time, except for across-the-board salary reductions or changes to the manner of computing bonuses similarly affecting all executive officers of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, as determined by the Board (“executive officers”);

(ii) the failure by the Company to pay or provide to you any amounts of base salary, the Initial Bonus or other Bonuses or any benefits which are due, owing and payable to you pursuant to the terms hereof, except pursuant to an across-the-board compensation deferral similarly affecting all executive officers, or to pay to you any portion of an installment of deferred compensation due under any deferred compensation program of the Company;

(iii) except in the case of across-the-board reductions, deferrals, eliminations, or plan modifications similarly affecting all executive officers, the failure by the Company to continue to provide you with benefits substantially similar in the aggregate to the Company’s life insurance, medical, dental, health, accident or disability plans in which you are participating following the Closing Date;

(iv) except on a temporary basis as described in Section 4(b), a material adverse change in your responsibilities, position, reporting relationships, authority or duties; or

(v) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company.

However, the language in Sections 4(d)(i) through (iii) concerning reductions, changes, deferrals, eliminations, or plan modifications similarly affecting all executive officers of the Company shall not be applicable to circumstances or events occurring in anticipation of, or within one year after, a Change in Control, as defined in Section 4(e). In addition, upon a Change in Control, you shall have the right to resign for Good Reason if your principal place of employment is transferred to a location fifty (50) or more miles from its location immediately preceding the transfer.

Notwithstanding anything else herein, Good Reason shall not exist if, with regard to the circumstances or events relied upon in your Notice of Termination: (x) you failed to provide a Notice of Termination to the Company within sixty (60) days after the date you knew or should have known of such circumstances or events, (y) the circumstances or events are fully corrected by the Company prior to the Date of Termination, or (z) you give your express written consent to the circumstances or events.
      5. Section 4 (e) shall be deleted in its entirety and replaced to read as follows:

(e) Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred as of the first day any one or more of the following paragraphs is satisfied:

(i) any Person as that term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company or an affiliate of Carl Icahn) becomes the Beneficial Owner, as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, directly or indirectly, of securities of the Company, representing more than fifty percent of the combined voting power of the Company’s then outstanding securities.

(ii) during any period of twenty-six consecutive months beginning on or after the Closing Date, individuals who at the beginning of the period constituted the Board cease for any reason (other than death, disability or voluntary retirement) to constitute a majority of the Board. For this purpose, any new Director whose election by the Board, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then still in office, and who either were Directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a Director at the beginning of any twenty-six month period under consideration.

(iii) the shareholders of the Company approve: (A) a plan of complete liquidation or dissolution of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (C) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent of the combined voting power of the voting securities of the

Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

Notwithstanding anything else herein, a Change in Control shall not include (x) the transactions contemplated by the Merger Agreement or any transaction between the Company and/or Parent and a related party. For this purpose, a related party shall include any entity that would qualify as under common control, part of a controlled group, or part of an affiliated service group under Code section 414 and the Treasury Regulations thereunder, with 50% replacing 80% wherever it appears in Code section 414 and the Treasury Regulations thereunder, or (y) any affiliate of Carl Icahn; or (z) a public offering of the Company’s common stock.
      6. Section 5(d) shall be deleted in its entirety and replaced to read as follows:

(d) If your employment shall be terminated (a) by the Company, except for a termination by the Company for Cause or Incapacity or by a Notice of Non-Renewal (or due to your death), or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

(i) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given (or, if greater, at the rate in effect at any time within 90 days prior to the time the Notice of Termination is given), plus all other amounts to which you are entitled under any compensation or benefit plans of the Company, including, without limitation, (a) the Initial Bonus, which shall not be pro rated in the event you are terminated prior to the one-year anniversary of the Closing Date; or (b) if you are terminated after the one-year anniversary of the Closing Date, a Bonus prorated for the portion of the Bonus measurement period occurring prior to the Date of Termination, at the time such payments are due, except as otherwise provided below.

(ii) Conditioned upon your execution of a general release relating to your employment in form and substance reasonably acceptable to the Company, the Company shall pay or cause to be paid to you, in lieu of any further payments to you for the portion of the Term subsequent to the Date of Termination an amount (the “Severance Payment”), which shall be equal to the sum of:

(A) the aggregate base salary (at the highest rate in effect at any time during the Term) which you would have received pursuant to this Agreement for the Severance Period had your employment with the Company continued for such period, and

(B) the aggregate Bonus based upon the highest annual Bonus that you received with respect to any calendar year during the two years immediately preceding the calendar year in which the Date of Termination occurred, or, in the event that the Date of Termination occurs prior to the first anniversary of the Closing Date, based upon the Initial Bonus pursuant to Section 3 above.

The Severance Payment shall be paid over a period of two (2) years (the “Severance Period”) in the following manner: to the extent Section 409A does not apply to the Severance Payment, an amount equal to fifty percent (50%) of the value of the Severance Payment shall be paid in a lump sum as soon as administratively practicable after your Termination Date, and an amount equal to the remaining fifty percent (50%) paid in equal semi-monthly installments, without interest, beginning six (6) months after the Date of Termination and continuing through the end of the Severance Period. To the extent Section 409A applies to the Severance Payment, an amount equal to fifty (50%) of the value of the Severance Payment shall be paid on the first day of the seventh month following the Date of Termination, and the remaining fifty (50%) shall be paid in equal semimonthly installments without interest beginning on the eighth month after the Date of Termination and continuing through the end of the Severance Period.

(iii) All outstanding awards, and all amounts owing or accrued, on the Date of Termination under the Lear Corporation Long-Term Stock Incentive Plan (“LTSIP”), the Lear Corporation Management Stock Purchase Plan (“MSPP”), the Lear Corporation Executive Supplemental

Savings Plan (“ESSP”) and the Lear Corporation Pension Equalization Program (“PEP”), and any other compensation or equity-based plan, program or arrangement of the Company in which you participated (including, following a Change in Control, any additional accruals provided thereunder due to a Change in Control) and any similar successor plans, programs or arrangements of the Company in which you have participated, to the extent not previously paid or provided to you in accordance with Section 24 of this Agreement, shall become due and owing on the Date of Termination and shall be paid to you under the terms and conditions of such plans, programs and arrangements (and the award agreements and other documents thereunder). You and the Company acknowledge that references in this Section 5(d)(iii) to the PEP, the MSPP, the ESSP, and the LTSIP, shall be deemed to be references to such plans as amended or restated from time to time and to any similar plan of the Company that supplements or supersedes any such plans. In addition, you and the Company acknowledge that references in this Section 5 to any section of the Code shall be deemed to be references to such section as amended from time to time or to any successor thereto.

      7. Section 10(e) shall be deleted in its entirety.
      8. Section 22 shall be amended by adding the following language at the end of the section:
      If and to the extent applicable, Parent shall cause the Company or the Merger Sub, whichever survives the transaction contemplated by the Merger Agreement, to select a “specified employee” identification date as soon as administratively feasible following the Closing Date in accordance with Section 409A of the Code and Treasury Regulation § 1.409A.
      9. A new Section 23 shall be added as follows:
      The Company (or any successor thereto) shall fully indemnify you in accordance with the Company’s charter, bylaws and other organizational documents or as specified under Delaware law, whichever provides you the greatest rights of indemnity (which rights shall include rights of advancement). The Company shall also provide, and maintain as current, a policy of Directors and Officers liability insurance for the duration of the Agreement Term.
      10. A new Section 24 shall be added as follows:

24.	Merger Agreement
      Notwithstanding the foregoing provisions of this Agreement, all outstanding awards, and all amounts owing or accrued under the Lear Corporation LTSIP, MSPP, ESSP PEP, and any other compensation or equity-based plan, program or arrangement of the Company in which you participate, shall, in connection with the consummation of the transactions contemplated by the Merger Agreement, vest and shall, except as set forth below, be paid to you under the terms and conditions of such plans, programs or arrangements (and the award agreements and other documents thereunder) and in accordance with the terms of the Merger Agreement and this Amendment. In addition, the Company shall take such actions as are necessary to allow you to elect to receive (x) at least 70% of your accrued benefit in PEP and the ESSP pension make-up account (the “Pension Make-Up Account”)(which provides a benefit to participants equal to the benefit that would have accrued under the Lear Corporation Pension Plan and/or the PEP, had the participants not elected to defer compensation under Section 2.2 of the ESSP and not elected to defer compensation under the Management Stock Purchase Plan) on January 15, 2008 and (y) up to the remaining 30% of the accrued benefit in PEP and the Pension Make-up Account on January 15, 2009.
      Any elections and percentages with respect to the payout of the PEP and Pension Make-Up Account shall be made and fixed no later than December 31, 2007.
      Other than as set forth herein, in all other respects the Employment Agreement remains in full force and effect in accordance with the terms thereof.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the 9th day of February, 2007.

LEAR CORPORATION

By:	/s/ Daniel A. Ninivaggi

Agreed to this 9th day of February, 2007:

/s/ Douglas G. DelGrosso

Douglas G. DelGrosso

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
      This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made by and between Lear Corporation, a Delaware corporation (the “Company”) and Robert E. Rossiter (“Employee” or “you”) and is entered into effective as of the consummation (the “Closing Date”) of the transactions contemplated by the AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2007 (the “Merger Agreement”), by and among AREP Car Holdings Corp., a Delaware corporation (“Parent”), AREP Car Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.
RECITALS
      A. The Company employs Employee pursuant to that certain Employment Agreement by and between the Company and Employee dated March 15, 2005 (“Employment Agreement”);
      B. The Company and the Employee desire to amend the Employment Agreement to provide for the Company’s continued employment of Employee.
      NOW, THEREFORE, in consideration of the foregoing, the covenants hereinafter set forth, and for other good and valuable consideration, intending to be legally bound hereby, the parties hereto hereby amend the Employment Agreement as follows:
AGREEMENT
      1. Section 1 of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

1. Term. This Agreement shall commence as of the Closing Date (“Effective Date”). The initial term of this Agreement shall be for three (3) years from the Effective Date. Thereafter, this Agreement shall continue for consecutive periods of one year unless written notice is provided by either the Company or you that this Agreement is not to be further extended (a “Notice of Non-Renewal”) at least 60 days prior to the end of the initial term or any subsequent one year period, as applicable, upon which date this Agreement will terminate unless earlier terminated upon the earliest to occur of the date set forth in a Notice of Termination provided pursuant to Section 4, the date of your death, or the date you reach your normal retirement date under the Lear Corporation Pension Plan or its successor (the initial term as so extended is referred to herein as the “Term”). In consideration of the Amendment, the Company is continuing your employment on the terms set forth in this Agreement, as amended, and is providing you other good and valid consideration by entering into this Agreement, as amended, the receipt and sufficiency of which consideration you hereby acknowledge by executing this Agreement, as amended by the Amendment.
      2. Section 2 of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

2. Terms of Employment. During the first two (2) years of the Term, you agree to be a full-time employee of the Company serving in the position of Executive Chairman of the Board of the Company. In the third year of the Term you will serve as the Non-Executive Chairman of the Board of the Company. You agree to devote substantially all of your working time and attention to the business and affairs of the Company, to discharge the responsibilities associated with your position with the Company, and to use your best efforts to perform faithfully and efficiently such responsibilities. In addition, you agree to serve in such other or different capacities or offices to which you may be assigned, appointed or elected from time to time by the Company. Nothing herein shall prohibit you from devoting your time to civic and community activities, serving as a member of the Board of Directors of other corporations that do not compete with the Company, or managing personal investments, as long as the foregoing do not interfere with the performance of your duties hereunder or violate the terms of the Company’s Code of Business Ethics and Conduct, the Company’s Corporate Governance Guidelines, or other policies applicable to the Company’s executives generally, as those policies may be amended from time to time by the Company.

      3. Section 3 of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

3.	Compensation.

(a) As compensation for your services under this Agreement, you shall be entitled during the Term to receive an initial base salary the annualized amount of which shall be $1,150,000.00, in the first two years, and $700,000.00 in the third year, to be paid in accordance with existing payroll practices for the Company. Increases in your base salary, if any, shall be as approved by the Board or a committee appointed by the Board. In addition, during the first year of the Term you shall receive an annual incentive compensation bonus of at least 150% of the initial base salary (the “Initial Bonus”). The Initial Bonus shall be paid on the first anniversary of the Closing Date. Subsequent bonuses shall be paid in such amount and at such times as may be approved from time to time by the Board or a committee appointed by the Board, but in no event later than two and a half months following the calendar year in which the subsequent bonuses are earned by you.

(b) During the Term, you shall be eligible for participation in the welfare, retirement, perquisite and fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally.

(c) During the Term, you shall be eligible for prompt reimbursement for business expenses reasonably incurred by you in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.

(d) On or as soon as practicable following the Effective Date, the Company will establish and maintain an Award Plan (“New Plan”) providing for awards of up to 6% of the Company’s outstanding common stock to be available for grants to Company employees. On, or as soon as practicable following the Effective Date, you shall be awarded an option (“New Option”) to purchase 0.6% of the Company’s then outstanding common stock. The New Option shall have a term of ten (10) years and shall have an exercise price per share equal to the aggregate purchase price (to be determined at the Effective Time, as defined in the Merger Agreement) paid under the Merger Agreement divided by the number of outstanding shares of Company common stock following the consummation of the transactions contemplated by the Merger Agreement. The New Option shall vest equally on an annual basis at a rate of twenty-five percent per year over a period of four (4) years and shall accelerate and fully vest upon (i) a Change in Control following the Closing Date; or (ii) your termination pursuant to Section 5(d) of this Agreement. The New Option shall become fully vested upon a Change in Control occurring following the Effective Date. The Company shall have the right to repurchase any shares awarded pursuant to the exercise of the New Option at Fair Market Value following your termination of employment. Fair Market Value shall be defined as the value of the Company as determined by a nationally recognized independent appraiser selected by the Company; provided, however, that in the event the independent appraiser shall indicate a range of value, the parties agree that the median of the range shall be used. The terms of the New Option will be subject to the terms of the New Plan and the New Option grant agreement.
      4. Section 4(b) of the Employment Agreement shall be amended by adding the following language at the end of that section:
      Notwithstanding the foregoing, for purposes of the compensation under this Agreement subject to Section 409A of the Code, “Incapacity” shall mean you (A) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) you are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan.
      5. Section 4(d) of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances or events:

(i) any reduction by the Company in your base salary or adverse change in the manner of computing your Bonus, as in effect from time to time, except for across-the-board salary reductions or changes to the manner of computing bonuses similarly affecting all executive officers of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, as determined by the Board (“executive officers”);

(ii) the failure by the Company to pay or provide to you any amounts of base salary, the Initial Bonus or other Bonuses or any benefits which are due, owing and payable to you pursuant to the terms hereof, except pursuant to an across-the-board compensation deferral similarly affecting all executive officers, or to pay to you any portion of an installment of deferred compensation due under any deferred compensation program of the Company;

(iii) except in the case of across-the-board reductions, deferrals, eliminations, or plan modifications similarly affecting all executive officers, the failure by the Company to continue to provide you with benefits substantially similar in the aggregate to the Company’s life insurance, medical, dental, health, accident or disability plans in which you are participating following the Effective Date;

(iv) except on a temporary basis as described in Section 4(b), a material adverse change in your responsibilities, position, reporting relationships, authority or duties; or

(v) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company.
      However, the language in Sections 4(d)(i) through (iii) concerning reductions, changes, deferrals, eliminations, or plan modifications similarly affecting all executive officers of the Company shall not be applicable to circumstances or events occurring in anticipation of, or within one year after, a Change in Control, as defined in Section 4(e). In addition, upon a Change in Control, you shall have the right to resign for Good Reason if your principal place of employment is transferred to a location fifty (50) or more miles from its location immediately preceding the transfer.
      Notwithstanding anything else herein, Good Reason shall not exist if, with regard to the circumstances or events relied upon in your Notice of Termination: (x) you failed to provide a Notice of Termination to the Company within sixty (60) days after the date you knew or should have known of such circumstances or events, (y) the circumstances or events are fully corrected by the Company prior to the Date of Termination, or (z) you give your express written consent to the circumstances or events.
      6. Section 4(e) of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

(e) Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred as of the first day any one or more of the following paragraphs is satisfied:

(i) any Person as that term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company or an affiliate of Carl Icahn) becomes the Beneficial Owner, as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, directly or indirectly, of securities of the Company, representing more than fifty percent of the combined voting power of the Company’s then outstanding securities.

(ii) during any period of twenty-six consecutive months beginning on or after the Effective Date, individuals who at the beginning of the period constituted the Board cease for any reason (other than death, disability or voluntary retirement) to constitute a majority of the Board. For this purpose, any new Director whose election by the Board, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then still in office, and who either were Directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a Director at the beginning of any twenty-six month period under consideration.

(iii) the shareholders of the Company approve: (A) a plan of complete liquidation or dissolution of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (C) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

      Notwithstanding anything else herein, a Change in Control shall not include (x) the transactions contemplated by the Merger Agreement or any transaction between the Company and/or Parent and a related party. For this purpose, a related party shall include any entity that would qualify as under common control, part of a controlled group, or part of an affiliated service group under Code section 414 and the Treasury Regulations thereunder, with 50% replacing 80% wherever it appears in Code section 414 and the Treasury Regulations thereunder, or (y) any affiliate of Carl Icahn; or (z) a public offering of the Company’s common stock.
      7. Section 5(d) of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

(d) If your employment shall be terminated (a) by the Company, except for a termination by the Company for Cause or Incapacity or by a Notice of Non-Renewal (or due to your death), or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

(i) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given (or, if greater, at the rate in effect at any time within 90 days prior to the time the Notice of Termination is given), plus all other amounts to which you are entitled under any compensation or benefit plans of the Company, including, without limitation, (a) the Initial Bonus, which shall not be pro rated in the event you are terminated prior to the one-year anniversary of the Closing Date; or (b) if you are terminated after the one-year anniversary of the Closing Date, a Bonus prorated for the portion of the Bonus measurement period occurring prior to the Date of Termination, at the time such payments are due, except as otherwise provided below.

(ii) Conditioned upon your execution of a general release relating to your employment in form and substance reasonably acceptable to the Company, the Company shall pay or cause to be paid to you, in lieu of any further payments to you for the portion of the Term subsequent to the Date of Termination an amount (the “Severance Payment”), which shall be equal to the sum of:

(A) the aggregate base salary (at the highest rate in effect at any time during the Term) which you would have received pursuant to this Agreement for the Severance Period had your employment with the Company continued for such period, and

(B) the aggregate Bonus based upon the highest annual Bonus that you received with respect to any calendar year during the two years immediately preceding the calendar year in which the Date of Termination occurred, or, in the event that the Date of Termination occurs prior to the first anniversary of the Closing Date, based upon the Initial Bonus pursuant to Section 3 above.
      If the Date of Termination occurs within the two year anniversary of the Closing Date, then the Severance Payment shall be paid over a period of two (2) years, and if the Date of Termination occurs thereafter, then the Severance Payment shall be paid over a period of one (1) year (the “Severance Period”) in the following manner: to the extent Section 409A does not apply to the Severance Payment, an amount equal to fifty percent (50%) of the value of the Severance Payment shall be paid in a lump sum as soon as administratively practicable after your Termination Date, and an amount equal to the remaining fifty percent (50%) paid in equal semi-monthly installments, without interest, beginning six (6) months after the Date of Termination and continuing through the end of the Severance Period. To the extent Section 409A applies to the Severance Payment, an amount equal to fifty (50%) of the value of the Severance Payment shall be paid on the first day of the seventh month following the Date of Termination, and the remaining fifty (50%) shall be paid in equal semimonthly installments without interest beginning on the eighth month after the Date of Termination and continuing through the end of the Severance Period.

(iii) All outstanding awards, and all amounts owing or accrued, on the Date of Termination under the Lear Corporation Long-Term Stock Incentive Plan (“LTSIP”), the Lear Corporation Management Stock Purchase Plan (“MSPP”), the Lear Corporation Executive Supplemental Savings Plan (“ESSP”) and the Lear Corporation Pension Equalization Program (“PEP”), and any other compensation or equity-based plan, program or arrangement of the Company in which you participated (including, following a Change in Control, any additional accruals provided thereunder due to a Change in Control) and any similar successor plans, programs or arrangements of the Company in which you have participated, to the extent not previously paid or provided to you in accordance with Section 24 of this Agreement, shall become due and owing on the Date of Termination and shall be paid to you under the terms and conditions of such plans, programs and arrangements (and the award agreements and other documents thereunder). You and the Company acknowledge that references in this Section 5(d)(iii) to the PEP, the MSPP, the ESSP, and the LTSIP, shall be deemed to be references to such plans as amended or restated from time to time and to any similar plan of the Company that supplements or supersedes any such plans. In addition, you and the Company acknowledge that references in this Section 5 to any section of the Code shall be deemed to be references to such section as amended from time to time or to any successor thereto.
      8. Section 10(e) shall be deleted in its entirety.
      9. Section 22 shall be amended by adding the following language at the end of the section:

If and to the extent applicable, Parent shall cause the Company or the Merger Sub, whichever survives the transaction contemplated by the Merger Agreement, to select a “specified employee” identification date as soon as administratively feasible following the Closing Date in accordance with Section 409A of the Code and Treasury Regulation § 1.409A.
      10. A new Section 23 shall be added as follows:

The Company (or any successor thereto) shall fully indemnify you in accordance with the Company’s charter, bylaws and other organizational documents or as specified under Delaware law, whichever provides you the greatest rights of indemnity (which rights shall include rights of advancement). The Company shall also provide, and maintain as current, a policy of Directors and Officers liability insurance for the duration of the Agreement Term.

      11. A new Section 24 shall be added as follows:

24.	Merger Agreement

Notwithstanding the foregoing provisions of this Agreement, all outstanding awards, and all amounts owing or accrued under the Lear Corporation LTSIP, MSPP, ESSP PEP, and any other compensation or equity-based plan, program or arrangement of the Company in which you participate, shall, in connection with the consummation of the transactions contemplated by the Merger Agreement, vest and shall, except as set forth below, be paid to you under the terms and conditions of such plans, programs or arrangements (and the award agreements and other documents thereunder) and in accordance with the terms of the Merger Agreement and this Amendment. In addition, the Company shall take such actions as are necessary to allow you to elect to receive (x) at least 70% of your accrued benefit in PEP and the ESSP pension make-up account (the “Pension Make-Up Account”)(which provides a benefit to participants equal to the benefit that would have accrued under the Lear Corporation Pension Plan and/or the PEP, had the participants not elected to defer compensation under Section 2.2 of the ESSP and not elected to defer compensation under the Management Stock Purchase Plan) on January 15, 2008 and (y) up to the remaining 30% of the accrued benefit in PEP and the Pension Make-up Account on January 15, 2009. Any elections and percentages with respect to the payout of the PEP and Pension Make-Up Account shall be made and fixed no later than December 31, 2007.
      Other than as set forth herein, in all other respects the Employment Agreement remains in full force and effect in accordance with the terms thereof.
      IN WITNESS WHEREOF, the parties have executed this Amendment as of the 9th day of February, 2007.

LEAR CORPORATION

By:	/s/ Daniel A. Ninivaggi

Agreed to this 9th day of February, 2007:

/s/ Robert E. Rossiter

Robert E. Rossiter

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
      This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made by and between Lear Corporation, a Delaware corporation (the “Company”) and James H. Vandenberghe (“Employee” or “you”) and is entered into effective as of the consummation (the “Closing Date”) of the transactions contemplated by the AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2007 (the “Merger Agreement”), by and among AREP Car Holdings Corp., a Delaware corporation (“Parent”), AREP Car Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.
RECITALS
      A. The Company employs Employee pursuant to that certain Employment Agreement by and between the Company and Employee dated March 15, 2005 (“Employment Agreement”); and
      B. The Company and the Employee desire to amend the Employment Agreement to provide for the Company’s continued employment of Employee.
      NOW, THEREFORE, in consideration of the foregoing, the covenants hereinafter set forth, and for other good and valuable consideration, intending to be legally bound hereby, the parties hereto hereby amend the Employment Agreement as follows:
AGREEMENT
      1. Section 1 of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

1. Term. This Agreement shall commence as of the Closing Date (“Effective Date”). The initial term of this Agreement shall be for one (1) year from the Effective Date. Thereafter, during the Term, you shall serve as a consultant to the Company for consecutive periods of one year unless written notice is provided by either the Company or you that this Agreement is not to be further extended (a “Notice of Non-Renewal”) at least 60 days prior to the end of the initial term or any subsequent one year period, as applicable, upon which date this Agreement will terminate unless earlier terminated upon the earlier to occur of the date set forth in a Notice of Termination provided pursuant to Section 4, or the date of your death (the initial term as so extended is referred to herein as the “Term”). In consideration of the Amendment, the Company is continuing your employment and consulting services on the terms set forth in this Agreement, as amended, and is providing you other good and valid consideration by entering into this Agreement, as amended, the receipt and sufficiency of which consideration you hereby acknowledge by executing this Agreement as amended by the Amendment.
      2. Section 2 of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

2. Terms of Employment. During the first year of the Term, you agree to be a full-time employee of the Company serving in the position of Chief Financial Officer of the Company. Thereafter, you shall serve as a consultant to the Company. You agree to devote substantially all of your working time and attention to the business and affairs of the Company, to discharge the responsibilities associated with your position with the Company, and to use your best efforts to perform faithfully and efficiently such responsibilities. In addition, you agree to serve in such other or different capacities or offices to which you may be assigned, appointed or elected from time to time by the Company. Nothing herein shall prohibit you from devoting your time to civic and community activities, serving as a member of the Board of Directors of other corporations that do not compete with the Company, or managing personal investments, as long as the foregoing do not interfere with the performance of your duties hereunder or violate the terms of the Company’s Code of Business Ethics and Conduct, the Company’s Corporate Governance Guidelines, or other policies applicable to the Company’s executives generally, as those policies may be amended from time to time by the Company.

      3. Section 3 of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

3.	Compensation.

(a) As compensation for your services under this Agreement, during the first year of the Term, you shall be entitled to receive an initial base salary the annualized amount of which shall be $925,000.00, to be paid in accordance with existing payroll practices for the Company. Increases in your base salary, if any, shall be as approved by the Board or a committee appointed by the Board. In addition, during the first year of the Term you shall receive an annual incentive compensation bonus of at least 100% of your initial base salary (the “Initial Bonus”). The Initial Bonus shall be paid on the first anniversary of the Effective Date. During the period of the Term that you provide services to the Company as a consultant, you shall receive a fee of $41,666.66 per month paid on the 1st day of each month.

(b) During the first year of the Term, you shall be eligible for participation in the welfare, retirement, perquisite and fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally.

(c) During the Term, you shall be eligible for prompt reimbursement for business expenses reasonably incurred by you in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.

(d) On or as soon as practicable following the Effective Date, the Company will establish and maintain an Award Plan (“New Plan”) providing for awards of up to 6% of the Company’s outstanding common stock to be available for grants to Company employees. On, or as soon as practicable following the Effective Date, you shall be awarded an option (“New Option”) to purchase .4% of the Company’s then outstanding common stock. The New Option shall have a term of ten (10) years and shall have an exercise price per share equal to the aggregate purchase price (to be determined at the Effective Time, as defined in the Merger Agreement) paid under the Merger Agreement divided by the number of outstanding shares of Company common stock following the consummation of the transactions contemplated by the Merger Agreement. The New Option shall vest equally on an annual basis at a rate of twenty-five percent per year over a period of four (4) years. The New Option shall become fully vested upon a Change in Control occurring following the Effective Date. The Company shall have the right to repurchase any shares awarded pursuant to the exercise of the New Option at Fair Market Value following the later of (1) termination of your employment, or (2) expiration of your services as a consultant. Fair Market Value shall be defined as the value of the Company as determined by a nationally recognized independent appraiser selected by the Company; provided, however, that in the event the independent appraiser shall indicate a range of value, the parties agree that the median of the range shall be used. The terms of the New Option will be subject to the terms of the New Plan and the New Option grant agreement.
      4. Section 4(b) of the Employment Agreement shall be amended by adding the following language at the end of that section:

Notwithstanding the foregoing, for purposes of the compensation under this Agreement subject to Section 409A of the Code, “Incapacity” shall mean you (A) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) you are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan.

      5. Section 4(d) of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances or events during the first year of the Term:

(i) any reduction by the Company in your base salary or adverse change in the manner of computing your Bonus, as in effect from time to time, except for across-the-board salary reductions or changes to the manner of computing bonuses similarly affecting all executive officers of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, as determined by the Board (“executive officers”);

(ii) the failure by the Company to pay or provide to you any amounts of base salary or the Initial Bonus or any benefits which are due, owing and payable to you pursuant to the terms hereof, except pursuant to an across-the-board compensation deferral similarly affecting all executive officers, or to pay to you any portion of an installment of deferred compensation due under any deferred compensation program of the Company;

(iii) except in the case of across-the-board reductions, deferrals, eliminations, or plan modifications similarly affecting all executive officers, the failure by the Company to continue to provide you with benefits substantially similar in the aggregate to the Company’s life insurance, medical, dental, health, accident or disability plans in which you are participating following the Effective Date;

(iv) except on a temporary basis as described in Section 4(b), a material adverse change in your responsibilities, position, reporting relationships, authority or duties; or

(v) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company.
      However, the language in Sections 4(d)(i) through (iii) concerning reductions, changes, deferrals, eliminations, or plan modifications similarly affecting all executive officers of the Company shall not be applicable to circumstances or events occurring in anticipation of, or within one year after, a Change in Control, as defined in Section 4(e). In addition, upon a Change in Control, you shall have the right to resign for Good Reason if your principal place of employment is transferred to a location fifty (50) or more miles from its location immediately preceding the transfer.
      Notwithstanding anything else herein, Good Reason shall not exist if, with regard to the circumstances or events relied upon in your Notice of Termination: (x) you failed to provide a Notice of Termination to the Company within sixty (60) days after the date you knew or should have known of such circumstances or events, (y) the circumstances or events are fully corrected by the Company prior to the Date of Termination, or (z) you give your express written consent to the circumstances or events.
      6. Section 4(e) of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

(e) Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred as of the first day any one or more of the following paragraphs is satisfied during the first year of the Term:

(i) any Person as that term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or an affiliate of Carl Icahn) becomes the Beneficial Owner, as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, directly or indirectly, of securities of the Company, representing more than fifty percent of the combined voting power of the Company’s then outstanding securities.

(ii) during any period of twenty-six consecutive months beginning on or after the Effective Date, individuals who at the beginning of the period constituted the Board cease for any reason (other than death, disability or voluntary retirement) to constitute a majority of the Board. For this purpose, any new Director whose election by the Board, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then still in office, and who either were Directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a Director at the beginning of any twenty-six month period under consideration.

(iii) the shareholders of the Company approve: (A) a plan of complete liquidation or dissolution of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (C) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

Notwithstanding anything else herein, a Change in Control shall not include (x) the transactions contemplated by the Merger Agreement or any transaction between the Company and/or Parent and a related party. For this purpose, a related party shall include any entity that would qualify as under common control, part of a controlled group, or part of an affiliated service group under Code section 414 and the Treasury Regulations thereunder, with 50% replacing 80% wherever it appears in Code section 414 and the Treasury Regulations thereunder, or (y) any affiliate of Carl Icahn, or (z) a public offering of the Company’s common stock.
      7. Section 5(d) of the Employment Agreement shall be deleted in its entirety and replaced to read as follows:

(d) If your employment or services shall be terminated (a) by the Company, except for a termination by the Company for Cause or Incapacity or by a Notice of Non-Renewal (or due to your death), or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

(i) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given (or, if greater, at the rate in effect at any time within 90 days prior to the time the Notice of Termination is given), plus all other amounts to which you are entitled under any compensation or benefit plans of the Company, including, without limitation, the Initial Bonus, except as otherwise provided below.

(ii) Conditioned upon your execution of a general release relating to your employment in form and substance reasonably acceptable to the Company, the Company shall pay or cause to be paid to you, in lieu of any further payments to you for the portion of the Term subsequent to the Date of Termination an amount (the “Severance Payment”), which shall be equal to the sum of:

(A) the aggregate base salary (at the highest rate in effect at any time during the Term) which you would have received pursuant to this Agreement for the Severance Period had your employment with the Company continued for such period, and

(B) the aggregate Bonus based upon the highest annual Bonus that you received with respect to any calendar year during the two years immediately preceding the calendar year in which the Date of Termination occurred, or, in the event that the Date of Termination occurs prior to the first anniversary of the Effective Date, then based upon the Initial Bonus pursuant to Section 3 above.

If the Date of Termination occurs during the first year of the Term, then the Severance Payment shall be paid over a period of one (1) year plus the number of days remaining in the first year of the

Term, and if the Date of Termination occurs thereafter, then the Severance Payment shall be paid over a period of one (1) year (the “Severance Period”) in the following manner: to the extent that Section 409A does not apply to the Severance Payment, an amount equal to fifty percent (50%) of the value of the Severance Payment paid in a lump sum as soon as administratively practicable after your Date of Termination, and an amount equal to the remaining fifty percent (50%) paid in equal semi-monthly installments, without interest, beginning six (6) months after the Date of Termination and continuing through the end of the Severance Period. To the extent Section 409A applies to the Severance Payment, an amount equal to fifty (50%) of the value of the Severance Payment shall be paid on the first day of the seventh month following the Date of Termination, and the remaining fifty (50%) shall be paid in equal semimonthly installments without interest beginning on the eighth month after the Date of Termination and continuing through the end of the Severance Period.

(iii) All outstanding awards, and all amounts owing or accrued, on the Date of Termination under the Lear Corporation Long-Term Stock Incentive Plan (“LTSIP”), the Lear Corporation Management Stock Purchase Plan (“MSPP”), the Lear Corporation Executive Supplemental Savings Plan (“ESSP”) and the Lear Corporation Pension Equalization Program (“PEP”), and any other compensation or equity-based plan, program or arrangement of the Company in which you participated (including, following a Change in Control, any additional accruals provided thereunder due to a Change in Control) and any similar successor plans, programs or arrangements of the Company in which you have participated, to the extent not previously paid or provided to you in accordance with Section 24 of this Agreement, shall become due and owing on the Date of Termination and shall be paid to you under the terms and conditions of such plans, programs and arrangements (and the award agreements and other documents thereunder). You and the Company acknowledge that references in this Section 5(d)(iii) to the PEP, the MSPP, the ESSP, and the LTSIP, shall be deemed to be references to such plans as amended or restated from time to time and to any similar plan of the Company that supplements or supersedes any such plans. In addition, you and the Company acknowledge that references in this Section 5 to any section of the Code shall be deemed to be references to such section as amended from time to time or to any successor thereto.

      8. Section 10(e) shall be deleted in its entirety.
      9. Section 22 shall be amended by adding the following language at the end of the section:
      If and to the extent applicable, Parent shall cause the Company or the Merger Sub, whichever survives the transaction contemplated by the Merger Agreement, to select a “specified employee” identification date as soon as administratively feasible following the Closing Date in accordance with Section 409A of the Code and Treasury Regulation § 1.409A.
      10. A new Section 23 shall be added as follows:
      The Company (or any successor thereto) shall fully indemnify you in accordance with the Company’s charter, bylaws and other organizational documents or as specified under Delaware law, whichever provides you the greatest rights of indemnity (which rights shall include rights of advancement). The Company shall also provide, and maintain as current, a policy of Directors and Officers liability insurance for the duration of the Agreement Term.
      11. A new Section 24 shall be added as follows:

24.	Merger Agreement
      Notwithstanding the foregoing provisions of this Agreement, all outstanding awards, and all amounts owing or accrued under the Lear Corporation LTSIP, MSPP, ESSP PEP, and any other compensation or equity-based plan, program or arrangement of the Company in which you participate, shall, in connection with the consummation of the transactions contemplated by the Merger Agreement, vest and shall, except as set forth below, be paid to you under the terms and conditions of such plans, programs or arrangements (and the award agreements and other documents thereunder) and in accordance with the terms of the Merger Agreement and this Amendment. In addition, the Company shall take such actions as are necessary to allow you to elect to receive (x) at least 70% of your accrued benefit in PEP and the ESSP pension make-up account (the “Pension Make-Up Account”)(which provides a benefit to participants equal to the benefit that would have accrued under the Lear Corporation Pension Plan and/or the PEP, had the participants not elected to defer compensation under Section 2.2 of the ESSP and not elected to defer compensation under the Management Stock Purchase Plan) on January 15, 2008 and (y) up to the remaining 30% of the accrued benefit in PEP and the Pension Make-up Account on January 15, 2009. Any elections and percentages with respect to the payout of the PEP and Pension Make-Up Account shall be made and fixed no later than December 31, 2007.
      Other than as set forth herein, in all other respects the Employment Agreement remains in full force and effect in accordance with the terms thereof.
      IN WITNESS WHEREOF, the parties have executed this Amendment as of the 9th day of February, 2007.

LEAR CORPORATION

By:	/s/ Daniel A. Ninivaggi

Agreed to this 9th day of February, 2007:

/s/ James H. Vandenberghe

James H. Vandenberghe

Appendix F
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix G
DIRECTOR INDEPENDENCE GUIDELINES
      The NYSE Listing Requirements require that the Board consist of a majority of independent directors and that all members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee be independent. To be considered independent under then NYSE Listing Requirements, the Board must determine that a director does not have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has established these guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, each of the following relationships (unless required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended) shall be deemed immaterial so that a director who satisfies the specific independence criteria in the NYSE Listing Requirements will not be considered to have a material relationship with the Company solely as a result of any such relationship:

(1) the director, or his or her immediate family member(1), is affiliated with an entity with which the Company does business, unless the amount of purchases or sales of goods and services from or to the Company, in any of the three fiscal years preceding the determination and for which financial statements are available, has exceeded 1% of the consolidated gross revenues of such entity;

(2) the director, or his or her immediate family member, serves as a trustee, director, officer or employee of a foundation, university, non-profit organization or tax-exempt entity to which the Company has made a donation, unless the Company’s aggregate annual donations to the organization, in any of the three fiscal years preceding the determination and for which financial statements are available, have exceeded the greater of $250,000 or 1% of that organization’s consolidated gross revenues;

(3) the director, or his or her immediate family member, is a director, officer or employee of an entity with which the Company or any officer of the Company has a banking or investment relationship, unless (x) the amount involved, in any of the three fiscal years preceding the determination, exceeds the lesser of $1 million or 1% of such entity’s total deposits or investments or (y) such banking or investment relationship is on terms and conditions that are not substantially similar to those available to an unaffiliated third party; or

(4) the director or his or her immediate family member is an officer of a company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other does not exceed 2% of the other company’s total consolidated assets as of the end of the fiscal year immediately preceding the date of determination and for which financial statements are available.
      In addition, as required by our Audit Committee Charter, Audit Committee members must also satisfy the independence requirements of Section 10A of the Securities Exchange Act of 1934.
      The types of relationships described above are not intended to be comprehensive, and no inference should be drawn that a director having a relationship of the type described in items (1) through (4) above that fails to satisfy any of the criteria in items (1) through (4) above is not independent. If a director has a relationship that fails to satisfy any of the criteria set forth in items (1) through (4) above, the Board may still determine that such director is independent so long as the NYSE Listing Requirements do not preclude a finding of independence as a result of such relationship. The Company shall disclose such determinations in accordance

      (1) As used herein, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than any domestic employee) who shares such person’s home; provided, however, that “immediate family member” shall exclude stepchildren that do not share a stepparent’s home, or the in-laws of such stepchildren. Upon death, incapacity, legal separation or divorce, a person shall cease to be an immediate family member.

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with applicable law and stock exchange listing requirements. The Company intends for the foregoing guidelines to comply with both the NYSE Listing Requirements in effect as of the date of adoption of these guidelines and as such NYSE Listing Requirements are proposed to be amended (as such proposed amendments were filed by the NYSE with the SEC on November 23, 2005.)

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Appendix H
PROPOSED AMENDMENTS TO ARTICLE 5 OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF LEAR CORPORATION
      [Additions indicated by underlining. Deletions indicated by strike-outs.]
      (d) The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The directors elected at the annual meeting of stockholders held in 2005 (and any director elected to the board to serve with that class of directors) shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2008. The directors elected at the annual meeting of stockholders held in 2006 (and any director elected to the board to serve with that class of directors) shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2009. The directors elected at the annual meeting of stockholders held in 2007 (and any director elected to the board to serve with that class of directors) shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2010. At each annual meeting of the stockholders commencing with the 2008 annual meeting, successors to the class of directors whose ~~term expires at the annual meeting shall be elected for a three year term. If~~terms then expire shall be elected for a one-year term expiring at the next-succeeding annual meeting of stockholders after their election, such that, commencing with the 2010 annual meeting of stockholders, the foregoing classification of the Board of Directors shall cease. Prior to the 2010 annual meeting of stockholders, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly as equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office.
      (e) Subject to the rights, if any, of holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum. ~~Any~~Prior to the 2010 annual meeting of stockholders, any director elected to fill a vacancy resulting from an increase in the size of a class of directors shall hold office for a term that shall coincide with the remaining term of that class. Commencing with the 2010 annual meeting of stockholders, any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term expiring at the annual meeting of stockholders next following his or her election. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

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Appendix I
PROPOSED AMENDMENTS TO THE BY-LAWS OF LEAR CORPORATION
      [Additions indicated by underlining. Deletions indicated by strike-outs.]
      Section 3.2.     Resignation, Removal and Vacancies. Each director shall hold office until his successor is elected and qualified, subject, however, to his or her prior death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to the Corporation directed to the Board of Directors or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. ~~Any~~Prior to the 2010 annual meeting of stockholders, any director or the entire Board of Directors may be removed, for Cause, by the vote of the holders of at least a majority of shares of capital stock then entitled to vote at an election of directors. From and after the 2010 annual meeting of stockholders, any director or the entire Board of Directors may be removed, with or without Cause, by the vote of the holders of at least a majority of shares of capital stock then entitled to vote at an election of directors. Whenever the holders of shares of any class or series of capital stock are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, the provisions of the preceding ~~sentence~~two sentences shall apply, in respect to the removal ~~with~~without Cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series of capital stock and not to the vote of the holders of the outstanding shares of capital stock as a whole. Unless otherwise provided by the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by the vote of a majority of the directors then in office provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, unless otherwise provided in the Certificate of Incorporation. Prior to the 2010 annual meeting of stockholders, any director elected to fill a vacancy resulting from an increase in the size of a class of directors shall hold office for a term that shall coincide with the remaining term of that class. Commencing with the 2010 annual meeting of stockholders, any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term expiring at the annual meeting of stockholders next following his or her election. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. For the purposes of this Section 3.2, “Cause” is defined as the willful and continuous failure substantially to perform one’s duties to the Corporation or the willful engaging in gross misconduct materially and demonstrably injurious to the Corporation.

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ADMISSION TICKET

LEAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 27, 2007 AT 10:00 A.M. (EASTERN TIME)
HOTEL DU PONT
11TH AND MARKET STREETS
WILMINGTON, DELAWARE 19801

ADMITS ONE STOCKHOLDER AND UP TO TWO GUESTS

▼    DETACH PROXY CARD HERE    ▼

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue Ink.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT IN PROPOSAL NO. 1, THE ADJOURNMENT PROPOSAL IN PROPOSAL NO. 2, THE NOMINEES IN PROPOSAL NO. 3 AND “FOR” PROPOSAL NO. 4 AND PROPOSAL NO. 5. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NO. 6 AND PROPOSAL NO. 7.

				FOR	AGAINST	ABSTAIN			FOR		AGAINST		ABSTAIN
1.	Approve the Agreement and Plan of Merger, dated as of February 9, 2007, by and among Lear Corporation, AREP Car Holdings Corp. and AREP Car Acquisition Corp., and the merger contemplated thereby.			☐	☐	☐	2.	Approve the adjournment or postponement of the 2007 Annual Meeting of Stockholders of Lear Corporation, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Annual Meeting to approve Proposal No. 1 described on this proxy card.		☐		☐		☐
3.	Election of Directors
									FOR		AGAINST		ABSTAIN
	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	4.	Approve an amendment to the Lear Corporation Amended and Restated Certificate of Incorporation to provide for the annual election of directors.	☐		☐		☐
Nominees: Larry W. McCurdy, Roy E. Parrott and Richard F. Wallman
									FOR		AGAINST		ABSTAIN
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).							6.	Stockholder proposal requesting a majority vote standard in the election of directors.	☐		☐		☐
									FOR		AGAINST		ABSTAIN
* Exceptions							7.	Stockholder proposal regarding global human rights standards.	☐		☐		☐
				FOR	AGAINST	ABSTAIN					YES		NO
5.	Ratify the appointment of Ernst & Young LLP as Lear Corporation's independent registered public accounting firm for 2007.			☐	☐	☐	8.	Do you plan to attend the Meeting?			☐		☐

SCAN LINE (FPO)

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Date Share Owner sign here	Co-Owner sign here

Dear Stockholder:

     The Annual Meeting of Stockholders (the “Meeting”) of Lear Corporation (the “Company”) will be held at 10:00 a.m. (Eastern time) on June 27, 2007 at Hotel Du Pont, 11th and Market Streets, Wilmington, Delaware 19801.

     To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the Meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

     In order to assist the Company in preparing for the Meeting, please indicate in item 8 on the proxy whether you currently plan to attend the Meeting.

     If you attend the Meeting in person, detach and bring this letter to the Meeting as an admission ticket for you and up to two of your guests.

May 23, 2007

LEAR CORPORATION

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Lear Corporation for the Annual Meeting of Stockholders on June 27, 2007 or any adjournment or postponement thereof (the “Meeting”).

The undersigned appoints James H. Vandenberghe and Daniel A. Ninivaggi, and each of them, with full power of substitution in each of them, the proxies of the undersigned, to vote for and on behalf of the undersigned all shares of Lear Corporation Common Stock which the undersigned may be entitled to vote on all matters properly coming before the Meeting, as set forth in the related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the adoption of the Merger Agreement in proposal 1, the adjournment proposal in proposal 2 and the nominees in proposals 3, FOR proposals 4 and 5, and AGAINST proposals 6 and 7.

To change your address, please mark this box.  ☐

Change of address

LEAR CORPORATION P.O. BOX 11211 NEW YORK, NY 10203-0211